Filed Pursuant to Rule 424(b)(3)
Registration No. 333-194288

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

Martin Marietta Materials, Inc. (referred to as “Martin Marietta”) and Texas Industries, Inc. (referred to as “TXI”) have entered into an Agreement and Plan of Merger, dated as of January 27, 2014 (referred to as the “merger agreement”). Pursuant to the terms of the merger agreement, a wholly owned subsidiary of Martin Marietta will merge with and into TXI (referred to as the “merger”) with TXI surviving the merger as a wholly owned subsidiary of Martin Marietta.

If the merger is completed, TXI stockholders will have the right to receive 0.70 shares of Martin Marietta common stock for each share of TXI common stock, with cash paid in lieu of fractional shares. This exchange ratio is fixed and will not be adjusted to reflect stock price changes prior to closing of the merger. Based on the closing price of Martin Marietta common stock on the New York Stock Exchange (referred to as the “NYSE”), on January 27, 2014, the last trading day before public announcement of the merger, the 0.70 exchange ratio represented approximately $71.95 in value for each share of TXI common stock. Based on such price on May 29, 2014, the latest practicable date before the date of this joint proxy statement/prospectus, the 0.70 exchange ratio represented approximately $86.51 in value for each share of TXI common stock. Martin Marietta shareholders will continue to own their existing Martin Marietta shares. TXI common stock is currently traded on the NYSE under the symbol “TXI” and Martin Marietta common stock is currently traded on the NYSE under the symbol “MLM”. We urge you to obtain current market quotations of TXI and Martin Marietta common stock.

Based on the estimated number of shares of TXI common stock outstanding on the record date for the special meetings, Martin Marietta expects to issue approximately 20.3 million shares of Martin Marietta common stock to TXI stockholders in the merger. Upon completion of the merger, we estimate that current Martin Marietta shareholders will own approximately 70% of the combined company and former TXI stockholders will own approximately 30% of the combined company.

Martin Marietta and TXI will each hold special meetings of their respective shareholders or stockholders in connection with the proposed merger.

At the special meeting of Martin Marietta shareholders, Martin Marietta shareholders will be asked to consider and vote on (i) a proposal to approve the issuance of Martin Marietta common stock to TXI stockholders in connection with the merger (referred to as the “share issuance proposal”) and (ii) a proposal to adjourn the Martin Marietta special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the issuance of Martin Marietta common stock to TXI stockholders in connection with the merger (referred to as the “Martin Marietta adjournment proposal”). Approval of the share issuance proposal requires the affirmative vote of holders of a majority of the votes cast on such proposal by holders of Martin Marietta common stock. Approval of the Martin Marietta adjournment proposal requires that the votes cast in favor of the Martin Marietta adjournment proposal exceed the votes cast against it.

At the special meeting of TXI stockholders, TXI stockholders will be asked to consider and vote on (i) a proposal to approve the adoption of the merger agreement (referred to as the “merger proposal”), (ii) a proposal to adjourn the TXI special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement (referred to as the “TXI adjournment proposal”) and (iii) a non-binding, advisory proposal to approve the compensation that may become payable to TXI’s named executive officers in connection with the completion of the merger (referred to as the “compensation proposal”). Approval of the merger proposal requires the affirmative vote of holders of a majority of the outstanding shares of TXI common stock entitled to vote on the proposal. Approval of the TXI adjournment proposal and the compensation proposal each requires the affirmative vote of holders of a majority of the issued and outstanding shares of TXI common stock present in person or represented by proxy at the TXI special meeting and entitled to vote at the meeting.

In connection with the merger agreement, each of NNS Holding (referred to as “NNS”) and Southeastern Asset Management (referred to as “SAM”), who, collectively, hold approximately 51% of the outstanding shares of TXI common stock, entered into voting agreements pursuant to which each such stockholder agreed to vote all of its shares of TXI common stock in favor of the merger proposal and the approval of the transactions contemplated by the merger agreement and against, among other things, alternative transactions. In the event that TXI’s board of directors changes its recommendation that TXI stockholders adopt the merger agreement, NNS and SAM will only be required to vote shares representing at most 35% of the outstanding TXI common stock in favor of the merger proposal, with the balance of their shares being voted in such circumstances in NNS’s and SAM’s sole discretion.

We cannot complete the merger unless the Martin Marietta shareholders approve the share issuance proposal and the TXI stockholders approve the merger proposal. Your vote is very important, regardless of the number of shares you own. Whether or not you expect to attend your special meeting in person, please vote your shares as promptly as possible by (1) accessing the Internet website specified on your proxy card, (2) calling the toll-free number specified on your proxy card or (3) marking, signing, dating and returning all proxy cards that you receive in the postage-paid envelope provided, so that your shares may be represented and voted at the Martin Marietta or TXI special meeting, as applicable.

After careful consideration, the Martin Marietta board of directors, on January 27, 2014, unanimously approved the merger agreement and the issuance of shares of Martin Marietta common stock to TXI stockholders in connection with the merger and determined that the merger agreement and the transactions contemplated thereby, including the merger and the issuance of shares of Martin Marietta common stock to TXI stockholders pursuant to the merger, are advisable and in the best interests of Martin Marietta and its shareholders. The Martin Marietta board of directors accordingly unanimously recommends that the Martin Marietta shareholders vote “FOR” each of the share issuance proposal and the Martin Marietta adjournment proposal.

After careful consideration, the TXI board of directors, on January 27, 2014, unanimously approved the merger agreement and determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and in the best interests of TXI and its stockholders.

The TXI board of directors accordingly unanimously recommends that the TXI stockholders vote “FOR” each of the merger proposal, the TXI adjournment proposal and the compensation proposal.

The obligations of Martin Marietta and TXI to complete the merger are subject to the satisfaction or waiver of several conditions set forth in the merger agreement. More information about Martin Marietta, TXI and the merger is contained in this joint proxy statement/prospectus. Martin Marietta and TXI encourage you to read this entire joint proxy statement/prospectus carefully, including the section entitled “Risk Factors” beginning on page 20.

We look forward to the successful combination of Martin Marietta and TXI.

Sincerely,

C. Howard Nye President and Chief Executive Officer Martin Marietta Materials, Inc.	Mel G. Brekhus President and Chief Executive Officer Texas Industries, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this joint proxy statement/prospectus or determined that this joint proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

This joint proxy statement/prospectus is dated May 30, 2014 and is first being mailed to the shareholders of Martin Marietta and stockholders of TXI on or about June 2, 2014.

Martin Marietta Materials, Inc.

2710 Wycliff Road

Raleigh, North Carolina 27607-3033

(919) 781-4550

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To Be Held On June 30, 2014

Dear Shareholders of Martin Marietta Materials, Inc.:

We are pleased to invite you to attend the special meeting of shareholders of Martin Marietta Materials, Inc., a North Carolina corporation (referred to as “Martin Marietta”), which will be held at 2710 Wycliff Road, Raleigh, North Carolina 27607, on June 30, 2014, at 11:30 a.m., local time, for the following purposes:

•	to consider and vote on a proposal to approve the issuance of Martin Marietta common stock, par value $0.01 per share, in connection with the merger contemplated by the Agreement and Plan of Merger, dated as of January 27, 2014, by and among Martin Marietta, Texas Industries, Inc., a Delaware corporation (referred to as “TXI”) and Project Holdings, Inc., a North Carolina corporation and a direct, wholly owned subsidiary of Martin Marietta, a copy of which is attached as Annex A to the joint proxy statement/prospectus accompanying this notice (referred to as the “share issuance proposal”); and

•	to consider and vote on a proposal to adjourn the Martin Marietta special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the share issuance proposal (referred to as the “Martin Marietta adjournment proposal”).

Martin Marietta will transact no other business at the special meeting except such business as may properly be brought before the special meeting or any adjournment or postponement thereof. Please refer to the attached joint proxy statement/prospectus for further information with respect to the business to be transacted at the Martin Marietta special meeting.

The Martin Marietta board of directors has fixed the close of business on May 28, 2014 as the record date for determination of Martin Marietta shareholders entitled to receive notice of, and to vote at, the Martin Marietta special meeting or any adjournments or postponements thereof. Holders of record of shares of Martin Marietta common stock at the close of business on the record date are entitled to vote at the special meeting and any adjournment or postponement of the special meeting. A list of shareholders of record entitled to vote at the special meeting will be available beginning two business days after this notice of special meeting is given, and continuing through the special meeting, at our executive offices and principal place of business at 2710 Wycliff Road, Raleigh, North Carolina 27607 for inspection by shareholders during ordinary business hours for any purpose germane to the special meeting. The list will also be available at the special meeting for examination by any shareholder of record present at the special meeting.

Approval of the share issuance proposal requires the affirmative vote of holders of a majority of the votes cast on such proposal by holders of Martin Marietta common stock. Approval of the Martin Marietta adjournment proposal requires that the votes cast in favor of the Martin Marietta adjournment proposal exceed the votes cast against it.

Your vote is important. Whether or not you expect to attend in person, we urge you to vote your shares as promptly as possible by (1) accessing the Internet website specified on your proxy card, (2) calling the toll-free number specified on your proxy card or (3) marking, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided, so that your shares may be represented and voted at the Martin Marietta special meeting. If your shares are held in the name of a broker, bank, trust company or other nominee, please follow the instructions on the voting instruction card furnished by the record holder. In lieu of receiving a proxy card, participants in Martin Marietta’s benefit plans have been furnished with voting instruction cards.

Please note that if you hold shares in different accounts, it is important that you vote the shares represented by each account.

The enclosed joint proxy statement/prospectus provides a detailed description of the merger and the merger agreement. We urge you to read this joint proxy statement/prospectus, including any documents incorporated by reference, and the annexes carefully and in their entirety. If you have any questions concerning the merger or this joint proxy statement/prospectus, would like additional copies or need help voting your shares of Martin Marietta common stock, please contact Martin Marietta’s proxy solicitor:

Morrow & Co., LLC

470 West Avenue

Stamford, CT 06902

(203) 658-9400

(877) 757-5404 (toll free)

(800) 662-5200 (banks and brokers)

By Order of the Board of Directors,

Roselyn R. Bar

Senior Vice President, General Counsel and Secretary

Raleigh, North Carolina

May 30, 2014

TEXAS INDUSTRIES, INC.

1503 LBJ Freeway, Suite 400

Dallas, Texas 75234

(972) 647-6700

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held On June 30, 2014

Dear Stockholders of Texas Industries, Inc.:

We are pleased to invite you to attend the special meeting of stockholders of Texas Industries, Inc., a Delaware corporation (referred to as “TXI”), which will be held at The Omni Dallas Hotel at Park West, 1590 LBJ Freeway, Dallas, Texas 75234, on June 30, 2014 , at 9:30 a.m., local time, for the following purposes:

•	to consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of January 27, 2014, by and among TXI, Martin Marietta Materials, Inc., a North Carolina corporation (referred to as “Martin Marietta”), and Project Holdings, Inc., a North Carolina corporation and a direct, wholly owned subsidiary of Martin Marietta, a copy of which is attached as Annex A to the joint proxy statement/prospectus accompanying this notice; pursuant to which Merger Sub will be merged with and into TXI and each outstanding share of common stock of TXI will be converted into the right to receive 0.70 shares of common stock of Martin Marietta, with cash paid in lieu of fractional shares (referred to as the “merger proposal”);

•	to consider and vote on a proposal to adjourn the TXI special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the merger proposal (referred to as the “TXI adjournment proposal”); and

•	to consider and vote on a non-binding, advisory proposal to approve the compensation that may become payable to TXI’s named executive officers in connection with the completion of the merger (referred to as the “compensation proposal”).

TXI will transact no other business at the special meeting except such business as may properly be brought before the special meeting or any adjournment or postponement thereof. Please refer to the attached joint proxy statement/prospectus for further information with respect to the business to be transacted at the TXI special meeting.

The TXI board of directors has fixed the close of business on May 28, 2014 as the record date for determination of TXI stockholders entitled to receive notice of, and to vote at, the TXI special meeting or any adjournments or postponements thereof. Only stockholders of record of TXI at the close of business on the record date are entitled to notice of, and to vote at, the special meeting and at any adjournment of the meeting. A list of stockholders of record entitled to vote at the special meeting will be available for ten days before the special meeting at our executive offices and principal place of business at 1503 LBJ Freeway, Suite 400, Dallas, Texas 75234 for inspection by stockholders during ordinary business hours for any purpose germane to the special meeting. The list will also be available at the special meeting for examination by any stockholder of record present at the special meeting.

Approval of the merger proposal requires the affirmative vote of holders of a majority of the outstanding shares of TXI common stock entitled to vote on the proposal. Approval of the TXI adjournment proposal and the compensation proposal each requires the affirmative vote of holders of a majority of the issued and outstanding shares of TXI common stock present in person or represented by proxy at the TXI special meeting and entitled to vote at the meeting.

In connection with the merger agreement, each of NNS Holding (referred to as “NNS”) and Southeastern Asset Management (referred to as “SAM”), who, collectively, hold approximately 51% of the outstanding shares of TXI common stock, entered into voting agreements pursuant to which each such stockholder agreed to vote all of its shares of TXI common stock in favor of the merger proposal and the approval of the transactions contemplated by the merger agreement and against, among other things, alternative transactions. In the event that TXI’s board of directors changes its recommendation that TXI stockholders adopt the merger agreement, NNS and SAM will only be required to vote shares representing at most 35% of the outstanding TXI common stock in favor of the merger proposal, with the balance of their shares being voted in such circumstances in NNS’s and SAM’s sole discretion.

Your vote is important. Whether or not you expect to attend in person, we urge you to vote your shares as promptly as possible by (1) accessing the Internet website specified on your proxy card, (2) calling the toll-free number specified on your proxy card or (3) marking, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided, so that your shares may be represented and voted at the TXI special meeting. If your shares are held in the name of a broker, bank, trust company or other nominee, please follow the instructions on the voting instruction card furnished by the record holder.

Please note that if you hold shares in different accounts, it is important that you vote the shares represented by each account.

The enclosed joint proxy statement/prospectus provides a detailed description of the merger and the merger agreement. We urge you to read this joint proxy statement/prospectus, including any documents incorporated by reference, and the annexes carefully and in their entirety. If you have any questions concerning the merger or this joint proxy statement/prospectus, would like additional copies or need help voting your shares of TXI common stock, please contact TXI’s investor relations department:

Texas Industries, Inc.

1503 LBJ Freeway, Suite 400

Dallas, Texas 75234

(972) 647-6700

Attn: Investor Relations

By order of the Board of Directors,

Frederick G. Anderson

Vice President, General Counsel and Secretary

Dallas, Texas

May 30, 2014

ADDITIONAL INFORMATION

This joint proxy statement/prospectus incorporates important business and financial information about Martin Marietta and TXI from other documents that are not included in or delivered with this joint proxy statement/prospectus. This information is available to you without charge upon your request. You can obtain the documents incorporated by reference into this joint proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

Martin Marietta Materials, Inc.

2710 Wycliff Road

Raleigh, NC 27607

(919) 783-4540

Attn: Corporate Secretary

or

Morrow & Co., LLC

470 West Avenue

Stamford, CT 06902

(203) 658-9400

(877) 757-5404 (toll free)

(800) 662-5200 (banks and brokers)

Texas Industries, Inc. 1503 LBJ Freeway, Suite 400 Dallas, Texas 75234 (972) 647-6700 Attn: Investor Relations

Investors may also consult Martin Marietta’s or TXI’s website for more information concerning the merger described in this joint proxy statement/prospectus. Martin Marietta’s website is www.martinmarietta.com. TXI’s website is www.TXI.com. Information included on either website is not incorporated by reference into this joint proxy statement/prospectus.

If you would like to request any documents, please do so by June 23, 2014 in order to receive them before the respective special meetings.

For more information, see “Where You Can Find More Information” beginning on page 146.

ABOUT THIS JOINT PROXY STATEMENT/PROSPECTUS

This joint proxy statement/prospectus, which forms part of a registration statement on Form S-4 filed with the U.S. Securities and Exchange Commission (referred to as the “SEC”) by Martin Marietta (File No. 333-194288), constitutes a prospectus of Martin Marietta under Section 5 of the Securities Act of 1933, as amended (referred to as the “Securities Act”), with respect to the shares of Martin Marietta common stock to be issued to TXI stockholders pursuant to the merger agreement. This joint proxy statement/prospectus also constitutes a joint proxy statement under Section 14(a) of the Securities Exchange Act of 1934, as amended (referred to as the “Exchange Act”). It also constitutes a notice of meeting with respect to the special meeting of Martin Marietta shareholders and a notice of meeting with respect to the special meeting of TXI stockholders.

You should rely only on the information contained or incorporated by reference into this joint proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated May 30, 2014. You should not assume that the information contained in, or incorporated by reference into, this joint proxy statement/prospectus is accurate as of any date other than that date. Neither our mailing of this joint proxy statement/prospectus to Martin Marietta shareholders or TXI stockholders, nor the issuance by Martin Marietta of common stock in connection with the merger will create any implication to the contrary.

This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Information contained in this joint proxy statement/prospectus regarding Martin Marietta has been provided by Martin Marietta and information contained in this joint proxy statement/prospectus regarding TXI has been provided by TXI.

Unless otherwise indicated or as the context otherwise requires, all references in this joint proxy statement/prospectus to:

•	“combined company” refer collectively to Martin Marietta and TXI, following completion of the merger;

•	“Martin Marietta” refer to Martin Marietta Materials, Inc., a North Carolina corporation;

•	“Martin Marietta common stock” include, where appropriate, the associated share purchase rights under the Rights Agreement, dated as of September 27, 2006, between Martin Marietta and American Stock Transfer & Trust Company;

•	“merger agreement” refer to the Agreement and Plan of Merger, dated January 27, 2014, among Martin Marietta, TXI and Merger Sub, a copy of which is attached as Annex A to this joint proxy statement/prospectus and is incorporated herein by reference;

•	“Merger Sub” refer to Project Holdings, Inc., a North Carolina corporation and wholly owned subsidiary of Martin Marietta;

•	“NNS” refer to NNS Holding;

•	“SAM” refer to Southeastern Asset Management, Inc.;

•	“TXI” refer to Texas Industries, Inc., a Delaware corporation;

•	“voting agreements” refer collectively to the Voting Agreement, dated as of January 27, 2014, between Martin Marietta and NNS and the Voting Agreement, dated as of January 27, 2014, between Martin Marietta and SAM, copies of which are attached as Exhibit 2.2 and Exhibit 2.3, respectively, to the Current Reports on Form 8-K filed by Martin Marietta and TXI with the SEC on January 30, 2014 and are incorporated herein by reference;

•	“we”, “our” and “us” refer to Martin Marietta and TXI, collectively.

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QUESTIONS AND ANSWERS

The following are some questions that you, as a shareholder of Martin Marietta or stockholder of TXI, may have regarding the merger and the other matters being considered at the special meetings and the answers to those questions. Martin Marietta and TXI urge you to read carefully the remainder of this joint proxy statement/prospectus because the information in this section does not provide all the information that might be important to you with respect to the merger and the other matters being considered at the special meetings. Additional important information is also contained in the annexes to and the documents incorporated by reference into this joint proxy statement/prospectus.

Q:	Why am I receiving this joint proxy statement/prospectus?

A:	You are receiving this joint proxy statement/prospectus because you were a shareholder of record of Martin Marietta or a stockholder of record of TXI as of the close of business on the record date for the Martin Marietta special meeting or the TXI special meeting, respectively. Martin Marietta and TXI have agreed to the combination of TXI and Martin Marietta under the terms of a merger agreement that is described in this joint proxy statement/prospectus. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Annex A and is incorporated herein by reference.

This joint proxy statement/prospectus serves as the proxy statement through which Martin Marietta and TXI will solicit proxies to obtain the necessary shareholder or stockholder approvals for the proposed merger. It also serves as the prospectus by which Martin Marietta will issue shares of its common stock as the merger consideration.

In order to complete the merger, among other things, Martin Marietta shareholders must vote to approve the issuance of shares of Martin Marietta common stock to TXI stockholders in connection with the merger and TXI stockholders must vote to adopt the merger agreement.

Martin Marietta and TXI will hold separate special meetings to obtain these approvals. This joint proxy statement/prospectus contains important information about the merger and the special meetings of the shareholders of Martin Marietta and stockholders of TXI, and you should read it carefully and in its entirety. The enclosed voting materials allow you to vote your shares without attending your respective special meeting.

Your vote is important. We encourage you to vote as soon as possible.

Q:	What will I receive in the merger?

A:	If the merger is completed, holders of TXI common stock will be entitled to receive 0.70 shares of Martin Marietta common stock for each share of TXI common stock they hold at the effective time of the merger. TXI stockholders will not receive any fractional shares of Martin Marietta common stock in the merger. Instead, Martin Marietta will pay cash in lieu of any fractional shares of Martin Marietta common stock that a TXI stockholder would otherwise have been entitled to receive.

If the merger is completed, Martin Marietta shareholders will not receive any merger consideration and will continue to hold their shares of Martin Marietta common stock.

Q:	If I am a TXI stockholder, how will I receive the merger consideration to which I am entitled?

A:	After receiving the proper documentation from you, following the effective date of the merger, the exchange agent will forward to you the Martin Marietta common stock and cash in lieu of fractional shares to which you are entitled. For additional information about the exchange of TXI shares of common stock for Martin Marietta shares of common stock, see the section entitled “The Issuance of Martin Marietta Shares and the Adoption of the Merger Agreement—Exchange of Shares in the Merger” beginning on page 79.

Q:	What is the value of the merger consideration?

A:	Because Martin Marietta will issue 0.70 shares of Martin Marietta common stock in exchange for each share of TXI common stock, the value of the merger consideration that TXI stockholders receive will depend on the price per share of Martin Marietta common stock at the effective time of the merger. That price will not be known at the time of the special meetings and may be less than the current price or the price at the time of the special meetings. Based on the closing price of Martin Marietta common stock on the New York Stock Exchange (referred to as the “NYSE”), on May 29, 2014, the latest practicable date before the date of this joint proxy statement/prospectus, the 0.70 exchange ratio represented approximately $86.51 in value for each share of TXI common stock. We urge you to obtain current market quotations of Martin Marietta and TXI common stock.

Q:	When and where will the special meetings be held?

A:	The Martin Marietta special meeting will be held at 2710 Wycliff Road, Raleigh, North Carolina 27607 on June 30, 2014, at 11:30 a.m., local time. The TXI special meeting will be held at The Omni Dallas Hotel at Park West, 1590 LBJ Freeway, Dallas, Texas 75234 on June 30, 2014, at 9:30 a.m., local time.

Q:	Who is entitled to vote at the special meeting?

A:	Only shareholders of record of Martin Marietta common stock at the close of business on May 28, 2014, are entitled to vote at the special meeting and any adjournment or postponement of the Martin Marietta special meeting. Only stockholders of record of TXI at the close of business on May 28, 2014 are entitled to notice of, and to vote at, the special meeting and at any adjournment of the TXI special meeting.

Q:	How can I attend the special meeting?

A:	All of Martin Marietta’s shareholders are invited to attend the Martin Marietta special meeting and all of TXI’s stockholders are invited to attend the TXI special meeting. You may be asked to present valid photo identification, such as a driver’s license or passport, before being admitted to the applicable special meeting. If you hold your shares in “street name”, you also may be asked to present proof of ownership to be admitted to the applicable special meeting. A brokerage statement or letter from your broker, bank, trust company or other nominee proving ownership of the shares on the record date for the applicable special meeting are examples of proof of ownership. To help Martin Marietta and TXI plan for the special meetings, please indicate whether you expect to attend by responding affirmatively when prompted during internet or telephone proxy submission or by marking the attendance box on your proxy card.

Q:	What proposals will be considered at the special meeting?

A:	At the special meeting of Martin Marietta shareholders, Martin Marietta shareholders will be asked to consider and vote on (i) the share issuance proposal and (ii) the Martin Marietta adjournment proposal. Martin Marietta will transact no other business at its special meeting except such business as may properly be brought before the Martin Marietta special meeting or any adjournment or postponement thereof.

At the special meeting of TXI stockholders, TXI stockholders will be asked to consider and vote on (i) the merger proposal, (ii) the TXI adjournment proposal and (iii) the compensation proposal. TXI will transact no other business at its special meeting except such business as may properly be brought before the TXI special meeting or any adjournment or postponement thereof.

Q:	Why are the merger agreement and the merger not being considered and voted upon by Martin Marietta shareholders?

A:	Under North Carolina law, Martin Marietta shareholders are not required to approve the merger or adopt the merger agreement. Martin Marietta shareholders are being asked to consider and vote on the issuance of Martin Marietta common stock in connection with the merger.

Q:	How does the Martin Marietta board of directors recommend that I vote?

A:	The Martin Marietta board of directors (referred to as the “Martin Marietta board”) unanimously approved the merger agreement and the issuance of shares of Martin Marietta common stock to TXI stockholders in connection with the merger and determined that the merger agreement and the transactions contemplated thereby, including the merger and the issuance of shares of Martin Marietta common stock to TXI stockholders pursuant to the merger, are advisable and in the best interests of Martin Marietta and its shareholders. The Martin Marietta board accordingly unanimously recommends that the Martin Marietta shareholders vote “FOR” each of the share issuance proposal and the Martin Marietta adjournment proposal.

Q:	How does the TXI board of directors recommend that I vote?

A:	The TXI board of directors (referred to as the “TXI board”) unanimously approved the merger agreement and determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and in the best interests of TXI and its stockholders. The TXI board accordingly unanimously recommends that the TXI stockholders vote “FOR” each of the merger proposal, the TXI adjournment proposal and the compensation proposal.

Q:	How do I vote?

A:	If you are a shareholder of record of Martin Marietta as of the close of business on the record date for the Martin Marietta special meeting or a stockholder of record of TXI as of the close of business on the record date for the TXI special meeting, you may vote in person by attending your special meeting or, to ensure your shares are represented at the meeting, you may vote by:

•	accessing the Internet website specified on your proxy card;

•	calling the toll-free number specified on your proxy card; or

•	marking, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

If you hold Martin Marietta or TXI shares in the name of a bank or broker, please follow the voting instructions provided by your bank or broker to ensure that your shares are represented at your special meeting.

Q:	What vote is required to approve each proposal?

A:	Martin Marietta. Approval of the share issuance proposal requires the affirmative vote of holders of a majority of the votes cast on such proposal by holders of Martin Marietta common stock. Approval of the Martin Marietta adjournment proposal requires that the votes cast in favor of the Martin Marietta adjournment proposal exceed the votes cast against it.

TXI. Approval of the merger proposal requires the affirmative vote of holders of a majority of the outstanding shares of TXI common stock entitled to vote on the proposal. Approval of the TXI adjournment proposal and the compensation proposal each requires the affirmative vote of holders of a majority of the issued and outstanding shares of TXI common stock present in person or represented by proxy at the TXI special meeting and entitled to vote at the meeting.

In connection with the merger agreement, each of NNS and SAM, who, collectively, hold approximately 51% of the outstanding shares of TXI common stock, entered into voting agreements pursuant to which each such stockholder agreed to vote all of its shares of TXI common stock in favor of the merger proposal and the approval of the transactions contemplated by the merger agreement and against, among other things, alternative transactions. In the event that TXI’s board of directors changes its recommendation that TXI stockholders adopt the merger agreement, NNS and SAM will only be required to vote shares representing at most 35% of the outstanding TXI common stock in favor of the merger proposal, with the balance of their

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shares being voted in such circumstances in NNS’s and SAM’s sole discretion. For additional information about the voting agreements, see the section entitled “The Issuance of Martin Marietta Shares and the Adoption of the Merger Agreement—Voting Agreements” beginning on page 103.

Q:	How many votes do I have?

A:	Martin Marietta. You are entitled to one vote for each share of Martin Marietta common stock that you owned as of the close of business on the Martin Marietta record date. As of the close of business on the Martin Marietta record date, there were 46,240,568 shares of Martin Marietta common stock outstanding and entitled to vote at the Martin Marietta special meeting.

TXI. You are entitled to one vote for each share of TXI common stock that you owned as of the close of business on the TXI record date. As of the close of business on the TXI record date, there were 28,855,704 shares of TXI common stock outstanding and entitled to vote at the TXI special meeting.

Q:	What will happen if I fail to vote or I abstain from voting?

A:	Martin Marietta. If you are a Martin Marietta shareholder and fail to vote or fail to instruct your broker or nominee to vote, it will have no effect on the share issuance proposal or the Martin Marietta adjournment proposal. If you are a Martin Marietta shareholder and you mark your proxy or voting instructions to abstain, it will have the effect of a vote against the share issuance proposal and will have no effect on the Martin Marietta adjournment proposal.

TXI. If you are a TXI stockholder and fail to vote, fail to instruct your broker or nominee to vote, or vote to abstain, it will have the same effect as a vote against the merger proposal. If you are a TXI stockholder and fail to vote or fail to instruct your broker or nominee to vote, it will have no effect on the TXI adjournment proposal or the compensation proposal, assuming a quorum is present. If you are a TXI stockholder and you mark your proxy or voting instructions to abstain, it will have the effect of a vote against the TXI adjournment proposal and the compensation proposal.

Q:	What constitutes a quorum?

A:	Martin Marietta. The presence of shareholders entitled to cast at least a majority of the votes entitled to be cast on a proposal constitutes a quorum for the transaction of business at the Martin Marietta special meeting. Shares of Martin Marietta common stock represented at the Martin Marietta special meeting and entitled to vote but not voted, including shares for which a shareholder directs an “abstention” from voting and broker non-votes (shares held by banks, brokerage firms or nominees that are present in person or by proxy at the Martin Marietta special meeting but with respect to which the broker or other shareholder of record is not instructed by the beneficial owner of such shares how to vote on a particular proposal and the broker does not have discretionary voting power on such proposal), will be counted as present for purposes of establishing a quorum. Shares of Martin Marietta common stock held in treasury will not be included in the calculation of the number of shares of Martin Marietta common stock represented at the meeting for purposes of determining whether a quorum is present.

TXI. Stockholders who hold at least a majority of the outstanding TXI common stock as of the close of business on the record date and who are entitled to vote must be present or represented by proxy in order to constitute a quorum for the transaction of business at the TXI special meeting. Shares of TXI common stock represented at the TXI special meeting but not voted, including shares for which a shareholder directs an “abstention” from voting, will be counted as present for purposes of establishing a quorum. Broker non-votes (shares held by banks, brokerage firms or nominees that are present in person or by proxy at the TXI special meeting but with respect to which the broker or other stockholder of record is not instructed by the beneficial owner of such shares how to vote on a particular proposal and the broker does not have discretionary voting power on such proposal) will not be counted as present for purposes of establishing a quorum. Shares of TXI common stock held in treasury will not be included in the calculation of the number of shares of TXI common stock represented at the meeting for purposes of determining whether a quorum is present.

Q:	If my shares are held in “street name” by my broker, will my broker automatically vote my shares for me?

A:	No. If you hold your shares in a stock brokerage account or if your shares are held by a bank or nominee (that is, in “street name”), your broker, bank, trust company or other nominee cannot vote your shares on “non-routine” matters without instructions from you. You should instruct your broker, bank, trust company or other nominee as to how to vote your shares, following the directions from your broker, bank, trust company or other nominee provided to you. Please check the voting form used by your broker, bank, trust company or other nominee. If you are a TXI stockholder and you do not provide your broker, bank, trust company or other nominee with instructions and your broker, bank, trust company or other nominee submits an unvoted proxy, your shares of TXI common stock will not be counted for purposes of determining a quorum at the TXI special meeting and they will not be voted on any proposal at the TXI special meeting on which your broker, bank, trust company or other nominee does not have discretionary authority. If you are a Martin Marietta shareholder and you do not provide your broker, bank, trust company or other nominee with instructions and your broker, bank, trust company or other nominee submits an unvoted proxy, your shares of Martin Marietta common stock will be counted for purposes of determining a quorum at the Martin Marietta special meeting, but will not be voted on any proposal on which your broker, bank, trust company or other nominee does not have discretionary authority.

Please note that you may not vote shares held in street name by returning a proxy card directly to Martin Marietta or TXI or by voting in person at your special meeting unless you provide a “legal proxy,” which you must obtain from your broker, bank, trust company or other nominee.

If you are a Martin Marietta shareholder and you do not instruct your broker on how to vote your shares, your broker may not vote your shares on the share issuance proposal or the Martin Marietta adjournment proposal, which will have no effect on the vote on these proposals.

If you are a TXI stockholder and you do not instruct your broker on how to vote your shares, your broker may not vote your shares, which will have the same effect as a vote against the merger proposal and, assuming a quorum is present, will have no effect on the TXI adjournment proposal or the compensation proposal.

Q:	What will happen if I return my proxy card without indicating how to vote?

A:	If you return your proxy card without indicating how to vote on any particular proposal, the Martin Marietta common stock or TXI common stock represented by your proxy will be voted in favor of that proposal.

Q:	Can I change my vote after I have returned a proxy or voting instruction card?

A:	Yes. You can change your vote at any time before your proxy is voted at your special meeting. You can do this in one of three ways:

•	you can send a signed notice of revocation;

•	you can grant a new, valid proxy bearing a later date (including by telephone or through the Internet); or

•	if you are a holder of record, you can attend your special meeting and vote in person, which will automatically cancel any proxy previously given, or you may revoke your proxy in person, but your attendance alone will not revoke any proxy that you have previously given.

If you choose either of the first two methods, you must submit your notice of revocation or your new proxy to the Corporate Secretary of Martin Marietta or Secretary of TXI, as appropriate, no later than the beginning of the applicable special meeting. If your shares are held in street name by your bank or broker, you should contact your broker to change your vote or revoke your proxy.

Q:	What happens if I transfer my shares of Martin Marietta or TXI common stock before the special meeting?

A:	The record dates for the Martin Marietta and TXI special meetings are earlier than both the date of the special meetings and the date that the merger is expected to be completed. If you transfer your Martin Marietta or TXI shares after the applicable record date but before the applicable special meeting, you will retain your right to vote at the applicable special meeting. However, if you are a TXI stockholder, you will have transferred the right to receive the merger consideration in the merger. In order to receive the merger consideration, you must hold your shares through the effective date of the merger.

Q:	What if I hold shares in both Martin Marietta and TXI?

A:	If you are both a shareholder of Martin Marietta and a stockholder of TXI, you will receive two separate packages of proxy materials. A vote cast as a Martin Marietta shareholder will not count as a vote cast as a TXI stockholder, and a vote cast as a TXI stockholder will not count as a vote cast as a Martin Marietta shareholder. Therefore, please separately submit a proxy for each of your Martin Marietta and TXI shares.

Q:	Who is the inspector of election?

A:	The board of directors of Martin Marietta has appointed a representative of American Stock Transfer & Trust Company to act as the inspector of election at the Martin Marietta special meeting. The board of directors of TXI has appointed a representative of Computershare Investor Services to act as the inspector of election at the TXI special meeting.

Q:	Where can I find the voting results of the special meeting?

A:	The preliminary voting results will be announced at the Martin Marietta and TXI special meetings. In addition, within four business days following certification of the final voting results, each of Martin Marietta and TXI intends to file the final voting results of its special meeting with the SEC on Form 8-K.

Q:	What will happen if all of the proposals to be considered at the special meeting are not approved?

A:	As a condition to completion of the merger, Martin Marietta’s shareholders must approve the share issuance proposal and TXI’s stockholders must approve the merger proposal. Completion of the merger is not conditioned or dependent on approval of any of the other proposals to be considered at the special meetings.

Q:	Are Martin Marietta shareholders or TXI stockholders entitled to appraisal rights?

A:	No. Under the General Corporation Law of the State of Delaware (referred to as the “DGCL”), the holders of TXI common stock are not entitled to appraisal rights in connection with the merger. Under the North Carolina Business Corporation Act (referred to as the “NCBCA”), the holders of Martin Marietta common stock are not entitled to appraisal rights in connection with the share issuance proposal.

Q:	Why are TXI stockholders being asked to approve, on a non-binding advisory basis, the compensation that may be paid or become payable to TXI’s named executive officers in connection with the completion of the merger?

A:	The rules promulgated by the SEC under Section 14A of the Exchange Act require TXI to seek a non-binding, advisory vote with respect to certain compensation that may be paid or become payable to TXI’s named executive officers in connection with the merger. For more information regarding such payments, see the section entitled “Advisory (Non-Binding) Vote on Compensation” beginning on page 105.

Q:	What will happen if TXI stockholders do not approve, on a non-binding advisory basis, the payments to TXI’s named executive officers in connection with the completion of the merger?

A:	The vote on the compensation proposal is a vote separate and apart from the vote on the merger proposal. Accordingly, TXI stockholders may vote in favor of the merger proposal and not in favor of the compensation proposal, or vice versa. Approval of the compensation proposal is not a condition to consummation of the merger with Martin Marietta, and it is advisory in nature only, meaning it will not be binding on either Martin Marietta or TXI. Accordingly, because TXI is contractually obligated to pay such compensation, if the proposed merger with Martin Marietta is completed, the compensation will be payable, subject only to the conditions applicable to such compensation payments, regardless of the outcome of the advisory vote.

Q:	What are the material U.S. federal income tax consequences of the merger to U.S. holders of TXI common shares?

A:	TXI and Martin Marietta intend for the merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (referred to as the “Code”). It is a condition to Martin Marietta’s obligation to complete the merger that Martin Marietta receive an opinion from Cravath, Swaine & Moore LLP (referred to as “Cravath”), counsel to Martin Marietta, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to TXI’s obligation to complete the merger that TXI receive an opinion from Wachtell, Lipton, Rosen & Katz (referred to as “Wachtell Lipton”), special counsel to TXI, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In addition, in connection with the filing of the registration statement of which this document is a part, each of Martin Marietta and TXI expects to receive an opinion from its counsel to the same effect as the opinions described above. Accordingly, and on the basis of the opinions expected to be received in connection herewith, a U.S. holder (as defined on page 77) of TXI common stock will not recognize any gain or loss for U.S. federal income tax purposes upon the exchange of shares of TXI common stock for shares of Martin Marietta common stock in the merger, except with respect to cash received in lieu of fractional shares.

Please carefully review the information set forth in the section entitled “The Issuance of Martin Marietta Shares and the Adoption of the Merger Agreement—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 77 for a description of the material U.S. federal income tax consequences of the merger. The tax consequences to you of the merger will depend on your own situation. Please consult your own tax advisors as to the specific tax consequences to you of the merger.

Q:	What are the conditions to completion of the merger?

A:	In addition to the approval of the share issuance proposal by Martin Marietta’s shareholders and the approval of the merger proposal by TXI’s stockholders as described above, completion of the merger is subject to the satisfaction of a number of other conditions, including regulatory clearance. For additional information on the regulatory clearance required to complete the merger, see the section entitled “The Issuance of Martin Marietta Shares and the Adoption of the Merger Agreement—Regulatory Clearances Required for the Merger” beginning on page 79. For additional information on the conditions to completion of the merger, see the section entitled “The Issuance of Martin Marietta Shares and the Adoption of the Merger Agreement—The Merger Agreement—Conditions to Completion of the Merger” beginning on page 99.

Q:	Will I still be paid dividends prior to the merger?

A:

Martin Marietta has historically paid quarterly dividends of $0.40 per share to its shareholders. Martin Marietta may continue to declare and pay its regular quarterly cash dividend with declaration, record and payment dates consistent with past practice and in accordance with its dividend policy without TXI’s consent. TXI’s board of directors has not approved a dividend on TXI’s capital stock in calendar year 2014 and TXI did not pay dividends on its capital stock in calendar year 2013. The merger agreement prohibits TXI from declaring, setting aside or paying any dividends on its capital stock without Martin Marietta’s consent before the earlier of the closing of the merger or the termination of the merger agreement in accordance with its terms.

Q:	When do you expect the merger to be completed?

A:	Martin Marietta and TXI hope to complete the merger as soon as reasonably practicable and are working to complete the merger in the second quarter of 2014. However, the merger is subject to regulatory clearances and other conditions, and it is possible that factors outside the control of both companies could result in the merger being completed at a later time, or not at all. There may be a substantial amount of time between the respective Martin Marietta and TXI special meetings and the completion of the merger.

Q:	What will happen to outstanding TXI equity awards in the merger?

A:	Upon consummation of the merger, each outstanding stock option and stock appreciation right with respect to TXI common stock will automatically vest and convert into a vested option or stock appreciation right, as applicable, on the same terms as were applicable prior to the merger, with respect to a corresponding number of shares of Martin Marietta common stock after giving effect to the 0.70 exchange ratio. Upon consummation of the merger, each TXI restricted stock unit (other than those described in the immediately following sentence) will automatically vest and convert into the right to receive a corresponding number of shares of Martin Marietta common stock after giving effect to the 0.70 exchange ratio, with cash provided in lieu of fractional shares. Under certain circumstances, TXI may grant a limited number of TXI restricted stock units to certain employees (subject to Martin Marietta’s consent). Such TXI restricted stock units will not vest upon consummation of the merger (or a subsequent termination of employment), but will be converted upon consummation of the merger into Martin Marietta restricted stock units, on the same terms as were applicable prior to the merger, with respect to a corresponding number of shares of Martin Marietta after giving effect to the 0.70 exchange ratio and, unlike other TXI restricted stock units, they will still be subject to vesting following closing of the merger.

Q:	What do I need to do now?

A:	Carefully read and consider the information contained in and incorporated by reference into this joint proxy statement/prospectus, including its annexes.

If you are a holder of record, in order for your shares to be represented at your special meeting:

•	you can attend your special meeting in person;

•	you can vote through the Internet or by telephone by following the instructions included on your proxy card; or

•	you can indicate on the enclosed proxy card how you would like to vote and return the proxy card in the accompanying pre-addressed postage paid envelope.

If you hold your shares in street name, in order for your shares to be represented at your special meeting, you should instruct your broker, bank, trust company or other nominee as to how to vote your shares, following the directions from your broker, bank, trust company or other nominee provided to you.

Q:	Do I need to do anything with my shares of TXI common stock now?

A:	If you are a TXI stockholder, after the merger is completed, your shares of TXI common stock will be automatically converted into Martin Marietta shares. You will receive instructions at that time regarding exchanging your shares for shares of Martin Marietta common stock. You do not need to take any action at this time. Please do not send your TXI stock certificates with your proxy card.

x

If you are a Martin Marietta shareholder, you are not required to take any action with respect to your Martin Marietta stock certificates. You will continue to hold your shares of Martin Marietta common stock.

Q:	Are there any risks in the merger or the Martin Marietta share issuance that I should consider?

A:	Yes. There are risks associated with all business combinations, including the merger, and the related Martin Marietta share issuance. These risks are discussed in more detail in the section entitled “Risk Factors” beginning on page 20.

Q:	Who can help answer my questions?

A:	Martin Marietta shareholders or TXI stockholders who have questions about the merger, the Martin Marietta share issuance or the other matters to be voted on at the special meetings or desire additional copies of this joint proxy statement/prospectus or additional proxy cards should contact:

if you are a Martin Marietta shareholder:

Morrow & Co., LLC

470 West Avenue

Stamford, CT 06902

(203) 658-9400

(877) 757-5404 (toll free)

(800) 662-5200 (banks and brokers)

or

Martin Marietta Materials, Inc.

2710 Wycliff Road

Raleigh, NC 27607

(919) 783-4540

Attn: Corporate Secretary

if you are a TXI stockholder: Texas Industries, Inc. 1503 LBJ Freeway, Suite 400 Dallas, Texas 75234 (972) 647-6700 Attn: Investor Relations

SUMMARY

This summary highlights information contained elsewhere in this joint proxy statement/prospectus and may not contain all the information that is important to you. Martin Marietta and TXI urge you to read carefully the remainder of this joint proxy statement/prospectus, including the attached annexes and the other documents to which we have referred you, because this section does not provide all the information that might be important to you with respect to the merger and the other matters being considered at the applicable special meeting. See also the section entitled “Where You Can Find More Information” beginning on page 146. We have included page references to direct you to a more complete description of the topics presented in this summary.

The Companies

Martin Marietta Materials, Inc. (See page 29)

Martin Marietta Materials, Inc.

2710 Wycliff Road

Raleigh, NC 27607

Telephone: (919) 783-4540

Martin Marietta Materials, Inc., a North Carolina corporation, is the nation’s second largest producer of aggregates products (crushed stone, sand and gravel) for the construction industry, including infrastructure, nonresidential, residential, railroad ballast, agricultural and chemical grade stone used in environmental applications. Martin Marietta’s aggregates business also includes asphalt products, ready mixed concrete and road paving operations. Martin Marietta also has a Specialty Products segment that manufactures and markets magnesia-based chemical products used in industrial, agricultural and environmental applications, and dolomitic lime sold primarily to customers in the steel industry.

Martin Marietta’s common stock is listed on the NYSE under the symbol “MLM”.

Additional information about Martin Marietta and its subsidiaries is included in documents incorporated by reference in this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 146.

Texas Industries, Inc. (See page 29)

Texas Industries, Inc.

1503 LBJ Freeway, Suite 400

Dallas, Texas 75234

Telephone: (972) 647-6700

Texas Industries, Inc., a Delaware corporation, is a leading supplier of heavy construction materials in the southwestern United States through three business segments: cement, aggregates and concrete. TXI’s cement production and distribution facilities are concentrated primarily in Texas and California, the two largest cement markets in the United States. Based on production capacity, TXI is the largest producer of cement in Texas with a 32% share in that state. TXI’s aggregate segment produces natural aggregates, including sand, gravel and crushed limestone. TXI’s concrete segment produces ready-mix concrete. TXI is a major supplier of natural aggregates and ready-mix concrete in Texas and northern Louisiana and, to a lesser extent, in Oklahoma and Arkansas.

TXI’s common stock is listed on the NYSE under the symbol “TXI”.

Additional information about TXI and its subsidiaries is included in documents incorporated by reference in this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 146.

Project Holdings, Inc. (See page 29)

Project Holdings, Inc., a wholly owned subsidiary of Martin Marietta (referred to as “Merger Sub”), is a North Carolina corporation that was formed on January 14, 2014 for the purpose of effecting the merger. Upon completion of the merger, Merger Sub will be merged with and into TXI, with TXI surviving as a wholly owned subsidiary of Martin Marietta. Merger Sub has not conducted any activities other than those incidental to its formation and the matters contemplated by the merger agreement in connection with the merger.

The Merger and the Merger Agreement

A copy of the merger agreement is attached as Annex A to this joint proxy statement/prospectus. Martin Marietta and TXI encourage you to read the entire merger agreement carefully because it is the principal document governing the merger and the Martin Marietta share issuance. For more information on the merger agreement, see the section entitled “The Issuance of Martin Marietta Shares and the Adoption of the Merger Agreement—The Merger Agreement” beginning on page 87.

Effects of Merger (See page 38)

Subject to the terms and conditions of the merger agreement, at the effective time of the merger, Merger Sub, a direct, wholly owned subsidiary of Martin Marietta formed for the purposes of the merger, will be merged with and into TXI. TXI will survive the merger as a direct, wholly owned subsidiary of Martin Marietta.

Merger Consideration; Treatment of Stock Options and Other Equity-Based Awards (See pages 80 and 88)

TXI stockholders will receive 0.70 shares of Martin Marietta common stock for each share of TXI common stock they hold, with cash paid in lieu of fractional shares. The exchange ratio is fixed and will not be adjusted for changes in the market value of the common stock of TXI or Martin Marietta. Because of this, the implied value of the consideration to TXI stockholders will fluctuate between now and the completion of the merger. Based on the closing price of Martin Marietta common stock on the NYSE, on January 27, 2014, the last trading day before public announcement of the merger, the 0.70 exchange ratio represented approximately $71.95 in value for each share of TXI common stock. Based on the closing price of Martin Marietta common stock on the NYSE on May 29, 2014, the latest practicable date before the date of this joint proxy statement/prospectus, the 0.70 exchange ratio represented approximately $86.51 in value for each share of TXI common stock.

Upon consummation of the merger, each outstanding stock option and stock appreciation right with respect to TXI common stock will automatically vest and convert into a vested option or stock appreciation right, as applicable, on the same terms as were applicable prior to the merger, with respect to a corresponding number of shares of Martin Marietta common stock after giving effect to the 0.70 exchange ratio. Upon consummation of the merger, each TXI restricted stock unit (other than those described in the immediately following sentence) will automatically vest and convert into the right to receive a corresponding number of shares of Martin Marietta common stock after giving effect to the 0.70 exchange ratio, with cash provided in lieu of fractional shares. Under certain circumstances, TXI may grant a limited number of TXI restricted stock units to certain employees (subject to Martin Marietta’s consent). Such TXI restricted stock units will not vest upon consummation of the merger (or a subsequent termination of employment), but will be converted upon consummation of the merger into Martin Marietta restricted stock units, on the same terms as were applicable prior to the merger, with respect to a corresponding number of shares of Martin Marietta after giving effect to the 0.70 exchange ratio and, unlike other TXI restricted stock units, they will still be subject to vesting following closing of the merger.

Material U.S. Federal Income Tax Consequences of the Merger (See page 77)

TXI and Martin Marietta intend for the merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to Martin Marietta’s obligation to complete the merger that Martin Marietta receive an opinion from Cravath, counsel to Martin Marietta, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to TXI’s obligation to complete the merger that TXI receive an opinion from Wachtell Lipton, special counsel to TXI, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In addition, in connection with the filing of the registration statement of which this document is a part, each of Martin Marietta and TXI expects to receive an opinion from its counsel to the same effect as the opinions described above. Accordingly, and on the basis of the opinions expected to be received in connection herewith, a U.S. holder (as defined on page 77) of TXI common stock will not recognize any gain or loss for U.S. federal income tax purposes upon the exchange of shares of TXI common stock for shares of Martin Marietta common stock in the merger, except with respect to cash received in lieu of fractional shares of Martin Marietta common stock.

Please carefully review the information set forth in the section entitled “The Issuance of Martin Marietta Shares and the Adoption of the Merger Agreement—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 77 for a description of the material U.S. federal income tax consequences of the merger. Please consult your own tax advisors as to the specific tax consequences to you of the merger.

Recommendation of the Martin Marietta Board of Directors (See page 45)

After careful consideration, the Martin Marietta board, on January 27, 2014, unanimously approved the merger agreement and the issuance of shares of Martin Marietta common stock to TXI stockholders pursuant to the merger and determined that the merger agreement and the transactions contemplated thereby, including the merger and the issuance of shares of Martin Marietta common stock to TXI stockholders pursuant to the merger, are advisable and in the best interests of Martin Marietta and its shareholders. For the factors considered by the Martin Marietta board in reaching its decision to approve the merger agreement, see the section entitled “The Issuance of Martin Marietta Shares and the Adoption of the Merger Agreement—Martin Marietta’s Reasons for the Merger; Recommendation of the Martin Marietta Board of Directors” beginning on page 45. The Martin Marietta board unanimously recommends that the Martin Marietta shareholders vote “FOR” each of the share issuance proposal and the Martin Marietta adjournment proposal.

Recommendation of the TXI Board of Directors (See page 48)

After careful consideration, the TXI board, on January 27, 2014, unanimously approved the merger agreement and determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and in the best interests of TXI and its stockholders. For the factors considered by the TXI board in reaching its decision to adopt the merger agreement, see the section entitled “The Issuance of Martin Marietta Shares and the Adoption of the Merger Agreement—TXI’s Reasons for the Merger; Recommendation of the TXI Board of Directors” beginning on page 48. The TXI board unanimously recommends that the TXI stockholders vote “FOR” each of the merger proposal, the TXI adjournment proposal and the compensation proposal.

Opinions of Martin Marietta’s Financial Advisors (See page 51)

J.P. Morgan Securities LLC (referred to as “J.P. Morgan”), Deutsche Bank Securities Inc. (referred to as “Deutsche Bank”) and Barclays Capital Inc. (referred to as “Barclays” and, together with J.P. Morgan and Deutsche Bank, sometimes referred to as the “Martin Marietta Financial Advisors”) each delivered its opinion to the Martin Marietta board on January 27, 2014 that, as of such date, the exchange ratio of 0.70 shares of Martin Marietta common stock to be issued in exchange for each share of TXI common stock in the merger was fair, from a financial point of view, to Martin Marietta.

The full texts of the written opinions of J.P. Morgan, Deutsche Bank and Barclays, each dated January 27, 2014, which set forth, among other things, the assumptions made, procedures followed, matters and factors considered and limitations and qualifications on the review undertaken by each of J.P. Morgan, Deutsche Bank and Barclays in rendering its opinion, are attached to this joint proxy statement/prospectus as Annexes B, C and

D, respectively. You are urged to, and should, read the opinions carefully and in their entirety. Each such opinion was addressed and directed to the board of directors of Martin Marietta in connection with its evaluation of the merger, addresses only the fairness, from a financial point of view, to Martin Marietta of the exchange ratio in the merger and does not constitute a recommendation to any shareholder of Martin Marietta as to how such shareholder should vote with respect to the share issuance or any other matter. None of J.P. Morgan, Deutsche Bank or Barclays has expressed any opinion as to the underlying business decision by Martin Marietta to engage in the merger.

Opinion of TXI’s Financial Advisor (See page 66)

Citigroup Global Markets Inc. (referred to as “Citigroup”) delivered its opinion to the TXI board on January 27, 2014 that, as of such date, and based on and subject to the matters described in its opinion, the exchange ratio was fair, from a financial point of view, to the holders of TXI common stock (other than Martin Marietta and its affiliates).

The full text of Citigroup’s written opinion, dated January 27, 2014, which describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is attached to this joint proxy statement/prospectus as Annex E and is incorporated into this joint proxy statement/prospectus by reference. You are encouraged to, and should, read the opinion carefully and in its entirety. Citigroup’s opinion was provided to the TXI board in connection with its evaluation of the exchange ratio from a financial point of view to holders of TXI common stock (other than Martin Marietta and its affiliates) and does not address any other aspects or implications of the merger or the underlying business decision of TXI to effect the merger, the relative merits of the merger as compared to any alternative business strategies that might exist for TXI or the effect of any other transaction in which TXI might engage. Citigroup’s opinion is not intended to be and does not constitute a recommendation to any securityholder as to how such securityholder should vote or act on any matters relating to the merger.

Financial Interests of Martin Marietta Directors and Officers in the Merger (See page 72)

Martin Marietta’s directors and executive officers have financial interests in the merger that are different from, or in addition to, their interests as Martin Marietta shareholders. The Martin Marietta board was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending to Martin Marietta shareholders the approval of the share issuance proposal and the Martin Marietta adjournment proposal.

Financial Interests of TXI’s Directors and Officers in the Merger (See page 73)

Certain members of the board of directors and executive officers of TXI may be deemed to have interests in the merger that are in addition to, or different from, the interests of other TXI stockholders. The TXI board was aware of these interests and considered them, among other matters, in approving the merger and the merger agreement and in making the recommendations that the TXI stockholders approve and adopt the merger agreement and approve the merger and the other transactions contemplated by the merger agreement. These interests include:

•	Outstanding TXI options, stock appreciation rights and restricted stock units held by TXI’s executive officers will vest pursuant to their terms upon consummation of the merger. The merger agreement provides for the conversion of outstanding TXI options and stock appreciation rights into vested options and stock appreciation rights in respect of shares of Martin Marietta common stock and the cancelation of TXI restricted stock units held by TXI’s executive officers for the right to receive the merger consideration.

•	Change-in-control severance agreements with TXI’s executive officers provide for severance benefits in the event of certain qualifying terminations of employment following the merger.

•	TXI’s Executive Financial Security Plans provide, in the event of certain qualifying terminations of employment or the termination of the plans following the merger, that (i) TXI’s executive officers who are age 55 or older would become fully vested in their benefits and would begin receiving payments as if they had reached age 65, and (ii) TXI’s executive officers who are under age 55 would have five years added to their credited years of service, but they would not begin to receive payments until they reach age 65.

•	TXI’s directors and executive officers are entitled to continued indemnification and insurance coverage under the merger agreement.

Board of Directors Following the Merger (See page 76)

Pursuant to the merger agreement, promptly following the merger, a new director will be appointed to Martin Marietta’s board of directors. The new director will be a person who is mutually agreed upon by Martin Marietta and TXI (or one of TXI’s current two largest stockholders designated by TXI’s board of directors) following good faith consultations between Martin Marietta and TXI (or such designee) and a determination by Martin Marietta’s Nominating and Corporate Governance Committee that the proposed individual is an appropriate person to add to the Martin Marietta board.

Regulatory Clearances Required for the Merger (See page 79)

The merger is subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (referred to as the “HSR Act”), which prevents Martin Marietta and TXI from completing the merger until the applicable waiting period under the HSR Act is terminated or expires. On February 18, 2014, Martin Marietta and TXI filed the requisite notification and report forms under the HSR Act with the Antitrust Division of the Department of Justice (referred to as the “DOJ”) and the Federal Trade Commission (referred to as the “FTC”). On March 20, 2014, Martin Marietta voluntarily withdrew its notification and report forms. Martin Marietta refiled its notification and report forms on March 24, 2014 with the DOJ and the FTC. On April 23, 2014, the DOJ issued a request for additional information and documentary material (referred to as a “second request”). The waiting period initiated by the second request will expire on the thirtieth day after Martin Marietta and TXI have substantially complied with the second request, unless that period is extended voluntarily by the parties or terminated sooner at the direction of the DOJ. The DOJ and others may challenge the merger on antitrust grounds either before or after expiration or termination of the waiting period. At any time before or after the completion of the merger, any of the DOJ, the FTC or another person could take action under the antitrust laws as it deems necessary or desirable in the public interest, including without limitation seeking to enjoin the completion of the merger, seeking a rescission or other unwinding of the merger, or permitting completion subject to regulatory concessions or conditions. We cannot assure you that a challenge to the merger will not be made or that, if a challenge is made, it will not succeed.

Completion of the Merger (See page 87)

We currently expect to complete the merger in the second quarter of 2014, subject to receipt of required shareholder and stockholder approvals and regulatory clearance and the satisfaction or waiver of the other closing conditions. It is possible that factors outside the control of Martin Marietta or TXI could result in the merger being completed at a later time or not at all.

No Solicitation of Alternative Proposals (See page 94)

Martin Marietta and TXI have each agreed that, from the time of the execution of the merger agreement until the earlier of the consummation of the merger or the termination of the merger agreement, not to, and not to authorize or permit any of its respective affiliates, directors, officers, employees or representatives to, directly or indirectly (i) solicit, initiate or knowingly encourage, induce or facilitate any takeover proposal (as defined on page 95) or any inquiry or proposal that may reasonably be expected to lead to a takeover proposal or (ii) participate in any discussions or negotiations with any person regarding, or cooperate with or furnish information to any person with respect to, a takeover proposal or any inquiry or proposal that may reasonably be expected to lead to a takeover proposal.

Notwithstanding these restrictions, if at any time prior to obtaining the approval of its shareholders or stockholders, as applicable, Martin Marietta or TXI receives a bona fide written takeover proposal that its board of directors determines in good faith (after consultation with its advisors) constitutes or is reasonably expected to result in a superior proposal (as defined on page 95) which did not result from a breach of the merger agreement or, in the case of TXI, the exclusivity agreement entered into between Martin Marietta and TXI, then such party and its representatives may (i) furnish information with respect to itself and its subsidiaries to the person making such takeover proposal (subject to certain conditions and obligations in the merger agreement) and (ii) participate in discussions regarding the terms of such takeover proposal and negotiate such terms with the person making such takeover proposal.

Martin Marietta and TXI have each also agreed (i) to notify the other within 24 hours of obtaining knowledge of a takeover proposal or an inquiry or proposal that may reasonably be expected to lead to a takeover proposal, (ii) to keep the other informed in all material respects of the status and details of any takeover proposal and (iii) to provide the other as soon as practicable all drafts of agreements relating to a takeover proposal and all written proposals containing material terms of and counterproposals to a takeover proposal that are exchanged with the person making the takeover proposal or any of its affiliates or representatives.

Changes in Board Recommendations (See page 95)

The merger agreement provides that, subject to certain exceptions, neither Martin Marietta’s board of directors, nor TXI’s board of directors, will (i) withdraw, modify (in a manner adverse to the other party) or propose publicly to withdraw or modify (in a manner adverse to the other party) its recommendation of the share issuance proposal or the merger proposal, as applicable, or (ii) adopt, or propose publicly to adopt, or allow the applicable party or any of its affiliates to enter into an agreement or arrangement relating to a takeover proposal (other than a confidentiality agreement otherwise permitted by the merger agreement). Notwithstanding the foregoing restrictions, at any time prior to obtaining the relevant shareholder or stockholder approval, the board of directors of Martin Marietta or TXI, as applicable, may, if it determines in good faith (after consultation with its advisors) that the failure to take such action would be inconsistent with its fiduciary duties and subject to compliance with certain obligations set forth in the merger agreement (including providing the other party with prior notice and the right under certain circumstances to negotiate to match the terms of any superior proposal), (i) make an adverse recommendation change or terminate the merger agreement to enter into a binding agreement providing for a takeover proposal that did not result from a breach of the non-solicitation provisions in the merger agreement that it determines in good faith (after consultation with its advisors) constitutes a superior proposal or (ii) make an adverse recommendation change in response to an intervening event (as defined on page 96).

Conditions to Completion of the Merger (See page 99)

The obligations of each of Martin Marietta and TXI to effect the merger are subject to the satisfaction or waiver of the following conditions:

•	the approval by TXI stockholders of the merger proposal;

•	the approval by Martin Marietta shareholders of the share issuance proposal;

•	the approval for listing by the NYSE, subject to official notice of issuance, of the Martin Marietta common stock issuable to TXI stockholders in the merger;

•	the termination or expiration of any applicable waiting period under the HSR Act;

•	the absence of any law, order, judgment or other legal restraint by a court or other governmental entity that prevents, makes illegal or prohibits the closing of the merger;

•	the SEC having declared effective the registration statement of which this joint proxy statement/prospectus forms a part;

•	the representations and warranties of the other party relating to organization, standing, corporate power, capital structure, authority, execution and delivery, enforceability and brokers’ fees and expenses being true and correct in all material respects as of the date of the merger agreement and as of the date of the closing of the merger (except to the extent expressly made as of an earlier date, in which case, as of such earlier date);

•	each other representation and warranty of the other party being true and correct as of the date of the merger agreement and as of the date of the closing of the merger (except to the extent expressly made as of an earlier date, in which case, as of such earlier date), except where the failure of such representations and warranties to be true and correct, individually and in the aggregate has not had and would not reasonably be expected to have a material adverse effect (as defined on page 88);

•	the other party having performed in all material respects, all obligations required to be performed by it under the merger agreement;

•	the absence of a material adverse effect on the other party since the date of the merger agreement;

•	the receipt of an officer’s certificate executed by an executive officer of the other party certifying that the four preceding conditions have been satisfied; and

•	the receipt of an opinion of that party’s counsel to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

In addition, the obligations of Martin Marietta and Merger Sub to effect the merger are conditioned on the absence of any legal restraint issued or promulgated by a U.S. governmental entity that would result in a requirement to dispose of or hold separate, or any prohibition or limitation on the ownership, operation or control of, any business, properties or assets, which would reasonably be expected to result in a substantial detriment (as defined on page 97).

We cannot be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.

Termination of the Merger Agreement (See page 99)

Martin Marietta and TXI may mutually agree to terminate the merger agreement before completing the merger, even after shareholder or stockholder approval.

In addition, either Martin Marietta or TXI may terminate the merger agreement, even after shareholder or stockholder approval:

•	if the merger is not consummated by July 27, 2014 (which deadline may be extended, under certain circumstances, for one or more one-month periods by either Martin Marietta or TXI up to January 27, 2015);

•	if Martin Marietta shareholders fail to approve the share issuance proposal;

•	if TXI stockholders fail to approve the merger proposal;

•	to enter into a binding agreement providing for a superior proposal (so long as the terminating party has complied with its non-solicitation obligations under the merger agreement);

•	if the other party breaches the merger agreement in a way that would entitle the party seeking to terminate the agreement not to consummate the merger, subject to the right of the breaching party to cure the breach; or

•	if the board of directors of the other party withdraws, modifies (in a manner adverse to the terminating party) or proposes publicly to withdraw or modify (in a manner adverse to the terminating party) its recommendation of the share issuance proposal or the merger proposal, as applicable, or fails to include in this joint proxy statement/prospectus its recommendation of the share issuance proposal or the merger proposal, as applicable.

Expenses and Termination Fees (See page 100)

Generally, all fees and expenses incurred in connection with the merger and the transactions contemplated by the merger agreement will be paid by the party incurring those expenses. However, the merger agreement provides that, upon termination of the merger agreement under certain circumstances, Martin Marietta may be obligated to pay TXI a termination fee of $140 million and TXI may be obligated to pay Martin Marietta a termination fee of $70 million. The merger agreement also provides that, upon termination of the merger agreement under certain antitrust-related circumstances, Martin Marietta may be required to pay TXI a termination fee of $25 million and to provide TXI with the option to lease three of Martin Marietta’s distribution yards in Texas. See the section entitled “The Issuance of Martin Marietta Shares and the Adoption of the Merger Agreement—The Merger Agreement—Expenses and Termination Fees” beginning on page 100 for a more complete discussion of the circumstances under which termination fees will be required to be paid and the section entitled “The Issuance of Martin Marietta Shares and the Adoption of the Merger Agreement—Lease Agreements” beginning on page 103 for a more complete discussion of the lease agreements entered into between Martin Marietta and TXI concurrently with the execution of the merger agreement.

Accounting Treatment (See page 79)

Martin Marietta prepares its financial statements in accordance with accounting principles generally accepted in the United States (referred to as “GAAP”). The merger will be accounted for by Martin Marietta in accordance with Accounting Standards Codification Topic 805, Business Combinations (referred to as “ASC 805”). The purchase price will be determined based on the number of common shares issued and the Martin Marietta stock price on the date of the merger. The purchase price will also include additional consideration related to converted TXI equity awards for amounts attributable to pre-combination services. The purchase price will be allocated to the fair values of assets acquired and liabilities assumed. Any excess purchase price after this allocation will be assigned to goodwill. Under the acquisition method of accounting, goodwill is not amortized but is tested for impairment at least annually, or more frequently if circumstances indicate potential impairment. The operating results of TXI will be part of the combined company beginning on the date of the merger. See the section entitled “The Issuance of Martin Marietta Shares and the Adoption of the Merger Agreement—Accounting Treatment” beginning on page 79.

No Appraisal Rights (See page 81)

Under the DGCL, the holders of TXI common stock are not entitled to appraisal rights in connection with the merger. Under the NCBCA, the holders of Martin Marietta common stock are not entitled to appraisal rights in connection with the share issuance proposal.

Litigation Related to the Merger (See page 86)

Following the announcement of the merger, a purported stockholder of TXI filed a putative class action lawsuit against TXI and members of the TXI board, and against Martin Marietta and one of its affiliates, in the United States District Court for the Northern District of Texas, captioned Maxine Phillips, Individually and on Behalf of All Others Similarly Situated v. Texas Industries, Inc., et al., Case 3:14-cv-00740-B (referred to as the “Phillips Action”). The plaintiff in the Phillips Action alleges in an amended complaint, among other things, (i) that members of the TXI board breached their fiduciary duties to TXI’s stockholders by failing to fully disclose material information regarding the proposed transaction and by adopting the merger agreement for inadequate consideration and pursuant to an inadequate process, (ii) that Martin Marietta and one of Martin Marietta’s affiliates aided and abetted the TXI board in their alleged breaches of fiduciary duty and (iii) that the registration statement of which this joint proxy statement/prospectus forms a part contains certain material misstatements and omissions in violation of Section 14(a) and 20(a) of the Exchange Act. The plaintiff in the Phillips Action seeks, among other things, injunctive relief enjoining TXI and Martin Marietta from proceeding with the merger, rescission in the event the merger is consummated, damages, and an award of attorneys’ and other fees and costs. We believe the lawsuit is without merit.

Voting Agreements

In connection with the merger agreement, Martin Marietta entered into separate voting agreements with each of NNS and SAM, who, collectively, hold approximately 51% of the outstanding shares of TXI common stock. Pursuant to the voting agreements, each such stockholder agreed to vote all of its shares of TXI common stock in favor of the merger proposal and the approval of the transactions contemplated by the merger agreement and against, among other things, alternative transactions. In the event that TXI’s board of directors changes its recommendation that TXI stockholders adopt the merger agreement (as described in the section entitled “The Issuance of Martin Marietta Shares and the Adoption of the Merger Agreement—The Merger Agreement—Changes in Board Recommendation” beginning on page 95), NNS and SAM will only be required to vote shares representing at most 35% of the outstanding TXI common stock in favor of the merger proposal, with the balance of their shares being voted in such circumstances in NNS’s and SAM’s sole discretion. Copies of NNS’s and SAM’s voting agreements are attached as Exhibit 2.2 and Exhibit 2.3, respectively, to the Current Reports on Form 8-K filed by Martin Marietta and TXI with the SEC on January 30, 2014 and are incorporated herein by reference. The foregoing description of the voting agreements does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the voting agreements. See the section entitled “The Issuance of Martin Marietta Shares and the Adoption of the Merger Agreement—Voting Agreements” beginning on page 103 for additional information about the voting agreements.

Lease Agreements

On January 27, 2014, concurrently with the execution of the merger agreement, Martin Marietta and/or an affiliate of Martin Marietta and an affiliate of TXI entered into three lease agreements (referred to as the “lease agreements”) pursuant to which TXI’s affiliate has the option to lease space at three of Martin Marietta’s distribution yards in Texas for initial terms of seven years each. At the expiration of the initial term, subject to the terms of the applicable lease agreement, TXI will have an option to extend each lease for an additional term of five years on mutually agreeable market terms at the time of the extension. In the event the merger agreement is terminated in circumstances where Martin Marietta is not required to pay the $25 million termination fee to TXI described in the section entitled “The Issuance of Martin Marietta Shares and the Adoption of the Merger Agreement—The Merger Agreement—Expenses and Termination Fees” beginning on page 100, the leases will also terminate. See the section entitled “The Issuance of Martin Marietta Shares and the Adoption of the Merger Agreement—Lease Agreements” beginning on page 103 for additional information about the lease agreements.

Listing, Delisting and Deregistration

It is a condition to the completion of the merger that the Martin Marietta common stock to be issued to TXI stockholders in connection with the merger be approved for listing on the NYSE, subject to official notice of issuance. When the merger is completed, the TXI common stock currently listed on the NYSE will cease to be quoted on the NYSE and will subsequently be deregistered under the Exchange Act.

Comparison of Rights of Martin Marietta Shareholders and TXI Stockholders

TXI stockholders receiving the merger consideration will have different rights once they become shareholders of Martin Marietta due to differences between the governing corporate documents of Martin Marietta and the governing corporate documents of TXI and applicable law. These differences are described in detail in the section entitled “Comparison of Rights of Martin Marietta Shareholders and TXI Stockholders” beginning on page 125.

The Special Meetings

The Martin Marietta Special Meeting (See page 30)

The Martin Marietta special meeting will be held at 2710 Wycliff Road, Raleigh, North Carolina 27607, on June 30, 2014, at 11:30 a.m., local time. At the Martin Marietta special meeting, Martin Marietta shareholders will be asked:

•	to consider and vote on the share issuance proposal; and

•	to consider and vote on the Martin Marietta adjournment proposal.

You may vote at the Martin Marietta special meeting if you owned shares of Martin Marietta common stock at the close of business on May 28, 2014, the record date. As of the close of business on the record date, there were 46,240,568 shares of common stock of Martin Marietta outstanding and entitled to vote. You may cast one vote for each share of common stock of Martin Marietta that you owned as of the close of business on the Martin Marietta record date.

As of the close of business on the record date, approximately 1.55% of the outstanding Martin Marietta common shares were held by Martin Marietta’s directors and executive officers and their affiliates. We currently expect that Martin Marietta’s directors and executive officers will vote their shares in favor of the above-listed proposals, although none of them has entered into any agreements obligating him or her to do so.

Completion of the merger is conditioned on approval of the share issuance proposal. Approval of the share issuance proposal requires the affirmative vote of holders of a majority of the votes cast on such proposal by holders of Martin Marietta common stock. Approval of the Martin Marietta adjournment proposal requires that the votes cast in favor of the Martin Marietta adjournment proposal exceed the votes cast against it.

The TXI Special Meeting (See page 34)

The special meeting of TXI stockholders will take place at The Omni Dallas Hotel at Park West, 1590 LBJ Freeway, Dallas, Texas 75234, on June 30, 2014, at 9:30 a.m., local time. At the special meeting, stockholders of TXI will be asked:

•	to consider and vote on the merger proposal;

•	to consider and vote on the TXI adjournment proposal; and

•	to consider and vote on the compensation proposal.

You may vote at the TXI special meeting if you owned common stock of TXI at the close of business on May 28, 2014, the record date. As of the close of business on the record date, there were 28,855,704 shares of common stock of TXI outstanding and entitled to vote. You may cast one vote for each share of common stock of TXI that you owned as of the close of business on the record date.

As of the close of business on the record date, approximately 1.73% of the outstanding common stock of TXI was held by its directors and executive officers and their affiliates. We currently expect that TXI’s directors and executive officers will vote their shares in favor of the above-listed proposals, although none of them has entered into any agreements obligating him or her to do so.

Completion of the merger is conditioned on approval of the merger proposal. Approval of the merger proposal requires the affirmative vote of holders of a majority of the outstanding shares of TXI common stock entitled to vote on the proposal. Approval of the TXI adjournment proposal and the compensation proposal each requires the affirmative vote of holders of a majority of the issued and outstanding shares of TXI common stock present in person or represented by proxy at the TXI special meeting and entitled to vote at the meeting.

In connection with the merger agreement, each of NNS and SAM, who, collectively, hold approximately 51% of the outstanding shares of TXI common stock, entered into voting agreements pursuant to which each such stockholder agreed to vote all of its shares of TXI common stock in favor of the merger proposal and the approval of the transactions contemplated by the merger agreement and against, among other things, alternative transactions. In the event that TXI’s board of directors changes its recommendation that TXI stockholders adopt the merger agreement, NNS and SAM will only be required to vote shares representing at most 35% of the outstanding TXI common stock in favor of the merger proposal, with the balance of their shares being voted in such circumstances in NNS’s and SAM’s sole discretion. For additional information about the voting agreements, see the section entitled “The Issuance of Martin Marietta Shares and the Adoption of the Merger Agreement—Voting Agreements” beginning on page 103.

Selected Historical Financial Data of Martin Marietta

The following table sets forth selected historical consolidated financial information for Martin Marietta. The historical consolidated financial information is derived from the audited consolidated financial statements of Martin Marietta as of and for each of the years in the five-year period ended December 31, 2013. The historical consolidated financial information for Martin Marietta as of and for the three months ended March 31, 2014 and 2013 has been derived from unaudited interim consolidated financial statements of Martin Marietta and, in the opinion of Martin Marietta’s management, include all normal and recurring adjustments that are considered necessary for the fair presentation of the results for the interim periods. The following information should be read together with Martin Marietta’s consolidated financial statements and the notes related to those financial statements incorporated herein by reference. See “Where You Can Find More Information” beginning on page 146. Martin Marietta’s historical consolidated financial information may not be indicative of the future performance of Martin Marietta or the combined company.

	As of and for the three months ended March 31,		As of and for year ended December 31,
(add 000, except per share and ratio)	2014	2013	2013	2012	2011	2010	2009
Statement of Earnings Data:(1)
Consolidated Operating Results
Net sales	$379,678	$344,059	$1,943,218	$1,832,957	$1,519,754	$1,475,638	$1,419,604
Freight and delivery revenues	48,951	39,850	212,333	198,944	193,862	177,168	153,648

Total revenues	428,629	383,909	2,155,551	2,031,901	1,713,616	1,652,806	1,573,252

Cost of sales	353,843	331,238	1,579,261	1,505,823	1,217,752	1,153,987	1,088,091
Freight and delivery costs	48,951	39,850	212,333	198,944	193,862	177,168	153,648

Total cost of revenues	402,794	371,088	1,791,594	1,704,767	1,411,614	1,331,155	1,241,739

Gross Profit	25,835	12,821	363,957	327,134	302,002	321,651	331,513
Selling, general and administrative expenses	34,247	37,648	150,091	138,398	124,138	130,422	135,881
Business development costs	9,512	307	671	35,140	18,575	1,220	2,199
Other operating (income) and expenses, net	(2,026)	(1,814)	(4,793)	(2,574)	(1,720)	(8,298)	10,586

(Loss) Earnings from Operations	(15,898)	(23,320)	217,988	156,170	161,009	198,307	182,847
Interest expense	12,201	13,496	53,467	53,339	58,586	68,440	73,455
Other nonoperating expenses and (income), net	3,463	623	295	(1,299)	1,834	198	(1,165)

(Loss) Earnings from continuing operations before taxes on income	(31,562)	(37,439)	164,226	104,130	100.589	129,669	110,557
Taxes on income	(8,424)	(8,398)	44,045	17,431	21,003	30,913	25,981

(Loss) Earnings from Continuing Operations	(23,138)	(29,041)	120,181	86,699	79.586	98,756	84,576
Less: Net (loss) earnings attributable to noncontrolling interests	(1,535)	(1,490)	(1,905)	1,053	1,194	1,652	2,705

Net (Loss) Earnings From Continuing Operations Attributable to Controlling Interests	$(21,603)	$(27,551)	$122,086	$85,646	$78,392	$97,104	$81,871

(Loss) Earnings Per Common Share Attributable to Controlling Interests:
Basic (loss) earnings per common share from continuing operations attributable to common shareholders	$(0.47)	$(0.60)	$2.64	$1.86	$1.70	$2.11	$1.84

Diluted (loss) earnings per common share from continuing operations attributable to common shareholders	$(0.47)	$(0.60)	$2.63	$1.86	$1.69	$2.10	$1.83

Weighted Average Number of Common Shares Outstanding:
Basic	46,315	46,028	46,164	45,828	45,652	45,485	44,000

Diluted	46,315	46,028	46,285	45,970	45,793	45,659	44,190

Cash Dividends Per Common Share	$0.40	$0.40	$1.60	$1.60	$1.60	$1.60	$1.60

	As of and for the three months ended March 31,		As of and for year ended December 31,
(add 000, except per share and ratio)	2014	2013	2013	2012	2011	2010	2009
Balance Sheet Data:
Total Assets	$3,255,257	$3,154,775	$3,259,826	$3,160,926	$3,147,822	$3,074,743	$3,239,283

Current liabilities—other	$181,355	$163,013	$198,146	$167,659	$166,530	$136,779	$147,434
Current maturities of long-term debt and short-term facilities	12,403	5,677	12,403	5,676	7,182	248,714	226,119
Long-term debt	1,055,541	1,072,850	1,018,518	1,042,183	1,052,902	782,045	1,023,492
Other noncurrent liabilities	461,665	503,178	455,840	495,109	472,344	438,946	435,827
Shareholders’ equity	1,508,785	1,371,791	1,537,877	1,410,545	1,409,321	1,425,440	1,365,240
Noncontrolling interests	35,508	38,266	37,042	39,754	39,543	42,819	41,171

Total Liabilities and Equity	$3,255,257	$3,154,775	$3,259,826	$3,160,926	$3,147,822	$3,074,743	$3,239.283

Ratio of earnings to fixed charges			3.41	2.45	2.31	2.40	2.23

(1)	Amounts may not equal amounts reported in Martin Marietta’s prior Annual Reports on Form 10-K, as amounts have been recast to reflect discontinued operations.

Selected Historical Financial Data of TXI

The following table sets forth selected historical consolidated financial information for TXI. The historical consolidated financial information for TXI for each of the years in the five-year period ended May 31, 2013 is derived from the audited consolidated financial statements of TXI as of and for each of the five years ended May 31, 2013. The historical consolidated financial information for TXI as of and for the nine months ended February 28, 2014 and 2013 has been derived from unaudited interim consolidated financial statements of TXI and, in the opinion of TXI’s management, includes all normal and recurring adjustments that are considered necessary for the fair presentation of the results for the interim periods. The following information should be read together with TXI’s consolidated financial statements and the notes related to those financial statements incorporated herein by reference. See “Where You Can Find More Information” beginning on page 146. TXI’s historical consolidated financial information may not be indicative of the future performance of TXI or the combined company.

	As of and for nine months ended February 28,		As of and for year ended May 31,
(add 000, except per share)	2014	2013	2013	2012	2011	2010	2009
Statements of Earnings Data:(1)
Net sales	$649,802	$483,575	$697,081	$594,105	$571,906	$571,684	$770,823

Net (loss) earnings from continuing operations	$(38,979)	$(26,098)	$(10,494)	$1,928	$(69,472)	$(44,702)	$(26,960)
Net earnings from discontinued operations	—	6,504	35,044	5,548	4,559	5,849	9,313

Net (loss) earnings	$(38,979)	$(19,594)	$24,550	$7,476	$(64,913)	$(38,853)	$(17,647)

Basic (loss) earnings per common share:
Continuing operations	$(1.36)	$(0.93)	$(0.37)	$0.07	$(2.49)	$(1.61)	$(0.98)
Discontinued operations	—	0.23	1.24	0.20	0.16	0.21	0.34

Total Operations	$(1.36)	$(0.70)	$0.87	$0.27	$(2.33)	$(1.40)	$(0.64)

Diluted (loss) earnings per common share:
Continuing operations	$(1.36)	$(0.93)	$(0.37)	$0.07	$(2.49)	$(1.61)	$(0.98)
Discontinued operations	—	0.23	1.24	0.20	0.16	0.21	0.34

Total Operations	$(1.36)	$(0.70)	$0.87	$0.27	$(2.33)	$(1.40)	$(0.64)

Weighted Average Number of Common Shares Outstanding:
Basic	28,629	28,073	28,163	27,914	27,825	27,744	27,614

Diluted	28,629	28,073	28,163	28,016	27,825	27,744	27,614

Cash dividends declared per share	$—	$—	$—	$0.075	$0.30	$0.30	$0.30

Balance Sheet Data:
Total assets	$1,587,030	$1,548,471	$1,635,825	$1,576,928	$1,551,011	$1,531,747	$1,572,544

Net working capital	$185,754	$182,505	$187,297	$218,299	$260,822	$257,684	$232,704

Long-term debt	$656,797	$658,392	$657,935	$656,949	$652,403	$538,620	$541,540

Shareholders’ equity	$732,088	$695,041	$753,464	$696,271	$695,582	$761,248	$803,145

(1)	Amounts may not equal amounts reported in TXI’s prior Annual Reports on Form 10-K, as amounts have been recast to reflect discontinued operations.

Summary Unaudited Pro Forma Condensed Combined Consolidated Financial Information

The following table shows summary unaudited pro forma condensed combined consolidated financial information (referred to as the “summary pro forma financial statements”) about the financial condition and results of operations of Martin Marietta, after giving effect to the merger. The information under “Unaudited Pro Forma Condensed Combined Consolidated Statement of Earnings Data” (referred to as the “summary pro forma statement of earnings”) gives effect to the merger as if it was consummated on January 1, 2013. The information under “Unaudited Pro Forma Condensed Combined Consolidated Balance Sheet Data” (referred to as the “summary pro forma balance sheet”) gives effect to the merger as if it was consummated on March 31, 2014. TXI’s fiscal year ends May 31. The summary pro forma statement of earnings for the three months ended March 31, 2014 includes TXI’s results for the three months ended February 28, 2014. The summary pro forma statement of earnings for the year ended December 31, 2013 includes TXI’s results for the twelve months ended November 30, 2013. The summary pro forma balance sheet as of March 31, 2014 includes TXI’s balance sheet as of February 28, 2014. There were no significant transactions outside the ordinary course of business for TXI in the months ended March 31, 2014, and December 31, 2013 and 2012.

The summary pro forma financial statements do not reflect any cost savings or associated costs to achieve such savings from operating efficiencies, synergies, debt refinancing, utilization of TXI net operating loss carryforwards or other restructuring that result from the merger. Further, the summary pro forma financial statements do not reflect the effect of any regulatory actions that may impact the summary pro forma financial statements when the acquisition is completed. In addition, the summary pro forma financial statements do not purport to project the future financial position or operating results of the combined company. Transactions between Martin Marietta and TXI during the period presented in the summary pro forma financial statements have been eliminated as if Martin Marietta and TXI were consolidated affiliates during the period.

The summary pro forma financial statements are presented for illustrative purposes only and are not necessarily indicative of the operating results or financial position that would have occurred if the merger had been completed as of the beginning of the periods presented, nor are they necessarily indicative of the future operating results or financial position of the combined company. In addition, the summary pro forma financial statements include adjustments which are preliminary and may be revised. There can be no assurance that such revisions will not result in material changes to the information presented.

The summary pro forma financial statements have been derived from and should be read in conjunction with the consolidated financial statements and the related notes of both Martin Marietta and TXI, incorporated herein by reference, and the more detailed unaudited pro forma condensed combined consolidated financial information, including the notes thereto, appearing elsewhere in this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 146 and “Unaudited Pro Forma Condensed Combined Consolidated Financial Information” beginning on page 106.

(add 000, except per share)	As of and for the three months ended March 31, 2014	For year ended December 31, 2013
Net sales	$571,046	$2,671,131
Cost of sales	534,630	2,226,629

Gross profit	$36,416	$444,502

Consolidated (loss) earnings from continuing operations	$(37,194)	$110,741
Less: Net loss attributable to noncontrolling interests	(1,535)	(1,905)

Net (loss) earnings from continuing operations attributable to controlling interests	$(35,659)	$112,646

Basic (loss) earnings per common share from continuing operations attributable to common shareholders	$(0.54)	$1.70

Diluted (loss) earnings per common share from continuing operations attributable to common shareholders	$(0.54)	$1.69

Cash and cash equivalents	$83,634

Total assets	$6,809,019

Long-term debt, excluding current portion	$1,816,338

Total liabilities	$2,836,520

Total shareholders’ equity	$3,936,991

Equivalent and Comparative Per Share Information

The following table sets forth, for the three months ended March 31, 2014 and the year ended December 31, 2013, selected per share information for Martin Marietta common stock on a historical and pro forma combined basis and, for the nine months ended February 28, 2014 and the year ended May 31, 2013, selected per share information for TXI common stock on a historical and pro forma equivalent basis. Except for the historical information as of and for the year ended December 31, 2013, in the case of Martin Marietta, and May 31, 2013, in the case of TXI, the information in the table is unaudited. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the merger had been completed as of the beginning of the periods presented, nor is it necessarily indicative of the future operating results or financial position of the combined company. You should read the data with the historical consolidated financial statements and related notes of Martin Marietta and TXI contained in their respective Annual Reports on Form 10-K for the years ended December 31, 2013 and May 31, 2013, respectively, Martin Marietta’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, and TXI’s Quarterly Reports on Form 10-Q for the quarter ended February 28, 2014, all of which are incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 146.

The Martin Marietta pro forma combined earnings per share were calculated using the methodology as described below in the section entitled “Unaudited Pro Forma Condensed Combined Consolidated Financial Information” beginning on page 106. The Martin Marietta pro forma combined cash dividends per common share represent Martin Marietta’s historical cash dividends per common share. The Martin Marietta pro forma combined book value per share was calculated by dividing total combined Martin Marietta and TXI pro forma common shareholders’ equity by pro forma equivalent common shares. The TXI pro forma equivalent per common share amounts were calculated by multiplying the Martin Marietta pro forma combined per share amounts by the exchange ratio of 0.70.

	Martin Marietta		TXI
	Historical	Pro Forma Combined	Pro Forma Equivalent
Basic earnings per common share from continuing operations attributable to common shareholders
Three months ended March 31, 2014	$(0.47)	$(0.54)	$(0.38)
Year ended December 31, 2013	$2.64	$1.70	$1.19
Diluted earnings per common share from continuing operations attributable to common shareholders
Three months ended March 31, 2014	$(0.47)	$(0.54)	$(0.38)
Year ended December 31, 2013	$2.63	$1.69	$1.18
Cash dividends declared per common share
Three months ended March 31, 2014	$0.40	$0.40	$0.28
Year ended December 31, 2013	$1.60	$1.60	$1.12
Book value per common share
As of March 31, 2014	$32.55	$59.08	$41.35
As of December 31, 2013	$33.24

TXI
Historical
Basic earnings per common share from continuing operations
Nine months ended February 28, 2014	$(1.36)
Year ended May 31, 2013	$(0.37)
Diluted earnings per common share from continuing operations
Nine months ended February 28, 2014	$(1.36)
Year ended May 31, 2013	$(0.37)
Cash dividends declared per common share
Nine months ended February 28, 2014	$0.00
Year ended May 31, 2013	$0.00
Book value per common share
As of February 28, 2014	$25.42
As of May 31, 2013	$26.37

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This joint proxy statement/prospectus and the documents incorporated by reference into this joint proxy statement/prospectus contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, business strategies, operating efficiencies or synergies, revenue enhancements, competitive positions, growth opportunities, plans and objectives of the management of each of Martin Marietta, TXI and the combined company, the merger and the markets for Martin Marietta and TXI common stock and other matters. Statements in this joint proxy statement/prospectus and the documents incorporated by reference herein that are not historical facts are hereby identified as “forward-looking statements” for the purpose of the safe harbor provided by Section 21E of the Exchange Act, and Section 27A of the Securities Act. These forward-looking statements, including, without limitation, those relating to the future business prospects, revenues and income of Martin Marietta and TXI, wherever they occur in this joint proxy statement/prospectus or the documents incorporated by reference herein, are necessarily estimates reflecting the best judgment of the respective managements of Martin Marietta and TXI and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. These forward-looking statements should, therefore, be considered in light of various important factors, including those set forth in and incorporated by reference into this joint proxy statement/prospectus.

Words such as “estimate,” “project,” “plan,” “intend,” “expect,” “anticipate,” “believe,” “would,” “should,” “could” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are found at various places throughout this joint proxy statement/prospectus, including in the section entitled “Risk Factors” beginning on page 20. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include those set forth in Martin Marietta’s and TXI’s filings with the SEC, including their respective Annual Reports on Form 10-K for the fiscal years ended December 31, 2013 and May 31, 2013, those set forth in the section entitled “Risk Factors”, beginning on page 20, as well as, among others, risks and uncertainties relating to:

•	the receipt of approval of both Martin Marietta’s shareholders and TXI’s stockholders;

•	the regulatory clearance required for the transactions contemplated by the merger agreement not being obtained on the terms expected or on the anticipated schedule;

•	the parties’ ability to meet expectations regarding the timing, completion and accounting and tax treatments of the merger;

•	the possibility that the parties may be unable to achieve expected synergies and operating efficiencies in connection with the merger within the expected time-frames or at all and to successfully integrate TXI’s operations into those of Martin Marietta;

•	the integration of TXI’s operations into those of Martin Marietta being more difficult, time-consuming or costly than expected;

•	operating costs, customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers) being greater than expected following the transaction;

•	the retention of certain key employees of TXI being difficult;

•	Martin Marietta’s and TXI’s ability to adapt its services to changes in technology or the marketplace;

•	Martin Marietta’s and TXI’s ability to maintain and grow its relationship with its customers;

•	levels of construction spending in the markets;

•	the outcome of litigation in which Martin Marietta or TXI is or may become involved;

•	a decline in the commercial component of the nonresidential construction market and the subsequent impact on construction activity;

•	a slowdown in residential construction recovery;

•	unfavorable weather conditions;

•	a widespread decline in product pricing;

•	changes in the cost of raw materials, fuel and energy and the availability and cost of construction equipment in the United States;

•	the timing and amount of federal, state and local transportation and infrastructure funding;

•	the ability of states and/or other entities to finance approved projects either with tax revenues or alternative financing structures; and

•	changes to and the impact of the laws, rules and regulations (including tax and environmental laws, rules and regulations) that apply to and regulate Martin Marietta’s and TXI’s operations.

The parties undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. In the event that a party does update any forward-looking statement, no inference should be made that the parties will make additional updates with respect to that statement, related matters or any other forward-looking statements.

RISK FACTORS

In addition to the other information included and incorporated by reference into this joint proxy statement/prospectus, including the matters addressed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 18, you should carefully consider the following risks before deciding whether to vote for the merger proposal, in the case of TXI stockholders, or for the share issuance proposal, in the case of Martin Marietta shareholders. In addition, you should read and consider the risks associated with each of the businesses of Martin Marietta and TXI because these risks will also affect the combined company. Descriptions of some of these risks can be found in Martin Marietta’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and TXI’s Annual Report on Form 10-K for the fiscal year ended May 31, 2013, as, in each case, updated by any subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, all of which are filed with the SEC and incorporated by reference into this joint proxy statement/prospectus. You should also read and consider the other information in this joint proxy statement/prospectus and the other documents incorporated by reference into this joint proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 146.

Risk Factors Relating to the Merger

The exchange ratio is fixed and will not be adjusted in the event of any change in either Martin Marietta’s or TXI’s stock price.

Upon closing of the merger, each share of TXI common stock will be converted into the right to receive 0.70 shares of Martin Marietta common stock with cash paid in lieu of fractional shares. This exchange ratio was fixed in the merger agreement and will not be adjusted for changes in the market price of either Martin Marietta common stock or TXI common stock. Changes in the price of Martin Marietta common stock prior to the merger will affect the market value that TXI stockholders will receive on the date of the merger. Stock price changes may result from a variety of factors (many of which are beyond our control), including the following:

•	changes in our respective businesses, operations and prospects;

•	changes in market assessments of the business, operations and prospects of either company;

•	investor behavior and strategies, including market assessments of the likelihood that the merger will be completed, including related considerations regarding regulatory clearance of the merger;

•	interest rates, general market and economic conditions and other factors generally affecting the price of Martin Marietta’s and TXI’s common stock; and

•	federal, state and local legislation, governmental regulation and legal developments in the businesses in which TXI and Martin Marietta operate.

The price of Martin Marietta common stock at the closing of the merger may vary from its price on the date the merger agreement was executed, on the date of this joint proxy statement/prospectus and on the date of the special meetings of Martin Marietta and TXI. As a result, the market value represented by the exchange ratio will also vary. For example, based on the range of closing prices of Martin Marietta common stock during the period from January 27, 2014, the last trading day before public announcement of the merger, through May 29, 2014, the latest practicable date before the date of this joint proxy statement/prospectus, the exchange ratio represented a market value ranging from a low of $71.95 to a high of $89.85 for each share of TXI common stock.

Martin Marietta’s stock price may be negatively impacted by risks and conditions that apply to Martin Marietta, which are different from the risks and conditions applicable to TXI.

Upon completion of the merger, TXI stockholders will become holders of Martin Marietta common stock. The businesses and markets of Martin Marietta and its subsidiaries and the other companies it may acquire in the future are different from those of TXI. There is a risk that various factors, conditions and developments that would not affect the price of TXI common stock could negatively affect the price of Martin Marietta common stock. Please see Martin Marietta’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, as updated by any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K filed with the SEC, all of which are incorporated by reference in this joint proxy statement/prospectus, and the section entitled “Cautionary Statements Regarding Forward-Looking Statements” beginning on page 18 for a summary of some of the key factors that might affect Martin Marietta and the prices at which Martin Marietta’s common stock may trade from time to time.

Our ability to complete the merger is subject to the receipt of antitrust clearance from government entities, which may impose conditions that could have an adverse effect on Martin Marietta or TXI or could delay or cause us to abandon the merger.

We are unable to complete the merger until after the applicable waiting period under the HSR Act expires or is terminated. In deciding whether to grant antitrust clearance, the DOJ, which is reviewing the merger under the HSR Act, will consider the effect of the merger on competition within the relevant markets. The DOJ may seek a court order enjoining the transaction or may seek an agreement from us imposing certain requirements or obligations as conditions for not seeking an injunction or otherwise challenging the transaction.

The merger agreement requires us to accept certain conditions from regulators that could adversely impact the combined company. We can provide no assurance that we will obtain the necessary clearance or that any required conditions will not have a material adverse effect on the combined company following the merger. In addition, we can provide no assurance that the regulatory review process or the regulatory conditions will not result in a delay or the abandonment of the merger. See “The “The Issuance of Martin Marietta Shares and the Adoption of the Merger Agreement—Regulatory Clearances Required for the Merger” beginning on page 79 and “—The Merger Agreement — Conditions to Completion of the Merger” beginning on page 99.

Failure to complete the merger could negatively impact the stock prices and the future business and financial results of TXI and Martin Marietta.

If the merger is not completed, the ongoing businesses of TXI or Martin Marietta may be adversely affected and TXI and Martin Marietta will be subject to several risks, including the following:

•	being required, under certain circumstances, to pay a termination fee of $70 million, in the case of a payment by TXI to Martin Marietta, or $25 million or $140 million, in the case of a payment by Martin Marietta to TXI;

•	having to pay certain costs relating to the proposed merger, such as legal, accounting, financial advisor, filing, printing and mailing fees;

•	under the merger agreement, each of Martin Marietta and TXI being subject to certain restrictions on the conduct of its business, which may adversely affect its ability to execute certain business strategies; and

•	the focus of management of each of the companies on the merger instead of on pursuing other opportunities that could be beneficial to the companies;

in each case, without realizing any of the benefits of having the merger completed. In addition, if the merger is not completed, Martin Marietta and/or TXI may experience negative reactions from the financial markets and from their respective customers and employees. Martin Marietta and/or TXI could also be subject to litigation related to any failure to complete the merger or to enforcement proceedings commenced against Martin Marietta or TXI to perform their respective obligations under the merger agreement. If the merger is not completed, TXI and Martin Marietta cannot assure their respective shareholders or stockholders that these risks will not materialize and will not materially affect the business, financial results and stock prices of TXI or Martin Marietta.

Any delay in completing the merger may reduce or eliminate the expected benefits from the transaction.

In addition to the required regulatory clearance and the shareholder and stockholder approvals, the merger is subject to a number of other conditions beyond Martin Marietta’s and TXI’s control that may prevent, delay or otherwise materially adversely affect its completion. Martin Marietta and TXI cannot predict whether and when these other conditions will be satisfied. Furthermore, the requirements for obtaining the required clearances and approvals could delay the completion of the merger for a significant period of time or prevent it from occurring. Any delay in completing the merger could cause the combined company not to realize some or all of the synergies and other benefits that it expects to achieve if the merger is successfully completed within its expected time frame. See the section entitled “The Issuance of Martin Marietta Shares and the Adoption of the Merger Agreement—The Merger Agreement—Conditions to Completion of the Merger” beginning on page 99.

The merger agreement contains provisions that could discourage a potential competing acquiror of either TXI or Martin Marietta or could result in any competing proposal being at a lower price than it might otherwise be.

The merger agreement contains “no shop” provisions that, subject to limited exceptions, restrict TXI’s and Martin Marietta’s ability to solicit, encourage, facilitate or discuss competing third-party proposals to acquire all or a significant part of TXI or Martin Marietta. Further, even if the TXI board or Martin Marietta board withdraws or modifies its recommendation of the merger proposal or the share issuance proposal, as applicable, they will still be required to submit the matter to a vote of their respective shareholders at the special meetings unless the merger agreement is terminated in accordance with its terms. In addition, the other party generally has an opportunity to offer to modify the terms of the merger and the merger agreement in response to any competing acquisition proposals that may be made before such board of directors may withdraw or modify its recommendation. In some circumstances, upon termination of the merger agreement, one of the parties may be required to pay a termination fee to the other party. For additional information, see the sections entitled “The Issuance of Martin Marietta Shares and the Adoption of the Merger Agreement—The Merger Agreement—No Solicitation of Alternative Proposals” beginning on page 94, “—Changes in Board Recommendations” beginning on page 95, “—Termination of the Merger Agreement” beginning on page 99 and “— Expenses and Termination Fees” beginning on page 100.

These provisions could discourage a potential competing acquiror that might have an interest in acquiring all or a significant part of TXI or Martin Marietta from considering or proposing that acquisition, even if it were prepared to pay consideration with a higher per share cash or market value than that market value proposed to be received or realized in the merger, or might result in a potential competing acquiror proposing to pay a lower price than it might otherwise have proposed to pay because of the added expense of the termination fee that may become payable in certain circumstances.

The merger will involve substantial costs.

Martin Marietta and TXI have incurred and expect to continue to incur substantial costs and expenses relating directly to the merger and the Martin Marietta share issuance, including debt refinancing costs, fees and expenses payable to financial advisors, other professional fees and expenses, insurance premium costs, fees and costs relating to regulatory filings and notices, SEC filing fees, printing and mailing costs and other transaction-related costs, fees and expenses.

The pendency of the merger could adversely affect the business and operations of Martin Marietta and TXI.

In connection with the pending merger, some customers, suppliers and other entities with whom Martin Marietta or TXI have a business relationship may delay or defer decisions, which could negatively impact revenues, earnings and cash flows of Martin Marietta and TXI, as well as the market price of Martin Marietta common stock or TXI common stock, regardless of whether the merger is completed.

The fairness opinions obtained by the boards of directors of Martin Marietta and TXI from their respective financial advisors will not reflect changes in circumstances between signing the merger agreement and the completion of the merger.

Neither the Martin Marietta board nor the TXI board has obtained an updated fairness opinion as of the date of this joint proxy statement/prospectus from J.P. Morgan, Deutsche Bank or Barclays, Martin Marietta’s financial advisors, or Citigroup, TXI’s financial advisor.

Changes in the operations and prospects of Martin Marietta or TXI, general market and economic conditions and other factors that may be beyond the control of Martin Marietta and TXI, and on which the fairness opinions were based, may alter the value of Martin Marietta or TXI or the price of shares of Martin Marietta common stock or TXI common stock by the time the merger is completed. The opinions do not speak as of the time the merger will be completed or as of any date other than the dates of such opinions. Neither Martin Marietta nor TXI anticipates asking its financial advisors to update their opinions. The opinions are included as Annexes B, C, D and E to this joint proxy statement/prospectus. For a description of the opinions that the Martin Marietta board received from its financial advisors and a summary of the material financial analyses they provided to the Martin Marietta board in connection with rendering such opinions, see the section entitled “The Issuance of Martin Marietta Shares and the Adoption of the Merger Agreement—Opinions of Martin Marietta’s Financial Advisors” beginning on page 51. For a description of the opinion that the TXI board received from its financial advisor and a summary of the material financial analyses it provided to the TXI board in connection with rendering such opinion, see the section entitled “The Issuance of Martin Marietta Shares and the Adoption of the Merger Agreement—Opinion of TXI’s Financial Advisor” beginning on page 66. For a description of the factors considered by the board of directors of Martin Marietta in determining to approve the merger agreement and the merger, see the section entitled “The Issuance of Martin Marietta Shares and the Adoption of the Merger Agreement—Martin Marietta’s Reasons for the Merger; Recommendation of the Martin Marietta Board of Directors” beginning on page 45. For a description of the factors considered by the board of directors of TXI in determining to approve the merger agreement and the merger, see the section entitled “The Issuance of Martin Marietta Shares and the Adoption of the Merger Agreement—TXI’s Reasons for the Merger; Recommendation of the TXI Board of Directors” beginning on page 48.

Martin Marietta’s executive officers and directors and TXI’s executive officers and directors have interests in the merger that may be different from, or in addition to, the interests of Martin Marietta’s shareholders and TXI’s stockholders generally.

Executive officers of Martin Marietta and TXI negotiated the terms of the merger agreement. The Martin Marietta board approved the merger agreement and the issuance of shares of Martin Marietta common stock to TXI stockholders in connection with the merger and determined that the merger agreement and the transactions contemplated thereby, including the merger and the issuance of shares of Martin Marietta common stock to TXI stockholders in connection with the merger, are advisable and in the best interests of Martin Marietta and its shareholders. The TXI board approved the merger agreement and determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and in the best interests of TXI and its stockholders. In considering these facts and the other information contained in this joint proxy statement/prospectus, you should be aware that Martin Marietta’s executive officers and directors and TXI’s executive officers and directors may have financial interests in the merger that may be different from, or in addition to, the interests of Martin Marietta’s shareholders or TXI’s stockholders. See the sections entitled “The Issuance of Martin Marietta Shares and the Adoption of the Merger Agreement—Financial Interests of Martin Marietta Directors and Officers in the Merger” beginning on page 72 and “—Financial Interests of TXI Directors and Officers in the Merger” beginning on page 73.

If the merger does not qualify as a “reorganization” within the meaning of Section 368(a) of the Code, the stockholders of TXI may be required to pay substantial U.S. federal income taxes.

Although Martin Marietta and TXI intend that the merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code, it is possible that the IRS may assert that the merger fails to qualify as such. If the IRS were to be successful in any such contention, or if for any other reason the merger were to fail to qualify as a “reorganization,” each U.S. holder (as defined on page 77) of TXI common stock would recognize gain or loss with respect to all such U.S. holder’s shares of TXI common stock based on the difference between (i) that U.S. holder’s tax basis in such shares and (ii) the aggregate cash and the fair market value of the Martin Marietta common stock received. For additional information, see the section entitled “The Issuance of Martin Marietta Shares and the Adoption of the Merger Agreement—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 77.

TXI stockholders will not be entitled to dissenters’ or appraisal rights in the merger.

Dissenters’ or appraisal rights are statutory rights that, if applicable under law, enable stockholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to stockholders in connection with the extraordinary transaction. Under the DGCL, stockholders do not have appraisal rights if the shares of stock they hold, at the record date for determination of stockholders entitled to vote at the meeting of stockholders to act upon the merger or consolidation, are either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders. Notwithstanding the foregoing, appraisal rights are available if stockholders are required by the terms of the merger agreement to accept for their shares anything other than (a) shares of stock of the surviving corporation, (b) shares of stock of another corporation that will either be listed on a national securities exchange or held of record by more than 2,000 holders, (c) cash instead of fractional shares or (d) any combination of clauses (a)-(c).

Because TXI common stock is listed on the NYSE, a national securities exchange, and is expected to continue to be so listed on the record date, and because the merger otherwise satisfies the foregoing requirements, holders of TXI common stock will not be entitled to dissenters’ or appraisal rights in the merger with respect to their shares of TXI common stock.

Risk Factors Relating to Martin Marietta Following the Merger

Operational Risks

Martin Marietta is expected to incur substantial expenses related to the integration of TXI.

Martin Marietta is expected to incur substantial expenses in connection with the integration of the business, policies, procedures, operations, technologies and systems of TXI with those of Martin Marietta. There are a large number of systems that must be integrated, including management information, purchasing, accounting and finance, sales, billing, payroll and benefits, fixed asset and lease administration systems and regulatory compliance. While Martin Marietta has assumed that a certain level of expenses would be incurred, there are a number of factors beyond its control that could affect the total amount or the timing of all of the expected integration expenses. Moreover, many of the expenses that will be incurred, by their nature, are difficult to estimate accurately at the present time. These expenses could, particularly in the near term, exceed the savings that Martin Marietta expects to achieve from the elimination of duplicative expenses and the realization of economies of scale and cost savings and synergies related to the integration of the businesses following the completion of the merger. These integration expenses likely will result in Martin Marietta taking significant charges against earnings following the completion of the merger, but the amount and timing of such charges are uncertain at present.

Following the merger, the combined company may be unable to integrate successfully the businesses of Martin Marietta and TXI and realize the anticipated benefits of the merger.

The merger involves the combination of two companies which currently operate as independent public companies. The combined company will be required to devote significant management attention and resources to integrating its business practices and operations. The combined company may fail to realize some or all of the anticipated benefits of the merger if the integration process takes longer than expected or is more costly than expected. Potential difficulties the combined company may encounter in the integration process include the following:

•	the inability to successfully combine the businesses of Martin Marietta and TXI in a manner that permits the combined company to achieve the cost savings and revenue synergies anticipated to result from the merger, which would result in the anticipated benefits of the merger not being realized partly or wholly in the time frame currently anticipated or at all;

•	lost sales and customers as a result of certain customers of either of the two companies deciding not to do business with the combined company;

•	complexities associated with managing the combined businesses;

•	integrating personnel from the two companies;

•	creation of uniform standards, controls, procedures, policies and information systems;

•	potential unknown liabilities and unforeseen increased expenses, delays or regulatory conditions associated with the merger; and

•	performance shortfalls at one or both of the two companies as a result of the diversion of management’s attention caused by completing the merger and integrating the companies’ operations.

In addition, Martin Marietta and TXI have operated and, until the completion of the merger, will continue to operate, independently. It is possible that the integration process could result in the diversion of each company’s management’s attention, the disruption or interruption of, or the loss of momentum in, each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies, any of which could adversely affect our ability to maintain relationships with customers, suppliers and employees or our ability to achieve the anticipated benefits of the merger, or could reduce the earnings or otherwise adversely affect the business and financial results of the combined company.

The market price of Martin Marietta’s common stock may decline in the future as a result of the merger.

The market price of Martin Marietta’s common stock may decline in the future as a result of the merger for a number of reasons, including the unsuccessful integration of Martin Marietta and TXI (including for the reasons set forth in the preceding risk factor) or the failure of Martin Marietta to achieve the perceived benefits of the merger, including financial results, as rapidly as or to the extent anticipated by financial or industry analysts. These factors are, to some extent, beyond the control of Martin Marietta.

Uncertainties associated with the merger may cause a loss of management personnel and other key employees of Martin Marietta or TXI which could adversely affect the future business and operations of the combined company following the merger.

Martin Marietta and TXI are dependent on the experience and industry knowledge of their officers and other key employees to execute their business plans. The combined company’s success after the merger will depend in part upon its ability to retain key management personnel and other key employees of Martin Marietta and TXI. Current and prospective employees of Martin Marietta and TXI may experience uncertainty about their future roles with the combined company following the merger, which may materially adversely affect the ability of each of Martin Marietta and TXI to attract and retain key personnel during the pendency of the merger. Accordingly, no assurance can be given that the combined company will be able to retain key management personnel and other key employees of Martin Marietta and TXI.

The merger may not be accretive and may cause dilution to Martin Marietta’s earnings per share, which may negatively affect the market price of Martin Marietta common stock.

Martin Marietta currently anticipates that the merger will be accretive to earnings per share in 2014, assuming refinancing of TXI’s outstanding debt at or around the closing of the merger and excluding one-time costs. This expectation is based on preliminary estimates which may materially change, including the currently expected timing of the merger. Martin Marietta could also encounter additional transaction-related costs or other factors such as a delay in the closing of the merger and/or the failure to realize all of the benefits anticipated in the merger. All of these factors could cause dilution to Martin Marietta’s earnings per share or decrease or delay the expected accretive effect of the merger and cause a decrease in the market price of Martin Marietta common stock.

Current Martin Marietta shareholders and current TXI stockholders will have a reduced ownership and voting interest in the combined company after the merger and will exercise less influence over the combined company’s management.

Current Martin Marietta shareholders currently have the right to vote in the election of Martin Marietta’s board of directors and other matters affecting Martin Marietta. Current TXI stockholders currently have the right to vote in the election of TXI’s board of directors and on other matters affecting TXI. Immediately after the merger is completed, it is expected that current Martin Marietta shareholders will own approximately 70% of the Martin Marietta common stock and current TXI stockholders will own approximately 30% of the outstanding shares of Martin Marietta common stock.

As a result of the merger, current Martin Marietta shareholders and current TXI stockholders will have less influence on the combined company’s management and policies than they now have on the management and policies of Martin Marietta and TXI, respectively.

The unaudited pro forma financial data for Martin Marietta included in this joint proxy statement/prospectus are preliminary, and Martin Marietta’s actual financial position and operations after the merger may differ materially from the unaudited pro forma financial data included in this joint proxy statement/prospectus.

The unaudited pro forma financial data for Martin Marietta included in this joint proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what Martin Marietta’s actual financial position or operations would have been had the merger been completed on the dates indicated. Martin Marietta’s actual results and financial position after the merger may differ materially and adversely from the unaudited pro forma financial data included in this joint proxy statement/prospectus. Further, the combined company expects to recognize a significant amount of additional goodwill in the merger. The goodwill will be subject to annual impairment assessments and a charge may be necessary if the results of operations and cash flows are unable to support the goodwill subsequent to the merger. For more information see the sections entitled “Summary—Summary Unaudited Pro Forma Combined Condensed Financial Information” beginning on page 15 and “Unaudited Pro Forma Combined Condensed Financial Information” beginning on page 106.

The internal financial forecasts for Martin Marietta and TXI included in this joint proxy statement/prospectus reflect management estimates and Martin Marietta’s and TXI’s actual performance may differ materially from the internal financial forecasts included in this joint proxy statement/prospectus.

The internal financial forecasts for Martin Marietta and TXI included in this joint proxy statement/prospectus are based on assumptions of, and information available to, Martin Marietta and TXI, at the time such internal financial forecasts were prepared. Martin Marietta and TXI do not know whether the assumptions made will prove correct. Any or all of such information may turn out to be wrong. Such information can be adversely affected by inaccurate assumptions or by known or unknown risks and uncertainties, many of which are beyond

Martin Marietta’s or TXI’s control. Further, internal financial forecasts of this type are based on estimates and assumptions that are inherently subject to factors such as company performance, industry performance, general business, economic, regulatory, market and financial conditions, as well as changes to the business, financial condition or results of operations of Martin Marietta and TXI, respectively, including the factors described under “Risk Factors” beginning on page 20 and “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 18, which factors and changes may cause the internal financial forecasts or the underlying assumptions to be inaccurate. As a result of these contingencies, there can be no assurance that the internal financial forecasts of Martin Marietta or TXI will be realized or that actual results will not be significantly higher or lower than projected. In view of these uncertainties, the inclusion of the internal financial forecasts of Martin Marietta and TXI in this joint proxy statement/prospectus should not be regarded as an indication that the board of directors of TXI or Martin Marietta, TXI, Martin Marietta, Merger Sub, Citigroup, J.P. Morgan, Deutsche Bank, Barclays or any other recipient of this information considered, or now considers, it to be an assurance of the achievement of future results.

The internal financial forecasts were prepared for internal use and to assist TXI and Martin Marietta with their due diligence investigations and their respective financial advisors with their financial analyses. The internal financial forecasts were not prepared with a view toward public disclosure or toward compliance with GAAP, published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Ernst & Young LLP (“Ernst & Young”), Martin Marietta’s and TXI’s independent registered public accounting firm, has neither examined, compiled nor performed any procedures with respect to the internal financial forecasts.

In addition, the internal financial forecasts have not been updated or revised to reflect information or results after the date the internal financial forecasts were prepared or as of the date of this joint proxy statement/prospectus. Except as required by applicable securities laws, neither Martin Marietta nor TXI intends to update or otherwise revise its internal financial forecasts or the specific portions presented to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions are shown to be in error. For more information see the sections entitled “The Issuance of Martin Marietta Shares and the Adoption of the Merger Agreement—Certain Martin Marietta Forecasts” beginning on page 81 and “—Certain TXI Forecasts” beginning on page 84.

Martin Marietta’s future results will suffer if the combined company does not effectively manage its expanded operations following the merger.

Following the merger, the size of the business of the combined company will increase significantly beyond the current size of either Martin Marietta’s or TXI’s current businesses. In addition, the combined company may continue to expand its operations through additional acquisitions or other strategic transactions. Martin Marietta’s future success depends, in part, upon its ability to manage its expanded business, which may pose substantial challenges for management, including challenges related to the management and monitoring of new operations and associated increased costs and complexity. There can be no assurances that the combined company will be successful or that it will realize the expected economies of scale, cost savings, revenue synergies and other benefits currently anticipated from the merger or anticipated from any additional acquisitions or strategic transactions.

Martin Marietta cannot assure you that it will be able to continue paying dividends at the current rate.

As noted elsewhere in this joint proxy statement/prospectus, Martin Marietta plans to continue its current dividend practices following the merger. However, you should be aware that Martin Marietta shareholders may not receive the same dividends following the merger for reasons that may include any of the following factors:

•	the combined company may not have enough cash to pay such dividends due to changes in Martin Marietta’s cash requirements, capital spending plans, cash flow or financial position;

•	while the dividend practices of Martin Marietta involve the distribution of a portion of Martin Marietta’s cash available to pay dividends, the Martin Marietta board could change its practices at any time;

•	the actual amount of dividends distributed and the decision to make any distribution will remain at all times entirely at the discretion of the Martin Marietta board; and

•	the amount of dividends that Martin Marietta may distribute is subject to restrictions under North Carolina law.

Martin Marietta’s shareholders should be aware that they have no contractual or other legal right to dividends.

The shares of Martin Marietta common stock to be received by TXI stockholders as a result of the merger will have different rights from the shares of TXI common stock currently held by TXI stockholders.

Upon completion of the merger, TXI stockholders will become Martin Marietta shareholders and their rights as shareholders will be governed by the NCBCA and Martin Marietta’s Restated Articles of Incorporation, as amended (referred to as “Martin Marietta’s Charter”) and Martin Marietta’s Restated Bylaws (referred to as “Martin Marietta’s Bylaws”). The rights associated with Martin Marietta common stock are different from the rights associated with TXI common stock. See the section entitled “Comparison of Rights of Martin Marietta Shareholders and TXI Stockholders” beginning on page 125 for a discussion of the different rights associated with Martin Marietta common stock.

Other Risk Factors of Martin Marietta and TXI

Martin Marietta’s and TXI’s businesses are and will be subject to the risks described above. In addition, Martin Marietta and TXI are, and will continue to be, subject to the risks described in Martin Marietta’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and TXI’s Annual Report on Form 10-K for the fiscal year ended May 31, 2013, respectively, as, in each case, updated by any subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, all of which are filed with the SEC and are incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 146 for the location of information incorporated by reference in this joint proxy statement/prospectus.

THE COMPANIES

Martin Marietta Materials, Inc.

Martin Marietta Materials, Inc.

2710 Wycliff Road

Raleigh, NC 27607

Telephone: (919) 783-4540

Martin Marietta Materials, Inc., a North Carolina corporation, is the nation’s second largest producer of aggregates products (crushed stone, sand and gravel) for the construction industry, including infrastructure, nonresidential, residential, railroad ballast, agricultural and chemical grade stone used in environmental applications. Martin Marietta’s aggregates business also includes asphalt products, ready mixed concrete and road paving operations. Martin Marietta also has a Specialty Products segment that manufactures and markets magnesia-based chemical products used in industrial, agricultural and environmental applications, and dolomitic lime sold primarily to customers in the steel industry.

Martin Marietta’s common stock is listed on the NYSE under the symbol “MLM”.

Additional information about Martin Marietta and its subsidiaries is included in documents incorporated by reference in this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 146.

Texas Industries, Inc.

Texas Industries, Inc.

1503 LBJ Freeway, Suite 400

Dallas, Texas 75234

Telephone: (972) 647-6700

Texas Industries, Inc., a Delaware corporation, is a leading supplier of heavy construction materials in the southwestern United States through three business segments: cement, aggregates and concrete. TXI’s cement production and distribution facilities are concentrated primarily in Texas and California, the two largest cement markets in the United States. Based on production capacity, TXI is the largest producer of cement in Texas with a 32% share in that state. TXI’s aggregate segment produces natural aggregates, including sand, gravel and crushed limestone. TXI’s concrete segment produces ready-mix concrete. TXI is a major supplier of natural aggregates and ready-mix concrete in Texas and northern Louisiana and, to a lesser extent, in Oklahoma and Arkansas.

TXI’s common stock is listed on the NYSE under the symbol “TXI”.

Additional information about TXI and its subsidiaries is included in documents incorporated by reference in this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 146.

Project Holdings, Inc.

Project Holdings, Inc., a wholly owned subsidiary of Martin Marietta (referred to as “Merger Sub”), is a North Carolina corporation that was formed on January 14, 2014 for the purpose of effecting the merger. Upon completion of the merger, Merger Sub will be merged with and into TXI, with TXI surviving as a wholly owned subsidiary of Martin Marietta. Merger Sub has not conducted any activities other than those incidental to its formation and the matters contemplated by the merger agreement in connection with the merger.

THE MARTIN MARIETTA SPECIAL MEETING

Date, Time and Place

The special meeting of Martin Marietta shareholders will be held at 2710 Wycliff Road, Raleigh, North Carolina 27607, on June 30, 2014 at 11:30 a.m., local time.

Purpose of the Martin Marietta Special Meeting

At the Martin Marietta special meeting, Martin Marietta shareholders will be asked:

•	to consider and vote on the share issuance proposal; and

•	to consider and vote on the Martin Marietta adjournment proposal.

Recommendation of the Board of Directors of Martin Marietta

After careful consideration, the Martin Marietta board, on January 27, 2014, unanimously approved the merger agreement and the issuance of shares of Martin Marietta common stock to TXI stockholders in connection with the merger and determined that the merger agreement and the transactions contemplated thereby, including the merger and the issuance of shares of Martin Marietta common stock to TXI stockholders pursuant to the merger, are advisable and in the best interests of Martin Marietta and its shareholders.

The Martin Marietta board accordingly unanimously recommends that the Martin Marietta shareholders vote “FOR” each of the share issuance proposal and the Martin Marietta adjournment proposal.

Martin Marietta Record Date; Shareholders Entitled to Vote

Only holders of record of shares of Martin Marietta common stock at the close of business on May 28, 2014, the record date for the Martin Marietta special meeting, will be entitled to notice of, and to vote at, the Martin Marietta special meeting or any adjournments or postponements thereof. A list of shareholders of record entitled to vote at the special meeting will be available beginning two business days after notice of the special meeting is given, and continuing through the special meeting, at our executive offices and principal place of business at 2710 Wycliff Road, Raleigh, North Carolina 27607 for inspection by stockholders during ordinary business hours for any purpose germane to the special meeting. The list will also be available at the special meeting for examination by any shareholder of record present at the special meeting.

As of the close of business on the record date, there were outstanding a total of 46,240,568 shares of Martin Marietta common stock entitled to vote at the Martin Marietta special meeting. As of the close of business on the record date, approximately 1.55% of the outstanding Martin Marietta common shares were held by Martin Marietta directors and executive officers and their affiliates. We currently expect that Martin Marietta’s directors and executive officers will vote their shares in favor of the above listed proposals, although none of them has entered into any agreements obligating him or her to do so.

Quorum

A quorum is necessary to transact business at the Martin Marietta special meeting. The presence of shareholders entitled to cast at least a majority of the votes entitled to be cast on a proposal constitutes a quorum for the transaction of business at the Martin Marietta special meeting. Shares of Martin Marietta common stock represented at the Martin Marietta special meeting and entitled to vote but not voted, including shares for which a shareholder directs an “abstention” from voting and broker non-votes (shares held by banks, brokerage firms or nominees that are present in person or by proxy at the Martin Marietta special meeting but with respect to which the broker or other shareholder of record is not instructed by the beneficial owner of such shares how to vote on a particular proposal and the broker does not have discretionary voting power on such proposal), will be counted as present for purposes of establishing a quorum. Shares of Martin Marietta common stock held in treasury will not be included in the calculation of the number of shares of Martin Marietta common stock represented at the meeting for purposes of determining whether a quorum is present.

Required Vote

Approval of the share issuance proposal requires the affirmative vote of holders of a majority of the votes cast on such proposal by holders of Martin Marietta common stock. Approval of the Martin Marietta adjournment proposal requires that the votes cast in favor of the Martin Marietta adjournment proposal exceed the votes cast against it.

Abstentions and Broker Non-Votes

If you are a Martin Marietta shareholder and fail to vote or fail to instruct your broker or nominee to vote, it will have no effect on the share issuance proposal or the Martin Marietta adjournment proposal. If you are a Martin Marietta shareholder and you mark your proxy or voting instructions to abstain, it will have the effect of a vote against the share issuance proposal and will have no effect on the Martin Marietta adjournment proposal.

Voting in Person

If you plan to attend the Martin Marietta special meeting and wish to vote in person, you will be given a ballot at the special meeting. Please note, however, that if your shares are held in “street name”, and you wish to vote at the special meeting, you must bring to the special meeting a “legal proxy” executed in your favor from the record holder (your broker, bank, trust company or other nominee) of the shares authorizing you to vote at the special meeting.

In addition, if you are a registered shareholder, please be prepared to provide proper identification, such as a driver’s license or passport. If you hold your shares in “street name”, you will need to provide proof of ownership, such as a recent account statement or letter from your broker, bank, trust company or other nominee proving ownership on the Martin Marietta record date, along with proper identification. Shareholders will not be allowed to use cameras, recording devices and other similar electronic devices at the meeting.

Voting of Proxies

A proxy card is enclosed for your use. Martin Marietta requests that you mark, sign and date the accompanying proxy and return it promptly in the enclosed postage-paid envelope. When the accompanying proxy is returned properly executed, the shares of Martin Marietta common stock represented by it will be voted at the Martin Marietta special meeting or any adjournment thereof in accordance with the instructions contained in the proxy.

If a proxy is returned without an indication as to how the shares of Martin Marietta common stock represented are to be voted with regard to a particular proposal, the Martin Marietta common stock represented by the proxy will be voted in favor of each such proposal. At the date hereof, management has no knowledge of any business that will be presented for consideration at the special meeting and which would be required to be set forth in this joint proxy statement/prospectus or the related Martin Marietta proxy card other than the matters set forth in Martin Marietta’s Notice of Special Meeting of Shareholders. If any other matter is properly presented at the Martin Marietta special meeting for consideration, it is intended that the persons named in the enclosed form of proxy and acting thereunder will vote in accordance with their best judgment on such matter.

Your vote is important. Accordingly, please mark, sign, date and return the enclosed proxy card whether or not you plan to attend the Martin Marietta special meeting in person.

How Proxies Are Counted

All shares represented by properly executed proxies received in time for the Martin Marietta special meeting will be voted at the meeting in the manner specified by the shareholder giving those proxies. Properly executed proxies that do not contain voting instructions with respect to the share issuance proposal or the Martin Marietta adjournment proposal will be voted “FOR” that proposal.

Participants in Benefit Plans

Participants in Martin Marietta’s Performance Sharing Plan and Savings and Investment Plan have received voting instruction cards in lieu of a proxy card. Only the trustees of these plans, in their capacity as directed trustees, can vote the plan shares at the Martin Marietta special meeting. However, if you are a participating current or former Martin Marietta employee, you are designated as a “Named Fiduciary” for voting purposes, which entitles you, on a confidential basis, to instruct the trustees how to cast the votes attributable to the shares allocated to your plan account, as well as a proportionate number of plan shares for which properly executed instructions are not timely received. By signing and returning your voting instruction card, you are accepting your designation under the plans as a “Named Fiduciary”, and you therefore are required to exercise your voting rights prudently and in the interest of all plan participants. If you elect not to vote the shares allocated to your accounts, your shares will be voted in accordance with voting instructions received by the trustees from Martin Marietta, or if no such instructions are received from Martin Marietta, your shares will be voted proportionally in accordance with the voting instructions received by the trustees from those plan participants who do vote.

Shares Held in “Street Name”

If you hold your shares in a stock brokerage account or if your shares are held by a bank or nominee (that is, in street name), you must provide the record holder of your shares with instructions on how to vote your shares if you wish them to be counted. Please follow the voting instructions provided by your bank or broker. Please note that you may not vote shares held in street name by returning a proxy card directly to Martin Marietta or by voting in person at your special meeting unless you provide a “legal proxy”, which you must obtain from your bank or broker. Further, brokers who hold shares of Martin Marietta common stock on behalf of their customers may not give a proxy to Martin Marietta to vote those shares without specific instructions from their customers.

If you are a Martin Marietta shareholder and you do not instruct your broker on how to vote your shares, your broker may not vote your shares, which will have no effect on any of the proposals to be considered at the Martin Marietta special meeting.

Revocability of Proxies

You have the power to revoke your proxy at any time before your proxy is voted at the Martin Marietta special meeting. You can revoke your proxy in one of three ways:

•	you can send a signed notice of revocation;

•	you can grant a new, valid proxy bearing a later date (including by telephone or through the Internet); or

•	if you are a holder of record, you can attend the Martin Marietta special meeting and vote in person, which will automatically cancel any proxy previously given, or you can revoke your proxy in person, but your attendance alone will not revoke any proxy that you have previously given.

If you choose either of the first two methods, your notice of revocation or your new proxy must be received by Martin Marietta’s Secretary at 2710 Wycliff Road, Raleigh, North Carolina 27607, no later than the beginning of the Martin Marietta special meeting. If your shares are held in “street name” by your bank or broker, you should contact your broker to change your vote or revoke your proxy.

Tabulation of Votes

Martin Marietta has appointed one or more representatives of American Stock Transfer & Trust Company to serve as the inspector of election for the Martin Marietta special meeting. The inspector of election will, among other matters, determine the number of shares represented at the Martin Marietta special meeting to confirm the existence of a quorum, determine the validity of all proxies and ballots and certify the results of voting on all proposals submitted to the shareholders.

Solicitation of Proxies

In accordance with the merger agreement, the cost of proxy solicitation for the Martin Marietta special meeting will be borne by Martin Marietta. In addition to the use of the mail, proxies may be solicited by officers and directors and regular employees of Martin Marietta, some of whom may be considered participants in the solicitation, without additional remuneration, by personal interview, telephone, facsimile or otherwise. Martin Marietta will also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares held of record on the record date and will provide customary reimbursement to such firms for the cost of forwarding these materials. Martin Marietta has retained Morrow & Co., LLC to assist in its solicitation of proxies and has agreed to pay them a fee of approximately $25,000, plus reasonable expenses, for these services.

Adjournments

If a quorum is not present or represented, the shareholders entitled to vote at the Martin Marietta special meeting, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present or represented. If a quorum is present at the special meeting but there are not sufficient votes at the time of the special meeting to approve the share issuance proposal, then Martin Marietta shareholders may be asked to vote on the Martin Marietta adjournment proposal. No notices of an adjourned meeting need be given unless the adjournment is for more than 120 days or, if after the adjournment, a new record date is or must be fixed for the adjourned meeting, in which case a notice of the adjourned meeting will be given to each shareholder of record entitled to vote at the meeting. At any subsequent reconvening of the special meeting at which a quorum is present, any business may be transacted that might have been transacted at the original meeting and all proxies will be voted in the same manner as they would have been voted at the original convening of the special meeting, except for any proxies that have been effectively revoked or withdrawn prior to the time the proxy is voted at the reconvened meeting.

Assistance

If you need assistance in completing your proxy card or have questions regarding the Martin Marietta special meeting, please contact Morrow & Co., LLC at 470 West Avenue, Stamford, CT 06902, email at: MLM.info@morrowco.com, call collect at (203) 658-9400, or call toll-free at (877) 757-5404.

THE TXI SPECIAL MEETING

Date, Time and Place

The special meeting is scheduled to be held at The Omni Dallas Hotel at Park West, 1590 LBJ Freeway, Dallas, Texas 75234, on June 30, 2014 at 9:30 a.m., local time.

Purpose of the TXI Special Meeting

At the TXI special meeting, TXI stockholders will be asked:

•	to consider and vote on the merger proposal;

•	to consider and vote on the TXI adjournment proposal; and

•	to consider and vote on the compensation proposal.

Recommendation of the Board of Directors of TXI

After careful consideration, the TXI board, on January 27, 2014, unanimously approved the merger agreement and determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and in the best interests of TXI and its stockholders.

The TXI board accordingly unanimously recommends that the TXI stockholders vote “FOR” each of the merger proposal, the TXI adjournment proposal and the compensation proposal.

TXI Record Date; Stockholders Entitled to Vote

Only holders of record of shares of TXI common stock at the close of business on May 28, 2014, the record date for the TXI special meeting, will be entitled to notice of, and to vote at, the TXI special meeting and at any adjournment of the meeting. A list of stockholders of record of TXI entitled to vote at the special meeting will be available for ten days before the special meeting at our executive offices and principal place of business at 1503 LBJ Freeway, Suite 400, Dallas, Texas 75234 for inspection by stockholders during ordinary business hours for any purpose germane to the special meeting. The list will also be available at the special meeting for examination by any stockholder of record present at the special meeting.

As of the close of business on the record date, there were outstanding a total of 28,855,704 shares of TXI common stock entitled to vote at the TXI special meeting. As of the close of business on the record date, approximately 1.73% of the outstanding shares of TXI common stock were held by TXI directors and executive officers and their affiliates. We currently expect that TXI’s directors and executive officers will vote their shares in favor of above listed proposals, although none of them has entered into any agreements obligating him or her to do so.

Quorum

A quorum is necessary to transact business at the TXI special meeting. Stockholders who hold at least a majority of the outstanding TXI common stock as of the close of business on the record date and who are entitled to vote must be present or represented by proxy in order to constitute a quorum for the transaction of business at the TXI special meeting. Shares of TXI common stock represented at the TXI special meeting but not voted, including shares for which a shareholder directs an “abstention” from voting, will be counted as present for purposes of establishing a quorum. Broker non-votes (shares held by banks, brokerage firms or nominees that are present in person or by proxy at the TXI special meeting but with respect to which the broker or other stockholder of record is not instructed by the beneficial owner of such shares how to vote on a particular proposal and the broker does not have discretionary voting power on such proposal) will not be counted as present for purposes of establishing a quorum. Shares of TXI common stock held in treasury will not be included in the calculation of the number of shares of TXI common stock represented at the meeting for purposes of determining whether a quorum is present.

Required Vote

Approval of the merger proposal requires the affirmative vote of holders of a majority of the outstanding shares of TXI common stock entitled to vote on the proposal. Approval of the TXI adjournment proposal and the compensation proposal each requires the affirmative vote of holders of a majority of the issued and outstanding shares of TXI common stock present in person or represented by proxy at the TXI special meeting and entitled to vote at the meeting.

In connection with the merger agreement, each of NNS and SAM, who, collectively, hold approximately 51% of the outstanding shares of TXI common stock, entered into voting agreements pursuant to which each such stockholder agreed to vote all of its shares of TXI common stock in favor of the merger proposal and the approval of the transactions contemplated by the merger agreement and against, among other things, alternative transactions. In the event that TXI’s board of directors changes its recommendation that TXI stockholders adopt the merger agreement, NNS and SAM will only be required to vote shares representing at most 35% of the outstanding TXI common stock in favor of the merger proposal, with the balance of their shares being voted in such circumstances in NNS’s and SAM’s sole discretion. For additional information about the voting agreements, see the section entitled “The Issuance of Martin Marietta Shares and the Adoption of the Merger Agreement—Voting Agreements” beginning on page 103.

Abstentions and Broker Non-Votes

If you are a TXI stockholder and fail to vote, fail to instruct your broker or nominee to vote, or vote to abstain, it will have the same effect as a vote against the merger proposal. If you are a TXI stockholder and fail to vote or fail to instruct your broker or nominee to vote, it will have no effect on the TXI adjournment proposal or the compensation proposal, assuming a quorum is present. If you are a TXI stockholder and you mark your proxy or voting instructions to abstain, it will have the effect of a vote against the TXI adjournment proposal and the compensation proposal.

Voting in Person

If you plan to attend the TXI special meeting and wish to vote in person, you will be given a ballot at the special meeting. Please note, however, that if your shares are held in “street name”, and you wish to vote at the special meeting, you must bring to the special meeting a “legal proxy” executed in your favor from the record holder (your broker, bank, trust company or other nominee) of the shares authorizing you to vote at the special meeting.

In addition, if you are a registered stockholder, please be prepared to provide proper identification, such as a driver’s license or passport. If you hold your shares in “street name”, you will need to provide proof of ownership, such as a recent account statement or letter from your broker, bank, trust company or other nominee proving ownership on the TXI record date, along with proper identification. Stockholders will not be allowed to use cameras, recording devices and other similar electronic devices at the meeting.

Voting of Proxies

A proxy card is enclosed for your use. TXI requests that you mark, sign and date the accompanying proxy and return it promptly in the enclosed postage-paid envelope. When the accompanying proxy is returned properly executed, the shares of TXI common stock represented by it will be voted at the TXI special meeting or any adjournment thereof in accordance with the instructions contained in the proxy.

If a proxy is returned without an indication as to how the shares of TXI common stock represented are to be voted with regard to a particular proposal, the TXI common stock represented by the proxy will be voted in favor of each such proposal. At the date hereof, management has no knowledge of any business that will be presented for consideration at the special meeting and which would be required to be set forth in this joint proxy statement/prospectus or the related TXI proxy card other than the matters set forth in TXI’s Notice of Special Meeting of Stockholders. If any other matter is properly presented at the TXI special meeting for consideration, it is intended that the persons named in the enclosed form of proxy and acting thereunder will vote in accordance with their best judgment on such matter.

Your vote is important. Accordingly, please mark, sign, date and return the enclosed proxy card whether or not you plan to attend the TXI special meeting in person.

How Proxies Are Counted

All shares represented by properly executed proxies received in time for the TXI special meeting will be voted at the meeting in the manner specified by the stockholder giving those proxies. Properly executed proxies that do not contain voting instructions with respect to the merger proposal, the TXI adjournment proposal or the compensation proposal will be voted “FOR” that proposal.

Shares Held in “Street Name”

If you hold your shares in a stock brokerage account or if your shares are held by a bank or nominee (that is, in street name), you must provide the record holder of your shares with instructions on how to vote your shares if you wish them to be counted. Please follow the voting instructions provided by your bank or broker. Please note that you may not vote shares held in street name by returning a proxy card directly to TXI or by voting in person at your special meeting unless you provide a “legal proxy”, which you must obtain from your bank or broker. Further, brokers who hold shares of TXI common stock on behalf of their customers may not give a proxy to TXI to vote those shares without specific instructions from their customers.

If you are a TXI stockholder and you do not instruct your broker on how to vote your shares, your broker may not vote your shares, which will have the same effect as a vote against the merger proposal. If you are a TXI stockholder and do not instruct your broker on how to vote your shares, it will have no effect on the TXI adjournment proposal and the compensation proposal, assuming a quorum is present.

Revocation of Proxies

You have the power to revoke your proxy at any time before your proxy is voted at the TXI special meeting. You can revoke your proxy in one of three ways:

•	you can send a signed notice of revocation;

•	you can grant a new, valid proxy bearing a later date (including by telephone or through the Internet); or

•	if you are a holder of record, you can attend the TXI special meeting and vote in person, which will automatically cancel any proxy previously given, or you can revoke your proxy in person, but your attendance alone will not revoke any proxy that you have previously given.

If you choose either of the first two methods, your notice of revocation or your new proxy must be received by TXI’s Corporate Secretary at 1503 LBJ Freeway, Suite 400, Dallas, Texas 75234 no later than the beginning of the TXI special meeting. If your shares are held in “street name” by your bank or broker, you should contact your broker to change your vote or revoke your proxy.

Tabulation of Votes

TXI has appointed one or more representatives of Computershare Investor Services to serve as the inspector of election for the TXI special meeting. The inspector of election will, among other matters, determine the number of shares represented at the TXI special meeting to confirm the existence of a quorum, determine the validity of all proxies and ballots and certify the results of voting on all proposals submitted to the stockholders.

Solicitation of Proxies

In accordance with the merger agreement, the cost of proxy solicitation for the TXI special meeting will be borne by TXI. In addition to the use of the mail, proxies may be solicited by officers and directors and regular employees of TXI, some of whom may be considered participants in the solicitation, without additional remuneration, by personal interview, telephone, facsimile or otherwise. TXI will also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares held of record on the record date and will provide customary reimbursement to such firms for the cost of forwarding these materials.

Adjournments

If a quorum is not present or represented, the stockholders entitled to vote at the TXI special meeting, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present or represented. If a quorum is present at the special meeting but there are not sufficient votes at the time of the special meeting to approve the merger proposal, then TXI stockholders may be asked to vote on the TXI adjournment proposal. No notices of an adjourned meeting need be given unless the adjournment is for more than 30 days or, if after the adjournment, a new record date is fixed for the adjourned meeting, in which case a notice of the adjourned meeting will be given to each stockholder of record entitled to vote at the meeting. At any subsequent reconvening of the special meeting at which a quorum is present, any business may be transacted that might have been transacted at the original meeting and all proxies will be voted in the same manner as they would have been voted at the original convening of the special meeting, except for any proxies that have been effectively revoked or withdrawn prior to the time the proxy is voted at the reconvened meeting.

Assistance

If you need assistance in completing your proxy card or have questions regarding the TXI special meeting, please contact TXI’s investor relations department:

Texas Industries, Inc.

1503 LBJ Freeway, Suite 400

Dallas, Texas 75234

(972) 647-6700

Attn: Investor Relations

MARTIN MARIETTA PROPOSAL 1 AND TXI PROPOSAL 1: THE ISSUANCE OF MARTIN MARIETTA SHARES AND THE ADOPTION OF THE MERGER AGREEMENT

Effects of the Merger

At the effective time of the merger, Merger Sub, a wholly owned subsidiary of Martin Marietta formed to effect the merger, will merge with and into TXI. TXI will be the surviving corporation in the merger and will thereby become a wholly owned subsidiary of Martin Marietta.

In the merger, each outstanding share of TXI common stock (other than shares owned by TXI, Martin Marietta or Merger Sub, which will be cancelled) will be converted into the right to receive 0.70 shares of Martin Marietta common stock for each share of TXI common stock, with cash paid in lieu of fractional shares. This exchange ratio is fixed and will not be adjusted to reflect stock price changes prior to closing of the merger. Martin Marietta shareholders will continue to hold their existing Martin Marietta shares.

Background of the Merger

TXI’s management and board of directors regularly review TXI’s performance, prospects and strategy in light of the current business and economic environment, as well as developments in the heavy construction materials industry and opportunities and challenges facing participants in that industry. These reviews have included consideration, from time to time, of potential strategic alternatives, including strategic acquisitions and divestitures, a sale of the company and remaining an independent, stand-alone entity. Similarly, Martin Marietta’s management and board of directors regularly review Martin Marietta’s prospects and strategy in light of the current business and economic environment, as well as developments in the heavy-construction materials industry and opportunities and challenges facing participants in that industry. These reviews have included consideration, from time to time, of potential strategic alternatives, including strategic acquisitions, divestitures and business combination transactions.

On March 25, 2013, C. Howard Nye, president and chief executive officer of Martin Marietta, met with Nassef Sawiris, a representative of NNS (which held approximately 23% of TXI’s outstanding shares at that time) to discuss potential business opportunities between Martin Marietta and TXI in order to ascertain the interest of one of the largest stockholders of TXI in such opportunities. The meeting had been organized by representatives of Barclays. At this meeting and in the subsequent meetings and conversations between Mr. Nye and Mr. Sawiris, Mr. Sawiris acted solely in his capacity as a representative of NNS and did not purport to act for or represent TXI, the TXI board or any other stockholder. During the meeting, Mr. Sawiris indicated that NNS would, and that he believed that other TXI stockholders might, potentially be interested in a strategic transaction between TXI and Martin Marietta, at a price and on terms that would be favorable to TXI stockholders. Following the meeting, Mr. Nye distributed a memorandum to the Martin Marietta board describing his conversation with Mr. Sawiris and stating his intent to begin reviewing, together with other members of Martin Marietta’s management, the possibility of a strategic transaction with TXI.

On May 23, 2013, the Martin Marietta board met, together with Martin Marietta’s management, to, among other things, discuss management’s review of a number of strategic alternatives. At the meeting, Mr. Nye reviewed management’s preliminary consideration of a potential transaction with TXI and the potential strategic benefits and alternatives in structuring such a transaction. The Martin Marietta board indicated that it supported management further investigating the potential transaction.

Following the board meeting, beginning on May 31, 2013, Mr. Nye requested and engaged in a number of additional discussions with Mr. Sawiris, acting solely in his capacity as a representative of NNS, regarding the terms that NNS would be prepared to support in the event of a potential transaction between Martin Marietta and TXI. These discussions were exploratory in nature, and included discussions concerning the potential structure of such a transaction, the due diligence work that would need to be completed and the possibility of TXI representation on the Martin Marietta board following the consummation of the transaction, it being understood that any preliminary agreement would be subject to the approval of the Martin Marietta board and the TXI board. Throughout these discussions with Mr. Sawiris and the conversations that followed with TXI’s other stockholders, management and representatives, Mr. Nye and other members of Martin Marietta’s management kept the Martin Marietta board informed of the discussions through meetings and communications with the directors. None of Martin Marietta, TXI, NNS or any of their respective affiliates entered into, or committed to enter into, any agreement of any kind as a result of, or in connection with, any of the foregoing meetings or discussions.

In July 2013, the TXI board asked Citigroup to assist it in a review of market developments and potential strategic alternatives. On August 6, 2013, the TXI board met with members of TXI’s management and representatives of Citigroup to discuss this review. Following presentations and discussion at this meeting, the TXI board instructed Citigroup to contact a select number of parties to determine such parties’ interest in a joint venture or purchase of TXI’s California plants, an acquisition of TXI or a merger with TXI.

During the second half of August and the first half of September, as directed by the TXI board, Citigroup contacted 15 parties, including Martin Marietta, 13 of which, including Martin Marietta, expressed interest in exploring a potential transaction and entered into confidentiality agreements with TXI. During this time, representatives of Citigroup and TXI’s management also began to engage in conversations with the interested parties to discuss certain initial diligence matters. On August 16, 2013, Mr. Nye and Mel G. Brekhus, TXI’s president and chief executive officer, spoke by phone to discuss the possibility of a strategic transaction between Martin Marietta and TXI. Martin Marietta and TXI entered into a confidentiality agreement on August 29, 2013, and Martin Marietta began to conduct a diligence review of TXI. As part of this diligence review, on September 3, 2013, Mr. Nye and other members of Martin Marietta’s management met with representatives of Citigroup to receive a high-level presentation regarding TXI’s business and operations.

On September 26, 2013, and again on October 7, 2013, the TXI board met, together with Citigroup. Following these meetings, based on the informal feedback received from the potentially interested parties, the TXI board authorized Citigroup to solicit formal but non-binding indications of interest from the potentially interested parties, with a deadline of October 30, 2013, and to provide limited due diligence to those parties. Beginning on October 11, 2013, Citigroup sent a letter to each potentially interested party, including Martin Marietta, detailing the process and setting the October 30th deadline for indications of interest.

On October 29, 2013, the Martin Marietta board met, together with Martin Marietta’s management, to receive an update on the status of the preliminary conversations and analyses that had been undertaken in connection with the potential transaction with TXI. Mr. Nye reviewed the recent discussions regarding the potential transaction and members of Martin Marietta’s management provided reports on business, financial and legal aspects of a transaction with TXI based on the due diligence review that had been conducted by Martin Marietta. Mr. Nye also discussed the Martin Marietta board’s finance committee’s review, on October 23, 2013, of the potential financial impact on Martin Marietta of a transaction with TXI, and reviewed management’s proposed response to TXI’s request for a non-binding indication of interest, which included a stock-for-stock merger transaction at an exchange ratio in the range of 0.65 to 0.70 Martin Marietta shares for each outstanding TXI share (which implied a valuation range of $64.60 to $69.57 per TXI share based upon the closing price of Martin Marietta shares on October 29, 2013). Members of Martin Marietta’s management then reviewed likely next steps in the process. Following an extensive discussion, the Martin Marietta board authorized Martin Marietta’s management to pursue the proposed transaction with TXI, subject to further and final approval by the Martin Marietta board.

By November 1, 2013, TXI received one indication of interest for a transaction involving the whole of TXI (which was the proposal from Martin Marietta proposing the merger transaction), as well as one indication of interest for an operating lease of TXI’s California assets, one indication of interest in a transaction involving only TXI’s California operations that did not indicate a price, and one indication of interest for a transaction involving only TXI’s aggregate operations.

On November 4, 2013, the TXI board met, together with members of management and representatives of Citigroup and Wachtell Lipton, TXI’s outside legal counsel, to consider these indications of interest. Among other things, the TXI board determined that the indications of interest relating to TXI’s California operations or aggregate operations were unattractive financially and strategically, but that the indication of interest received from Martin Marietta warranted further exploration and development. In particular, the TXI board considered that the two alternate proposals that did indicate a value range did not appear to be at attractive valuation levels and that all three of the alternative transactions would have shrunk the scope and scale of TXI’s operations, which would likely diminish rather than enhance TXI’s strategic positioning and ability to create stockholder value in the future. Accordingly, the TXI board considered that a strategic merger with Martin Marietta in the value range suggested by Martin Marietta’s proposal would be both financially and strategically superior to the alternative of remaining independent, with or without a transaction involving TXI’s aggregates or California operations. As a result of this meeting, the TXI board instructed Mr. Brekhus to contact Mr. Nye to determine whether Martin Marietta could be convinced to agree to a higher exchange ratio of 0.75. During the period from November 6 through November 12, 2013, Mr. Brekhus spoke to Mr. Nye, and directed representatives of Citigroup to speak with Martin Marietta’s management and financial advisors, to discuss whether Martin Marietta would be willing to agree to a higher exchange ratio. After discussion with Martin Marietta’s advisors, Martin Marietta’s representatives requested additional due diligence information and an opportunity to meet with TXI’s management before providing Martin Marietta’s response on valuation.

At an in-person meeting on November 18, 2013, members of TXI’s management and representatives of Citigroup provided a management presentation and select due diligence information to Martin Marietta’s management. The parties continued their conversations and Martin Marietta continued to conduct diligence on TXI over the next nine days.

On November 26, 2013, the Martin Marietta board met, together with Martin Marietta’s management and representatives of J.P. Morgan and Deutsche Bank, to discuss, among other things, TXI’s counterproposal on valuation and to receive an update with respect to the additional diligence that had been conducted. At the meeting, members of Martin Marietta’s management reviewed with the Martin Marietta board management’s estimates of potential synergies related to a strategic transaction with TXI and updated the Martin Marietta board as to the additional business, financial and legal due diligence that had been conducted. The Martin Marietta board indicated that it supported management continuing to work on the proposed transaction and authorized Mr. Nye to offer an exchange ratio above 0.70 if necessary.

On the morning of November 27, 2013, Mr. Nye met with Mr. Brekhus to inform him that based on the information received by Martin Marietta so far, and subject to further due diligence, Mr. Nye would be willing to recommend to the Martin Marietta board an exchange ratio of 0.72 (which implied a value of $70.08 per TXI share based upon the closing price of Martin Marietta shares on November 27, 2013). Mr. Nye stated that Martin Marietta would be prepared to proceed at that exchange ratio subject to TXI’s agreement to enter into exclusive negotiations through December 31, 2013. Mr. Nye also indicated that in connection with the execution of any definitive agreement between Martin Marietta and TXI, Martin Marietta would require TXI’s two largest stockholders, SAM, which held approximately 28% of the TXI’s outstanding shares at that time, and NNS, to enter into voting agreements pursuant to which such stockholders would commit to vote their shares in favor of such transaction. Messrs. Nye and Brekhus also discussed certain non-financial terms of the potential transaction, including the potential right of TXI to appoint directors to Martin Marietta’s board and to terminate any definitive agreement entered into between the parties to enter into an agreement providing for a superior proposal.

Later on November 27, 2013, the TXI board met, together with members of TXI’s management, to discuss Martin Marietta’s proposal. After extensive discussion, the TXI board determined to authorize TXI’s management to proceed with due diligence and enter into exclusive negotiations with Martin Marietta of a definitive agreement at an exchange ratio of 0.72, subject to further and final approval by the TXI board if such negotiations proved to be successful.

On December 4, 2013, the parties executed an exclusivity agreement providing for exclusive negotiations through December 31, 2013.

Throughout December 2013, TXI, Martin Marietta and their respective counsel negotiated a definitive merger agreement and form of voting agreement, Martin Marietta continued to engage in due diligence review of TXI, and TXI engaged in due diligence review of Martin Marietta. At the start of the negotiations in December, the parties targeted the week of January 6, 2014 for completion of negotiations and announcement of a transaction.

On December 11, 2013, the Martin Marietta board met, together with members of management, to receive a transaction update.

Also on December 11, 2013, TXI provided to Martin Marietta TXI’s financial results for its fiscal second quarter ended November 30, 2013, which reflected a larger loss than had been forecast.

On December 12, 2013, Bloomberg reported that TXI’s owners were exploring a sale of TXI, following which TXI’s share price increased by more than 13%, and closed at $66.47 per share on December 13, 2013. The report mentioned certain potential acquirors but did not identify Martin Marietta.

On December 20, 2013, the TXI board met, together with members of management and TXI’s legal and financial advisors, to receive a transaction update. Also on December 20, 2013, the Martin Marietta board met, together with members of Martin Marietta’s management, to receive an update on the transaction and the results of management’s due diligence.

In connection with TXI’s due diligence review of Martin Marietta, members of Martin Marietta’s management met with members of TXI’s management on December 23, 2013 to provide a management presentation on Martin Marietta’s business. Following this presentation, Messrs. Nye and Brekhus discussed certain of the open issues in the negotiation of the merger agreement and form voting agreements, including, among others, whether TXI would have the right to terminate the merger agreement to enter into an agreement providing for a superior proposal and certain other terms in the merger agreement related to closing certainty.

Later on December 23, 2013, TXI provided Martin Marietta a revised forecast for full fiscal year 2014, which reflected TXI’s actual financial results (provided to Martin Marietta on December 11, 2013) for its fiscal second quarter and showed lower earnings for the full fiscal year 2014. On December 26, 2013, members of Martin Marietta’s management and TXI’s management spoke by phone to discuss the revised forecast and Martin Marietta requested additional diligence information to better understand the revisions. On January 2, 2014, representatives of Martin Marietta’s management, TXI’s management and their respective financial advisors met to discuss the revised forecast and TXI’s prospects generally. Following the meeting, Mr. Nye and Mr. Brekhus spoke to discuss the feasibility of the previously-targeted week of January 6, 2014 for the announcement of a transaction in light of the revised forecast. On January 3, 2014, TXI delivered to Martin Marietta the additional diligence information that Martin Marietta had requested as a result of the revised forecast, which Martin Marietta agreed to review and evaluate.

Later on January 3, 2014, Mr. Nye called Mr. Brekhus to inform him that Martin Marietta expected it would need additional time beyond the previously-targeted week of January 6th to analyze and consider the new information received that would likely impact Martin Marietta’s value assessment. Later that day, representatives of J.P. Morgan spoke to representatives of Citigroup to discuss the conversation between Messrs. Nye and Brekhus. During this call, the J.P. Morgan representatives indicated that it was unlikely that Martin Marietta would continue to be supportive of a transaction at a 0.72 exchange ratio.

Later on January 3, 2014, the TXI board met, together with members of management and TXI’s legal and financial advisors. After extensive discussion, and taking into account, among other things, the directors’ views of TXI’s prospects and the previously stated views of TXI’s largest stockholders regarding a possible transaction, which had been conveyed to the TXI board, the TXI board instructed Mr. Brekhus to inform Mr. Nye that TXI would be prepared to enter into a merger transaction at a slightly reduced exchange ratio of 0.70 (which implied a value of $69.57 per TXI share based upon the closing price of Martin Marietta shares on January 3, 2014, or approximately $0.51 per share lower than the proposal under consideration by the TXI board in late November 2013), provided that Martin Marietta agree to TXI’s proposed resolution of several issues then under negotiation between the parties (including termination fees, certain terms related to closing certainty and the right to terminate the merger agreement in the event of a superior proposal) and provided that Martin Marietta agree to enter into a definitive merger agreement by or before TXI’s earnings announcement then scheduled for January 8, 2014. Following this meeting, Mr. Brekhus conveyed the TXI proposal to Mr. Nye. On January 4, 2014, representatives of J.P. Morgan spoke to representatives of Citigroup to discuss the conversation between Messrs. Nye and Brekhus.

On January 3, 2014, January 4, 2014 and January 5, 2014, Mr. Nye reviewed and discussed the TXI proposal with the other members of Martin Marietta’s management, as well as Martin Marietta’s directors and financial and legal advisors. As a result of these discussions, Martin Marietta’s management determined that Martin Marietta would continue to require additional time to consider and review TXI’s proposal in light of the additional information that had been provided.

Later on January 5, 2014, Mr. Nye called Mr. Brekhus to inform him that Martin Marietta continued to require additional time to consider and review the due diligence information and assess the situation and potentially available synergies and, accordingly, Martin Marietta would not be able to meet TXI’s timetable nor confirm Martin Marietta’s willingness to engage in a merger at a 0.70 exchange ratio. Later on January 5, 2014, the TXI board met, together with members of management and TXI’s legal and financial advisors, to review and discuss the status of negotiations with Martin Marietta. The TXI board concluded that it was not willing to offer further price concessions to Martin Marietta and that TXI would proceed on the assumption that there would be no transaction with Martin Marietta.

On January 6, 2014, Mr. Brekhus called Mr. Nye to inform him that the TXI board was not willing to reconsider the terms it had offered. Later that day, O. Mason Hawkins, the chairman and chief executive officer of SAM, contacted Mr. Nye to convey his support for the proposal that Mr. Brekhus had conveyed to Mr. Nye on January 3, 2014 and to encourage Martin Marietta to consider agreeing to execute a definitive agreement expeditiously.

From January 5 through January 13, 2014, Martin Marietta continued to review and evaluate a possible transaction with TXI. On January 13, 2014, the Martin Marietta board met, together with its management, to review and discuss the potential transaction with TXI. At this meeting the Martin Marietta board provisionally determined, subject to further discussion at a meeting of the Martin Marietta Board’s finance committee and audit committee and final Martin Marietta board review and approval, that TXI should be informed that Martin Marietta would be willing to proceed with negotiations on the basis of a 0.70 exchange ratio, but subject to satisfactory resolution of several non-financial merger agreement terms and subject to TXI’s two largest stockholders agreeing to enter into voting support agreements concurrently with the execution of a definitive merger agreement between Martin Marietta and TXI. Later on January 14, 2014, Mr. Nye called Mr. Brekhus to inform him of Martin Marietta’s willingness to re-initiate negotiations at a 0.70 exchange ratio and of Martin Marietta’s request that the support of TXI’s two largest stockholders be obtained. During the call, Mr. Nye also conveyed Martin Marietta’s positions on certain of the non-financial merger agreement terms, which included certain terms related to closing certainty, as well as the right of TXI to appoint a director to the Martin Marietta board.

On January 15, 2014, the TXI board met, together with TXI’s legal and financial advisors, to receive a transaction status update and Citigroup’s review of its financial analysis of the transaction and to discuss the board’s position on merger agreement issues. During the meeting, the TXI board instructed Mr. Brekhus to continue to negotiate certain non-financial open issues. During adjournments of the meeting, Mr. Ransdell, chairman of the TXI board, and Mr. Lanigan, one of TXI’s directors, called Mr. Hawkins, and Mr. Brekhus called Mr. Sawiris, who each agreed that they were prepared to recommend to the boards and/or investment committees of SAM and NNS, respectively, that SAM or NNS, as applicable, should enter into a separate voting agreement with Martin Marietta with respect to their respective TXI shares.

From January 15 through January 25, 2014, the parties and their legal and financial advisors engaged in discussions and negotiations to complete due diligence and to resolve the open transaction issues. These discussions and negotiations included numerous telephone conversations between the parties’ executives and representatives, as well as conversations between representatives of Martin Marietta and Mr. Hawkins.

On January 23, 2014, at a regularly-scheduled meeting of the Martin Marietta board, Martin Marietta management provided the Martin Marietta board with a transaction update.

The TXI board met twice on January 24, 2014, together with management and TXI’s financial and legal advisors, to review and discuss the status of negotiations. Mr. Hawkins joined for a portion of the second meeting on January 24, 2014 to provide the TXI board with the perspectives of SAM, which were favorable to the transaction. Mr. Hawkins said that he had spoken with Mr. Sawiris, who was, as a representative of NNS, similarly supportive.

Also on January 24, 2014, Bloomberg reported that Martin Marietta was in advanced discussions to acquire TXI. Following the report, Mr. Nye and representatives of Martin Marietta’s management and financial and legal advisors discussed that, given the market rumors about the transaction, it would be in Martin Marietta’s best interests to convey to TXI Martin Marietta’s final positions on the remaining open issues in the negotiations. It was agreed that Martin Marietta’s final positions would include some concessions to TXI, including the right to terminate the merger agreement in the event that it received a superior proposal and the right to receive a fee of $25 million from Martin Marietta if the merger is unable to be completed due to a failure to receive regulatory clearance. Later in the day on January 24, 2014, Mr. Nye conveyed Martin Marietta’s final positions to Mr. Brekhus.

On the morning of January 25, 2014, Messrs. Brekhus and Ransdell spoke to Mr. Nye by telephone and, later that day, Mr. Hawkins spoke to Mr. Nye by telephone. In each of these conversations, Mr. Nye confirmed that Martin Marietta had no further flexibility on the remaining points. Representatives of J.P. Morgan also held discussions with representatives of Citigroup on January 25, 2014. Later on January 25, 2014, the TXI board met. After extensive discussion, including as to the matters discussed below in the section entitled “TXI’s Reasons for the Merger; Recommendation of the TXI Board of Directors” beginning on page 48, the TXI board determined to move forward on the basis proposed by Martin Marietta, subject to final board review and formal board approval at a meeting to be scheduled after completion of the negotiations of the merger agreement, the voting agreements and the lease agreements.

On January 26, 2014, Mr. Nye had several conversations with Messrs. Brekhus and Ransdell and with Mr. Hawkins regarding the right of TXI or its stockholders to appoint directors to Martin Marietta’s board, one of which was joined by Stephan P. Zelnak, Jr., Chairman of the Martin Marietta board. Financial advisors for TXI and Martin Marietta also spoke on January 26, 2014. In the evening on January 26, 2014, Mr. Nye called Messrs. Brekhus and Ransdell and indicated that Martin Marietta was prepared to move forward on the basis discussed, subject to final Martin Marietta board review and approval.

On January 26 and January 27, 2014, counsel for TXI and Martin Marietta completed negotiations of the merger agreement, the voting agreements and the lease agreements.

On January 27, 2014, the Martin Marietta board met, together with Martin Marietta’s management and financial and legal advisors, to consider and approve the transaction. Members of Martin Marietta’s management reviewed the negotiations that had occurred since the last update and reported that due diligence and negotiations had been completed and that all material outstanding issues had been resolved or addressed. At such meeting, representatives of J.P. Morgan, Deutsche Bank and Barclays presented joint materials and each rendered its respective oral opinion to the Martin Marietta board, each of which was later confirmed by delivery of separate written opinions, each dated January 27, 2014, that, as of such date, and subject to the assumptions made, procedures followed, matters and factors considered and limitations and qualifications on the review undertaken set forth in each such opinion, the 0.70 exchange ratio was fair, from a financial point of view, to Martin Marietta. Representatives of Cravath then reviewed with the directors certain legal matters related to the transaction, including its fiduciary obligations in connection with its consideration of the transaction and the principal terms of the proposed transaction agreements, and representatives of McDermott Will & Emery LLP provided an analysis of the regulatory implications of the proposed transaction. After discussions, including as to the matters discussed in the section entitled “Martin Marietta’s Reasons for the Merger; Recommendation of the Martin Marietta Board of Directors” beginning on page 45, the Martin Marietta board unanimously determined that the merger and the issuance of shares of Martin Marietta common stock to TXI stockholders in connection with the merger, and the merger agreement and the transactions contemplated thereby, including the merger and the issuance of shares of Martin Marietta common stock to TXI stockholders pursuant to the merger, are advisable and in the best interests of Martin Marietta and its shareholders, and resolved to recommend that the Martin Marietta shareholders approve the issuance of shares of Martin Marietta common stock to TXI stockholders pursuant to the merger agreement.

Later on January 27, 2014, the TXI board met, together with members of management and TXI’s legal and financial advisors. During this meeting, the TXI directors reviewed TXI’s strategic alternatives and TXI’s prospects as an independent company. Wachtell Lipton then reviewed with the TXI board its fiduciary obligations, summarized the material terms of the proposed merger agreement and voting agreements, and reported on the resolution of open issues during the course of negotiations with Martin Marietta. Citigroup provided to the TXI board Citigroup’s financial analysis of the transaction, and Citigroup rendered to the TXI board an oral opinion, confirmed by delivery of a written opinion dated January 27, 2014, to the effect that, as of that date and based on and subject to the matters described in its opinion, the exchange ratio of 0.70 Martin Marietta shares for each TXI was fair, from a financial point of view, to the holders of TXI common stock (other than Martin Marietta and its affiliates). After discussions, including as to the matters discussed below in the section entitled “TXI’s Reasons for the Merger; Recommendation of the TXI Board of Directors” beginning on page 48, the TXI board, by unanimous vote of all of its members, approved the merger agreement and determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and in the best interests of TXI and its stockholders, and resolved to recommend that TXI’s stockholders vote to adopt the merger agreement.

Following the conclusion of the TXI board meeting, TXI, Martin Marietta and their respective counsel finalized the transaction documentation, the parties executed the merger agreement and lease agreements, and SAM and NNS each executed a voting agreement with Martin Marietta. On the morning of January 28, 2014, the parties publicly released a joint announcement of the transaction.

In mid-April 2014, TXI and Martin Marietta discovered that certain portions of the forecasts for Martin Marietta for the calendar/fiscal years ended December 31, 2014E – 2018E provided by Martin Marietta to TXI in December 2013 (which we refer to as the “Provided Forecasts”) differed, due to an inadvertent error contained in the Provided Forecasts and the application of a different assumed tax rate, from the forecasts prepared and approved for use by Martin Marietta management in connection with the Martin Marietta Financial Advisors’ respective discounted cash flow analyses of Martin Marietta (which we refer to as the “Martin Marietta Internal Forecasts”). The primary difference between the two forecasts was that the Provided Forecasts omitted approximately $126 million of estimated cash spending that was included in the Martin Marietta Internal Forecasts and that represented amounts Martin Marietta projected to spend on acquisitions during 2014. After discovery of the differences between the Provided Forecasts and the Martin Marietta Internal Forecasts in mid-April 2014, Martin Marietta provided TXI and Citigroup with the Martin Marietta Internal Forecasts and an explanation of the differences between the Martin Marietta Internal Forecasts and the Provided Forecasts.

Summaries of the estimated unlevered free cash flows calculated by the Martin Marietta Financial Advisors based on the Martin Marietta Internal Forecasts and by Citigroup based on the Provided Forecasts are set forth below in the section entitled “Certain Martin Marietta Forecasts” beginning on page 81.

On April 29, 2014, the TXI board met, together with members of management and TXI’s legal and financial advisors. During this meeting, TXI management reviewed with the TXI directors the differences between the Provided Forecasts and the Martin Marietta Internal Forecasts and provided its perspectives, including management’s view that substituting the Martin Marietta Internal Forecasts for the Provided Forecasts resulted in an immaterial difference to the overall assessment of the transaction. Citigroup reviewed with the TXI board the differences between the Provided Forecasts and the Martin Marietta Internal Forecasts, and reviewed the differences between Citigroup’s discounted cash flow analysis using the Provided Forecasts versus using the Martin Marietta Internal Forecasts, which differences, Citigroup noted, resulted in an immaterial difference in the range of exchange ratios implied by its discounted cash flow analyses. Citigroup noted that, if Citigroup had received the Martin Marietta Internal Forecasts as of January 27, 2014, those forecasts would not have changed Citigroup’s overall determination that, as of such date, based on all of the valuation analyses conducted by Citigroup, the exchange ratio of 0.70 Martin Marietta shares for each TXI share was fair, from a financial point of view, to the holders of TXI common stock (other than Martin Marietta and its affiliates). Citigroup also noted that the recent receipt of the Martin Marietta Internal Forecasts had not caused it to withdraw or modify its opinion, delivered to the TXI board on and dated as of January 27, 2014, to the effect that, as of that date and subject to the matters described in its opinion, the exchange ratio of 0.70 Martin Marietta shares for each TXI share was fair, from a financial point of view, to the holders of TXI common stock (other than Martin Marietta and its affiliates). After discussing the matter further, the TXI board, by unanimous vote of those present, determined to continue to recommend that TXI’s stockholders vote to adopt the merger agreement. The two TXI directors who did not attend the April 29 meeting later confirmed their agreement with the TXI board’s determination to Mr. Brekhus.

Martin Marietta’s Reasons for the Merger; Recommendation of the Martin Marietta Board of Directors

At its meeting on January 27, 2014, the Martin Marietta board unanimously approved the merger agreement and the issuance of shares of Martin Marietta common stock to TXI stockholders in connection with the merger and determined that the merger agreement and the transactions contemplated thereby, including the merger and the issuance of shares of Martin Marietta common stock to TXI stockholders pursuant to the merger, are advisable and in the best interests of Martin Marietta and its shareholders. Accordingly, the Martin Marietta board unanimously recommends that the Martin Marietta shareholders vote “FOR” each of the share issuance proposal and the Martin Marietta adjournment proposal.

In evaluating the merger agreement and the issuance of shares of Martin Marietta common stock to TXI stockholders, the Martin Marietta board consulted with and received the advice of Martin Marietta’s management and its legal and financial advisors. In reaching its decision, the Martin Marietta board considered a number of factors, including, but not limited to, the following factors which the Martin Marietta board viewed as generally supporting its decision to approve and enter into the merger agreement and recommend that Martin Marietta shareholders vote “FOR” the share issuance proposal and the Martin Marietta adjournment proposal.

Strategic Considerations. The Martin Marietta board believes the merger will provide a number of significant strategic opportunities, including the following:

•	the merger will create a leading supplier of aggregates and heavy building materials, with low-cost, vertically integrated aggregates and cement operations, and will create a combined company with uniquely positioned assets across some of the nation’s largest and fastest growing geographies, such as Texas and California;

•	with a significant increase in scale and potential to achieve substantial synergies, the combined company will have greater potential to grow faster and more efficiently than either Martin Marietta or TXI could on a standalone basis;

•	select vertical integration as a result of the merger will improve distribution and transportation costs, diversify end-markets and drive other value enhancing efficiencies;

•	the combined company is expected to generate meaningful synergies through, among other drivers, the consolidation of corporate overhead and duplicate functions, enhanced vertical pull through revenue opportunities and increased operational efficiencies through the adoption of best practices and capabilities from each company;

•	the combination of Martin Marietta and TXI will enable Martin Marietta to provide customers with even more value through a collective workforce of approximately 7,000 highly skilled employees and a shared commitment to provide the best materials, services and solutions;

•	the combination of Martin Marietta and TXI will create a stronger base of talent by uniting two workforces and will provide employees of both Martin Marietta and TXI with benefits from greater career and professional development opportunities generated by the merger;

•	the combined company is expected to have a strong financial position; and

•	the merger is expected to deliver accretion to Martin Marietta’s earnings per share in 2014, assuming refinancing of TXI’s outstanding debt at or around the closing of the merger and excluding one-time costs, which will add value to Martin Marietta’s shareholders.

Other Factors Considered by the Martin Marietta Board. In addition to considering the strategic factors described above, the Martin Marietta board considered the following additional factors, all of which it viewed as supporting its decision to approve the merger:

•	its knowledge of Martin Marietta’s business, operations, financial condition, earnings and prospects and of TXI’s business, operations, financial condition, earnings and prospects, taking into account the results of Martin Marietta’s due diligence review of TXI;

•	the current and prospective business climate in the industry in which Martin Marietta and TXI operate, including the potential for further consolidation, and the alternatives reasonably available to Martin Marietta if it did not pursue the merger;

•	the projected financial results of TXI as a standalone company and the fit of the transaction with Martin Marietta’s previously established strategic goals;

•	the opinions of J.P. Morgan, Deutsche Bank and Barclays, each dated January 27, 2014, to the Martin Marietta board to the effect that, as of that date, and subject to the assumptions made, procedures followed, matters and factors considered and limitations and qualifications on the review undertaken set forth in such opinions, the 0.70 exchange ratio was fair, from a financial point of view, to Martin Marietta, as more fully described below under the section entitled “Opinions of Martin Marietta’s Financial Advisors—Opinion of J.P. Morgan Securities LLC”, “—Opinion of Deutsche Bank Securities Inc.” and “—Opinion of Barclays Capital Inc.” beginning on page 51;

•	the terms and conditions of the merger agreement, including the strong commitments by both Martin Marietta and TXI to complete the merger;

•	the fact that the merger agreement provides for a fixed exchange ratio and that no adjustment will be made in the merger consideration to be received by TXI stockholders in the merger as a result of possible increases or decreases in the trading price of Martin Marietta’s common stock following the announcement of the merger;

•	the terms and conditions of the voting agreements, including the commitments by each of NNS and SAM to vote all of their shares of TXI common stock in favor of the merger proposal, unless the TXI board changes its recommendation of the merger proposal, in which case, such stockholders will be required to vote shares representing at most 35% of the outstanding TXI common stock in favor of the merger proposal;

•	the results of the due diligence review of TXI and its business conducted by Martin Marietta and its legal advisors;

•	the anticipated customer, supplier and stakeholder reaction to the merger; and

•	the anticipated market capitalization, revenues, free cash flow and capital structure of the combined company.

The Martin Marietta board weighed these advantages and opportunities against a number of other factors identified in its deliberations weighing negatively against the merger, including:

•	the challenges inherent in the combination of two businesses of the size and scope of Martin Marietta and TXI and the size of the companies relative to each other, including the risk that integration costs may be greater than anticipated and the possible diversion of management attention for an extended period of time;

•	the potential that the fixed exchange ratio under the merger agreement could result in Martin Marietta delivering greater value to the TXI stockholders than had been anticipated by Martin Marietta should the value of the shares of Martin Marietta common stock increase from the date of the execution of the merger agreement;

•	TXI’s right, subject to certain conditions, to respond to and negotiate with respect to certain alternative takeover proposals made prior to the time TXI stockholders adopt the merger agreement and TXI’s right, subject to TXI’s paying Martin Marietta a termination fee of $70 million, to terminate the merger agreement to enter into a binding agreement providing for a superior proposal;

•	the restrictions in the merger agreement on the conduct of Martin Marietta’s and TXI’s business during the period between execution of the merger agreement and the consummation of the merger;

•	the risk that regulatory agencies may object to and challenge the merger or may impose terms and conditions in order to resolve those objections that adversely affect the financial results of the combined company; see the section entitled “—Regulatory Clearances Required for the Merger” beginning on page 79;

•	the risk that the pendency of the merger for an extended period of time following the announcement of the execution of the merger agreement could have an adverse impact on Martin Marietta or the combined company;

•	the potential for diversion of management and employee attention during the period prior to completion of the merger, and the potential negative effects on Martin Marietta’s and the combined company’s businesses;

•	the risk that, despite the efforts of Martin Marietta and TXI prior to the consummation of the merger, the combined company may lose key personnel;

•	the risk of not capturing all the anticipated cost savings and synergies between Martin Marietta and TXI and the risk that other anticipated benefits might not be realized;

•	the possibility that the combined company might not achieve its projected financial results;

•	the risk that credit rating agencies might downgrade Martin Marietta’s ratings or might place Martin Marietta’s credit ratings under review for downgrade as a result of the merger or the announcement of the merger;

•	the risk that changes in the regulatory landscape or new technological developments may adversely affect the business benefits anticipated to result from the merger; and

•	the risks of the type and nature described under “Risk Factors” beginning on page 20 and the matters described under “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 18.

The foregoing discussion of the factors considered by the Martin Marietta board is not intended to be exhaustive, but rather includes the principal factors considered by the Martin Marietta board. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the Martin Marietta board did not find it useful and did not attempt to quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the merger and the merger agreement and to make its recommendations to Martin Marietta shareholders. In addition, individual members of the Martin Marietta board may have given differing weights to different factors. The Martin Marietta board conducted an overall review of the factors described above, including thorough discussions with Martin Marietta’s management and outside legal and financial advisors.

In considering the recommendation of the Martin Marietta board to approve the share issuance proposal, Martin Marietta shareholders should be aware that Martin Marietta’s directors may have interests in the merger that are different from, or in addition to, those of Martin Marietta shareholders generally. For additional information, see the section entitled “Financial Interests of Martin Marietta Directors and Officers in the Merger” beginning on page 72.

The explanation of the reasoning of the Martin Marietta board and certain information presented in this section are forward-looking in nature and, therefore, the information should be read in light of the factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 18 of this joint proxy statement/prospectus.

TXI’s Reasons for the Merger; Recommendation of the TXI Board of Directors

On January 27, 2014, the TXI board unanimously approved the merger agreement and determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and in the best interests of TXI and its stockholders. Accordingly, the TXI board unanimously recommends that the TXI stockholders vote “FOR” each of the merger proposal and the TXI adjournment proposal.

In the course of reaching its decision to approve the merger and the merger agreement, the TXI board consulted with outside legal and financial advisors and TXI’s management team and considered a number of factors that it believed supported its decision, including the following:

•	Attractive Relative and Absolute Value. The TXI board considered the current and historical market prices of TXI and Martin Marietta common stock, including the market price and performance of the common stock relative to those of other participants in TXI’s industry and general market indices, including the fact that the fixed exchange ratio of 0.70 shares of Martin Marietta common stock per share of TXI common stock represented:

•	a premium of approximately 15% to the exchange ratio implied by the trading prices of Martin Marietta and TXI stock on December 12, 2013, the day before speculation regarding a potential sale of TXI was made public;

•	a premium of approximately 11% to the exchange ratio implied by the trading prices of Martin Marietta and TXI stock on January 23, 2014, the day before it was publicly reported that TXI and Martin Marietta were in advanced discussions regarding a potential merger; and

•	an implied value, based on the trading price of Martin Marietta stock on January 23, 2014, of $76.42 per TXI share, representing a premium of approximately 30% to the trading price of TXI shares on December 12, 2013, the day before speculation regarding a potential sale of TXI was made public.

The TXI board also considered that the exchange ratio would result in TXI stockholders owning a favorable level of equity ownership of the combined company (approximately 31%) compared to the relative contributions of TXI and Martin Marietta to the pro forma operating results of the combined company.

•	Opportunity to Participate in Potential Synergies and Value Appreciation of the Combined Company. The TXI board considered the structure of the transaction as a stock-for-stock merger following which TXI’s existing stockholders will continue as stockholders of the combined company and will participate in the future success of the combined company and participate in the benefits of synergies and any future transactions that might be pursued by the combined company. The TXI board noted that Martin Marietta expects the merger to result in approximately $70 million of annual pre-tax synergies by 2017.

•	Full Exploration of Strategic Alternatives. As discussed in the section entitled “Background of the Merger” beginning on page 38, the TXI board actively explored strategic alternatives, including soliciting indications of interest for a variety of potential transactions including an acquisition or joint venture involving TXI’s California plants, an acquisition of all of TXI or a merger with TXI. The Martin Marietta transaction proposal was the only proposal received for a transaction involving the whole of TXI, and the only proposal to likely be in the best interests of TXI and its stockholders relative to the alternative of continuing to operate its business as an independent, standalone company.

•	Opportunity to Receive Alternative Takeover Proposals and to Terminate the Merger Agreement with Martin Marietta in Order to Accept a Superior Proposal. The TXI board considered the terms of the merger agreement permitting TXI to respond to unsolicited alternative takeover proposals, and the other terms and conditions of the merger agreement, including:

•	TXI’s right, subject to certain conditions, to respond to and negotiate unsolicited takeover proposals prior to the time TXI’s stockholders approve the merger proposal;

•	the provision of the merger agreement allowing the TXI board to terminate the merger agreement in specified circumstances and upon payment of a termination fee of $70 million, in order to enter into a binding agreement providing for a superior proposal, which amount the directors believed to be reasonable under the circumstances and taking into account the range of such termination fees in similar transactions, and the unlikelihood that a fee of such size would be a meaningful deterrent to alternative takeover proposals; and

•	the fact that, although rumors of a possible transaction involving TXI became public in mid-December 2013, and the transaction with Martin Marietta was publicly announced on January 28, 2014, as of January 27, 2014, the date the TXI board voted to approve the Merger Agreement (and as of May 30, 2014, the date of this joint proxy statement/prospectus), no person had made any inquiry or proposal regarding, or otherwise contacted TXI concerning, an acquisition or merger transaction involving TXI.

•	Best Alternative for Maximizing Stockholder Value. The TXI board considered that the merger would likely be more favorable to TXI’s stockholders than the potential value that might result from other alternatives reasonably available to TXI, including, but not limited to, the continued operation of TXI on a standalone basis, in light of a number of factors, including the following:

•	the TXI board’s assessment of TXI’s business, assets and prospects, its competitive position and historical and projected financial performance, its short-term and long-term capital needs and costs and the nature of the industry in which TXI competes;

•	the strategic and other alternatives reasonably available to TXI, including the alternative of remaining a standalone public company, in light of a number of factors, and the risks and uncertainty associated with those alternatives, none of which were deemed likely to result in value to TXI stockholders that would exceed, on a present-value basis, the value of the merger consideration. In particular, the TXI board considered the significant risks and challenges inherent in TXI’s standalone plans for developing and realizing the value of its assets, the capital that would be required to achieve TXI’s plans, the cost of capital to TXI, and the likelihood that TXI’s assets could be more successfully utilized as part of a larger organization;

•	the course and history of the negotiations between Martin Marietta and TXI, which resulted in a final exchange ratio of 0.70 shares of Martin Marietta common stock per share of TXI common stock, which the TXI board believed, based on Martin Marietta’s positions during such negotiations, was in the TXI board’s view, the maximum merger consideration that Martin Marietta would be willing to pay for TXI;

•	the expectation that the increased scale and geographic and product diversity of the combined company resulting from the merger will provide a broader set of opportunities for organic and inorganic growth;

•	the announced intention of Martin Marietta to maintain the dividend at Martin Marietta’s current rate of $0.40 per Martin Marietta share quarterly, equivalent to $0.28 per TXI share quarterly, compared with no cash dividend currently paid by TXI.

•	Receipt of Fairness Opinion from Citigroup. The TXI board considered the financial analysis presentation of Citigroup and the opinion of Citigroup that, as of January 27, 2014 and on the basis of and subject to the factors and assumptions set forth therein, the exchange ratio of 0.70 shares of Martin Marietta common stock per share of TXI common stock is fair, from a financial point of view, to the holders of TXI common stock (other than Martin Marietta and its affiliates), as more fully described in the section entitled “Opinion of TXI’s Financial Advisor” beginning on page 66.

•	Tax-Free Nature of the Transaction. The TXI board considered the expectation that the transaction will be generally tax-free for U.S. federal income tax purposes to TXI’s stockholders.

•	Mitigation of Regulatory Consequences. If the merger with Martin Marietta is unable to be completed due to a failure to receive regulatory clearance, TXI would be entitled to receive a fee of $25 million from Martin Marietta and the option to lease space at three of Martin Marietta’s distribution yards in Texas.

•	Appointment of a Mutually Acceptable New Director to the Martin Marietta Board. Under the merger agreement, promptly following the merger, Martin Marietta will appoint to its board an individual to be mutually agreed upon by Martin Marietta and TXI (or one of TXI’s current two largest stockholders designated by TXI’s board) following good faith consultations between Martin Marietta and TXI (or such designee) and a determination by Martin Marietta’s Nominating and Corporate Governance Committee that the proposed individual is an appropriate person to add to the Martin Marietta board.

In the course of reaching the determinations and decisions and making the recommendation described above, the TXI board considered the following risks and potentially negative factors relating to the merger agreement, the merger and the transactions contemplated thereby:

•	the risks and costs to TXI if the merger is not completed, including uncertainty about the effect of the proposed merger on TXI’s employees, customers, potential customers, suppliers and other parties, which may impair TXI’s ability to attract, retain and motivate key personnel and could cause customers, potential customers, suppliers and others to seek to change or not enter into business relationships with TXI, and the risk that the trading price of the common stock of TXI could be materially adversely affected. Reasons the transaction may not be completed include, among others, the failure of the parties to obtain the requisite approvals of TXI’s stockholders and Martin Marietta’s shareholders and the possibility that regulatory authorities seek to challenge the merger or to impose conditions that Martin Marietta is not required to accept (see “Regulatory Clearances Required for the Merger” beginning on page 79 and “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 99 for additional information);

•	the merger agreement’s restrictions on the conduct of TXI’s business prior to the completion of the merger, generally requiring TXI to conduct its business only in the ordinary course and subject to specific limitations, which may (but are not likely to) delay or prevent TXI from undertaking business opportunities that may arise pending completion of the merger;

•	the possibility that, under certain circumstances under the merger agreement, TXI may be required to pay a termination fee of $70 million, as more fully described in the section entitled “The Merger Agreement—Expenses and Termination Fees” beginning on page 108;

•	the risk of incurring substantial expenses related to the merger, including in connection with any litigation that may result from the announcement or pendency of the merger;

•	the regulatory and other approvals required in connection with the merger, including the risk that regulatory clearances may not be obtained, and the risk that the $25 million termination fee and lease options to which TXI may be entitled in such circumstances would not be sufficient to compensate TXI for the harm it would suffer as a result;

•	the potential risks associated with achieving anticipated cost synergies and savings and successfully integrating TXI’s business, operations and workforce with those of Martin Marietta;

•	the potential risk of diverting management attention and resources from the operation of TXI’s business and towards completion of the merger; and

•	the right of Martin Marietta to receive alternative takeover proposals and to terminate the transaction in order to enter into a binding agreement providing for a superior proposal, including:

•	Martin Marietta’s right, subject to certain conditions, to respond to and negotiate unsolicited takeover proposals prior to the time Martin Marietta’s shareholders approve the share issuance proposal; and

•	the provision of the merger agreement allowing the Martin Marietta board to terminate the merger agreement in specified circumstances and upon payment of a termination fee of $140 million, in order to enter into a binding agreement providing for a superior proposal.

In addition, the TXI board was aware of and considered the interests described in the section entitled “—Financial Interests of TXI Directors and Officers in the Merger” beginning on page 73.

The foregoing discussion of the information and factors considered by the TXI board is not meant to be exhaustive, but includes the material factors considered by the board. In view of the variety of factors considered in connection with its evaluation of the merger, the TXI board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. In addition, individual directors may have given different weights to different factors. The TXI board recommended the merger agreement and the merger based upon the totality of the information it considered.

Opinions of Martin Marietta’s Financial Advisors

Martin Marietta retained J.P. Morgan, Deutsche Bank and Barclays as its financial advisors to advise the Martin Marietta board in connection with the merger. Pursuant to their engagement, Martin Marietta requested each of the Martin Marietta Financial Advisors to evaluate the fairness, from a financial point of view, to Martin Marietta of the exchange ratio in the merger. At a meeting of the Martin Marietta board on January 27, 2014, the Martin Marietta Financial Advisors presented joint materials and each rendered its respective oral opinion, subsequently confirmed in writing, that as of such date and based upon and subject to the assumptions made, procedures followed, matters and factors considered and limitations and qualifications on the review undertaken set forth in each such opinion, the exchange ratio in the merger was fair, from a financial point of view, to Martin Marietta.

Opinion of J.P. Morgan Securities LLC

The full text of the written opinion of J.P. Morgan dated January 27, 2014, which sets forth, among other things, the assumptions made, procedures followed, matters and factors considered and limitations and qualifications on the review undertaken by J.P. Morgan in rendering its opinion, is attached as Annex B to this joint proxy statement/prospectus and is incorporated into this joint proxy statement/prospectus by reference. You are urged to, and should, read the opinion carefully and in its entirety. J.P. Morgan’s written opinion was addressed and directed to the Martin Marietta board in connection with its evaluation of the merger, addresses only the fairness, from a financial point of view, to Martin Marietta of the exchange ratio in the merger and does not constitute a recommendation to any shareholder of Martin Marietta as to how such shareholder should vote with respect to the share issuance or any other matter. The following is a summary of J.P. Morgan’s opinion and the methodology that J.P. Morgan used to render its opinion. This summary is qualified in its entirety by reference to the full text of the opinion.

In arriving at its opinion, J.P. Morgan, among other things:

•	reviewed the merger agreement;

•	reviewed certain publicly available business and financial information concerning TXI and Martin Marietta and the industries in which they operate;

•	reviewed publicly available financial terms of certain precedent transactions;

•	compared the financial and operating performance of TXI and Martin Marietta with publicly available information concerning certain other companies it deemed relevant and reviewed the current and historical market prices of TXI common stock and Martin Marietta common stock and certain publicly traded securities of such other companies;

•	reviewed certain internal financial analyses and forecasts prepared by or at the direction of the management of Martin Marietta relating to the respective businesses of Martin Marietta and TXI, including the estimated amount and timing of the cost savings and related expenses and synergies expected to result from the merger and the anticipated accelerated utilization of TXI’s net operating tax losses (referred to as the “Synergies”), and the expected proceeds of certain anticipated non-operating real estate asset divestitures (referred to as the “Real Estate Proceeds”); and

•	performed such other financial studies and analyses and considered such other information as J.P. Morgan deemed appropriate for the purposes of its opinion.

J.P. Morgan also held discussions with certain members of the management of Martin Marietta with respect to certain aspects of the merger, and the past and current business operations of TXI and Martin Marietta, the financial condition and future prospects and operations of TXI and Martin Marietta, the effects of the merger on the financial condition and future prospects of TXI and Martin Marietta, and certain other matters J.P. Morgan believed necessary or appropriate to its inquiry.

J.P. Morgan relied upon, and assumed the accuracy and completeness of, all information that was publicly available or was furnished to or discussed with J.P. Morgan by TXI and Martin Marietta or otherwise reviewed by or for J.P. Morgan, and J.P. Morgan did not independently verify (nor has J.P. Morgan assumed responsibility or liability for independently verifying) any such information or its accuracy or completeness. J.P. Morgan did not conduct, nor was it provided with, any valuation or appraisal of any assets or liabilities, nor did J.P. Morgan evaluate the solvency of TXI or Martin Marietta under any state or federal laws relating to bankruptcy, insolvency or similar matters.

In relying on financial analyses and forecasts provided to J.P. Morgan or derived therefrom, including the Synergies and the Real Estate Proceeds, J.P. Morgan assumed that they had been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of TXI and Martin Marietta to which such analyses or forecasts relate. J.P. Morgan expressed no view as to such analyses or forecasts (including the Synergies and the Real Estate Proceeds) or the assumptions on which they were based.

In rendering its opinion, J.P. Morgan assumed that the merger will qualify as a tax free reorganization for United States federal income tax purposes and that the merger and the other transactions contemplated by the merger agreement will be consummated as described in the merger agreement. J.P. Morgan also assumed that the representations and warranties made by Martin Marietta and TXI in the merger agreement and the related agreements are and will be true and correct in all respects material to its analysis. J.P. Morgan is not a legal, regulatory or tax expert and it relied on the assessments made by advisors to Martin Marietta with respect to such issues. J.P. Morgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on TXI or Martin Marietta or on the contemplated benefits of the merger.

J.P. Morgan’s opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of its opinion. Subsequent developments may affect J.P. Morgan’s opinion, and J.P. Morgan does not have any obligation to update, revise or reaffirm such opinion. J.P. Morgan’s opinion is limited to the fairness, from a financial point of view, to Martin Marietta of the exchange ratio in the merger, and J.P. Morgan has expressed no opinion as to the fairness of such exchange ratio to the holders of any class of securities, creditors or other constituencies of Martin Marietta or as to the underlying decision by Martin Marietta to engage in the merger. J.P. Morgan expressed no opinion with respect to the amount or nature of any compensation to any officers, directors or employees of any party to the merger, or any class of such persons relative to the exchange ratio in the merger or with respect to the fairness of any such compensation. Furthermore, J.P. Morgan expressed no opinion as to the price at which TXI common stock or Martin Marietta common stock will trade at any future time.

In the ordinary course of its businesses, J.P. Morgan and its affiliates may actively trade the debt and equity securities of Martin Marietta and TXI for their own account or for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

The issuance of J.P. Morgan’s opinion was approved by a fairness opinion committee of J.P. Morgan.

Opinion of Deutsche Bank Securities Inc.

The full text of the written opinion of Deutsche Bank dated January 27, 2014, which sets forth, among other things, the assumptions made, procedures followed, matters and factors considered and limitations and qualifications on the review undertaken by Deutsche Bank in rendering its opinion, is attached as Annex C to this joint proxy statement/prospectus and is incorporated into this joint proxy statement/prospectus statement by reference. You are urged to, and should, read the opinion carefully and in its entirety. Deutsche Bank’s written opinion was addressed and directed to the Martin Marietta board in connection with its evaluation of the merger, addresses only the fairness, from a financial point of view, to Martin Marietta of the exchange ratio in the merger and does not constitute a recommendation to any shareholder of Martin Marietta as to how such shareholder should vote with respect to the share issuance or any other matter. The following is a summary of Deutsche Bank’s opinion and the methodology that Deutsche Bank used to render its opinion. This summary is qualified in its entirety by reference to the full text of the opinion.

In connection with Deutsche Bank’s role as financial advisor to Martin Marietta, and in arriving at its opinion, Deutsche Bank reviewed certain publicly available financial and other information concerning TXI and Martin Marietta, and certain internal analyses, financial forecasts and other information relating to TXI and Martin Marietta prepared by management of Martin Marietta. Deutsche Bank also held discussions with certain senior officers and other representatives and advisors of TXI and Martin Marietta regarding the businesses and prospects of TXI and Martin Marietta, respectively, and of Martin Marietta after giving effect to the merger, including certain cost savings, operating efficiencies, financial synergies and other strategic benefits projected by the management of Martin Marietta to result from the merger, the anticipated accelerated utilization of TXI’s net operating tax losses and the proceeds of certain anticipated non-operating real estate asset divestitures. In addition, Deutsche Bank:

•	reviewed the reported prices and trading activity for TXI common stock and Martin Marietta common stock;

•	to the extent publicly available, compared certain financial and stock market information for TXI and Martin Marietta with similar information for certain other companies Deutsche Bank considered relevant whose securities are publicly traded;

•	to the extent publicly available, reviewed the financial terms of certain precedent business combinations;

•	reviewed the merger agreement and certain related documents; and

•	performed such other studies and analyses and considered such other factors as Deutsche Bank deemed appropriate.

Deutsche Bank did not assume responsibility for independent verification of, and did not independently verify, any information, whether publicly available or furnished to it, concerning TXI or Martin Marietta, including, without limitation, any financial information considered in connection with the rendering of its opinion. Accordingly, for purposes of its opinion, Deutsche Bank, with the knowledge and permission of the Martin Marietta board, assumed and relied upon the accuracy and completeness of all such information. Deutsche Bank did not conduct a physical inspection of any of the properties or assets, and did not prepare, obtain or review any independent evaluation or appraisal of any of the assets or liabilities (including any contingent, derivative or off-balance-sheet assets or liabilities), of TXI or Martin Marietta or any of their respective subsidiaries, nor did Deutsche Bank evaluate the solvency or fair value of TXI, Martin Marietta or any of Martin Marietta’s subsidiaries under any state or federal law relating to bankruptcy, insolvency or similar matters. With respect to the financial forecasts, including, without limitation, the analyses and forecasts in respect of the amount and timing of the Synergies and the Real Estate Proceeds, in each case prepared by the management of Martin Marietta and used in Deutsche Bank’s analyses, Deutsche Bank assumed, with the knowledge and permission of the Martin Marietta board, that such forecasts, including the Synergies and the Real Estate Proceeds, had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Martin Marietta as to the matters covered thereby and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by the management of Martin Marietta. In rendering its opinion, Deutsche Bank expressed no view as to the reasonableness of such forecasts and projections, including, without limitation, the Synergies and the Real Estate Proceeds, or the assumptions on which they were based. Deutsche Bank’s opinion was necessarily based upon economic, market and other conditions as in effect on, and the information made available to it as of, the date of its opinion. Deutsche Bank expressly disclaimed any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion of which it becomes aware after the date of its opinion.

For purposes of rendering its opinion, Deutsche Bank assumed with the knowledge and permission of the Martin Marietta board that, in all respects material to its analysis, the representations and warranties of Martin Marietta and TXI contained in the merger agreement are true and correct. Additionally, Deutsche Bank assumed with the knowledge and permission of the Martin Marietta board that, in all respects material to its analysis, the merger will be consummated in accordance with the terms of the merger agreement, without any waiver, modification or amendment of any term, condition or agreement that would be material to its analysis. Deutsche Bank also assumed with the knowledge and permission of the Martin Marietta board that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the merger will be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents no restrictions, terms or conditions would be imposed that would be material to its analysis, including any divestitures by Martin Marietta or TXI. Deutsche Bank is not a legal, regulatory, tax or accounting expert and Deutsche Bank relied on the assessments made by Martin Marietta and its other advisors with respect to such issues. Deutsche Bank assumed with the knowledge and permission of the Martin Marietta board that the merger will qualify as a tax free reorganization for United States federal income tax purposes.

The Deutsche Bank opinion was approved and authorized for issuance by a Deutsche Bank fairness opinion review committee and is addressed to, and is for the use and benefit of, the Martin Marietta board in connection with and for the purpose of its evaluation of the merger and is not a recommendation to the security holders of Martin Marietta as to how they should vote with respect to the share issuance or any transactions contemplated thereby. The Deutsche Bank opinion was limited to the fairness of the exchange ratio in the merger, from a financial point of view, to Martin Marietta as of the date of its opinion and did not address any other terms of the merger, the merger agreement or any other agreement entered into in connection with the merger. Deutsche Bank was not asked to, and its opinion did not, address the fairness of the merger or any consideration paid in connection therewith, to the holders of any class of securities, creditors or other constituencies of Martin Marietta, nor did it address the fairness of the contemplated benefits of the merger. Deutsche Bank did not express any opinion as to the merits of the underlying decision by Martin Marietta to engage in the merger or the relative merits of the merger as compared to any alternative transactions or business strategies. In addition, Deutsche Bank did not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of the officers, directors or employees of any parties to the merger, or any class of such persons, in connection with the merger relative to the exchange ratio. Deutsche Bank’s opinion did not in any manner address the prices at which TXI common stock will trade following the announcement of the merger and Martin Marietta common stock or other Martin Marietta securities will trade following the announcement or consummation of the merger.

In the ordinary course of business, Deutsche Bank and its affiliates may actively trade in the securities and other instruments and obligations of TXI, Martin Marietta and their respective affiliates for their own accounts and for the accounts of their customers. Accordingly, Deutsche Bank and its affiliates may at any time hold a long or short position in such securities, instruments and obligations.

Opinion of Barclays Capital Inc.

The full text of the written opinion of Barclays dated January 27, 2014, which sets forth, among other things, the assumptions made, procedures followed, matters and factors considered and limitations and qualifications on the review undertaken by Barclays in rendering its opinion, is attached as Annex D to this joint proxy statement/prospectus and is incorporated into this joint proxy statement/prospectus statement by reference. You are urged to, and should, read the opinion carefully and in its entirety. Barclays’ written opinion was addressed and directed to the Martin Marietta board in connection with its evaluation of the merger, addresses only the fairness, from a financial point of view, to Martin Marietta of the exchange ratio in the merger and does not constitute a recommendation to any shareholder of Martin Marietta as to how such shareholder should vote with respect to the share issuance or any other matter. The following is a summary of Barclays’ opinion and the methodology that Barclays used to render its opinion. This summary is qualified in its entirety by reference to the full text of the opinion.

Barclays was not requested to address, and its opinion does not in any manner address, Martin Marietta’s underlying business decision to proceed with or effect the merger or the likelihood of consummation of the merger. In addition, Barclays expressed no opinion on, and its opinion does not in any manner address, the fairness of the amount or the nature of any compensation to any officers, directors or employees of any parties to the merger, or any class of such persons, relative to the exchange ratio in the merger or otherwise.

In arriving at its opinion, Barclays reviewed and analyzed, among other things:

•	the merger agreement and the specific terms of the merger;

•	publicly available information concerning Martin Marietta and TXI that Barclays believed to be relevant to its analysis, including Martin Marietta’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, Martin Marietta’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2013, June 30, 2013 and September 30, 2013, TXI’s Annual Report on Form 10-K for the fiscal year ended May 31, 2013 and TXI’s Quarterly Reports on Form 10-Q for the fiscal quarters ended August 31, 2013 and November 30, 2013;

•	financial and operating information with respect to the business, operations and prospects of Martin Marietta furnished to Barclays by Martin Marietta, including financial projections of Martin Marietta furnished to Barclays by management of Martin Marietta;

•	financial and operating information with respect to the business, operations and prospects of TXI furnished to Barclays by Martin Marietta, including financial projections of TXI furnished to Barclays by management of Martin Marietta;

•	the pro forma impact of the merger on the future financial performance of the combined company, including the Synergies and the Real Estate Proceeds;

•	trading history of each of the Martin Marietta common stock and the TXI common stock from January 28, 2013 to January 24, 2014 and a comparison of such trading histories with those of other companies that Barclays deemed relevant;

•	a comparison of the historical financial results and present financial condition of Martin Marietta and TXI with each other and with those of other companies that Barclays deemed relevant; and

•	the financial terms of certain precedent transactions.

In addition, Barclays had discussions with the management of Martin Marietta concerning its business, operations, assets, liabilities, financial condition and prospects and undertook such other studies, analyses and investigations as Barclays deemed appropriate.

In arriving at its opinion, Barclays assumed and relied upon the accuracy and completeness of the financial and other information used by Barclays without any independent verification of such information (and Barclays has not assumed responsibility or liability for any independent verification of such information) and further relied upon the assurances of the management of Martin Marietta that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of Martin Marietta, including the financial projections of Martin Marietta furnished to Barclays by management of Martin Marietta, upon the advice of Martin Marietta, Barclays assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Martin Marietta as to the future financial performance of Martin Marietta and that Martin Marietta will perform substantially in accordance with such projections. With respect to the financial projections of TXI, including the financial projections of TXI furnished to Barclays by management of Martin Marietta and the Synergies and the Real Estate Proceeds, upon the advice of Martin Marietta, Barclays assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Martin Marietta as to the future financial performance of TXI and that TXI will perform substantially in accordance with such projections. Furthermore, upon the advice of Martin Marietta, Barclays assumed that the amounts and timing of the Synergies and the Real Estate Proceeds are reasonable and that the Synergies and the Real Estate Proceeds will be realized in accordance with such estimates. Barclays assumed no responsibility for and expressed no view as to any such projections or estimates or the assumptions on which they are based.

In arriving at its opinion, Barclays did not conduct a physical inspection of the properties and facilities of Martin Marietta or TXI and did not make or obtain any evaluations or appraisals of the assets or liabilities of Martin Marietta or TXI. Barclays’ opinion necessarily is based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of its opinion. Barclays assumed no responsibility for updating or revising its opinion based on events or circumstances that may occur after the date of its opinion. Barclays expressed no opinion as to the prices at which shares of TXI common stock would trade following the announcement of the merger or shares of Martin Marietta common stock would trade following the announcement or consummation of the merger. Barclays’ opinion should not be viewed as providing any assurance that the market value of the shares of Martin Marietta common stock to be held by the stockholders of Martin Marietta after the consummation of the merger will be in excess of the market value of Martin Marietta common stock owned by such stockholders at any time prior to the announcement or consummation of the merger.

Barclays assumed, upon the advice of Martin Marietta, in all respects material to its analysis, the accuracy of the representations and warranties contained in the merger agreement and all agreements related thereto. Barclays also assumed, upon the advice of Martin Marietta, that all material governmental, regulatory and third party approvals, consents and releases for the merger will be obtained within the constraints contemplated by the merger agreement and that, in all respects material to its analysis, the merger will be consummated in accordance with the terms of the merger agreement without waiver, modification or amendment of any material term, condition or agreement thereof and without any divestitures by Martin Marietta or TXI. Additionally, Barclays assumed, upon the advice of Martin Marietta, that the merger will qualify as a tax free reorganization for United States federal income tax purposes. Barclays did not express any opinion as to any tax or other consequences that might result from the merger, nor does its opinion address any legal, tax, regulatory or accounting matters, as to which Barclays understands that Martin Marietta has obtained such advice as it deemed necessary from qualified professionals.

Barclays and its affiliates engage in a wide range of businesses from investment and commercial banking, lending, asset management and other financial and non-financial services. In the ordinary course of its business, Barclays and its affiliates may actively trade and effect transactions in the equity, debt and/or other securities (and any derivatives thereof) and financial instruments (including loans and other obligations) of Martin Marietta, TXI and /or their respective affiliates for our own account and for the accounts of its customers and, accordingly, may at any time hold long or short positions and investments in such securities and financial instruments.

The issuance of Barclays’ opinion was approved by a fairness opinion committee of Barclays.

Summary of Material Joint Analyses

The following is a summary of the material financial analyses in the joint presentation that was made by the Martin Marietta Financial Advisors to the Martin Marietta board on January 27, 2014, and does not purport to be a complete description of the analyses underlying the Martin Marietta Financial Advisors’ respective opinions, nor does the order of analyses described represent the relative importance or weight given to those analyses by the Martin Marietta Financial Advisors. Some of the summaries of financial analyses are presented in tabular format. To fully understand the financial analyses, the tables should be read together with the text of each summary. Considering the data set forth in the tables without considering the narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before January 24, 2014, and is not necessarily indicative of current market conditions.

Transaction Overview

Based on the closing price of the Martin Marietta common stock of $104.32 as of January 24, 2014, the Martin Marietta Financial Advisors noted that the implied price per share to be paid by Martin Marietta in the transaction as of January 24, 2014 was $73.02, representing an aggregate value of the equity to be paid by Martin Marietta in the merger of approximately $2.2 billion. The Martin Marietta Financial Advisors also noted that Martin Marietta’s current shareholders would own approximately 69% of Martin Marietta after giving effect to the issuance of Martin Marietta common stock in connection with the merger, assuming an exchange ratio of 0.70 shares of Martin Marietta common stock for each share of TXI common stock. This calculation assumed that approximately 20.7 million shares of Martin Marietta common stock would be issuable in connection with or as a result of the merger, resulting in a total pro forma diluted share count of approximately 67 million.

Estimates

In performing their respective analyses of TXI, each of the Martin Marietta Financial Advisors relied upon forecasts for TXI for the fiscal years ended May 31, 2014 through 2023 prepared by Martin Marietta’s management.

This ten-year forecast was approved for use by the management of Martin Marietta and is more fully described in the section entitled “Certain Martin Marietta Forecasts” beginning on page 81. For certain analyses, on behalf of the management of Martin Marietta, calendar year forecasts were prepared based on the above mentioned fiscal year forecasts. Such fiscal and calendar year forecasts are collectively referred to in this joint proxy statement/prospectus as the “TXI Base Case”. The Martin Marietta Financial Advisors also relied upon financial estimates for TXI’s earnings before interest, taxes, depreciation and amortization (referred to as “EBITDA”), for the 2014 calendar year ending December 31st (referred to as “CY2014E”) and the 2015 calendar year ending December 31st (referred to as “CY2015E”) based upon publicly available estimates from The Institutional Brokers’ Estimate System (I/B/E/S). Such estimates are collectively referred to in this joint proxy statement/prospectus as the “TXI Street Case”.

In performing their respective analyses of Martin Marietta, each of the Martin Marietta Financial Advisors relied upon forecasts for Martin Marietta for the fiscal/calendar years ended December 31, 2014 through 2018 prepared and approved for use by Martin Marietta’s management, as well as an extension of such forecasts prepared at the direction of Martin Marietta’s management for the fiscal/calendar years ended December 31, 2019 through 2023. The management of Martin Marietta reviewed the extension of such forecasts for the fiscal/calendar years ended December 31, 2019 through 2023 and approved such extension for use by the Martin Marietta Financial Advisors in their financial analyses. The forecasts provided by Martin Marietta’s management and the extension of such forecasts prepared at the direction of Martin Marietta’s management are collectively referred to in this joint proxy statement/prospectus as the “Martin Marietta Base Case” and are more fully described in the section entitled “Certain Martin Marietta Forecasts” beginning on page 81. The Martin Marietta Financial Advisors also relied upon financial estimates for Martin Marietta’s CY2014E and CY2015E EBITDA based upon publicly available estimates from The Institutional Brokers’ Estimate System (I/B/E/S). Such estimates are collectively referred to in this joint proxy statement/prospectus as the “Martin Marietta Street Case”.

Public Trading Multiples Analysis

The Martin Marietta Financial Advisors reviewed and compared certain financial information, ratios and public market multiples for TXI and Martin Marietta to the corresponding financial information, ratios and public market multiples for the publicly traded companies listed below.

For TXI, the following companies were selected by the Martin Marietta Financial Advisors:

•	Cemex SAB de CV

•	CRH Plc

•	Eagle Materials Inc.

•	Martin Marietta

•	Vulcan Materials Company

For Martin Marietta, the following companies were selected by the Martin Marietta Financial Advisors:

•	Cemex SAB de CV

•	CRH Plc

•	Eagle Materials Inc.

•	TXI

•	Vulcan Materials Company

In addition to the above companies, Barclays also considered the following publicly traded companies for both TXI and Martin Marietta:

•	HeidelbergCement AG

•	Holcim Ltd.

•	Lafarge SA

Although none of the selected companies are directly comparable to TXI or Martin Marietta, the companies included were chosen because they are publicly traded companies and based on product mix, lines of business and exposure to the U.S. market. J.P. Morgan and Deutsche Bank did not consider the additional companies considered by Barclays due to lower exposure to the U.S. market.

For each selected company and for each of TXI and Martin Marietta, the Martin Marietta Financial Advisors calculated such company’s:

•	firm value as a multiple of estimated calendar year 2014 EBITDA (referred to as “2014 FV/EBITDA”); and

•	firm value as a multiple of estimated calendar year 2015 EBITDA (referred to as “2015 FV/EBITDA”).

For purposes of this analysis, a company’s firm value was calculated as the fully diluted common equity value of such company as of January 24, 2014 based on publicly available information plus the value of such company’s indebtedness and non-controlling interests, minus such company’s cash, cash equivalents and marketable securities. Amounts of the indebtedness, non-controlling interests, cash, cash equivalents and marketable securities for each of the selected companies were based on the information available in each company’s most recent public filings. The estimated CY2014 and CY2015 EBITDA for each of the selected companies listed above and used by the Martin Marietta Financial Advisors in their analysis were based on I/B/E/S analyst consensus estimates.

The following table represents the results of the Martin Marietta Financial Advisors’ analysis of selected publicly traded companies as of January 24, 2014:

Peer group	2014 FV/EBITDA		2015 FV/EBITDA
	Low	High	Low	High
Selected companies for TXI (J.P. Morgan and Deutsche Bank)	9.9x	17.1x	8.6x	13.7x
Selected companies for TXI (Barclays)	7.4x	17.1x	6.6x	13.7x
Selected companies for Martin Marietta (J.P. Morgan and Deutsche Bank)	9.9x	17.1x	8.6x	13.7x
Selected companies for Martin Marietta (Barclays)	7.4x	17.1x	6.6x	13.7x

TXI. Based on an analysis of relevant metrics for each of the selected companies and certain judgments about TXI’s business and the businesses of the selected companies, the Martin Marietta Financial Advisors selected a reference range of EBITDA multiples of 12.0x to 15.0x to be applied to TXI’s CY2014E EBITDA and 10.0x to 12.0x to be applied to TXI’s CY2015E EBITDA based on (i) the TXI Base Case EBITDA forecasts for CY2014E and CY2015E, and (ii) the TXI Street Case EBITDA estimates for CY2014E and CY2015E. This analysis implied a per share equity value reference range for TXI as follows:

Estimate case	Implied reference range
12.0x to 15.0x CY2014E TXI Base Case EBITDA	$54 to $72
12.0x to 15.0x CY2014E TXI Street Case EBITDA	$48 to $65
10.0x to 12.0x CY2015E TXI Base Case EBITDA	$66 to $83
10.0x to 12.0x CY2015E TXI Street Case EBITDA	$58 to $73

Martin Marietta. Based on an analysis of relevant metrics for each of the selected companies and certain judgments about Martin Marietta’s business and the businesses of the selected companies, the Martin Marietta Financial Advisors selected a reference range of EBITDA multiples of 10.5x to 13.5x to be applied to Martin Marietta’s CY2014E EBITDA and 9.0x to 11.0x to be applied to Martin Marietta’s CY2015E EBITDA based on (i) the Martin Marietta Base Case EBITDA forecasts for CY2014E and CY2015E, and (ii) the Martin Marietta

Street Case EBITDA estimates for CY2014E and CY2015E. This analysis implied a per share equity value reference range for Martin Marietta as follows:

Estimate case	Implied reference range
10.5x to 13.5x CY2014E Martin Marietta Base Case EBITDA	$79 to $108
10.5x to 13.5x CY2014E Martin Marietta Street Case EBITDA	$84 to $114
9.0x to 11.0x CY2015E Martin Marietta Base Case EBITDA	$87 to $111
9.0x to 11.0x CY2015E Martin Marietta Street Case EBITDA	$90 to $115

Based upon the implied per share equity values for Martin Marietta and TXI described above, each of the Martin Marietta Financial Advisors calculated a reference range of implied exchange ratios by dividing the equity value per share of TXI common stock at the high end of the calculated range by the equity value per share of Martin Marietta common stock at the low end of the calculated range and the equity value per share of TXI common stock at the low end of the calculated range by the equity value per share of Martin Marietta common stock at the high end of the calculated range. The Martin Marietta Financial Advisors noted that such analysis indicated a range of implied exchange ratio reference ranges as summarized in the table below.

Estimate case	Implied reference range
CY2014E Base Case EBITDA	0.500 to 0.910
CY2014E Street Case EBITDA	0.422 to 0.771
CY2015E Base Case EBITDA	0.598 to 0.959
CY2015E Street Case EBITDA	0.502 to 0.807

Discounted Cash Flow Analysis Excluding Synergies

The Martin Marietta Financial Advisors calculated ranges of implied fully diluted equity value per share for both Martin Marietta and TXI by performing a discounted cash flow analysis for each company on a standalone basis without regard to synergies. A discounted cash flow analysis is a method of evaluating an asset using estimates of the future unlevered free cash flows generated by the asset and taking into consideration the time value of money with respect to those future cash flows by calculating their “present value”. Present value refers to the current value of estimated future cash flows generated by the asset, and is obtained by discounting those cash flows (including the asset’s terminal value) back to the present using a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, capitalized returns and other relevant factors. “Terminal value” refers to the capitalized value of all estimated cash flows generated by an asset during periods beyond the final forecast period.

The discounted cash flow analysis for both Martin Marietta and TXI assumed a valuation date of December 31, 2013 and was based on forecasts reviewed and approved for use by the Martin Marietta Financial Advisors in their analyses by Martin Marietta management.

In arriving at the implied enterprise value of TXI as a standalone entity excluding synergies, the Martin Marietta Financial Advisors calculated the unlevered free cash flows that TXI is expected to generate during the time period from January 1, 2014 through May 31, 2023 based upon the TXI Base Case. The Martin Marietta Financial Advisors also calculated a range of terminal values of TXI at the end of the 10-year estimate period by applying a perpetual growth rate ranging from 2.5% to 3.5% of the unlevered free cash flow of TXI for the terminal period based on the TXI Base Case. The terminal period cash flow reflected a steady-state operating environment as reviewed and approved by Martin Marietta management. The unlevered free cash flows and the range of terminal values were then discounted to present values using a range of discount rates from 10.5% to 11.5%, which was chosen by each of the Martin Marietta Financial Advisors based upon their respective analyses of the weighted average cost of capital of TXI.

In arriving at the implied enterprise value of Martin Marietta as a standalone entity excluding synergies, the Martin Marietta Financial Advisors calculated the unlevered free cash flows that Martin Marietta is expected to generate during the time period from January 1, 2014 through December 31, 2023 based upon the Martin

Marietta Base Case. The Martin Marietta Financial Advisors also calculated a range of terminal values of Martin Marietta at the end of the 10-year estimate period by applying a perpetual growth rate ranging from 2.5% to 3.5% of the unlevered free cash flow of Martin Marietta for the terminal period based on the Martin Marietta Base Case. The terminal period cash flow reflected a steady-state operating environment as reviewed and approved by Martin Marietta management. The unlevered free cash flows and the range of terminal values were then discounted to present values using a range of discount rates from 9.0% to 10.0%, which was chosen by J.P. Morgan and Deutsche Bank based upon their respective analyses of the weighted average cost of capital of Martin Marietta. Barclays used a discount rate range of 9.5% to 10.5% based on its analysis of the weighted average cost of capital of Martin Marietta.

The ranges of discount rates used by the Martin Marietta Financial Advisors in their respective analyses were estimated using traditional investment banking methodology, including an analysis of selected publicly traded companies that each Martin Marietta Financial Advisor deemed comparable to Martin Marietta and TXI. These publicly traded companies were analyzed to determine the appropriate beta (an estimate of systematic risk) and target debt/total capital ratio to use in calculating the ranges of discount rates described above. The companies analyzed by each Martin Marietta Financial Advisor were the same as those used in connection with the Public Trading Multiples Analysis for Martin Marietta and TXI described above.

In arriving at the implied equity value per share of TXI, the Martin Marietta Financial Advisors calculated the equity value for TXI by adding to the implied enterprise value of TXI calculated as described above (i) cash and cash equivalents, less the value of its debt, in each case as of the most recent public filings, (ii) estimated present value of the net operating loss carryforwards (referred to as the “Stand-alone Tax Assets”), and (iii) estimated present value of Martin Marietta management’s estimates of the Real Estate Proceeds. The Martin Marietta Financial Advisors calculated the estimated present value of the Stand-alone Tax Assets and the Real Estate Proceeds by applying a range of discount rates from 10.5% to 11.5% to such amounts. The Martin Marietta Financial Advisors calculated the estimated present value of the Stand-alone Tax Assets as ranging from $109 million to $112 million and the estimated present value of the Real Estate Proceeds as ranging from $63 million to $88 million.

In arriving at the implied equity value per share of Martin Marietta, the Martin Marietta Financial Advisors calculated the equity value for Martin Marietta by adding to the implied enterprise value of Martin Marietta calculated as described above cash and cash equivalents as of December 31, 2013, and subtracting the value of its debt and non-controlling interests as of December 31, 2013.

A summary of the implied valuation ranges of Martin Marietta and TXI that the Martin Marietta Financial Advisors derived from such analyses is set forth below.

Implied reference range
TXI Base Case	$68 to $87
Martin Marietta Base Case (J.P. Morgan and Deutsche Bank)	$86 to $115
Martin Marietta Base Case (Barclays)	$79 to $104

Based upon the implied per share equity values for Martin Marietta and TXI described above, each Martin Marietta Financial Advisor calculated a reference range of implied exchange ratios by dividing the equity value per share of TXI common stock at the high end of the calculated range by the equity value per share of Martin Marietta common stock at the low end of the calculated range and the equity value per share of TXI common stock at the low end of the calculated range by the equity value per share of Martin Marietta common stock at the high end of the calculated range. A summary of the range of implied exchange ratios that the Martin Marietta Financial Advisors derived from such analyses is set forth below.

Implied reference range
Base Case (J.P. Morgan and Deutsche Bank)	0.589 to 1.014
Base Case (Barclays)	0.654 to 1.104

Discounted Cash Flow Analysis Including Synergies – J.P. Morgan

J.P. Morgan further calculated ranges of implied fully diluted equity value per share for TXI including the impact of 50% and 100% of the expected synergies from the merger based upon estimates from Martin Marietta management. In arriving at the implied equity value per share of TXI with 50% and 100% of the synergies from the merger:

(i) J.P. Morgan calculated the unlevered free cash flows that are expected to be generated during the time period from January 1, 2014 through December 31, 2023 based upon estimates from Martin Marietta management for cost savings and other operating synergies, net of implementation costs (collectively referred to as “Operational Synergies”) in the fiscal years ended December 31, 2014 through 2017 and certain extrapolations to those operational synergies as reviewed and approved by Martin Marietta management. By applying a range of discount rates from 9.0% to 10.0% and a perpetual growth rate ranging from 1.0% to 3.0% to the estimates, J.P. Morgan calculated the implied present value of Operational Synergies as ranging from $487 million to $667 million.

(ii) J.P. Morgan further calculated the implied synergistic benefits of the merger on the accelerated utilization of TXI’s net operating loss carry-forward tax assets (referred to as the “Tax Asset Synergies”) by comparing the total utilization of the net operating loss carry-forward tax assets in the merger relative to the utilization of the tax assets by TXI on a stand-alone basis, both based on the TXI Base Case and Martin Marietta Base Case forecasts, and discounting these benefits to December 31, 2013 at a range of 9.0% to 10.0%. J.P. Morgan calculated the implied present value of Tax Asset Synergies as ranging from $13 million to $14 million.

Each of the Martin Marietta Financial Advisors, based on their respective professional judgments, (i) estimated the same range of discount rates for the Operational Synergies and the Tax Asset Synergies as they estimated for Martin Marietta’s standalone unlevered free cash flows, as the realization of such synergies will be dependent on execution by Martin Marietta following the consummation of the transaction, and (ii) calculated a perpetual growth rate for the Operational Synergies based on their respective analyses of the growth rate expected to be achieved for the Operational Synergies, which was slightly more conservative than the growth rate estimated for the overall operations of the business of Martin Marietta because the Operational Synergies are mainly cost-related.

In calculating the implied equity value per share with 50% of synergies, J.P. Morgan summed the (i) implied fully diluted equity value per share of TXI, excluding synergies, as described above, (ii) 50% of the present value of the Operational Synergies and (iii) the Tax Asset Synergies assuming only 50% of the Operational Synergies were achieved in the merger.

In calculating the implied equity value per share with 100% of synergies, J.P. Morgan summed the (i) implied fully diluted equity value per share of TXI, excluding synergies, as described above, (ii) 100% of the present value of the Operational Synergies and (iii) the Tax Asset Synergies assuming 100% of the Operational Synergies were achieved in the merger.

A summary of the implied valuation ranges of Martin Marietta and TXI that J.P. Morgan derived from such analyses is set forth below.

Implied reference range
TXI Base Case (50% of synergies)	$76 to $98
TXI Base Case (100% of synergies)	$84 to $109

Based upon the implied per share equity values for Martin Marietta and TXI described above, J.P. Morgan calculated a range of implied exchange ratios by dividing the equity value per share of TXI common stock at the high end of the calculated range by the equity value per share of Martin Marietta common stock at the low end of the calculated range and the equity value per share of TXI common stock at the low end of the calculated range by the equity value per share of Martin Marietta common stock at the high end of the calculated range. J.P. Morgan noted that such analysis indicated a range of implied exchange ratios as summarized in the table below.

Implied reference range
50% of synergies	0.663 to 1.148
100% of synergies	0.732 to 1.276

Other Information

One or more of the Martin Marietta Financial Advisors also reviewed, for reference purposes only and not as a component of their respective fairness analyses, certain of the following information:

•	Potential Pro Forma Value Creation Analysis

•

An illustrative analysis prepared by the Martin Marietta Financial Advisors of the potential impact of the merger on the equity value per share held by Martin Marietta shareholders by comparing the closing per share price of Martin Marietta common stock on January 23, 2014, prior to the Bloomberg report that Martin Marietta was in advanced discussions to acquire TXI, with the illustrative equity value per share of Martin Marietta common stock after giving effect to the merger (and including the impact of certain operating synergies, tax benefits, transaction costs and additional shares of Martin Marietta common stock to be issued to TXI stockholders in connection with the merger). This analysis indicated that the merger had the potential to increase equity value per share held by Martin Marietta shareholders.

•	Analysis of Merger Impact on Earnings per Share (“EPS”)

•

An illustrative analysis prepared by the Martin Marietta Financial Advisors of the potential pro forma financial effects of the merger on Martin Marietta’s standalone estimated EPS for calendar years 2014 through 2016 as provided by Martin Marietta management, after taking into account the earnings of TXI, the Operational Synergies expected to result from the merger, cash flows from the Stand-alone Tax Assets, the Tax Asset Synergies and the Real Estate Proceeds expected to result from the merger, as well as estimated purchase accounting, estimated pro forma diluted share count and other pro forma adjustments (but excluding the estimated impact of any restructuring and other non-recurring costs associated with the merger). The analysis indicated that, as of the date of the Martin Marietta Financial Advisors’ respective opinions and based on the 0.70 exchange ratio in the merger, the merger was expected to be accretive relative to Martin Marietta’s standalone estimated EPS (i) during all years in such period assuming refinancing of TXI’s 9.25% Senior Notes due in 2020 at the expected closing of the merger (assumed to be May 31, 2014 for illustrative purposes) and (ii) during 2015 through 2016 assuming refinancing of TXI’s 9.25% Senior Notes due in 2020 at the first call date in August 2015. The actual results achieved by the combined company may vary from projected results and the variations may be material.

•	Historical share price analysis

•	Historical trading prices during the 52-week period ended January 24, 2014 of TXI’s common stock and Martin Marietta common stock ranged from approximately $53 to $77 per share and approximately $93 to $115 per share, respectively;

•	The implied historical exchange ratios during the 52-week period ended January 24, 2014 were calculated by dividing the daily closing prices per share of TXI common stock during this period by those of Martin Marietta common stock on the same day. Those implied historical exchange ratios ranged from 0.545 to 0.720.

•	Sell-side equity research analyst price targets (undiscounted)

•	As of January 24, 2014, sell-side equity research analysts’ price targets for TXI common stock and Martin Marietta common stock were $65 to $80 per share and $90 to $128 per share, respectively. Based on these implied price target ranges, comparing the high price target for TXI to the low price target for Martin Marietta, and the low price target for TXI to the high price target for Martin Marietta, the Martin Marietta Financial Advisors calculated a range of implied exchange ratios of 0.508 to 0.889. The public market trading price targets published by equity research analysts do not necessarily reflect current market trading prices for Martin Marietta common stock and TXI common stock, and these estimates are subject to uncertainties, including the future financial performance of Martin Marietta and TXI and future financial market conditions.

•	Precedent transaction multiples

•	J.P. Morgan reviewed the (i) cement capacity price per ton paid and the latest 12 months EBITDA (referred to as “LTM EBITDA”) multiples paid in selected completed precedent transactions involving heavy construction companies, as applied to non-cement LTM EBITDA, and (ii) LTM EBITDA multiples paid in selected completed precedent transactions involving heavy construction companies, as applied to a consolidated run-rate EBITDA, and determined to review such analyses for reference purposes only, and not to rely on such analyses for valuation purposes, due to the highly cyclical nature of the business and a shortage of relevant precedent transactions announced during a corresponding point in the cycle; and

•	Barclays reviewed the LTM EBITDA and the forward 12 months expected EBITDA (based on Wall Street research, company filings and/or press releases published at the time of announcement) multiples paid in selected completed precedent transactions involving heavy construction companies and determined to review such analyses for reference purposes only, and not to rely on such analysis for valuation purposes, due to the highly cyclical nature of the business and a shortage of relevant precedent transactions announced during a corresponding point in the cycle.

General

The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by the Martin Marietta Financial Advisors. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the applications of those methods to the particular circumstances and, therefore, is not necessarily susceptible to partial analysis or summary description. In arriving at their respective opinions, the Martin Marietta Financial Advisors did not attribute any particular weight to any analyses or factors considered by them and did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of their opinions. In addition, each of the Martin Marietta Financial Advisors may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. The Martin Marietta Financial Advisors made their respective determinations as to fairness after considering the results of all of their respective analyses assessed as a whole. Accordingly, each of the Martin Marietta Financial Advisors believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and such analyses, or focusing on information presented in tabular format, without considering all of its analyses as a whole, could create a misleading or incomplete view of the processes underlying its analyses and opinions. The ranges of valuations resulting from any particular analysis or combination of analyses described above should not be taken to be the view of any of the Martin Marietta Financial Advisors with respect to the actual value of TXI or Martin Marietta or their respective shares of common stock.

In performing its analyses, each of the Martin Marietta Financial Advisors considered and made numerous assumptions with respect to industry performance, general business, regulatory, economic, market and financial conditions and other matters existing as of the date of its opinion, many of which are beyond the control of Martin Marietta and TXI. No company, business or transactions used in those analyses as a comparison is identical or directly comparable to Martin Marietta, TXI or the merger, and an evaluation of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed.

The estimates contained in the analyses performed by the Martin Marietta Financial Advisors and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such estimates. In addition, analyses relating to the value of the businesses or securities do not necessarily purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. At the direction of the Martin Marietta board, the Martin Marietta Financial Advisors relied on the financial forecasts of Martin Marietta and TXI (including the Synergies and the Real Estate Proceeds) provided to the Martin Marietta Financial Advisors. Accordingly, the estimates used in, and the results derived from, the analyses performed by the Martin Marietta Financial Advisors are inherently subject to substantial uncertainty.

The type and amount of consideration payable in the merger were determined through arm’s-length negotiations between Martin Marietta and TXI and were approved by the Martin Marietta board. None of the Martin Marietta Financial Advisors recommended any specific amount, type or mix of consideration in connection with the merger (including any specific exchange ratio) or advised that any specific consideration constituted the only appropriate consideration for the merger. The opinions of each of the Martin Marietta Financial Advisors and their joint presentation to the Martin Marietta board were among many factors considered by the Martin Marietta board in its evaluation of the merger and should not be viewed as determinative of the views of the Martin Marietta board or Martin Marietta management with respect to the merger or the exchange ratio in the merger.

In selecting the Martin Marietta Financial Advisors as its financial advisors in connection with the merger, Martin Marietta considered, among other things, their qualifications, expertise and reputations for providing financial advisory services. In addition, the Martin Marietta Financial Advisors have longstanding relationships and are familiar with Martin Marietta and have substantial knowledge of and experience in the aggregates, cement and other heavy construction sectors. The Martin Marietta Financial Advisors are internationally recognized investment banking firms that regularly engage in the valuation of businesses and their securities in connection with mergers and acquisitions, underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. For the foregoing reasons, Martin Marietta selected the Martin Marietta Financial Advisors as financial advisors in connection with the merger.

Pursuant to the terms of their respective engagement letters, each of the Martin Marietta Financial Advisors acted as financial advisors to the Martin Marietta board in connection with the merger, and Martin Marietta agreed to pay the Martin Marietta Financial Advisors an aggregate transaction fee of approximately $32 million, approximately $6 million of which was payable in connection with, and upon the rendering of, their opinions and approximately $26 million of which is contingent upon the consummation of the transaction. Martin Marietta has also agreed to reimburse each of the Martin Marietta Financial Advisors for their respective expenses incurred in performing their services, including customary out-of-pocket travel and other expenses and reasonable fees and expenses of their legal counsel. In addition, Martin Marietta has agreed to indemnify each of the Martin Marietta Financial Advisors and their respective affiliates, directors, officers, agents and employees and each person, if any, controlling any of the Martin Marietta Financial Advisors or any of their respective affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, related to or arising out of the engagement of each of the Martin Marietta Financial Advisors.

In the two years prior to the date of their opinions, (i) J.P. Morgan and Deutsche Bank have provided commercial or investment banking services to Martin Marietta for which they have received customary compensation, including, in each case, acting as joint lead arranger and joint bookrunner on Martin Marietta’s revolving credit facility and term loan facility in November 2013, (ii) none of the Martin Marietta Financial Advisors have provided any material financial advisory or material commercial or investment banking services to TXI and (iii) J.P. Morgan’s commercial banking affiliate has provided treasury and securities services to NNS Holding, a significant stockholder of TXI, for which it has received customary compensation. J.P. Morgan, Deutsche Bank and Barclays may also seek to provide financial advisory, commercial or investment banking services to Martin Marietta, TXI and their respective affiliates in the future and may receive fees for rendering of these services.

Opinion of TXI’s Financial Advisor

TXI has retained Citigroup as its financial advisor in connection with the merger. In connection with this engagement, TXI requested that Citigroup evaluate the fairness, from a financial point of view, to the holders of TXI common stock (other than Martin Marietta and its affiliates) of the 0.70 exchange ratio provided for in the merger agreement. On January 27, 2014, at a meeting of the TXI board held to evaluate the merger, Citigroup rendered to the TXI board an oral opinion, which was confirmed by delivery of a written opinion dated January 27, 2014, to the effect that, as of that date and based on and subject to the matters described in its opinion, the exchange ratio was fair, from a financial point of view, to the holders of TXI common stock (other than Martin Marietta and its affiliates).

The full text of Citigroup’s written opinion, dated January 27, 2014, which describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is attached to this joint proxy statement/prospectus as Annex E and is incorporated into this joint proxy statement/prospectus by reference. You are encouraged to, and should, read the opinion carefully and in its entirety. Citigroup’s opinion was provided to the TXI board in connection with its evaluation of the exchange ratio from a financial point of view to holders of TXI common stock (other than Martin Marietta and its affiliates) and does not address any other aspects or implications of the merger or the underlying business decision of TXI to effect the merger, the relative merits of the merger as compared to any alternative business strategies that might exist for TXI or the effect of any other transaction in which TXI might engage. Citigroup’s opinion is not intended to be and does not constitute a recommendation to any securityholder as to how such securityholder should vote or act on any matters relating to the merger. The following is a summary of Citigroup’s opinion and the methodology that Citigroup used to render its opinion. This summary is qualified in its entirety by reference to the full text of the opinion.

In arriving at its opinion, Citigroup:

•	reviewed the merger agreement;

•	held discussions with certain senior officers, directors and other representatives and advisors of TXI and received information and data from certain senior officers and other representatives and advisors of Martin Marietta, in each case concerning the businesses, operations and prospects of TXI and Martin Marietta;

•	reviewed certain publicly available business and financial information relating to TXI and Martin Marietta;

•	reviewed certain internal financial forecasts for Martin Marietta and TXI and other information and data relating to TXI and Martin Marietta which were provided to or discussed with Citigroup by the managements of TXI and Martin Marietta, including information relating to potential strategic implications and operational benefits (including the amount, timing and achievability thereof) anticipated by the management of Martin Marietta to result from the merger, which Citigroup evaluated at the direction and with the consent of TXI;

•	reviewed the financial terms of the merger as set forth in the merger agreement in relation to, among other things, current and historical market prices and trading volumes of TXI common stock and Martin Marietta common stock, TXI’s and Martin Marietta’s historical and projected earnings and other operating data and TXI’s and Martin Marietta’s capitalization and financial condition;

•	analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations Citigroup considered relevant in evaluating those of TXI and Martin Marietta;

•	considered, to the extent publicly available, the financial terms of certain other transactions which Citigroup considered relevant in evaluating the merger;

•	evaluated certain potential pro forma financial effects of the merger on TXI and Martin Marietta utilizing, among other things, the financial forecasts and estimates relating to TXI and Martin Marietta referred to above after giving effect to the potential strategic implications and operational benefits anticipated by the management of Martin Marietta to result from the merger, which Citigroup evaluated at the direction and with the consent of TXI; and

•	conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as Citigroup deemed appropriate in arriving at its opinion.

In rendering its opinion, Citigroup assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with Citigroup and upon the assurances of the managements of TXI and Martin Marietta that they were not aware of any relevant information that was omitted or remained undisclosed to Citigroup. Citigroup considered the selected precedent transactions that Citigroup reviewed to lack sufficient comparability due to various factors and circumstances that distinguish the merger from such transactions and, accordingly, did not perform a selected precedent transactions analysis in reaching Citigroup’s opinion. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with Citigroup relating to TXI and Martin Marietta and potential pro forma financial effects of, and strategic implications and operational benefits resulting from, the merger, Citigroup was advised by the management of TXI, and Citigroup assumed, with TXI’s consent, that the forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of TXI and Martin Marietta as to the future financial performance of TXI and Martin Marietta, such strategic implications and operational benefits, and the other matters covered thereby. Citigroup also assumed, with TXI’s consent, that the financial results (including the potential strategic implications and operational benefits anticipated to result from the merger) reflected in such financial forecasts and other information and data will be realized in the amounts and at the times projected. Citigroup relied, at the direction of TXI, upon the assessments of the management of TXI as to market and cyclical trends and prospects relating to the building materials industry and the potential impact of such trends and prospects on TXI and Martin Marietta, including the assumptions of the management of TXI as to building materials prices, supply and demand trends reflected in the financial forecasts and other information and data utilized in Citigroup’s analyses, including the assessment of mid-cycle EBITDA for TXI and Martin Marietta, all of which are subject to significant volatility and which, if different than as assumed, could have a material impact on Citigroup’s analyses or opinion. Citigroup assumed, at the direction of TXI, that there would be no developments with respect to any of the foregoing that would be material to Citigroup’s analyses or opinion.

Citigroup assumed, with TXI’s consent, that the merger would be consummated in accordance with its terms without waiver, modification or amendment of any material term, condition or agreement, and that, in the course of obtaining the necessary regulatory or third party approvals, consents, releases and waivers for the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on TXI, Martin Marietta or the contemplated benefits of the merger. Citigroup also assumed, with TXI’s consent, that the merger would qualify for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. Citigroup’s opinion relates to the relative values of TXI and Martin Marietta. Citigroup did not express any opinion as to what the value of Martin Marietta common stock actually would be when issued pursuant to the merger or the prices at which TXI common stock or Martin Marietta common stock would trade at any time. Citigroup did not make, and it was not provided with, an independent evaluation or appraisal of the assets or liabilities, contingent or otherwise, of TXI or Martin Marietta, and Citigroup did not make any physical inspection of the properties or assets of TXI or Martin Marietta. Citigroup expressed no view as to, and its opinion did not address, the underlying business decision of TXI to effect the merger, the relative merits of the merger as compared to any alternative business strategies that might exist for TXI or the effect of any other transaction in which TXI might engage. Citigroup’s opinion did not address any terms (other than the exchange ratio to the extent expressly specified in the opinion) or other aspects or implications of the merger, including, without limitation, the form or structure of the merger or any voting or other agreement, arrangement or understanding to be entered into in connection with or contemplated by the merger or otherwise. Citigroup expressed no view as to, and its opinion did not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation to any officers, directors or employees of any parties to the merger, or any class of such persons, relative to the exchange ratio. Citigroup’s opinion was necessarily based on information available to Citigroup, and financial, stock market and other conditions and circumstances existing and disclosed to Citigroup, as of the date of its opinion. The credit, financial and stock markets are experiencing unusual volatility, and Citigroup expressed no opinion or view as to any potential effects of such volatility on TXI, Martin Marietta or the contemplated benefits of the merger. Although subsequent developments may affect its opinion, Citigroup does not have any obligation to update, revise or reaffirm its opinion.

In preparing its opinion, Citigroup performed a variety of financial and comparative analyses, including those described below. The summary of these analyses is not a complete description of the analyses underlying Citigroup’s opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to summary description. Citigroup arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole, and did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinion. Accordingly, Citigroup believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

In its analyses, Citigroup considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its opinion, many of which are beyond the control of TXI and Martin Marietta. No company, business or transaction used in those analyses as a comparison is identical to TXI, Martin Marietta or the merger, and an evaluation of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed. Accordingly, such analyses may not necessarily utilize all companies or transactions that could be deemed comparable to TXI, Martin Marietta or the merger.

The estimates contained in Citigroup’s analyses and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by its analyses. In addition, analyses relating to the value of businesses or securities do not necessarily purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, Citigroup’s analyses are inherently subject to substantial uncertainty.

The type and amount of consideration payable in the merger was determined through negotiations between TXI and Martin Marietta and the decision to enter into the merger agreement was solely that of the TXI board. Citigroup’s opinion was only one of many factors considered by the TXI board in its evaluation of the merger and should not be viewed as determinative of the views of the TXI board or management with respect to the merger or the exchange ratio.

As discussed on pages 44 and 45 in the section entitled “Background of the Merger”, in mid-April 2014, Citigroup became aware of differences between the Provided Forecasts (as defined on page 44) and the Martin Marietta Internal Forecasts, which Citigroup was informed were due to an inadvertent error contained in the Provided Forecasts and the application of a different assumed tax rate. On April 29, 2014, Citigroup reviewed with the TXI board the differences between Citigroup’s discounted cash flow analysis using the Provided Forecasts versus using the Martin Marietta Internal Forecasts, which differences, Citigroup noted, resulted in an immaterial difference in the range of exchange ratios implied by its discounted cash flow analyses. Citigroup noted that, if Citigroup had received the Martin Marietta Internal Forecasts as of January 27, 2014, those forecasts would not have changed Citigroup’s overall determination that, as of such date, based on all of the valuation analyses conducted by Citigroup, the exchange ratio of 0.70 Martin Marietta shares for each TXI share was fair, from a financial point of view, to the holders of TXI common stock (other than Martin Marietta and its affiliates). Citigroup also noted that the receipt of the Martin Marietta Internal Forecasts in mid-April 2014 had not caused it to withdraw or modify its opinion, delivered to the TXI board on and dated as of January 27, 2014, to the effect that, as of that date and subject to the matters described in its opinion, the exchange ratio of 0.70 Martin Marietta shares for each TXI share was fair, from a financial point of view, to the holders of TXI common stock (other than Martin Marietta and its affiliates).

The following is a summary of the material financial analyses presented to the TXI board in connection with Citigroup’s opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand Citigroup’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Citigroup’s financial analyses.

Selected Public Companies Analysis

Citigroup performed separate selected publicly traded companies analyses of TXI and Martin Marietta in which Citigroup reviewed publicly available financial and stock market information for TXI, Martin Marietta and the following seven selected publicly traded companies. Of the seven selected publicly traded companies, five are global producers of building materials and two are U.S. producers of building materials. These companies were selected generally because they are publicly-traded companies in the heavyside building materials industry with significant operations in the United States (which is the industry and geography in which TXI and Martin Marietta operate) and were not viewed as distressed companies:

Global Producers

•	Holcim Ltd.

•	Lafarge SA

•	CRH PLC

•	HeidelbergCement AG

•	Cemex, S.A.B. de C.V.

U.S. Producers

•	Vulcan Materials Company

•	Eagle Materials Inc.

Citigroup did not include the following publicly traded companies in the heavyside building materials industry for purposes of its selected companies analysis: GCC, Buzzi Unicem, Italcementi Group, Titan Cement and Vicat. Citigroup did not include such companies because they do not have significant operations in the United States relative to the companies that Citigroup did select for its analysis. In addition, the companies that were not included by Citigroup each had relatively large private or insider ownership which, in Citigroup’s view, distorts the valuation analysis with respect to such companies. Citigroup reviewed, among other things, the enterprise values of the selected companies, TXI and Martin Marietta, calculated as equity value (based on closing stock prices on January 24, 2014) plus debt and minority interests, less cash, as a multiple of calendar years 2013 and 2014 EBITDA. Financial data of TXI, Martin Marietta and the selected public companies were based on public filings and other publicly available information. The TXI internal financial forecasts for fiscal years ended May 31 were calendarized to December 31 using the following methodology: five-twelfths of the current fiscal year plus seven-twelfths of the next fiscal year for each calendar year. Citigroup then applied a range of selected EBITDA multiples derived from the selected companies and Martin Marietta to TXI’s calendar year 2014 estimated EBITDA and a range of selected EBITDA multiples derived from the selected companies and TXI to Martin Marietta’s calendar year 2014 estimated EBITDA. This indicated an implied per share equity reference range for TXI of approximately $51.75 to $58.25 per share and for Martin Marietta of approximately $95.75 to $110.00 per share (noting that the closing price of TXI common stock on January 24, 2014 was $75.06 per share, the unaffected closing price of TXI common stock on December 12, 2013 was $58.54 per share and the implied merger consideration based on the exchange ratio provided for in the merger agreement and the closing price of Martin Marietta common stock on January 24, 2014 was approximately $73.02 per share). Based on the implied per share equity reference ranges derived for TXI and Martin Marietta, this analysis indicated the following implied exchange ratio reference range, as compared to the exchange ratio provided for in the merger agreement:

Implied Exchange Ratio Reference Range	Merger Agreement Exchange Ratio
0.470 – 0.608	0.700

Discounted Cash Flow Analysis

Citigroup performed separate discounted cash flow analyses of TXI and Martin Marietta to calculate the estimated present value of the standalone unlevered, after-tax free cash flows that each of TXI and Martin Marietta was forecasted to generate during fiscal years 2014 through 2018 (ending May 31, 2018 for TXI and ending December 31, 2018 for Martin Marietta). Based on the internal financial forecasts of TXI’s management for TXI, and the Provided Forecast (as defined on page 44) and public research for Martin Marietta, and historical financial results for TXI and Martin Marietta, unlevered, after-tax free cash flows were calculated as estimated adjusted earnings before interest and taxes (referred to as “adjusted EBIT”), plus depreciation and amortization, less capital expenditures and adjustments for changes in working capital. In the case of Martin Marietta, Citigroup performed this analysis without taking into account potential strategic implications and operational benefits anticipated by Martin Marietta’s management to result from the merger (referred to as “potential synergies”). Estimated terminal values for TXI and Martin Marietta were calculated by applying to each of TXI’s and Martin Marietta’s estimated mid-cycle EBITDA terminal value for the fiscal year 2018 mid-cycle EBITDA multiples of 8.0x to 10.0x in the case of TXI, and 9.5x to 11.0x in the case of Martin Marietta, which ranges were derived taking into consideration, among other things, historical mid-cycle EBITDA trading multiples for TXI, Martin Marietta and the selected companies described above under “Selected Public Companies Analysis”. The cash flows and terminal values were then discounted to present value as of December 31, 2013 using discount rates ranging from 8.0% to 10.2% in the case of TXI and 8.1% to 10.3% in the case of Martin Marietta, which ranges were derived taking into account, among other things, a weighted average cost of capital calculation based on factors commonly considered for purposes of calculating an estimated weighted average cost of capital, including the trading volatility of the common stock of TXI, Martin Marietta and the selected companies described above under “Selected Public Companies Analysis” relative to the overall market. This indicated an implied per share equity reference range for TXI of approximately $73.25 to $100.75 per share and for Martin Marietta of approximately $94.75 to $121.00 per share (without taking into account potential synergies). Based on the implied per share equity reference ranges derived for TXI and Martin Marietta, this analysis indicated the following implied exchange ratio reference ranges, as compared to the exchange ratio provided for in the merger agreement:

Implied Exchange Ratio Reference Range	Merger Agreement Exchange Ratio
0.606 – 1.063	0.700

Contribution Analysis

Citigroup reviewed the relative financial contributions of TXI and Martin Marietta to the future financial performance of the combined company on a pro forma basis based on historical financial results, the internal financial forecasts of TXI’s management for TXI and the internal financial forecasts of Martin Marietta’s management for Martin Marietta, without giving effect to potential synergies anticipated by Martin Marietta’s management to result from the merger. The TXI internal financial forecast for fiscal years ended May 31 was calendarized to December 31 using the following methodology: five-twelfths of the current fiscal year plus seven-twelfths of the next fiscal year for each calendar year. For purposes of this analysis, Citigroup reviewed TXI’s and Martin Marietta’s equity value, enterprise value, estimated net revenue, EBITDA, EBIT and net income for calendar years 2013, 2014 and 2015.

Citigroup then derived from the relative contributions implied by these metrics a selected ownership percentage range for TXI of approximately 8% to 30% and for Martin Marietta of approximately 70% to 92%. Based on these ranges for TXI and Martin Marietta, this analysis indicated the following exchange ratio reference range, as compared to the exchange ratio provided for in the merger agreement:

Selected Exchange Ratio Reference Range	Merger Agreement Exchange Ratio
0.130 – 0.666	0.700

Pro Forma Financial Analysis

Citigroup reviewed the potential pro forma financial effects of the merger on, among other things, the combined company’s full calendar years 2014 and 2015 estimated EPS based on the internal financial forecasts of TXI’s management for TXI and the internal financial forecasts of Martin Marietta’s management for Martin Marietta, after taking into account potential pre-tax run-rate synergies anticipated by Martin Marietta’s management to result from the merger of $70 million per year, phased in over two years (in which Citigroup assumed, based on discussions with TXI management, $35 million of synergies would be achieved in 2014 due to the expectation that the merger would close in mid-2014). The TXI projected financial information for fiscal years ended May 31 was calendarized to December 31 using the following methodology: five-twelfths of the current fiscal year plus seven-twelfths of the next fiscal year for each calendar year. Based on the exchange ratio provided for in the merger agreement, this analysis indicated that the merger would be accretive to TXI calendar years 2014 and 2015 estimated EPS:

Percentage Accretion/(Dilution)
EPS (including deal-related intangibles):(1)
Calendar Year 2014	104.5%
Calendar Year 2015	10.2%
EPS (excluding deal-related intangibles):(2)
Calendar Year 2014	126.5%
Calendar Year 2015	16.8%

(1)	Includes a preliminary assumption of amortization of intangible assets resulting from a preliminary assumption of percentage of excess purchase price, over TXI net tangible asset book value, that may be allocated to intangible assets under acquisition accounting.

(2)	Excludes a preliminary assumption of amortization of intangible assets resulting from a preliminary assumption of percentage of excess purchase price, over TXI net tangible asset book value, that may be allocated to intangible assets under acquisition accounting.

The actual results achieved by the combined company may vary from forecasted results and the variations may be material.

Miscellaneous

Under the terms of Citigroup’s engagement, TXI has agreed to pay Citigroup for its financial advisory services in connection with the merger an aggregate fee of approximately $14.1 million, $2.5 million of which was payable upon delivery of Citigroup’s opinion and approximately $11.6 million of which is contingent upon completion of the merger. TXI also has agreed to reimburse Citigroup for reasonable expenses incurred by Citigroup in performing its services, including reasonable fees and expenses of its legal counsel, and to indemnify Citigroup and related persons against liabilities, including liabilities under the federal securities laws, arising out of its engagement.

In the past two years, Citigroup has not provided any investment banking services to TXI unrelated to the merger. Citigroup may provide services unrelated to the merger to or with respect to TXI in the future for which Citigroup may receive compensation. Citigroup and its affiliates in the past have provided, currently are providing and in the future may provide services to Martin Marietta unrelated to the merger, for which services Citigroup and its affiliates have received and expect to receive compensation, including, without limitation, (1) loan portfolio management in 2012 and 2013 for which Citigroup received aggregate compensation of approximately $584,000, and (2) prepaid card services in 2013 for which Citigroup received de minimis compensation. In the ordinary course of business, Citigroup and its affiliates may actively trade or hold the securities of TXI and Martin Marietta for its own account or for the account of its customers and, accordingly, may at any time hold a long or short position in those securities. In addition, Citigroup and its affiliates, including Citigroup Inc. and its affiliates, may maintain relationships with TXI, Martin Marietta and their respective affiliates.

TXI selected Citigroup as its financial advisor in connection with the merger based on Citigroup’s reputation and experience. Citigroup is an internationally recognized investment banking firm which regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. The issuance of Citigroup’s opinion was authorized by Citigroup’s fairness opinion committee.

Financial Interests of Martin Marietta Directors and Officers in the Merger

In considering the recommendation of the Martin Marietta board that Martin Marietta shareholders vote to approve the issuance of Martin Marietta common stock to TXI stockholders, you should be aware that some of Martin Marietta’s directors and executive officers have financial interests in the merger that may be different from, or in addition to, their interests as Martin Marietta shareholders. The board of directors of Martin Marietta was aware of and considered these potential interests, among other matters, in evaluating and negotiating the merger agreement and the merger, in approving the merger agreement and in recommending the approval of the share issuance proposal and the Martin Marietta adjournment proposal.

Martin Marietta’s directors and executive officers will not receive any special compensation the payment of which is contingent upon completion of the merger. Certain of Martin Marietta’s executive officers may receive compensation under Martin Marietta’s executive compensation programs attributable to additional responsibilities in connection with the merger and subsequent integration process. Martin Marietta’s director and executive compensation programs are described in further detail in Martin Marietta’s Proxy Statement on Schedule 14A, filed with the SEC on April 17, 2014 and incorporated herein by reference.

Financial Interests of TXI Directors and Officers in the Merger

Certain members of the board of directors and executive officers of TXI may be deemed to have interests in the merger that are in addition to, or different from, the interests of other TXI stockholders. TXI’s board of directors was aware of these interests and considered them, among other matters, in approving the merger and the merger agreement and in making the recommendations that the TXI stockholders approve and adopt the merger agreement and approve the merger and the other transactions contemplated by the merger agreement. For purposes of the TXI agreements and plans described below, to the extent applicable, the completion of the transactions contemplated by the merger agreement will constitute a change of control, change in control or term of similar meaning. These interests are described in further detail below, and certain of them are quantified in the narrative and table below.

Treatment of TXI Equity-Based Awards

Stock Options. Upon consummation of the merger, each outstanding option to purchase TXI common stock held by TXI’s executive officers will automatically vest and convert into a vested option to purchase, on the same terms as were applicable prior to the merger, a number of shares of Martin Marietta common stock equal to the product determined by multiplying the total number of shares of TXI common stock subject to that option immediately prior to the merger by 0.70 (rounded down to the nearest whole number of shares). The per-share exercise price for these options will be equal to the quotient determined by dividing the exercise price per share of TXI common stock at which the option was exercisable immediately prior to the merger by 0.70 (rounded up to the nearest whole cent).

Stock Appreciation Rights. Upon consummation of the merger, each stock appreciation right in respect of TXI common stock held by TXI’s executive officers will automatically vest and convert into a vested stock appreciation right, on the same terms as were applicable prior to the merger, corresponding to the number of shares of Martin Marietta common stock equal to the product determined by multiplying the total number of shares of TXI common stock corresponding to that stock appreciation right immediately prior to the merger by 0.70 (rounded down to the nearest whole number of shares). The per-share base price for these stock appreciation rights will be equal to the quotient determined by dividing the base price per share of TXI common stock corresponding to the stock appreciation right immediately prior to the merger by 0.70 (rounded up to the nearest whole cent).

Restricted Stock Units. Upon consummation of the merger, each TXI restricted stock unit held by TXI’s executive officers will automatically vest and convert into the right to receive a number of shares of Martin Marietta common stock equal to the product determined by multiplying the total number of shares of TXI common stock subject to the restricted stock unit by 0.70, with cash provided in lieu of fractional shares.

For an estimate of the amounts that would become payable to each of TXI’s named executive officers on settlement of their unvested equity-based awards, see “—Quantification of Potential Payments and Benefits to TXI’s Named Executive Officers in Connection with the Merger” below. We estimate that the aggregate amount that would become payable to TXI’s three other executive officers on settlement of their unvested equity-based awards if the effective time of the merger were February 24, 2014, and based on a price per share of TXI common stock of $73.95 (the average closing price of a share of TXI common stock on the five days following the announcement of the merger), is $2,893,283.

Change in Control Severance Agreements

TXI is party to change in control severance agreements with its executive officers that provide for the severance benefits described below upon a termination of employment without cause or for good reason within two years following the consummation of the merger (a “Qualifying Termination”).

Severance Payment. Upon a Qualifying Termination, the executive officer would become entitled to a lump sum payment in an amount equal to the product of two multiplied by the sum of (a) the executive officer’s annual base salary in effect at the time of the Qualifying Termination (or in effect immediately prior to the merger, if greater) and (b) the executive officer’s short- and long-term incentive compensation for the last performance periods that ended prior to the Qualifying Termination (or that ended prior to the merger, if greater).

Insurance Continuation. Upon a Qualifying Termination, the executive officer may elect to continue receiving, for two years following such Qualifying Termination, life, disability, accident, medical and dental insurance benefits substantially similar to those that he was receiving immediately prior to the Qualifying Termination and for which he would be required to pay no more than the amounts he was paying immediately prior to such Qualifying Termination.

Reimbursement of Golden Parachute Excise Taxes. In the event that it is determined that any of the payments and benefits described above or any other payments would subject the executive officer to excise taxes under Section 4999 of the Internal Revenue Code, TXI will provide for reimbursement of any such excise taxes.

For an estimate of the value of the payments and benefits described above that would become payable under the change in control severance agreements to each of TXI’s named executive officers, see “—Quantification of Potential Payments and Benefits to TXI’s Named Executive Officers in Connection with the Merger” below. We estimate that the aggregate amount of the cash severance payments described above that would become payable to TXI’s three other executive officers if the effective time of the merger were February 24, 2014 and they all experienced a Qualifying Termination at such time is $3,605,612.

Executive Financial Security Plans

Under the Executive Financial Security Plans, if the employment of a TXI executive officer who is age 55 or older were terminated by TXI without cause within two years after the merger or by the executive officer for any reason within one year after the merger, or if the plan is terminated, he would become fully vested in his benefits and would begin receiving payments as if he had reached age 65. In the case of a TXI executive officer who is under age 55 whose employment is terminated by TXI without cause within two years after the merger or by the executive officer for any reason within one year after the merger, or if the plan is terminated, five years would be added to his credited years of service, but he would not begin to receive payments until he reached age 65. Benefits under the Executive Financial Security Plans are payable to the executives or their beneficiaries in equal monthly installments over, in the case of Mr. Brekhus, 102.5 months and, in the case of all other executive officers, until the later of death and the receipt of 180 months of benefits. Mr. Brekhus is currently fully vested in his benefits under the Executive Financial Security Plans and, accordingly, would not be entitled to any incremental increase in benefits in connection with the merger.

For an estimate of the value of the incremental increase in benefits under the Executive Financial Security Plans payable to each of TXI’s named executive officers under the circumstances described above, see “—Quantification of Potential Payments and Benefits to TXI’s Named Executive Officers in Connection with the Merger” below. We estimate that the aggregate amount of the incremental increase in benefits under the Executive Financial Security Plans payable to TXI’s three other executive officers if the effective time of the merger were February 24, 2014 and, at such time, they all experienced a termination of employment by the Company without cause or by the applicable executive for any reason is $1,957,335.

Restrictive Covenants

Mr. Brekhus is also party to an employment agreement with TXI that contains a non-competition covenant and states he is eligible to receive severance benefits pursuant to his change in control severance agreement. However, in the event his employment is terminated for any reason after the consummation of the merger, the non-competition covenant in the employment agreement (and any similar provision of his Executive Financial Security Plan) will be deemed waived by TXI.

Indemnification Insurance

Pursuant to the terms of the merger agreement, TXI’s directors and executive officers will be entitled to certain ongoing indemnification and coverage under directors’ and officers’ liability insurance policies from Martin Marietta following the merger. Such indemnification and insurance coverage is further described in the section entitled “The Merger Agreement—Indemnification and Insurance” beginning on page 98.

Quantification of Potential Payments and Benefits to TXI’s Named Executive Officers in Connection with the Merger

The information set forth in the table below is intended to comply with Item 402(t) of Regulation S-K, which requires disclosures of information about certain compensation for each of TXI’s named executive officers that is based on or otherwise relates to the merger (“merger-based compensation”) and assumes, among other things, that the named executive officers will incur a Qualifying Termination immediately following a change in control. For additional details regarding the terms of the payments described below, see the discussion under the caption “Financial Interests of TXI Directors and Officers in the Merger” above.

Please note that the amounts indicated below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including assumptions described below, and do not reflect certain compensation actions that may occur before the completion of the merger. For purposes of calculating such amounts, we have assumed:

•	February 24, 2014 as the closing date of the merger, and

•	a Qualifying Termination.

Name	Cash ($)(1)	Equity ($)(2)	Pension/ NQDC ($)(3)	Perquisites/ Benefits ($)(4)	Tax Reimbursement ($)(5)	Total ($)
Named Executive Officers
Mel G. Brekhus	1,509,126	3,251,605	0	23,297	0	4,784,028
Kenneth R. Allen	677,731	1,328,990	1,283,916	23,297	1,054,305	4,368,239
Frederick G. Anderson	701,847	1,437,123	554,173	33,716	821,438	3,548,297
James B. Rogers	698,417	1,492,092	215,057	33,716	656,949	3,096,231
Stephen D. Mayfield	553,615	1,185,457	308,151	22,123	568,531	2,637,877

(1)	The cash severance amount payable to each of the named executive officers consists of a lump sum payment in an amount equal to the product of two multiplied by the sum of (a) the named executive officer’s annual base salary in effect at the time of the Qualifying Termination and (b) the named executive officer’s short- and long-term incentive compensation for the last performance periods that ended prior to the Qualifying Termination. The base salary and incentive components of the cash severance amount are set forth in the table below. The cash severance amount is “double-trigger”.

Name	Base Salary Component (a) ($)	Incentive Component (b) ($)	Total Cash (2x ((a) + (b)) ($)
Named Executive Officers
Mel G. Brekhus	700,000	54,563	1,509,126
Kenneth R. Allen	320,000	18,866	677,731
Frederick G. Anderson	330,000	20,924	701,847
James B. Rogers	330,000	19,209	698,417
Stephen D. Mayfield	260,000	16,808	553,615

(2)	As described in more detail in “Treatment of TXI Equity-Based Awards”, upon the consummation of the merger, unvested stock options in respect of TXI common stock held by TXI’s named executive officers would vest and be converted into options in respect of Martin Marietta common stock and unvested restricted stock units in respect of TXI common stock held by TXI’s named executives officers would vest and be converted into the right to receive the merger consideration. In addition, upon consummation of the merger, stock appreciation rights in respect of TXI common stock held by Mr. Brekhus will convert into stock appreciation rights in respect of Martin Marietta common stock; however, such awards are currently vested and not included in the amounts above. The amounts above and in the table below assume a price per share of TXI common stock of $73.95 (the average closing price of shares of TXI common stock on the five days following the announcement of the merger). Set forth below are the values of each type of equity-based award that would become payable in connection with the merger. All such amounts are “single-trigger”.

Name	Options ($)	Restricted Stock Units ($)
Named Executive Officers
Mel G. Brekhus	1,326,760	1,924,845
Kenneth R. Allen	795,958	533,032
Frederick G. Anderson	849,442	587,681
James B. Rogers	941,386	550,706
Stephen D. Mayfield	719,794	465,663

(3)	The amounts above are the estimated value of the incremental increase in benefits under the Executive Financial Security Plans that would become payable to each of the named executive officers upon a Qualifying Termination. Mr. Brekhus is fully vested in his benefits under the Executive Financial Security Plans and would not be entitled to any incremental increase in benefits in connection with the merger. In the case of Messrs. Brekhus, Allen and Anderson, benefits under the Executive Financial Security Plans would commence upon the first day of the calendar month following such Qualifying Termination and, in the case of Messrs. Rogers and Mayfield, such benefits would commence upon attaining age 65. Benefits under the Executive Financial Security Plans are payable to the executives or their beneficiaries in equal monthly installments over, in the case of Mr. Brekhus, 102.5 months and, in the case of all other named executive officers, until the later of death and the receipt of 180 months of benefits. For the named executive officers other than Mr. Brekhus, assumptions regarding mortality are based on the “applicable mortality table” for 2014 promulgated under Section 417(e)(3) of the Code. All such benefits are “double-trigger”.
(4)	The amounts above are the estimated value of premiums for life, disability, accident, medical and dental insurance benefits for each named executive officer and his or her eligible dependents until the second anniversary of the Qualifying Termination. All such benefits are “double-trigger”.
(5)	The estimated excise tax reimbursements are subject to change based on the actual closing date of the merger, date of termination of employment (if any) of the named executive officer, interest rates then in effect and certain other assumptions used in the calculations. The excise tax reimbursements are “double-trigger”.

Board of Directors Following the Merger

Pursuant to the merger agreement, promptly following the merger, a new director will be appointed to Martin Marietta’s board of directors. The new director will be a person who is mutually agreed upon by Martin Marietta and TXI (or one of TXI’s current two largest stockholders designated by TXI’s board of directors) following good faith consultations between Martin Marietta and TXI (or such designee) and a determination by Martin Marietta’s Nominating and Corporate Governance Committee that the proposed individual is an appropriate person to add to the Martin Marietta board.

Material U.S. Federal Income Tax Consequences of the Merger

The following is a discussion of the material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of TXI common stock.

This discussion addresses only holders of TXI common stock who hold their stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address any non-income taxes or any foreign, state or local tax consequences of the merger, nor does it address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to holders of TXI common stock in light of their particular circumstances or to holders subject to special rules (including controlled foreign corporations, passive foreign investment companies, companies that accumulate earnings to avoid U.S. federal income tax, tax-exempt organizations, financial institutions, brokers or dealers in securities, insurance companies, regulated investment companies, real estate investment trusts, persons who hold TXI common stock as part of a hedging or conversion transaction or as part of a short-sale or straddle, certain U.S. expatriates, persons whose functional currency is not the U.S. dollar, partnerships or other pass-through entities for U.S. federal income tax purposes or persons who acquired TXI common stock pursuant to the exercise of options or otherwise as compensation). This discussion is based on the Code, applicable Treasury regulations, administrative interpretations and court decisions, each as in effect as of the date of this joint proxy statement/prospectus and all of which are subject to change, possibly with retroactive effect. Any such change could affect the validity of this discussion.

For purposes of this discussion, a “U.S. holder” is:

•	an individual citizen or resident of the United States;

•	a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust (i) that is subject to the primary supervision of a court within the United States and all the substantial decisions of which are controlled by one or more U.S. persons or (ii) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a partnership (or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds TXI common stock, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partners of partnerships holding TXI common stock should consult their own tax advisors.

THE FOLLOWING DISCUSSION DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL OF THE POTENTIAL TAX CONSEQUENCES OF THE MERGER. PLEASE CONSULT YOUR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO YOU OF THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS AND THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES.

General

TXI and Martin Marietta intend for the merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to Martin Marietta’s obligation to complete the merger that Martin Marietta receive an opinion from Cravath, counsel to Martin Marietta, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to TXI’s obligation to complete the merger that TXI receive an opinion from Wachtell Lipton, special counsel to TXI, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In addition, in connection with the filing of the registration statement of which this document is a part, each of Martin Marietta and TXI expects to receive an opinion from its counsel to the same effect as the opinions described above.

These opinions will be based on customary assumptions and representations from Martin Marietta, TXI and Merger Sub, as well as certain covenants and undertakings by Martin Marietta, TXI and Merger Sub. If any of the assumptions, representations, covenants or undertakings is incorrect, incomplete or inaccurate or is violated, the validity of the opinions described above may be affected and the tax consequences of the merger could differ from those described in this joint proxy statement/prospectus.

An opinion of counsel represents counsel’s best legal judgment but is not binding on the IRS or any court, so there can be no certainty that the IRS will not challenge the conclusions reflected in the opinion or that a court would not sustain such a challenge. Neither Martin Marietta nor TXI intends to obtain a ruling from the IRS on the tax consequences of the merger. If the IRS were to successfully challenge the “reorganization” status of the merger, the tax consequences could differ from those described in this joint proxy statement/prospectus.

U.S. Federal Income Tax Consequences to U.S. Holders

Accordingly, and on the basis of the opinions expected to be received in connection herewith, and subject to the discussion below relating to the receipt of cash in lieu of fractional shares:

•	a U.S. holder of TXI common stock will not recognize any gain or loss upon the exchange of shares of TXI common stock for shares of Martin Marietta common stock in the merger;

•	a U.S. holder of TXI common stock will have a tax basis in the Martin Marietta common stock received in the merger equal to the tax basis of the TXI common stock surrendered in exchange therefor; and

•	a U.S. holder of TXI common stock will have a holding period for shares of Martin Marietta common stock received in the merger that includes its holding period for its shares of TXI common stock surrendered in exchange therefor.

Cash in Lieu of Fractional Shares

No fractional shares of Martin Marietta common stock will be distributed to holders of TXI common stock in connection with the merger. A U.S. holder that receives cash in lieu of a fractional share of Martin Marietta common stock as a part of the merger will generally recognize capital gain or loss measured by the difference between the cash received for such fractional share and the portion of the U.S. holder’s tax basis in the shares of TXI common stock allocable to the fractional share. Such capital gain or loss will generally be long term capital gain or loss if the holding period for such shares of TXI common stock is more than one year. Long term capital gain of certain non-corporate taxpayers, including individuals, is generally taxed at preferential rates. The deductibility of capital losses is subject to limitations.

Backup Withholding

Backup withholding at the applicable rate (currently 28%) may apply with respect to certain payments, such as cash received for fractional shares, unless the holder of the TXI common stock receiving such payments (i) is an exempt holder (generally, corporations, tax-exempt organizations, qualified pension and profit-sharing trusts, individual retirement accounts, or nonresident aliens who, when required, provide certification as to their status) or (ii) provides a certificate containing the holder’s name, address, correct federal taxpayer identification number and a statement that the holder is exempt from backup withholding. Backup withholding does not constitute an additional tax, and any amounts withheld from payments to a holder under the backup withholding rules will be allowed as a refund or credit against the holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Accounting Treatment

Martin Marietta prepares its financial statements in accordance with GAAP. The merger will be accounted for in accordance with ASC 805. The purchase price will be determined based on the number of common shares issued and the Martin Marietta stock price on the date of the merger. The purchase price will also include additional consideration related to converted TXI equity awards for amounts attributable to pre-combination services. The purchase price will be allocated to the fair values of assets acquired and liabilities assumed. Any excess purchase price after this allocation will be assigned to goodwill. Under the acquisition method of accounting, goodwill is not amortized but is tested for impairment at least annually, or more frequently if circumstances indicate potential impairment. The operating results of TXI will be part of the combined company beginning on the date of the merger.

Regulatory Clearances Required for the Merger

The merger is subject to the requirements of the HSR act, which prevents Martin Marietta and TXI from completing the merger until the applicable waiting period under the HSR Act is terminated or expires. On February 18, 2014, Martin Marietta and TXI filed the requisite notification and report forms under the HSR Act with the DOJ and the FTC. On March 20, 2014, Martin Marietta voluntarily withdrew its notification and report forms. Martin Marietta refiled its notification and report forms on March 24, 2014 with the DOJ and the FTC. On April 23, 2014, the DOJ issued a second request. The waiting period initiated by the second request will expire on the thirtieth day after Martin Marietta and TXI have substantially complied with the second request, unless that period is extended voluntarily by the parties or terminated sooner at the direction of the DOJ. The DOJ and others may challenge the merger on antitrust grounds either before or after expiration or termination of the waiting period. At any time before or after the completion of the merger, any of the DOJ, the FTC or another person could take action under the antitrust laws as it deems necessary or desirable in the public interest, including without limitation seeking to enjoin the completion of the merger, seeking a rescission or other unwinding of the merger, or permitting completion subject to regulatory concessions or conditions. We cannot assure you that a challenge to the merger will not be made or that, if a challenge is made, it will not succeed.

Martin Marietta and TXI have each agreed to use their reasonable best efforts to take or cause to be taken all actions, and do, or cause to be done, and assist and cooperate with each other in doing, all things reasonably appropriate to consummate and make effective, as soon as reasonably possible, the transactions contemplated by the merger agreement, subject to certain exceptions and limitations, including that neither Martin Marietta nor TXI will be required to commit to or effect any action, prohibition, limitations, requirement or undertaking that would or would reasonably be expected to have a substantial detriment (as defined on page 97). For a description of certain of Martin Marietta’s and TXI’s specific obligations in the merger agreement related to regulatory clearances, see the section entitled “The Merger Agreement—Efforts to Complete the Merger” beginning on page 97.

Exchange of Shares in the Merger

Prior to the effective time of the merger, Martin Marietta will appoint an exchange agent reasonably acceptable to TXI to handle the exchange of TXI common stock for Martin Marietta common stock. Shares of TXI common stock (other than shares held by Martin Marietta, Merger Sub and TXI, which will be canceled) will be automatically converted into shares of Martin Marietta common stock without the need for any action by the holders of such stock.

As promptly as reasonably practicable after the effective time of the merger, Martin Marietta will cause the exchange agent to mail to each holder of record of TXI common stock a letter of transmittal specifying that delivery will be effected and risk of loss and title to any certificates representing TXI shares shall pass only upon delivery of such certificates to the exchange agent. The letter will also include instructions explaining the procedure for surrendering TXI stock certificates, if any, in exchange for shares of Martin Marietta common stock.

TXI stockholders will not receive any fractional shares of Martin Marietta common stock in the merger. Instead, each TXI stockholder will be entitled to receive a cash payment in lieu of any fractional shares of Martin Marietta common stock it otherwise would have received pursuant to the merger equal to the product obtained by multiplying (i) the fractional share interest to which such holder would otherwise be entitled (after taking into account all shares of TXI common stock exchanged by such holder) by (ii) the last reported sale price of Martin Marietta common stock on the NYSE on the last complete trading day prior to the date of the effective time of the merger.

After the effective time of the merger, shares of TXI common stock will no longer be outstanding, will automatically be canceled and will cease to exist and certificates that previously represented shares of TXI common stock will represent only the right to receive the merger consideration as described above. Until holders of TXI common stock have surrendered their shares to the exchange agent for exchange, those holders will not receive dividends or distributions declared or made with respect to shares of Martin Marietta common stock with a record date after the effective time of the merger. However, upon the surrender of their shares of TXI common stock, such holders will receive the amount of dividends or other distributions with respect to shares of Martin Marietta common stock theretofore paid with a record date after the effective time of the merger.

After the effective time of the merger, TXI will not register any transfers of the shares of TXI common stock.

Martin Marietta shareholders need not take any action with respect to their stock certificates.

Treatment of Stock Options and Other Equity-Based Awards

Stock Options. Upon consummation of the merger, each outstanding option to purchase TXI common stock will automatically vest and convert into a vested option to purchase, on the same terms as were applicable prior to the merger, a number of shares of Martin Marietta common stock equal to the product determined by multiplying the total number of shares of TXI common stock subject to that option immediately prior to the merger by 0.70 (rounded down to the nearest whole number of shares). The per-share exercise price for these options will be equal to the quotient determined by dividing the exercise price per share of TXI common stock at which the option was exercisable immediately prior to the merger by 0.70 (rounded up to the nearest whole cent).

Stock Appreciation Rights. Upon consummation of the merger, each stock appreciation right in TXI will automatically vest and convert into a vested stock appreciation right, on the same terms as were applicable prior to the merger, corresponding to the number of shares of Martin Marietta common stock equal to the product determined by multiplying the total number of shares of TXI common stock corresponding to that stock appreciation right immediately prior to the merger by 0.70 (rounded down to the nearest whole number of shares). The per-share base price for these stock appreciation rights will be equal to the quotient determined by dividing the base price per share of TXI common stock corresponding to the stock appreciation right immediately prior to the merger by 0.70 (rounded up to the nearest whole cent).

Restricted Stock Units. Upon consummation of the merger, each TXI restricted stock unit (other than those described in the immediately following sentence) will automatically vest and convert into the right to receive a number of shares of Martin Marietta common stock equal to the product determined by multiplying the total number of shares of TXI common stock subject to the restricted stock unit by 0.70, with cash provided in lieu of fractional shares.

Under certain circumstances, TXI may grant a limited number of TXI restricted stock units to certain employees (subject to Martin Marietta’s consent). These TXI restricted stock units will not vest upon the consummation of the merger (or a subsequent termination of employment), but will be converted upon consummation of the merger into Martin Marietta restricted stock units, on the same terms as were applicable prior to the merger, with respect to a number of shares of Martin Marietta common stock determined by multiplying the number of shares of TXI common stock subject to the TXI restricted stock unit by 0.70 (rounded down to the nearest whole number of shares).

Dividends and Share Repurchases

Martin Marietta currently pays a quarterly cash dividend of $0.40 per share of common stock. Martin Marietta intends to continue its current dividend practices through the consummation of the merger. Martin Marietta’s initial stock repurchase program, which authorized the repurchase of 2.5 million shares of common stock, was announced in a press release dated May 6, 1994, and has been updated as appropriate. The program does not have an expiration date. Martin Marietta announced in a press release, dated February 22, 2006, that its board of directors had authorized the repurchase of an additional five million shares of common stock and in a press release, dated August 15, 2007, that its board of directors had authorized the repurchase of an additional five million shares of common stock. The merger agreement prohibits Martin Marietta from repurchasing shares of its common stock until the earlier of the closing of the merger or the termination of the merger agreement.

TXI’s board of directors has not approved a dividend on TXI’s capital stock in calendar year 2014 and TXI did not pay dividends on its capital stock in calendar year 2013. TXI does not currently have any share repurchase programs in place. The merger agreement prohibits TXI from declaring or paying dividends or other distributions on its common stock and from repurchasing shares of its common stock until the earlier of the closing of the merger or the termination of the merger agreement.

Listing of Martin Marietta Common Stock

It is a condition to the completion of the merger that the Martin Marietta common stock to be issued to TXI stockholders pursuant to the merger be approved for listing on the NYSE, subject to official notice of issuance.

De-Listing and Deregistration of TXI Common Stock

Upon the completion of the merger, the TXI common stock currently listed on the NYSE will cease to be quoted on the NYSE and will subsequently be deregistered under the Exchange Act.

Combined Company Headquarters

The headquarters of the combined company will be located in Raleigh, North Carolina at Martin Marietta’s current headquarters. The combined company will maintain a significant presence in Dallas.

No Appraisal Rights

Under the DGCL, holders of TXI common stock are not entitled to appraisal rights in connection with the merger. Under the NCBCA, the holders of Martin Marietta common stock are not entitled to appraisal rights in connection with the share issuance proposal. For additional information, see the section entitled “No Appraisal Rights” beginning on page 143.

Certain Martin Marietta Forecasts

Martin Marietta does not as a matter of course make public forecasts as to future performance, earnings or other results, and forecasts for extended periods of time are of particular concern to Martin Marietta due to the unpredictability of the underlying assumptions and estimates. However, in connection with the due diligence review of Martin Marietta by TXI, Martin Marietta’s management provided to TXI, as well as to TXI’s and Martin Marietta’s respective advisors and board of directors, non-public, internal financial forecasts regarding Martin Marietta’s anticipated future operations for the fiscal years ending December 31, 2014 through 2018. In addition, non-public internal financial forecasts regarding TXI’s anticipated future operations for the fiscal years ending May 31, 2014 through 2023 were prepared by Martin Marietta’s management and were provided to the Martin Marietta board and approved by Martin Marietta’s management for use by the Martin Marietta Financial Advisors. Martin Marietta has included below a summary of these forecasts to provide its shareholders access to certain non-public information that was furnished to the above-listed parties and considered by the Martin Marietta Financial Advisors in connection with their respective financial analyses.

The internal financial forecasts were not prepared for the purpose of public disclosure, nor were they prepared in compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts, or GAAP. The summary of these internal financial forecasts is not being included in this joint proxy statement/prospectus to influence your decision whether to vote for the merger proposal or the share issuance proposal, but because these internal financial forecasts were provided by Martin Marietta to TXI, as well as to Martin Marietta’s and TXI’s respective advisors and board of directors, in the case of the internal financial forecasts related to Martin Marietta’s anticipated future operations, and by Martin Marietta to Martin Marietta’s advisors and board of directors, in the case of the internal financial forecasts related to TXI’s anticipated future operations. Ernst & Young, Martin Marietta’s independent registered public accounting firm, has neither examined, compiled nor performed any procedures with respect to the accompanying prospective financial information, and accordingly, Ernst & Young does not express an opinion or any other form of assurance with respect thereto. The Ernst & Young report incorporated by reference in this joint proxy statement/prospectus relates to Martin Marietta’s historical financial information. It does not extend to the prospective financial information and should not be read to do so.

These internal financial forecasts were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of Martin Marietta’s management. Important factors that may affect actual results and cause the internal financial forecasts to not be achieved include, but are not limited to, risks and uncertainties relating to Martin Marietta’s or TXI’s businesses (including their ability to achieve strategic goals, objectives and targets over applicable periods), industry performance, the regulatory environment, general business and economic conditions and other factors described under “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 18. The internal financial forecasts also reflect assumptions as to certain business decisions that are subject to change. The internal financial forecasts assumed that no restrictions, terms or other conditions would be imposed in connection with the receipt of any necessary governmental, regulatory or other approvals or consents in connection with the consummation of the proposed merger, including any divestitures or other actions contemplated by the merger agreement. As a result, actual results may differ materially from these internal financial forecasts. Accordingly, there can be no assurance that the forecasts will be realized.

None of Martin Marietta, TXI or their respective affiliates, advisors, officers, directors or other representatives can provide any assurance that actual results will not differ from these internal financial forecasts, and none of them undertakes any obligation to update, or otherwise revise or reconcile, these internal financial forecasts to reflect circumstances existing after the date the internal financial forecasts were generated or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the forecasts are shown to be in error. For the avoidance of doubt, the internal financial forecasts for the fiscal year ended December 31, 2013 are historical estimates and do not represent actual results of operations. Since the date of the internal financial forecasts, Martin Marietta has made publicly available its actual results of operations for the fiscal year ended December 31, 2013. You should review Martin Marietta’s Annual Report on Form 10-K filed with the SEC on February 24, 2014 for this information. None of Martin Marietta or its respective affiliates, advisors, officers, directors or representatives has made or makes any representation to any shareholder or other person regarding Martin Marietta’s ultimate performance that forecasted results will be achieved. Martin Marietta has made no representation to TXI, in the merger agreement or otherwise, concerning these internal financial forecasts.

The following table presents a summary of the internal financial forecasts for Martin Marietta that were prepared by Martin Marietta’s management (dollars in millions and rounded to the nearest million):(2)(3)(4)

FY/CY 12/31	2013E	2014E	2015E	2016E	2017E	2018E
Net Sales/Revenues	$1,928	$2,089	$2,299	$2,588	$2,854	$3,127
EBITDA(1)	388	454	570	709	853	1,019
Capital Expenditures	(155)	(155)	(175)	(225)	(225)	(225)

(1)	EBITDA is defined as earnings before interest expense, income taxes and depletion, depreciation and amortization. EBITDA is a non-GAAP financial measure and should not be considered as an alternative to operating income or net earnings as a measure of operating performance, or as an alternative to cash flows, as a measure of liquidity.
(2)	In addition to the forecasts set forth above, the following extension of such forecasts was prepared at the direction of Martin Marietta’s management, and Martin Marietta’s management reviewed such extension and approved such extension for use by the Martin Marietta Financial Advisors in their financial analyses (dollars in millions and rounded to the nearest million): EBITDA for the fiscal/calendar years ended December 31, 2019E, 2020E, 2021E, 2022E and 2023E was projected to be $788, $668, $794, $913 and $1,015, respectively. Net sales/revenues for the fiscal/calendar years ended December 31, 2019E, 2020E, 2021E, 2022E and 2023E were projected to be $2,814, $2,674, $2,941, $3,147 and $3,273, respectively. Capital expenditures for the fiscal/calendar years ended December 31, 2019E, 2020E, 2021E, 2022E and 2023E were projected to be $(175), $(175), $(193), $(206) and $(214), respectively.
(3)	The estimated unlevered free cash flows for Martin Marietta calculated by the Martin Marietta Financial Advisors based on the internal financial forecasts for Martin Marietta prepared by Martin Marietta’s management and the extension thereof for the fiscal/calendar years ended December 31, 2014E-2023E were as follows (dollars in millions and rounded to the nearest million): $92, $283, $320, $420, $539, $471, $373, $413, $493, $566.
(4)	The estimated unlevered free cash flows for Martin Marietta for the calendar/fiscal years ended December 31, 2014E-2018E calculated by Citigroup based on the Provided Forecasts (as defined on page 44) were as follows (dollars in millions and rounded to the nearest million): $219, $271, $318, $423, $545. The estimated unlevered free cash flows for Martin Marietta for the calendar/fiscal years ended December 31, 2014E-2018E calculated by Citigroup based on the Martin Marietta Internal Forecasts (as defined on page 44) were consistent with the estimated unlevered free cash flows for Martin Marietta for the calendar/fiscal years ended December 31, 2014E-2018E calculated by the Martin Marietta Financial Advisors, which are described in footnote (3) above.

EBITDA is a non-GAAP financial measure. A reconciliation of EBITDA to the most directly comparable GAAP measure is provided below. The information contained in the reconciliation was prepared by Martin Marietta and was made available to TXI, as well as to TXI’s and Martin Marietta’s respective advisors and board of directors.

EBITDA

(dollars in millions and rounded to the nearest million)

FY 12/31	2013E	2014E	2015E	2016E	2017E	2018E
EBITDA	$388	$454	$570	$709	$853	$1,019
Depletion, Depreciation & Amortization	(174)	(169)	(177)	(177)	(177)	(177)

EBIT	214	285	393	532	676	842
Income Tax Expense(1)	(42)	(64)	(96)	(139)	(182)	(232)
Interest Expense	(54)	(55)	(52)	(52)	(49)	(42)

Net earnings	$118	$166	$246	$341	$445	$569

(1)	Non-GAAP income tax effect calculated using a rate of 26% in 2013E, 28% in 2014E and 2015E and 29% in 2016E, 2017E and 2018E.

The following table presents a summary of the internal financial forecasts for TXI that were prepared by Martin Marietta’s management and were provided to the Martin Marietta board and approved by Martin Marietta’s management for use by the Martin Marietta Financial Advisors (dollars in millions and rounded to the nearest million):

FY 5/31	2014E	2015E	2016E	2017E	2018E	2019E	2020E	2021E	2022E	2023E
Net Sales/Revenues	$907	$1,065	$1,246	$1,361	$1,439	$1,378	$1,389	$1,465	$1,581	$1,672
EBITDA(1)(2)	129	200	291	355	398	346	354	392	465	519
Capital Expenditures	(76)	(48)	(43)	(56)	(53)	(40)	(40)	(40)	(40)	(40)

(1)	EBITDA is defined as earnings before interest expense, income taxes and depletion, depreciation and amortization. EBITDA is a non-GAAP financial measure and should not be considered as an alternative to operating income or net earnings as a measure of operating performance, or as an alternative to cash flows, as a measure of liquidity.
(2)	Calendar year 2014-2024 EBITDA forecasts for TXI prepared on behalf of Martin Marietta’s management based on the fiscal year internal financial forecasts for TXI that were prepared by Martin Marietta’s management were as follows (dollars in millions and rounded to the nearest million): $170, $253, $329, $380, $368, $351, $376, $435, $497, $493, $483. The estimated unlevered free cash flows for TXI calculated by the Martin Marietta Financial Advisors based on the internal financial forecasts for TXI prepared by Martin Marietta’s management for the fiscal years ended May 31, 2014E-2024E were as follows (dollars in millions and rounded to the nearest million): $63, $98, $137, $206, $245, $238, $231, $247, $292, $331, $298.

Certain TXI Forecasts

TXI does not as a matter of course make public forecasts as to future performance or earnings beyond the current fiscal year and is especially wary of making forecasts for extended periods due to the unpredictability of the underlying assumptions and estimates. However, in connection with TXI’s regular planning process and with the merger, TXI’s management prepared certain unaudited internal financial forecasts, which were provided to TXI’s board of directors and to its financial advisor, Citigroup, in connection with their respective analyses of the merger. The internal financial forecasts were also provided to Martin Marietta and its financial advisors. We have included a summary of the internal financial forecasts below to give stockholders access to certain nonpublic information provided to such recipients for purposes of considering and evaluating the merger. The inclusion of the internal financial forecasts should not be regarded as an indication that the board of directors of TXI or Martin Marietta, TXI, Martin Marietta, Merger Sub, Citigroup, J.P. Morgan, Deutsche Bank or Barclays or any other recipient of this information considered, or now considers, it to be an assurance of the achievement of future results.

TXI advised the recipients of the internal financial forecasts that its internal financial forecasts are subjective in many respects. The internal financial forecasts reflect numerous assumptions with respect to company performance, industry performance, general business, economic, market and financial conditions and other matters, many of which are difficult to predict and are subject to significant economic and competitive uncertainties and beyond TXI’s control. As a result, there can be no assurance that the internal financial forecasts will be realized or that actual results will not be significantly higher or lower than projected.

The internal financial forecasts were prepared for internal use and to assist TXI, Martin Marietta and their respective financial advisors with their due diligence investigations or financial analyses, as applicable, of TXI. The internal financial forecasts were not prepared with a view toward public disclosure or toward compliance with GAAP, published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The prospective financial information included in this joint proxy statement/prospectus has been prepared by, and is the responsibility of, TXI’s management. Ernst & Young, TXI’s independent registered public accounting firm, has neither examined, compiled nor performed any procedures with respect to the accompanying prospective financial information, and accordingly, Ernst & Young does not express an opinion or any other form of assurance with respect thereto. The Ernst & Young report incorporated by reference in this joint proxy statement/prospectus relates to TXI’s historical financial information. It does not extend to the prospective financial information and should not be read to do so.

Forecasts of this type are based on estimates and assumptions that are inherently subject to factors such as company performance, industry performance, general business, economic, regulatory, market and financial conditions, as well as changes to the business, financial condition or results of operations of TXI, including the factors described under “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements”, which factors may cause the internal financial forecasts or the underlying assumptions to be inaccurate. Since the internal financial forecasts cover multiple years, such information by its nature becomes less reliable with each successive year. The internal financial forecasts do not take into account any circumstances or events occurring after the date they were prepared.

The following table presents a summary of TXI’s internal financial forecasts (dollars in millions and rounded to the nearest million):

FY 5/31	2014E	2015E	2016E	2017E	2018E
Net Sales/Revenues	$946	$1,072	$1,175	$1,276	$1,419
EBITDA(1)(2)(3)	$129	$219	$280	$339	$418
Capital Expenditures	$76	$90	$43	$43	$40

(1)	For purposes of the internal financial forecasts, EBITDA is a non-GAAP measure representing income before interest, income taxes, depreciation and amortization. EBITDA is not necessarily comparable to similarly titled measures used at other companies.
(2)	For purposes of financial advisor analyses, estimated EBITDA for TXI for fiscal years ended May 31 was calendarized to December 31 using the following methodology: five-twelfths of the current fiscal year plus seven-twelfths of the next fiscal year for each calendar year. EBITDA for TXI for the calendar years ended December 31, 2013E-2015E was projected to be $103, $181 and $255 (dollars in millions and rounded to the nearest million).
(3)	The estimated unlevered free cash flows for TXI calculated by TXI based on the internal financial forecasts for the fiscal years ended May 31, 2014E-2018E were as follows (dollars in millions and rounded to the nearest million): $39, $69, $168, $210, $264.

CY 12/31(1)	2013E	2014E	2015E
Net Revenues	$770	$927	$1,018
Net Income	$(16)	$30	$98
EBIT	$33	$99	$167

(1)	TXI’s fiscal year ends May 31. The forecasts set forth above were calendarized to December 31 using the following methodology: five-twelfths of the current fiscal year plus seven-twelfths of the next fiscal year for each calendar year. EBIT for TXI for the fiscal years ended May 31, 2014E-2016E was projected to be $50, $134 and $190 (dollars in millions and rounded to the nearest million).

A reconciliation of EBITDA to the most directly comparable GAAP measure is provided below (dollars in millions and rounded to the nearest million).

FY 5/31	2014E	2015E	2016E	2017E	2018E
Income before taxes	$(18)	$65	$120	$178	$257
Depreciation and amortization	$78	$85	$91	$92	$92
Interest expense	$69	$69	$69	$69	$69
EBITDA	$129	$219	$280	$339	$418

A reconciliation of EBIT to the most directly comparable GAAP measure is provided below (dollars in millions and rounded to the nearest million).

FY 5/31	2014E	2015E	2016E
Income before taxes	$(18)	$65	$120
Interest expense	$69	$69	$69

EBIT	$50	$134	$190

A reconciliation of unlevered free cash flow to the most directly comparable GAAP measure is provided below (dollars in millions and rounded to the nearest million).

FY 5/31	2014E	2015E	2016E	2017E	2018E
Income before taxes	$(18)	$65	$120	$178	$257
Income taxes	$(15)	$(40)	$(57)	$(74)	$(98)
Interest	$69	$69	$69	$69	$69
Depreciation	$78	$85	$91	$92	$92
(Increase)/decrease in net working capital	$2	$(19)	$(12)	$(12)	$(17)
Capital expenditures	$(76)	$(90)	$(43)	$(43)	$(40)

Unlevered Free Cash Flow	$39	$69	$168	$210	$264

Readers of this joint proxy statement/prospectus are cautioned not to place undue reliance on the specific portions of the internal financial forecasts set forth above.

For the foregoing reasons, as well as the basis and assumptions on which the internal financial forecasts were compiled, the inclusion of specific portions of the internal financial forecasts in this joint proxy statement/prospectus should not be regarded as an indication that such internal financial forecasts will be an accurate prediction of future events, and they should not be relied on as such. Except as required by applicable securities laws, TXI does not intend to update or otherwise revise the internal financial forecasts or the specific portions presented to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions are shown to be in error. In addition, the internal financial forecasts have not been updated or revised to reflect information or results after the date the internal financial forecasts were prepared or as of the date of this joint proxy statement/prospectus.

Litigation Related to the Merger

Following the announcement of the merger, a purported stockholder of TXI filed a putative class action lawsuit against TXI and members of the TXI board, and against Martin Marietta and one of its affiliates, in the United States District Court for the Northern District of Texas, captioned Maxine Phillips, Individually and on Behalf of All Others Similarly Situated v. Texas Industries, Inc., et al., Case 3:14-cv-00740-B (the “Phillips Action”). The plaintiff in the Phillips Action alleges in an amended complaint, among other things, (i) that members of the TXI board breached their fiduciary duties to TXI’s stockholders by failing to fully disclose material information regarding the proposed transaction and by adopting the merger agreement for inadequate consideration and pursuant to an inadequate process, (ii) that Martin Marietta and one of Martin Marietta’s affiliates aided and abetted the TXI board in their alleged breaches of fiduciary duty and (iii) that the registration statement of which this joint proxy statement/prospectus forms a part contains certain material misstatements and omissions in violation of Section 14(a) and 20(a) of the Exchange Act. The plaintiff in the Phillips Action seeks, among other things, injunctive relief enjoining TXI and Martin Marietta from proceeding with the merger, rescission in the event the merger is consummated, damages, and an award of attorneys’ and other fees and costs. We believe the lawsuit is without merit.

The Merger Agreement

The following summarizes material provisions of the merger agreement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. The rights and obligations of the parties are governed by the express terms and conditions of the merger agreement and not by this summary or any other information contained in this joint proxy statement/prospectus. Martin Marietta shareholders and TXI stockholders are urged to read the merger agreement carefully and in its entirety, as well as this joint proxy statement/prospectus, before making any decisions regarding the merger. This summary is qualified in its entirety by reference to the merger agreement, a copy of which is attached as Annex A to this joint proxy statement/prospectus and is incorporated by reference herein.

In reviewing the merger agreement and this summary, please remember that they have been included to provide you with information regarding the terms of the merger agreement and are not intended to provide any other factual information about Martin Marietta, TXI or any of their subsidiaries. The merger agreement contains representations and warranties and covenants by each of the parties to the merger agreement, which are summarized below. These representations and warranties have been made solely for the benefit of the other parties to the merger agreement and:

•	were not intended as statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;

•	have been qualified by certain confidential disclosures that were made to the other party in connection with the negotiation of the merger agreement, which disclosures are not reflected in the merger agreement; and

•	may apply standards of materiality in a way that is different from what may be viewed as material by you or other investors.

Moreover, information concerning the subject matter of the representations and warranties in the merger agreement and described below may have changed since the date of the merger agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this joint proxy statement/prospectus. In addition, if specific material facts arise that contradict the representations and warranties in the merger agreement, Martin Marietta or TXI as applicable, will disclose those material facts in the public filings that it makes with the SEC if it determines that it has a legal obligation to do so. Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read together with the information provided elsewhere in this joint proxy statement/prospectus and in the documents incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 146.

Terms of the Merger

The merger agreement provides that, on the terms and subject to the conditions in the merger agreement, and in accordance with the NCBCA and the DGCL, at the effective time of the merger, Merger Sub will merge with and into TXI. At the effective time of the merger, the separate corporate existence of Merger Sub will cease and TXI will continue as the surviving corporation in the merger as a subsidiary of Martin Marietta.

Completion of the Merger

Unless the parties agree otherwise, the closing of the merger will take place on a date specified by TXI and Martin Marietta (sometimes referred to herein as “the parties”), but no later than the second business day after all closing conditions have been satisfied or waived (other than those conditions that by their nature are to be satisfied or waived at the closing, but subject to the satisfaction or waiver of those conditions). The merger will be effective at the time that the parties file articles of merger with the Secretary of State of the State of North Carolina and a certificate of merger with the Secretary of State of the State of Delaware, unless the parties agree to a later time for the completion of the merger and specify that time in the articles of merger and certificate of merger.

We currently expect to complete the merger in the second quarter of 2014, subject to receipt of required shareholder and stockholder approvals and regulatory clearances or other delays in the satisfaction or waiver of the conditions to the merger described below, but we cannot guarantee when or if the merger will be completed.

Merger Consideration

Under the terms of the merger agreement, at the effective time of the merger, each outstanding share of TXI common stock (other than shares held by Martin Marietta, Merger Sub or TXI, which will be canceled) will be converted into the right to receive 0.70 shares of Martin Marietta common stock.

TXI stockholders will not receive any fractional shares of Martin Marietta common stock in the merger. Instead, each TXI stockholder will be entitled to receive a cash payment in lieu of any fractional shares of Martin Marietta common stock it otherwise would have received pursuant to the merger equal to the product obtained by multiplying (i) the fractional share interest to which such holder would otherwise be entitled (after taking into account all shares of TXI common stock exchanged by such holder) by (ii) the last reported sale price of Martin Marietta common stock on the NYSE on the last complete trading day prior to the date of the effective time of the merger.

Martin Marietta Board of Directors Following the Merger

Pursuant to the merger agreement, promptly following the merger, a new director will be appointed to Martin Marietta’s board of directors. The new director will be a person who is mutually agreed upon by Martin Marietta and TXI (or one of TXI’s current two largest stockholders designated by TXI’s board of directors) following good faith consultations between Martin Marietta and TXI (or such designee) and a determination by Martin Marietta’s Nominating and Corporate Governance Committee that the proposed individual is an appropriate person to add to the Martin Marietta board.

Representations and Warranties

The merger agreement contains representations and warranties made by TXI to Martin Marietta and Merger Sub and by Martin Marietta and Merger Sub to TXI. Certain of the representations and warranties in the merger agreement are subject to materiality or material adverse effect qualification (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct is material or would result in a material adverse effect). In addition, certain of the representations and warranties in the merger agreement are subject to knowledge qualifications, which means that those representations and warranties would not be deemed untrue or incorrect as a result of matters of which certain officers of the party making the representation did not have actual knowledge.

The merger agreement provides that a “material adverse effect” means, with respect to a party, any fact, circumstance, effect, change, event or development that materially adversely affects the business, properties, financial condition or results of operations of such party and its subsidiaries, taken as a whole. However, no fact, circumstance, effect, change, event or development resulting from the following will be taken into account in determining whether there has been a material adverse effect:

•	changes or conditions generally affecting the industries in which such party or its subsidiaries operates, except to the extent such effect has a disproportionate effect on such party and its subsidiaries, taken as a whole, relative to others in such industries;

•	general economic or political conditions or securities, credit, financial or other capital market conditions in the United States or any foreign jurisdiction, except to the extent such effect has a disproportionate effect on such party and its subsidiaries, taken as a whole, relative to others in the industries in which such party and its subsidiaries operate;

•	any failure, in and of itself, by such party to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (provided that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or will be, a material adverse effect to the extent otherwise permitted by the definition of material adverse effect);

•	the execution and delivery of the merger agreement or the public announcement or pendency of the transactions contemplated thereby, including the impact thereof on the relationships, contractual or otherwise, of such party or any of its subsidiaries with employees, labor unions, customers, suppliers or partners;

•	any change, in and of itself, in the market price or trading volume of such party’s securities or in its credit rating (provided that the facts or occurrences giving rise to or contributing to such change may be deemed to constitute, or be taken into account in determining whether there has been or will be, a material adverse effect to the extent otherwise permitted by the definition of material adverse effect);

•	any change in applicable law, regulation or GAAP, except to the extent such effect has a materially disproportionate effect on such party and its subsidiaries, taken as a whole, relative to others in the industries in which such party and its subsidiaries operate;

•	geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, except to the extent such effect has a disproportionate effect on such party and its subsidiaries, taken as a whole, relative to others in the industries in which such party and its subsidiaries operate;

•	any natural disaster, except to the extent such effect has a disproportionate effect on such party and its subsidiaries, taken as a whole, relative to others in the industries in which such party operates;

•	any litigation arising from allegations of a breach of fiduciary duty or other violation of applicable law relating to the merger agreement or the transactions contemplated thereby; and

•	any taking of any action at the written request of another party to the merger agreement.

In the merger agreement, Martin Marietta and Merger Sub have made representations and warranties regarding, among other topics:

•	organization, standing, corporate power, organizational documents and ownership of subsidiaries;

•	capital structure, including the number of shares of Martin Marietta common stock and equity-based awards outstanding;

•	authority to execute and deliver and perform its obligations under, and to consummate the transactions contemplated by, the merger agreement and the enforceability of the merger agreement against Martin Marietta;

•	the declaration of advisability of the merger agreement by Martin Marietta’s board of directors and the approval of the merger agreement and the transactions contemplated thereby by Martin Marietta’s board of directors;

•	the inapplicability of state takeover statutes to the transactions contemplated by the merger agreement;

•	the absence of conflicts with, or violations of, organizational documents, applicable law and certain contracts as a result of Martin Marietta entering into the merger agreement and consummating the merger and the other transactions contemplated by the merger agreement;

•	the consents and approvals required in connection with the transactions contemplated by the merger agreement;

•	SEC documents, financial statements, internal controls and accounting or auditing practices;

•	the absence of undisclosed liabilities and off-balance-sheet arrangements;

•	accuracy of information supplied or to be supplied in this joint proxy statement/prospectus;

•	the absence of a material adverse effect since December 31, 2012 and the conduct of business in the ordinary course in all material respects since December 31, 2012;

•	tax matters and intended tax treatment of the merger;

•	absence of certain litigation and governmental orders;

•	compliance with applicable laws and permits;

•	environmental matters;

•	broker’s fees and expenses payable in connection with the merger;

•	the receipt of opinions from the Martin Marietta Financial Advisors; and

•	the absence of prior activities by Merger Sub.

In the merger agreement, TXI has made representations and warranties regarding, among other topics:

•	organization, standing, corporate power, organizational documents and ownership of subsidiaries;

•	capital structure, including the number of shares of TXI common stock, stock options and other equity-based awards outstanding;

•	authority to execute and deliver and perform its obligations under, and to consummate the transactions contemplated by, the merger agreement and the enforceability of the merger agreement against TXI;

•	the declaration of advisability of the merger agreement by TXI’s board of directors and the approval of the merger agreement and the transactions contemplated thereby by TXI’s board of directors;

•	the inapplicability of state takeover statutes to the transactions contemplated by the merger agreement;

•	the absence of conflicts with, or violations of, organizational documents, applicable law and certain contracts as a result of TXI’s entering into the merger agreement and consummating the merger and the other transactions contemplated by the merger agreement;

•	the consents and approvals required in connection with the transactions contemplated by the merger agreement;

•	SEC documents, financial statements, internal controls and accounting or auditing practices;

•	the absence of undisclosed liabilities and off-balance-sheet arrangements;

•	accuracy of information supplied or to be supplied in this joint proxy statement/prospectus;

•	the absence of a material adverse effect since May 31, 2013 and the conduct of business in the ordinary course in all material respects since May 31, 2013;

•	tax matters and intended tax treatment of the merger;

•	employee benefit matters, including matters related to employee benefit plans, and compliance with the Employee Retirement Income Security Act of 1974, as amended;

•	absence of certain litigation and governmental orders;

•	compliance with applicable laws and permits;

•	environmental matters;

•	material contracts;

•	owned and leased real property;

•	intellectual property;

•	collective bargaining agreements and other labor matters;

•	broker’s fees and expenses payable in connection with the merger;

•	the receipt of an opinion from Citigroup;

•	insurance policies; and

•	the absence of certain affiliate transactions.

Conduct of Business

Each of Martin Marietta and TXI has undertaken certain covenants in the merger agreement restricting the conduct of their respective businesses between the date of the merger agreement and the effective time of the merger. In general, each of Martin Marietta and TXI has agreed to (i) conduct its business in the ordinary course consistent with past practice in all material respects and (ii) use its reasonable best efforts to preserve intact its business organization and advantageous business relationships and keep available the services of its current officers and employees.

In addition, between the date of the merger agreement and the effective time of the merger, Martin Marietta has agreed to various specific restrictions relating to the conduct of its business, including with respect to the following (subject in each case to exceptions specified in the merger agreement or previously disclosed in writing to the other party as provided in the merger agreement):

•	declaring or paying dividends or other distributions, other than regular quarterly cash dividends not exceeding $0.40 per share and dividends or distributions by a wholly owned subsidiary to its parent;

•	splitting, combining, subdividing or reclassifying any of its or its subsidiaries’ capital stock, equity interests or voting securities, or securities convertible into or exchangeable or exercisable for such stock, interests or securities or issuing of any other securities in substitution for shares of its or its subsidiaries’ capital stock, other equity interests or voting securities;

•	repurchasing, redeeming or otherwise acquiring its or its subsidiaries’ capital stock, voting securities or equity interests (or any securities convertible into or exchangeable or exercisable for such stock, interests or securities);

•	except in accordance with Martin Marietta stock plans, issuing, delivering, selling, granting, pledging or otherwise encumbering or subjecting to any lien (i) shares of its or its subsidiaries’ capital stock (other than upon the exercise of stock options or the vesting or delivery of awards pursuant to stock plans), (ii) any of its or its subsidiaries’ other equity interest or voting securities, (iii) any securities convertible into or exchangeable or exercisable for, or any rights to acquire, its or its subsidiaries’ capital stock, equity interests or voting securities, (iv) any warrants, calls, options or other rights to acquire any capital stock, equity interests or voting securities of it or its subsidiaries, (v) any rights issued by it or its subsidiaries that are linked to the price or value of capital stock in it or its subsidiaries or the value of or any dividends or other distributions declared or paid by it or its subsidiaries, (vi) Martin Marietta voting debt or (vii) Martin Marietta preferred stock;

•	amending its articles of incorporation or by-laws, except as required by law or the rules and regulations of the SEC or the NYSE;

•	making any material change in financial accounting methods, except as required by a change in GAAP;

•	acquiring or agreeing to acquire any equity interest in, or business of, any corporation, partnership, association or other similar business entity or division thereof or any properties or assets (other than supplies and inventory in the ordinary course of business consistent with past practice or a transaction solely between Martin Marietta and any of its wholly owned subsidiaries or between such wholly owned subsidiaries) that would reasonably be expected to delay or make it more difficult to obtain any approval required in connection with the merger or that would reasonably be expected to prevent or materially delay or impede the consummation of the transactions contemplated by the merger agreement;

•	soliciting or entering into any transaction or agreement requiring or reasonably expected to cause Martin Marietta to abandon, terminate, materially delay or not consummate, or that would require, or would reasonably be expected to cause, Martin Marietta to fail to comply in any material respect with the merger agreement;

•	taking actions or omitting to take actions that would or would be reasonably likely to (i) result in any of the conditions to the consummation of the merger not being satisfied, (ii) result in new or additional required approvals from a governmental entity in connection with the transactions contemplated by the merger agreement or (iii) materially impair the ability of Martin Marietta, TXI or Merger Sub to consummate the transactions contemplated by the merger agreement in accordance with the terms of the applicable agreements or materially delay such consummation; and

•	authorizing or committing to, resolving or agreeing to take, any of the foregoing actions.

In addition, between the date of the merger agreement and the effective time of the merger, TXI has agreed to various specific restrictions relating to the conduct of its business, including with respect to the following (subject in each case to exceptions specified in the merger agreement or previously disclosed in writing to the other party as provided in the merger agreement):

•	declaring or paying dividends or other distributions, other than dividends or distributions by a wholly owned subsidiary to its parent;

•	splitting, combining, subdividing or reclassifying any of its or its subsidiaries’ capital stock, equity interests or voting securities, or securities convertible into or exchangeable or exercisable for such stock, interests or securities or issuing of any other securities in substitution for shares of its or its subsidiaries’ capital stock, other equity interests or voting securities;

•	repurchasing, redeeming or otherwise acquiring its or its subsidiaries’ capital stock, voting securities or equity interests (or any securities convertible into or exchangeable or exercisable for such stock, interests or securities);

•	except for grants of certain specified TXI restricted stock units, issuing, delivering, selling, granting, pledging or otherwise encumbering or subjecting to any lien (i) shares of its or its subsidiaries’ capital stock (other than upon the exercise of stock options and stock appreciation rights or the vesting or delivery of other awards pursuant to stock plans), (ii) any other of its or its subsidiaries’ equity interest or voting securities, (iii) any securities convertible into or exchangeable or exercisable for, or any rights to acquire, its or its subsidiaries’ capital stock, equity interests or voting securities, (iv) any warrants, calls, options or other rights to acquire any capital stock, equity interests or voting securities of it or its subsidiaries, (v) any rights issued by it or its subsidiaries that are linked to the price or value of capital stock in it or its subsidiaries or the value of or any dividends or other distributions declared or paid by it or its subsidiaries, (vi) TXI voting debt or (vii) TXI preferred stock;

•	amending its organizational documents or amending in any material respect the organizational document of any if its subsidiaries, except as required by law or the rules and regulations of the SEC or the NYSE;

•	granting to any current or former (i) director of TXI, (ii) director of any TXI subsidiary (in his or her capacity as a director), (iii) executive officer of TXI or (iv) officer or employee of TXI or any TXI subsidiary who is a party to or participant in a plan or agreement that provides for certain severance benefits upon or following the effective time of the merger, any increase in compensation, bonus or benefits or any type of compensation or benefit to which such person was not already entitled, except to the extent required under any TXI benefit plan;

•	granting to directors, officers or employees not described in the preceding bullet any increase in compensation, bonus or benefits or any type of compensation or benefit to which such person was not already entitled, except in the ordinary course of business consistent with past practice or to the extent required under any TXI benefit plan;

•	engaging in promotions of employees, filling open employee positions or modifying employee job descriptions, except in the ordinary course of business consistent with past practice;

•	granting any person severance, retention, change in control or termination compensation or benefits (or any increase therein), except with respect to new hires or promotions in the ordinary course of business consistent with past practice or to the extent required under a TXI benefit plan;

•	entering into or adopting material TXI benefit plans or amending in any material respect any material TXI benefit plan or award issued under such TXI benefit plan, except in the ordinary course of business consistent with past practice or as necessary to comply with applicable law;

•	making any material change in financial accounting methods, except as required by a change in GAAP;

•	acquiring or agreeing to acquire any equity interest in, or business of, any corporation, partnership, association or other similar business entity or division thereof or any properties or assets (other than supplies and inventory in the ordinary course of business consistent with past practice or a transaction solely between TXI and any of its wholly owned subsidiaries or between such wholly owned subsidiaries, in each case, in the ordinary course of business consistent with past practice) if the amount of the consideration paid by TXI or its subsidiaries in connection with such transaction or transactions would exceed $1 million individually or $5 million in the aggregate;

•	selling, leasing, mortgaging, encumbering, subjecting to a lien or otherwise disposing of properties or assets (other than sales of products and services in the ordinary course of business consistent with past practice) that individually have a fair market value greater than $1 million or in the aggregate have a fair market value greater than $5 million;

•	incurring indebtedness, except for (i) indebtedness incurred in the ordinary course of business consistent with past practice not to exceed $5 million in the aggregate, (ii) indebtedness in replacement of existing indebtedness, (iii) guarantees by TXI of indebtedness of a wholly owned subsidiary or guarantees by a subsidiary of indebtedness of TXI or any other wholly owned TXI subsidiary, in each case, in the ordinary course of business consistent with past practice, (iv) intercompany indebtedness in the ordinary course of business consistent with past practice and (v) borrowings under TXI’s revolving credit facility in the ordinary course of business consistent with past practice;

•	making or agreeing to capital expenditures, other than capital expenditures set forth on a confidential capital plan provided by TXI to Martin Marietta or expenditures required to be made by a governmental entity or in response to an emergency;

•	entering into or amending any contract, if such contract or amendment would reasonably be expected to prevent or materially impede, interfere with or delay the consummation of the transactions under the merger agreement;

•	soliciting or entering into any transaction or agreement requiring or reasonably expected to cause TXI to abandon, terminate, materially delay or not consummate, or that would require, or would reasonably be expected to cause, TXI to fail to comply in any material respect with the merger agreement;

•	entering into or amending material contracts, to the extent that consummation of the merger or compliance by TXI or its subsidiaries with the merger agreement would reasonably be expected to conflict with, cause a default under, give rise to a right of termination, cancelation or acceleration of an obligation under, result in the creation of a lien upon material properties or assets of TXI or its subsidiaries or require Martin Marietta, TXI or any of their respective subsidiaries to license or transfer any of its material properties or assets under, or give rise to any increased, additional, accelerated or guaranteed right or entitlements of any third party under, or result in any material alteration of, such material contract or amendment;

•	entering into, amending or terminating collective bargaining or other labor union contracts, other than in the ordinary course of business consistent with past practice;

•	waiving, releasing, assigning or settling any claim, action or proceeding, other than for an amount equal to or less than amounts reserved with respect thereto or $1 million in the aggregate;

•	abandoning, encumbering, conveying or exclusively licensing material intellectual property rights or entering into agreements that impose material restrictions on TXI or its subsidiaries with respect to intellectual property rights owned by any third party, in each case, other than in the ordinary course of business consistent with past practice;

•	materially amending or modifying certain material contracts, including non-compete agreements, joint ventures and partnerships, other than in the ordinary course of business;

•	changing any material method of tax accounting, settling any material tax claim or proceeding or making any material tax election, in each case, other than in the ordinary course of business consistent with past practice;

•	entering into a new line of business outside its existing business;

•	taking actions or omitting to take actions that would or would be reasonably likely to (i) result in any of the conditions to the consummation of the merger not being satisfied, (ii) result in new or additional required approvals from a governmental entity in connection with the transactions contemplated by the merger agreement or (iii) materially impair the ability of Martin Marietta, TXI or Merger Sub to consummate the transactions contemplated by the merger agreement in accordance with the terms of the applicable agreements or materially delay such consummation;

•	dissolving or liquidating any of its subsidiaries; and

•	authorizing or committing to, resolving or agreeing to take, any of the foregoing actions.

No Solicitation of Alternative Proposals

Martin Marietta and TXI have each agreed, from the time of the execution of the merger agreement until the earlier of the consummation of the merger or the termination of the merger agreement, not to, and not to authorize or permit any of its respective affiliates, directors, officers, employees or representatives to, directly or indirectly:

•	solicit, initiate or knowingly encourage, induce or facilitate a takeover proposal (as defined below) or an inquiry or proposal that may reasonably be expected to lead to a takeover proposal; or

•	participate in discussions or negotiations regarding, or furnish to any person information with respect to, or cooperate with any person with respect to, a takeover proposal or an inquiry or proposal that may reasonably be expected to lead to a takeover proposal.

Additionally, except as permitted by the merger agreement and described below, each party was required, upon execution of the merger agreement, to (i) immediately cease and cause to be terminated all existing discussions or negotiations with respect to a takeover proposal or an inquiry or proposal that may reasonably be expected to lead to a takeover proposal and (ii) request prompt return or destruction of all confidential information previously furnished to any person or its representatives with respect to a takeover proposal and immediately terminate all physical and electronic data room access previously granted to any such person.

Notwithstanding these restrictions, the merger agreement provides that, if at any time prior to obtaining the approval of its shareholders or stockholders, as applicable, Martin Marietta or TXI receives a bona fide written takeover proposal that its board of directors determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) constitutes or is reasonably expected to result in a superior proposal (as defined below) and which did not result from a breach of the non-solicitation obligations set forth in the merger agreement or, in the case of TXI, the exclusivity agreement entered into between Martin Marietta and TXI, then Martin Marietta or TXI, as applicable, may (i) furnish information with respect to itself and its subsidiaries to the person making such takeover proposal and its representatives pursuant to a customary confidentiality agreement (provided that such information must have been previously provided to the other party or must be provided to the other party prior to or substantially concurrent with the time that it is provided to such person) and (ii) participate in discussions regarding the terms of such takeover proposal and negotiate such terms with the person making such takeover proposal.

The merger agreement also requires each party (i) to notify the other within 24 hours of obtaining knowledge of a takeover proposal or any inquiry or proposal that may reasonably be expected to lead to a takeover proposal, including the material terms of any such takeover proposal (including any changes thereto) and the identity of the person making a takeover proposal, (ii) to keep the other informed in all material respects on a reasonably current basis of the status and details of takeover proposals and (iii) to provide the other, as soon as practicable, all drafts of agreements relating to a takeover proposal and all written proposals containing material terms of and counterproposals to takeover proposals that are exchanged with the person making the takeover proposal or any of its affiliates or representatives.

For purposes of the merger agreement, “takeover proposal” means any bona fide proposal or offer (whether or not in writing) from a third party with respect to any (i) merger, consolidation, share exchange, other business combination or similar transaction involving a party or any of its subsidiaries, (ii) sale, lease, contribution or other disposition, directly or indirectly, of any business or assets of a party or its subsidiaries representing 20% or more of the consolidated revenues, net income or assets of such party and its subsidiaries, taken as a whole, (iii) issuance, sale or other disposition, directly or indirectly, to any person or group of securities representing 20% or more of the total outstanding voting power of a party, (iv) transaction in which any person will acquire, directly or indirectly, beneficial ownership, or the right to acquire beneficial ownership, or formation of any group which beneficially owns, or has the right to acquire beneficial ownership of, 20% or more of a party’s common stock or (v) combination of the foregoing.

For purposes of the merger agreement, “superior proposal” means any bona fide written offer from a third party that, if consummated, would result in such person (or the stockholders of such person) acquiring, directly or indirectly, more than 50% of the voting power of a party’s common stock or all or substantially all the assets of a party and its subsidiaries, taken as a whole, and which offer, in the good faith judgment of such party’s board of directors (after consultation with outside counsel and a financial advisor of nationally recognized reputation) is more favorable to the party’s shareholders or stockholders, as applicable, than the merger, taking into account all of the terms and conditions of, and the likelihood of completion of, such offer and of the merger agreement (including any changes to the terms of the merger agreement proposed in response to such superior proposal or otherwise).

Changes in Board Recommendations

Martin Marietta and TXI have agreed under the merger agreement to, through their respective board of directors, recommend to their shareholders or stockholders, as applicable, the share issuance proposal and the merger proposal, respectively, and to include such recommendations in this joint proxy statement/prospectus.

The merger agreement provides that, subject to the exceptions described below, neither Martin Marietta’s board of directors, nor TXI’s board of directors will (i) withdraw, modify (in a manner adverse to the other party) or propose publicly to withdraw or modify (in a manner adverse to the other party) its recommendation of the share issuance proposal or the merger proposal, as applicable, (ii) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, a takeover proposal or (iii) adopt, or propose publicly to adopt, or allow such party or any of its affiliates to enter into an agreement or arrangement relating to, a takeover proposal (other than a confidentiality agreement otherwise permitted by the merger agreement).

Notwithstanding the foregoing restrictions, at any time prior to obtaining the relevant shareholder or stockholder approval, the board of directors of Martin Marietta or TXI, as applicable, may, if it determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) that the failure to take such action would be inconsistent with its fiduciary duties under applicable law, (i) make an adverse recommendation change or terminate the merger agreement to enter into a binding agreement providing for a superior proposal (in each case following receipt of a takeover proposal that did not result from a breach of the non-solicitation provisions in the merger agreement and that it determines in good faith, after consultation with outside counsel and a financial advisor of nationally recognized reputation, constitutes a superior proposal) or (ii) make an adverse recommendation change in response to an intervening event (as defined below). However, no adverse recommendation change and no termination of the merger agreement to accept a superior proposal may be made unless such party first delivers to the other party written notice of its intent to take such action specifying the reasons therefor and reaffirms in good faith, four business days after the delivery of such notice, after consultation with outside counsel and a financial advisor of nationally recognized reputation, that (i) such takeover proposal continues to constitute a superior proposal or such intervening event remains in effect and (ii) the failure to make an adverse recommendation change would be inconsistent with its fiduciary duties.

In the event of any revisions to a superior proposal, a party must deliver a new notice of superior proposal to the other party and again comply with the requirements set forth above with respect to such revised superior proposal (except that references to the four business day period will, after the expiration of the initial four business day period, be deemed to be references to a three business day period). In determining whether to make an adverse recommendation change or terminate the merger agreement in response to a superior proposal, a party’s board of directors must take into account any changes to the terms of the merger agreement proposed by the other party and if requested by the other party, engage in good faith negotiations with such party regarding any proposed changes.

For purposes of the merger agreement, “intervening event” means, with respect to either Martin Marietta or TXI, a material event, fact, circumstance, development or occurrence that is unknown to or by the board of directors of such party as of the date of the merger agreement (or if known, the magnitude or material consequences of which were not known or understood by such board of directors on the date of the merger agreement), which event, fact, circumstance, development, occurrence, magnitude or material consequence becomes known to or by such board of directors prior to obtaining the relevant shareholder or stockholder approval, provided, however, that the following will not constitute an intervening event: (i) any action taken by a party pursuant to and in compliance with the antitrust-related covenants in the merger agreement, (ii) changes in the market price or trading volume of a party’s securities or its credit ratings and (iii) the receipt, existence or terms of a takeover proposal or any inquiry relating thereto or the consequences thereof.

Efforts to Obtain Required Shareholder Votes

TXI has agreed to hold a meeting of its stockholders as soon as is reasonably practicable for the purpose of obtaining TXI stockholder approval of the merger proposal. Subject to the ability of the TXI board to make an adverse recommendation change, TXI is required to use its reasonable best efforts to solicit stockholder approval of the merger proposal. Unless the merger agreement is validly terminated in accordance with its terms, TXI must submit the merger proposal to a stockholder vote even if its board of directors no longer recommends the merger proposal. The board of directors of TXI has approved the merger by a unanimous vote of the directors present at the relevant meeting and adopted resolutions directing that the merger proposal be submitted to the TXI stockholders for their consideration.

Martin Marietta has also agreed to hold a meeting of its shareholders as soon as reasonably practicable for the purpose of obtaining Martin Marietta shareholder approval of the share issuance proposal. Subject to the ability of the Martin Marietta board to make an adverse recommendation change, Martin Marietta is required to use its reasonable best efforts to solicit shareholder approval of the share issuance proposal. Unless the merger agreement is validly terminated in accordance with its terms, Martin Marietta must submit the share issuance proposal to a shareholder vote even if its board of directors no longer recommends the share issuance proposal. The board of directors of Martin Marietta has unanimously approved the merger and issuance of shares of Martin Marietta common stock to TXI stockholders in connection with the merger and has adopted resolutions directing that the share issuance proposal be submitted to Martin Marietta shareholders for their consideration.

Both TXI and Martin Marietta are required to use their reasonable best efforts to hold the TXI special meeting and the Martin Marietta special meeting on the same day at the same time.

Efforts to Complete the Merger

Martin Marietta and TXI have each agreed to use their reasonable best efforts to take or cause to be taken all actions, and do, or cause to be done, and assist and cooperate with each other in doing, all things reasonably appropriate to consummate and make effective, as soon as reasonably possible, the transactions contemplated by the merger agreement. In connection with the foregoing, each party has agreed to:

•	use its reasonable best efforts to take all action reasonably appropriate to ensure that no state takeover statute is or becomes applicable to the transactions contemplated by the merger agreement and, if any such statute becomes applicable, take all action reasonably appropriate to ensure that the transactions contemplated by the merger agreement may be consummated as promptly as practicable on the terms contemplated by the applicable agreement;

•	cooperate in good faith to seek to obtain all consents, approvals and waivers required by any material contract or permit in connection with the transactions contemplated by the merger agreement;

•	promptly enter into discussions with the governmental entities from whom consents or nonactions are required to be obtained in connection with the consummation of the transactions contemplated by the merger agreement to obtain all required consents and nonactions so as to enable the closing to occur as soon as reasonably possible and no later than the end date (as defined below);

•	to the extent necessary to obtain required consents and nonactions, use its reasonable best efforts to jointly negotiate, commit to and effect the sale, divestiture or disposition of, or prohibition or limitation on the ownership or operation of, or requirements or undertakings with respect to the conduct by TXI, Martin Marietta or any of their respective subsidiaries of, any portion of the business, properties or assets of TXI, Martin Marietta or any of their respective subsidiaries; and

•	to the extent necessary to satisfy the conditions to closing, use their reasonable best efforts to initiate or participate in proceedings to oppose or defend against any action by a governmental entity to prevent or enjoin the consummation of the transactions contemplated by the merger agreement or take such action as necessary to overturn any regulator action by a governmental entity to block consummation of the transactions contemplated by the merger agreement.

The foregoing obligations are subject to certain exceptions and limitations, including that neither Martin Marietta nor TXI will be required to commit to or effect any action, prohibition, limitation, requirement or undertaking that is not conditioned upon the consummation of the merger or that would or would reasonably be expected to have a substantial detriment. For purposes of the merger agreement, “substantial detriment” means any sale, divestiture or disposition of, or prohibition or limitation on the ownership or operation of, or requirements or undertakings with respect to the conduct by TXI or its subsidiaries, or Martin Marietta or its subsidiaries, of, any portion of any business, properties or assets, other than (i) one of the quarries located in Mill Creek, Oklahoma currently held by TXI or Martin Marietta, (ii) up to two of the related rail yards located in Dallas, Texas and (iii) other assets specifically associated with the assets described in clause (i) or (ii).

Employee Benefits Matters

The merger agreement requires that, from and after the effective time of the merger, TXI will honor all TXI benefit plans in accordance with their terms as in effect immediately before the effective time of the merger. Martin Marietta and TXI have agreed that, for a period of one year immediately following the effective time of the merger, Martin Marietta will provide each TXI employee with:

•	base salaries or wage rates that are no less favorable than those that were provided to the TXI employee immediately before the effective time of the merger;

•	employee benefits that are substantially comparable in the aggregate to either those that were provided to TXI employees immediately prior to the effective time of the merger or those provided to similarly situated Martin Marietta employees; and

•	severance benefits that are no less favorable than those that were provided by TXI immediately prior to the effective time of the merger to TXI employees who are terminated during the one-year period following the effective time of the merger.

Martin Marietta will generally recognize each TXI employee’s years of service with TXI for purposes of vacation eligibility and participation in Martin Marietta’s long-service award programs, so long as that recognition does not result in the duplication of benefits. With respect to any welfare plan maintained by Martin Marietta in which TXI employees are eligible to participate after the effective time of the merger, the Martin Marietta will use commercially reasonable efforts to provide each TXI employee with credit for any copayments and deductibles paid by such TXI employee prior to the effective time of the merger in satisfying any similar deductible or out-of-pocket requirements under any Martin Marietta plan to the extent they were credited under the applicable TXI plan. Martin Marietta acknowledges that a “change of control” will occur at or prior to the effective time of the merger under the TXI benefit plans.

Indemnification and Insurance

The merger agreement provides that the indemnification and exculpation rights of each former and present director and officer of TXI or any TXI subsidiary, and each person who served as a director, officer, member, trustee or fiduciary of another entity or employee benefit plan at the request or for the benefit of TXI or any TXI subsidiary (each an “indemnified party”), that are provided for in any organizational document of TXI or any TXI subsidiary or in any other agreement that was provided to Martin Marietta prior to the date of the merger agreement, will survive the merger. The merger agreement requires Martin Marietta to indemnify the indemnified parties to the fullest extent permitted by applicable law against costs, expenses, losses and amounts paid in settlement in connection with any action arising out of or pertaining to the fact that the indemnified party is or was an officer or director of TXI or a TXI subsidiary or is or was serving at the request of TXI or a TXI subsidiary.

The merger agreement also requires Martin Marietta to maintain for six years following the merger directors’ and officers’ liability insurance on terms and conditions not less favorable to the insured persons and at an annual cost not to exceed 250% of TXI’s 2012 aggregate annual premium for such insurance policy (referred to as the “maximum amount”). TXI may in its discretion purchase, and Martin Marietta may in its discretion purchase if TXI declines to do so, a “tail” directors’ and officers’ liability insurance policy in lieu of the foregoing, in each case for a cost not to exceed the maximum amount.

Other Covenants and Agreements

The merger agreement contains certain other covenants and agreements, including covenants relating to:

•	cooperation between Martin Marietta and TXI in the preparation of this joint proxy statement/prospectus;

•	confidentiality and access by each party to certain information about the other party during the period prior to the effective time of the merger;

•	the use of each party’s reasonable best efforts to cause the merger to qualify as a tax-free “reorganization” within the meaning of the Code;

•	cooperation between Martin Marietta and TXI in the defense or settlement of any securityholder litigation relating to the merger;

•	cooperation between Martin Marietta and TXI in connection with public announcements;

•	the use of reasonable best efforts by Martin Marietta to cause the shares of Martin Marietta common stock to be issued in the merger to be approved for listing on the NYSE; and

•	the composition of the Martin Marietta board following the merger, as described under “The Merger Agreement—Martin Marietta Board of Directors Following the Merger”.

Conditions to Completion of the Merger

The obligations of each of Martin Marietta and TXI to effect the merger are subject to the satisfaction or waiver of the following conditions:

•	the approval by TXI stockholders of the merger proposal;

•	the approval by Martin Marietta shareholders of the share issuance proposal;

•	the approval for listing by the NYSE, subject to official notice of issuance, of the Martin Marietta common stock issuable to TXI stockholders in the merger;

•	the termination or expiration of any applicable waiting period under the HSR Act;

•	the absence of any law, order, judgment or other legal restraint by a court or other governmental entity that prevents, makes illegal or prohibits the closing of the merger;

•	the SEC having declared effective the registration statement of which this joint proxy statement/prospectus forms a part;

•	the representations and warranties of the other party relating to organization, standing, corporate power, capital structure, authority, execution and delivery, enforceability and brokers’ fees and expenses being true and correct in all material respects as of the date of the merger agreement and as of the date of the closing of the merger (except to the extent expressly made as of an earlier date, in which case, as of such earlier date);

•	each other representation and warranty of the other party being true and correct as of the date of the merger agreement and as of the date of the closing of the merger (except to the extent expressly made as of an earlier date, in which case, as of such earlier date), except where the failure of such representations and warranties to be true and correct, individually and in the aggregate, has not had and would not reasonably be expected to have a material adverse effect;

•	the other party having performed in all material respects all obligations required to be performed by it under the merger agreement;

•	the absence of a material adverse effect on the other party since the date of the merger agreement;

•	the receipt of an officer’s certificate executed by an executive officer of the other party certifying that the four preceding conditions have been satisfied; and

•	the receipt of an opinion of that party’s counsel to the effect that the merger will qualify as a “reorganization” under the Code.

In addition, the obligations of Martin Marietta and Merger Sub to effect the merger are conditioned on the absence of any legal restraint issued or promulgated by a U.S. governmental entity that would result in a requirement to dispose of or hold separate, or any prohibition or limitation on the ownership, operation or control of, any business, properties or assets, which would reasonably be expected to result in a substantial detriment.

Termination of the Merger Agreement

The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after the receipt of the requisite shareholder and stockholder approvals, under the following circumstances:

•	by mutual written consent of Martin Marietta and TXI;

•	by either Martin Marietta or TXI:

•	if the merger is not consummated by July 27, 2014 (which deadline may be extended if certain conditions related to antitrust clearances have not been satisfied or waived, for one or more one-month periods by Martin Marietta or TXI up to January 27, 2015 and, as it may be so extended, is referred to as the “end date”); provided that this right to terminate the merger agreement will only be available to a party that complied with its covenant to use reasonable best efforts to consummate the merger and all related covenants and will not be available to a party if the failure of the merger to occur on or before the end date is a proximate result of a breach of the merger agreement by such party;

•	if Martin Marietta shareholders fail to approve the share issuance proposal at Martin Marietta’s special meeting;

•	if TXI stockholders fail to approve the merger proposal at TXI’s special meeting;

•	if the other party breaches or fails to perform any of its covenants or agreements in the merger agreement, or if the other party’s representations or warranties fail to be true and correct, in either case, such that the conditions to the terminating party’s obligations to complete the merger would not then be satisfied and such breach is not reasonably capable of being cured or is not cured by the breaching party, as the case may be, within 90 days after receiving written notice;

•	if (i) prior to obtaining the approval of the other party’s shareholders or stockholders, as applicable, required to consummate the merger, the board of directors of the other party withdraws, modifies (in a manner adverse to the terminating party) or proposes publicly to withdraw or modify (in a manner adverse to the terminating party), its recommendation of the merger proposal or the share issuance proposal, as applicable, or (ii) the other party fails to include its recommendation of the merger proposal or the share issuance proposal, as applicable, in this joint proxy statement/prospectus; or

•	if permitted by and in compliance with the terms of the merger agreement, prior to obtaining its shareholder or stockholder approval, as applicable, in order to enter into a binding agreement providing for a superior proposal.

If the merger agreement is validly terminated, the agreement will become void and have no effect, without any liability or obligation on the part of any party except in the case of fraud, intentional misrepresentation or intentional breach of a covenant or agreement contained in the merger agreement. The provisions of the merger agreement relating to fees and expenses, effects of termination, governing law, jurisdiction, waiver of jury trial and specific performance, as well as the confidentiality agreement entered into between Martin Marietta and TXI, will continue in effect notwithstanding termination of the merger agreement.

Expenses and Termination Fees

Generally, each party shall pay all fees and expenses incurred by it in connection with the merger and the other transactions and agreements contemplated by the merger agreement. However, upon a termination of the merger agreement, a party may become obligated to pay to the other party a termination fee, in the following circumstances:

TXI will be obligated to pay a termination fee of $70 million to Martin Marietta if:

•	the merger agreement is terminated by Martin Marietta, or in certain circumstances, could have been terminated by Martin Marietta, because (i) prior to obtaining the approval of the TXI stockholders of the merger proposal, the board of directors of TXI withdrew, modified (in a manner adverse to Martin Marietta) or proposed publicly to withdraw or modify (in a manner adverse to Martin Marietta), its recommendation of the merger proposal or (ii) TXI failed to include its recommendation of the merger proposal in this joint proxy statement/prospectus;

•	the merger agreement is terminated by TXI, as permitted by and in compliance with the terms of the merger agreement, prior to obtaining the approval of the TXI stockholders required to consummate the merger, in order to enter into a binding agreement providing for a superior proposal; or

•	each of the following three events occurs:

•	the merger agreement is terminated (i) because the merger had not been consummated by the end date, (ii) because TXI stockholders failed to approve the merger proposal or (iii) by Martin Marietta, because TXI breached or failed to perform any of its covenants or agreements in the merger agreement, or because any of TXI’s representations or warranties failed to be true and correct, in either case, such that the conditions to Martin Marietta’s obligations to complete the merger were not then satisfied (in the case of clause (iii), subject to the cure right described in the section entitled “Termination of the Merger Agreement” beginning on page 99);

•	prior to TXI’s special meeting, in the case of clause (ii) in the immediately preceding bullet, or prior to the termination of the merger agreement, in the case of clauses (i) or (iii) in the immediately preceding bullet, a third party made a takeover proposal with respect to TXI that had become known to the public or publicly announced an intention to make a takeover proposal with respect to TXI; and

•	within 12 months after such termination, TXI enters into a definitive contract to consummate or consummated a takeover proposal (provided that for the purposes of the foregoing, the references to 20% in the definition of “takeover proposal” will be deemed references to 50%).

Martin Marietta will be obligated to pay a termination fee of $140 million to TXI if:

•	the merger agreement is terminated by TXI (or in certain circumstances, could have been terminated by TXI) because (i) prior to obtaining the approval of Martin Marietta shareholders of the share issuance proposal, the board of directors of Martin Marietta withdrew, modified (in a manner adverse to TXI) or proposed publicly to withdraw or modify (in a manner adverse to TXI), its recommendation of the share issuance proposal or (ii) Martin Marietta failed to include its recommendation of the share issuance proposal in this joint proxy statement/prospectus;

•	the merger agreement is terminated by Martin Marietta, as permitted by and in compliance with the terms of the merger agreement, prior to obtaining the approval of the Martin Marietta shareholders required to issue Martin Marietta shares to TXI’s stockholders in connection with the merger, in order to enter into a binding agreement providing for a superior proposal; or

•	each of the following three events occurs:

•	the merger agreement is terminated (i) because the merger had not been consummated by the end date, (ii) because Martin Marietta shareholders failed to approve the share issuance proposal at Martin Marietta’s special meeting or (iii) by TXI, because Martin Marietta breached or failed to perform any of its covenants or agreements in the merger agreement, or because any of Martin Marietta’s representations or warranties failed to be true and correct, in either case, such that the conditions to TXI’s obligations to complete the merger were not then satisfied (in the case of clause (iii), subject to the cure right described under “Termination of the Merger Agreement” beginning on page 99);

•	prior to Martin Marietta’s special meeting, in the case of clause (ii) in the immediately preceding bullet, or prior to the termination of the merger agreement, in the case of clauses (i) or (iii) in the immediately preceding bullet, a third party made a takeover proposal with respect to Martin Marietta that had become known to the public or publicly announced an intention to make a takeover proposal with respect to Martin Marietta; and

•	within 12 months after such termination, Martin Marietta enters into a definitive contract to consummate or consummated a takeover proposal (provided that for the purposes of the foregoing, the references to 20% in the definition of “takeover proposal” will be deemed to be references to 50%).

Martin Marietta will be obligated to pay a termination fee of $25 million to TXI (and to provide TXI with the option to lease space at three of Martin Marietta’s distribution yards in Texas as described under “Lease Agreements” beginning on page 103) if the merger agreement is terminated because the merger has not been consummated by the end date and at the time of such termination all of the conditions to the consummation of the merger have been satisfied or waived (or were capable of being satisfied or would have been so satisfied if the closing of the merger would have occurred) except for conditions related to:

•	the termination or expiration of the waiting period applicable to the merger under the HSR Act;

•	legal restraints by a court or governmental entity that prevent, make illegal or prohibit the merger (if the failure of such condition is due to a legal restraint relating to antitrust laws);

•	the registration statement of which this joint proxy statement/prospectus forms a part not being declared effective by the SEC (if a primary reason for the failure of such condition is a breach by Martin Marietta of its obligations in the merger agreement or the inability to obtain approval or clearance for the merger under antitrust laws); or

•	a legal restraint issued or promulgated by a U.S. governmental entity that would reasonably be expected to result in a substantial detriment.

In no event will either party be obligated to pay more than one termination fee pursuant to the merger agreement.

Amendments, Extensions and Waivers

Amendment. The merger agreement may be amended by the parties at any time before or after receipt of the shareholder or stockholder approvals. However, after shareholder or stockholder approval has been received, no amendment is permissible that would require further shareholder or stockholder approval under applicable law without the further approval of such shareholders or stockholders.

Extension; Waiver. At any time prior to the effective time of the merger, any party may, in writing, (i) extend the time for performance of any obligation or act of the other party, (ii) waive any inaccuracy in a representation or warranty of the other party, (iii) waive compliance by the other party with any of the covenants and agreements contained in the merger agreement or (iv) waive the satisfaction of any of the conditions contained in the merger agreement.

No Third Party Beneficiaries

The merger agreement is not intended to confer any rights or remedies upon any person other than the parties and, as described in the section entitled “Indemnification and Insurance” beginning on page 98, the indemnified parties.

Specific Performance

The parties have agreed in the merger agreement that irreparable damage would occur and that monetary damages, even if available, would not be an adequate remedy in the event that any of the provisions of the merger agreement are not performed in accordance with their specific terms or are otherwise breached. The parties have agreed that they will be entitled to an injunction or injunctions to prevent breaches of the merger agreement and to enforce specifically the performance of its terms and provisions, without proof of actual damages. The parties have further agreed not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any breach.

Voting Agreements

In connection with the merger agreement, Martin Marietta entered into separate voting agreements with each of NNS and SAM, who, collectively, hold approximately 51% of the outstanding shares of TXI common stock. Pursuant to the voting agreements, each such stockholder agreed to vote all of its shares of TXI common stock in favor of the merger proposal and the approval of the transactions contemplated by the merger agreement and against, among other things, alternative transactions. In the event that TXI’s board of directors changes its recommendation that TXI stockholders adopt the merger agreement (as described under “The Merger Agreement—Changes in Board Recommendation” beginning on page 95), NNS and SAM will only be required to vote shares representing at most 35% of the outstanding TXI common stock in favor of the merger proposal, with the balance of their shares being voted in such circumstances in NNS’s and SAM’s sole discretion.

In addition, NNS and SAM have agreed not to (i) subject to certain exceptions, transfer their shares of TXI common stock or (ii) solicit alternative transactions or participate in discussions or negotiations concerning, or furnish information with respect to, any alternative transaction.

The voting agreements will terminate upon the earlier of (i) immediately following the meeting of TXI’s stockholders at which TXI’s stockholders vote on the merger proposal, (ii) the termination of the merger agreement in accordance with its terms and (iii) in the case of SAM, the date on which SAM no longer beneficially owns TXI common stock (provided that it has not transferred TXI common stock in violation of its voting agreement).

Copies of NNS’s and SAM’s voting agreements are attached as Exhibit 2.2 and Exhibit 2.3, respectively, to the Current Reports on Form 8-K filed by Martin Marietta and TXI with the SEC on January 30, 2014 and are incorporated by reference herein. The foregoing description of the voting agreements does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the voting agreements.

Lease Agreements

In connection with the merger agreement, Martin Marietta and/or an affiliate of Martin Marietta and an affiliate of TXI entered into three lease agreements pursuant to which TXI’s affiliate has the option to lease space at three of Martin Marietta’s distribution yards in Texas for initial terms of seven years each. At the expiration of the initial term, subject to the terms of the applicable lease agreement, TXI will have an option to extend each lease for an additional term of five years on mutually agreeable market terms at the time of the extension. In the event the merger agreement is terminated in circumstances where Martin Marietta is not required to pay the $25 million termination fee to TXI (as described in the section entitled “The Merger Agreement—Expenses and Termination Fees” beginning on page 100), the leases will also terminate.

IF YOU ARE A MARTIN MARIETTA SHAREHOLDER, THE MARTIN MARIETTA BOARD

RECOMMENDS THAT YOU VOTE “FOR” MARTIN MARIETTA PROPOSAL 1.

IF YOU ARE A TXI STOCKHOLDER, THE TXI BOARD

RECOMMENDS THAT YOU VOTE “FOR” TXI PROPOSAL 1.

MARTIN MARIETTA PROPOSAL 2 AND TXI PROPOSAL 2: POSSIBLE ADJOURNMENT TO

SOLICIT ADDITIONAL PROXIES, IF NECESSARY OR APPROPRIATE

The Martin Marietta special meeting or TXI special meeting may be adjourned to another time and place to permit further solicitation of proxies, if necessary or appropriate, to obtain additional proxies if there are not sufficient votes to approve the share issuance proposal, in the case of the Martin Marietta special meeting, or the merger proposal, in the case of the TXI special meeting. Neither the Martin Marietta board, nor the TXI board intends to propose adjournment of the applicable special meeting if there are sufficient votes to approve the share issuance proposal or the merger proposal, as the case may be.

Martin Marietta and TXI are asking you to authorize the holder of any proxy solicited by such party’s board of directors to vote in favor of any adjournment of its special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the share issuance proposal, in the case of the Martin Marietta special meeting, or the merger proposal, in the case of the TXI special meeting.

Approval of the Martin Marietta adjournment proposal requires that the votes cast in favor of the Martin Marietta adjournment proposal exceed the votes cast against it. Approval of the TXI adjournment proposal requires the affirmative vote of holders of a majority of the issued and outstanding shares of TXI common stock present in person or represented by proxy at the TXI special meeting and entitled to vote at the meeting.

If you are a Martin Marietta shareholder and fail to vote, fail to instruct your broker or nominee to vote or mark your proxy or voting instructions to abstain, it will have no effect on the Martin Marietta adjournment proposal. If you are a TXI stockholder and fail to vote or fail to instruct your broker or nominee to vote, it will have no effect on the TXI adjournment proposal, assuming a quorum is present. If you are a TXI stockholder and you mark your proxy or voting instructions to abstain, it will have the effect of a vote against the TXI adjournment proposal.

IF YOU ARE A MARTIN MARIETTA SHAREHOLDER, THE MARTIN MARIETTA BOARD

RECOMMENDS THAT YOU VOTE “FOR” MARTIN MARIETTA PROPOSAL 2.

IF YOU ARE A TXI STOCKHOLDER, THE TXI BOARD

RECOMMENDS THAT YOU VOTE “FOR” TXI PROPOSAL 2.

TXI PROPOSAL 3: ADVISORY (NON-BINDING) VOTE ON COMPENSATION

Under Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, TXI is required to submit a proposal to its stockholders for a non-binding, advisory vote to approve certain compensation that may become payable to TXI’s named executive officers in connection with the completion of the merger. This proposal, which we refer to as the “compensation proposal”, gives TXI’s stockholders the opportunity to vote, on a non-binding, advisory basis, on the compensation that may be paid or become payable to TXI’s named executive officers in connection with the merger. This compensation is summarized in the table in the section entitled “The Issuance of Martin Marietta Shares and the Adoption of the Merger Agreement—Financial Interests of TXI Directors and Officers in the Merger—Quantification of Potential Payments and Benefits to TXI’s Named Executive Officers in Connection with the Merger” beginning on page 75, including the footnotes to the table.

TXI’s board of directors encourages you to review carefully the named executive officer merger-related compensation information disclosed in this joint proxy statement/prospectus.

TXI’s board of directors unanimously recommends that TXI’s stockholders approve the following resolution:

“RESOLVED, that the compensation that may be paid or become payable to the named executive officers of Texas Industries, Inc. in connection with the merger, as disclosed pursuant to Item 402(t) of Regulation S-K in the table in the section of the joint proxy statement/prospectus entitled “The Issuance of Martin Marietta Shares and the Adoption of the Merger Agreement—Financial Interests of TXI Directors and Officers in the Merger—Quantification of Potential Payments and Benefits to TXI’s Named Executive Officers in Connection with the Merger” including the associated narrative discussion, and the agreements and plans pursuant to which such compensation may be paid or become payable, are hereby APPROVED.”

The vote on the compensation proposal is a vote separate and apart from the vote on the merger proposal. Accordingly, you may vote to approve the merger proposal and vote not to approve the compensation proposal and vice versa. Because the vote on the compensation proposal is advisory only, it will not be binding on either TXI or Martin Marietta. Accordingly, if the merger agreement is adopted and the merger is completed, the compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the vote on the compensation proposal.

Approval of the compensation proposal requires the affirmative vote of the holders of a majority of the issued and outstanding shares of TXI common stock present or represented by proxy at the special meeting and entitled to vote thereon.

If you fail to vote or fail to instruct your broker or nominee to vote, it will have no effect on the compensation proposal, assuming a quorum is present. If you mark your proxy or voting instructions to abstain, it will have the effect of a vote against the TXI compensation proposal.

THE TXI BOARD RECOMMENDS THAT YOU VOTE “FOR” TXI PROPOSAL 3.

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL INFORMATION

The Unaudited Pro Forma Condensed Combined Consolidated Financial Statements (referred to as the “pro forma financial statements”) have been primarily derived from the historical consolidated financial statements of Martin Marietta and TXI incorporated by reference into this document.

The Unaudited Pro Forma Condensed Combined Consolidated Statements of Earnings (referred to as the “pro forma statements of earnings”) for the quarter ended March 31, 2014 and the year ended December 31, 2013, give effect to the merger as if it was consummated on January 1, 2013. The Unaudited Pro Forma Condensed Combined Consolidated Balance Sheet (referred to as the “pro forma balance sheet”) as of March 31, 2014, gives effect to the merger as if it was consummated on March 31, 2014.

TXI’s fiscal year ends May 31. The unaudited pro forma condensed combined consolidated statement of earnings for the quarter ended March 31, 2014 includes TXI’s results for the three months ended February 28, 2014. The unaudited pro forma condensed combined consolidated statement of earnings for the year ended December 31, 2013 includes TXI’s results for the twelve months ended November 30, 2013. The pro forma balance sheet as of March 31, 2014 includes TXI’s balance sheet as of February 28, 2014. There were no significant transactions outside the ordinary course of business for TXI in the months ended March 31, 2014, December 31, 2013 and December 31, 2012.

On January 27, 2014, Martin Marietta, TXI and Merger Sub entered into a merger agreement whereby TXI will become a wholly owned subsidiary of Martin Marietta. Subject to the terms and conditions of the merger agreement, upon consummation of the merger, each outstanding share of TXI common stock (other than shares held by Martin Marietta, Merger Sub or TXI, which will be canceled) will be converted into the right to receive 0.70 shares of Martin Marietta common stock. TXI stock options and stock appreciation rights will generally convert upon consummation of the merger into vested stock options and stock appreciation rights with respect to Martin Marietta common stock, after giving effect to the 0.70 exchange ratio. TXI restricted stock units (other than those described in the immediately following sentence) will generally vest and convert into the right to receive a corresponding number of shares of Martin Marietta common stock after giving effect to the 0.70 exchange ratio. Under certain circumstances, TXI may grant a limited number of TXI restricted units to certain employees (subject to Martin Marietta’s consent). Such TXI restricted stock units will generally convert into Martin Marietta restricted stock units, on the same terms as were applicable prior to the merger, with respect to a corresponding number of shares of Martin Marietta after giving effect to the 0.70 exchange ratio and, unlike other TXI restricted stock units, will be subject to vesting following closing of the merger. The pro forma statements of earnings illustrate pro forma earnings per common share and weighted average common shares outstanding based on the exchange ratio of 0.70.

The historical consolidated financial information has been adjusted in the pro forma financial statements to give effect to pro forma events that are: (i) directly attributable to the merger; (ii) factually supportable; and (iii) with respect to the statements of earnings, expected to have a continuing impact on the combined results of Martin Marietta and TXI.

The pro forma financial statements do not reflect any cost savings or associated costs to achieve such savings from operating efficiencies, synergies, debt refinancing, utilization of TXI net operating loss carryforwards or other restructuring that result from the merger. Further, the pro forma financial statements do not reflect the effect of any regulatory actions that may impact the pro forma financial statements when the merger is consummated. In addition, the pro forma financial statements do not purport to project the future financial position or operating results of the combined company. Transactions between Martin Marietta and TXI during the period presented in the pro forma financial statements have been eliminated as if Martin Marietta and TXI were consolidated affiliates during the periods.

The purchase price will ultimately be determined on the date of the merger based upon the fair value of the shares of Martin Marietta’s common stock issued in connection with the merger. The purchase price for the pro forma financial statements is based on the closing price of Martin Marietta common stock on the NYSE on May 14, 2014, of $118.96 per share and the exchange of TXI outstanding shares of common stock for the right to receive 0.70 shares of Martin Marietta common stock.

Assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes, which should be read in connection with the pro forma financial statements.

In accordance with ASC 805, the merger will be accounted for under the acquisition method with Martin Marietta as the acquirer of TXI. The purchase price will be allocated to the fair values of the assets acquired and liabilities assumed from TXI. Since the pro forma financial statements have been prepared based on preliminary estimates and assumptions, the final amounts recorded at the date of the merger may differ materially from the information presented. All estimates reflected in the pro forma financial statements are subject to change pending additional review of the assets acquired and liabilities assumed and the final purchase price and there can be no assurance that any revisions to estimates will not result in material changes to the information presented.

The pro forma financial statements have been presented for illustrative purposes only and do not reflect the impact of synergies. Therefore, the pro forma financial statements are not indicative of the results of operations and financial position that would have been achieved had the pro forma events taken place on the dates indicated, or the future consolidated results of operations or financial position of the combined company. The following information is only for the limited purpose of presenting what the results of operations and financial position of the combined businesses of Martin Marietta and TXI might have looked like had the merger taken place at an earlier date and should not be relied on for any other purpose.

The following pro forma financial statements should be read in conjunction with:

•	the accompanying notes to the pro forma financial statements;

•	the separate historical consolidated financial statements of Martin Marietta as of and for the year ended December 31, 2013, included in Martin Marietta’s Form 10-K filed with the SEC and incorporated by reference into this document;

•	the separate historical unaudited condensed consolidated interim financial statements of Martin Marietta as of and for the quarter and three months ended March 31, 2014 included in Martin Marietta’s Form 10-Q filed with the SEC and incorporated by reference into this document;

•	the separate historical consolidated financial statements of TXI as of and for the year ended May 31, 2013, included in TXI’s Form 10-K filed with the SEC and incorporated by reference into this document;

•	the separate historical unaudited condensed consolidated interim financial statements of TXI as of and for the quarter and nine months ended February 28, 2014, included in TXI’s Forms 10-Q filed with the SEC and incorporated by reference into this document; and

•	the other information contained in or incorporated by reference into this document.

MARTIN MARIETTA MATERIALS, INC. AND TEXAS INDUSTRIES, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED

CONSOLIDATED STATEMENT OF EARNINGS

For the Year Ended December 31, 2013

(in thousands, except per share amounts)

	Martin Marietta Materials, Inc.	Texas Industries, Inc.	Pro Forma Adjustments	Note 5	Pro Forma Combined
Net sales	$1,943,218	$796,839	$(68,926)	(b); (c)	$2,671,131
Freight and delivery revenues	212,333	—	68,259	(c)	280,592

Total revenues	2,155,551	796,839	(667)		2,951,723

Cost of sales	1,579,261	711,692	(64,324)	(b); (c); (d); (e)	2,226,629
Freight and delivery costs	212,333	—	68,259	(c)	280,592

Total cost of revenues	1,791,594	711,692	3,935		2,507,221

Gross profit	363,957	85,147	(4,602)		444,502

Selling, general & administrative expenses	150,091	71,241	—		221,332
Other operating (income) and expenses, net	(4,122)	(15,664)	2,288	(d); (f)	(17,498)

Earnings (Loss) from Operations	217,988	29,570	(6,890)		240,668
Interest expense	53,467	52,366	(8,032)	(g); (h)	97,801
Other nonoperating expenses, net	295	—	—		295

Earnings (loss) from continuing operations before income taxes	164,226	(22,796)	1,142		142,572
Income tax expense (benefit)	44,045	(12,675)	461	(i)	31,831

Earnings (loss) from continuing operations	120,181	(10,121)	681		110,741
Less: Net loss attributable to noncontrolling interests	(1,905)	—	—		(1,905)

Net earnings (loss) from continuing operations attributable to controlling interests	$122,086	$(10,121)	$681		$112,646

Pro Forma Earnings Per Common Share Attributable to Controlling Interests and Common Shares Outstanding, Assuming Exchange Ratio of 0.70
Basic Earnings (Loss) Per Share from Continuing Operations Attributable to Common Shareholders	$2.64				$1.70

Diluted Earnings (Loss) Per Share from Continuing Operations Attributable to Common Shareholders	$2.63				$1.69

Weighted Average Common Shares Outstanding[1]
Basic	46,164	28,596	(8,307)	(j)	66,453

Diluted	46,285	28,596	(8,307)	(j)	66,574

(1) TXI’s weighted average common shares outstanding is based on TXI’s Form 10-Q for the six months ended November 30, 2013.

See accompanying Notes to the Unaudited Pro Forma Condensed Combined Consolidated Financial Statements, which are an integral part of these statements.

MARTIN MARIETTA MATERIALS, INC. AND TEXAS INDUSTRIES, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED

CONSOLIDATED STATEMENT OF EARNINGS

For the Quarter Ended March 31, 2014

(in thousands, except per share amounts)

	Martin Marietta Materials, Inc.	Texas Industries, Inc.	Pro Forma Adjustments	Note 5	Pro Forma Combined
Net sales	$379,678	$207,828	$(16,460)	(b); (c)	$571,046
Freight and delivery revenues	48,951	—	15,944	(c)	64,895

Total revenues	428,629	207,828	(516)		635,941

Cost of sales	353,843	195,835	(15,048)	(b); (c); (d); (e)	534,630
Freight and delivery costs	48,951	—	15,944	(c)	64,895

Total cost of revenues	402,794	195,835	896		599,525

Gross profit	25,835	11,993	(1,412)		36,416

Selling, general & administrative expenses	34,247	18,264	—		52,511
Business development expenses	9,512	2,863	(12,321)	(f)	54
Other operating (income) and expenses, net	(2,026)	(1,696)	366	(d)	(3,356)

Earnings (Loss) from Operations	(15,898)	(7,438)	10,543		(12,793)
Interest expense	12,201	17,409	(2,008)	(g); (h)	27,602
Other nonoperating expenses, net	3,463	—	—		3,463

Earnings (loss) from continuing operations before income taxes	(31,562)	(24,847)	12,551		(43,858)
Income tax expense (benefit)	(8,424)	(3,078)	4,838	(i)	(6,664)

Earnings (loss) from continuing operations	(23,138)	(21,769)	7,713		(37,194)
Less: Net loss attributable to noncontrolling interests	(1,535)	—	—		(1,535)

Net earnings (loss) from continuing operations attributable to controlling interests	$(21,603)	$(21,769)	$7,713		$(35,659)

Pro Forma Earnings Per Common Share Attributable to Controlling Interests and Common Shares Outstanding, Assuming Exchange Ratio of 0.70

Basic and Diluted Earnings (Loss) Per Share from Continuing Operations Attributable to Common Shareholders	$(0.47)				$(0.54)

Weighted Average Common Shares Outstanding[1]
Basic and Diluted	46,315	28,696	(8,407)	(j)	66,604

(1)	TXI’s weighted average shares outstanding based on TXI’s Form 10-Q for the three months ended February 28, 2014.

See accompanying Notes to the Unaudited Pro Forma Condensed Combined Consolidated Financial Statements, which are an integral part of these statements.

MARTIN MARIETTA MATERIALS, INC. AND TEXAS INDUSTRIES, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED

CONSOLIDATED BALANCE SHEET

As of March 31, 2014

(in thousands)

	Martin Marietta Materials, Inc.	Texas Industries, Inc.	Pro Forma Adjustments	Note 5	Pro Forma Combined
ASSETS
Current Assets
Cash and cash equivalents	$35,801	$47,833	$—		$83,634
Accounts and notes receivable	242,587	126,811	(357)	(k)	369,041
Inventories	354,718	107,910	31,781	(l)	494,409
Other current assets	125,108	20,057	2,959	(l); (m)	148,124

Total Current Assets	758,214	302,611	34,383		1,095,208
Property, plant & equipment, net	1,793,536	1,192,855	87,391	(n)	3,073,782
Goodwill	616,621	40,072	1,594,658	(o)	2,251,351
Other intangible assets	47,743	100	200,000	(p)	247,843
Other noncurrent assets	39,143	51,392	50,300	(q); (r)	140,835

Total Assets	$3,255,257	$1,587,030	$1,966,732		$6,809,019

LIABILITIES AND EQUITY
Current Liabilities
Current maturities of long-term debt	$12,403	$2,036	$—		$14,439
Other accrued liabilities	181,355	114,821	78,993	(k); (m)	375,169

Total current liabilities	193,758	116,857	78,993		389,608
Long-term debt	1,055,541	656,797	104,000	(s)	1,816,338
Other noncurrent liabilities	461,665	81,288	87,621	(n); (p); (r); (s)	630,574

Total liabilities	1,710,964	854,942	270,614		2,836,520

Equity
Common stock, $.01 par value	462	28,804	(28,601)	(t)	665
Additional paid-in-capital	442,551	528,754	1,938,599	(t)	2,909,904
Accumulated other comprehensive loss	(42,744)	(15,177)	15,177	(t)	(42,744)
Retained earnings	1,108,516	189,707	(229,057)	(m); (t)	1,069,166

Total Shareholders’ Equity	1,508,785	732,088	1,696,118		3,936,991
Noncontrolling interests	35,508	—	—		35,508

Total Equity	1,544,293	732,088	1,696,118		3,972,499

Total Liabilities and Equity	$3,255,257	$1,587,030	$1,966,732		$6,809,019

See accompanying Notes to the Unaudited Pro Forma Condensed Combined Consolidated Financial Statements, which are an integral part of these statements.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Description of Transaction

On January 27, 2014, Martin Marietta, TXI and Merger Sub entered into a merger agreement whereby TXI will become a wholly owned subsidiary of Martin Marietta. Subject to the terms and conditions of the merger agreement, upon consummation of the merger, each outstanding share of TXI common stock will be exchanged for 0.70 shares of Martin Marietta common stock.

Upon consummation of the merger, each outstanding stock option and stock appreciation right with respect to TXI common stock will automatically vest and convert into a vested option or stock appreciation right, as applicable, on the same exercise terms as were applicable prior to the merger, with respect to a corresponding number of shares of Martin Marietta common stock after giving effect to the 0.70 exchange ratio. Upon consummation of the merger, each TXI restricted stock unit (other than those described in the immediately following sentence) will automatically vest and convert into the right to receive a corresponding number of shares of Martin Marietta common stock after giving effect to the 0.70 exchange ratio. Under certain circumstances, TXI may grant a limited number of TXI restricted stock units to certain employees (subject to Martin Marietta’s consent). Such TXI restricted stock units will not vest upon consummation of the merger (or a subsequent termination of employment), but will be converted upon consummation of the merger into Martin Marietta restricted stock units, on the same terms as were applicable prior to the merger, with respect to a corresponding number of shares of Martin Marietta after giving effect to the 0.70 exchange ratio and, unlike other TXI restricted stock units, they will still be subject to vesting following closing of the merger.

Note 2. Basis of Pro Forma Presentation

The pro forma statements of earnings for the quarter ended March 31, 2014 and for the year ended December 31, 2013, gives effect to the merger as if it were consummated on January 1, 2013. The pro forma balance sheet as of March 31, 2014, gives effect to the merger as if it were consummated on March 31, 2014.

The pro forma financial statements have been derived from the historical consolidated financial statements of Martin Marietta and TXI that are incorporated by reference into this document. Assumptions and estimates underlying the pro forma adjustments are described in these notes, which should be read in conjunction with the pro forma financial statements. Since the pro forma financial statements have been prepared based upon preliminary estimates and assumptions, the final amounts recorded at the date of the merger may differ materially from the information presented.

TXI’s fiscal year ends May 31. The unaudited pro forma condensed combined consolidated statement of earnings for the quarter ended March 31, 2014 includes TXI’s results for the three months ended February 28, 2014. The unaudited pro forma condensed combined consolidated statement of earnings for the year ended December 31, 2013 includes TXI’s results for the twelve months ended November 30, 2013. The pro forma balance sheet as of March 31, 2014 includes TXI’s balance sheet as of February 28, 2014. There were no significant transactions outside of the ordinary course of business for TXI in the months ended March 31, 2014, December 31, 2013 and December 31, 2012.

Under GAAP, the total estimated purchase price is calculated as described in Note 3 to the pro forma financial statements, and the assets acquired and the liabilities assumed have been measured at estimated fair value. For the purpose of measuring the estimated fair value of the assets acquired and liabilities assumed, Martin Marietta has applied the accounting guidance for fair value measurements in Accounting Standards Codification Topic 820, Fair Value Measurement. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants as of the measurement date, which, in this case, will be the date of the merger. This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be buyers and sellers in the principal (or the most advantageous) market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants. As a result, the pro forma financial statements may record assets which are not intended to be used or sold and/or to value assets at fair value measures that do not reflect Martin Marietta’s intended use of those assets. Many fair value measurements can be highly subjective and it is also possible that others applying reasonable judgment to the same facts and circumstances could develop and support a range of alternative estimated amounts.

The following presents the assumptions reflected in the pro forma balance sheet for the assets acquired and the liabilities assumed from TXI:

ASSETS:	FAIR VALUE ASSUMPTIONS

Cash and cash equivalents; Accounts and notes receivable	Approximates carrying value, per Note 1 of TXI’s Form 10-Q for the quarter ended February 28, 2014

Inventories

Preliminarily estimated based on disclosures in Note 3 of TXI’s Form 10-Q for the quarter ended February 28, 2014 and gross margins reported by TXI for the year ended May 31, 2013 and the nine months ended February 28, 2014; amounts will be adjusted as additional analysis is performed

Property, plant and equipment; real estate and investments (included with other noncurrent assets)	Preliminarily estimated write up to fair values; amounts will be adjusted as additional analysis is performed

Other current assets and other noncurrent assets	Equal to carrying value; fair value may change as additional analysis is performed

Other intangible assets	Preliminarily estimated $200,000,000 of additional other intangible assets with a weighted-average useful life of 45 years; amount and useful lives will be adjusted as additional analysis is performed

Goodwill

Amount preliminarily based on difference between the estimated purchase price and the current assumptions for the fair values of assets acquired and liabilities assumed; amount will be adjusted for the true up of the purchase price and changes in the fair values of assets acquired and liabilities assumed

LIABILITIES:

Other accrued liabilities	Equal to carrying value; fair value may change as additional analysis is performed

Long-term debt, including current maturities	Estimated based on fair value per Note 1 of TXI’s Form 10-Q for the quarter ended February 28, 2014

Other noncurrent liabilities	Equal to carrying value; fair value may change as additional analysis is performed

The pro forma adjustments and assumptions included herein are preliminary and will be revised at the time of the merger as further information becomes available and as additional analyses are performed. The final purchase price allocation will be determined at the time the merger is consummated, and the final amounts recorded for the merger may differ materially from the information presented in the pro forma financial statements.

Integration costs to be incurred subsequent to the merger date are estimated at $70,000,000 and have been excluded from the pro forma financial statements.

The pro forma financial statements do not reflect any cost savings or associated costs to achieve such savings from operating efficiencies, synergies, debt refinancing or other restructuring that result from the merger. Further, the pro forma financial statements do not reflect the effect of any regulatory actions that may impact the pro forma financial statements when the merger is consummated.

Note 3. Preliminary Purchase Price

Upon consummation of the merger, each outstanding share of TXI common stock (other than shares held by Martin Marietta, Merger Sub or TXI, which will be canceled) will be converted into the right to receive 0.70 shares of Martin Marietta common stock. TXI stock options and stock appreciation rights will generally convert upon consummation of the merger into vested stock options and stock appreciation rights with respect to Martin Marietta common stock, after giving effect to the 0.70 exchange ratio. TXI restricted stock units (other than those described in the immediately following sentence) will generally vest and convert into the right to receive a corresponding number of shares of Martin Marietta common stock after giving effect to the 0.70 exchange ratio. Under certain circumstances, TXI may grant a limited number of TXI restricted units to certain employees (subject to Martin Marietta’s consent). Such TXI restricted stock units will generally convert into Martin Marietta restricted stock units, on the same terms as were applicable prior to the merger, with respect to a corresponding number of shares of Martin Marietta after giving effect to the 0.70 exchange ratio and, unlike other TXI restricted stock units, will be subject to vesting following closing of the merger.

The estimated purchase price for the acquisition of TXI and exchange ratio are calculated as follows:

TXI common shares and restricted stock awards outstanding that fully vest at the acquisition date	28,984,000
Exchange ratio	0.70
Estimated number of Martin Marietta common shares to be issued	20,288,800
Martin Marietta common share price as of May 14, 2014	$118.96
Subtotal	$2,413,556,000
Additional consideration related to converted stock options and stock appreciation rights	$54,000,000
Preliminary estimated purchase price	$2,467,556,000

The preliminary estimated purchase price was computed using TXI’s outstanding shares as of February 28, 2014 and outstanding restricted stock units as of February 28, 2014 for which Martin Marietta will issue shares at the acquisition date. Additionally, the preliminary estimated purchase price includes additional consideration related to converted stock options and stock appreciation rights. The preliminary estimated purchase price reflects the market value of Martin Marietta’s common stock to be issued in connection with the merger based on the closing price of Martin Marietta’s common stock on May 14, 2014. Because ASC 805, requires that the purchase price be measured at the date of the merger at the then-current market price, the per share equity component will likely be different from the amount assumed in these pro forma financial statements and that difference may be material. For example, an increase or decrease by 10% in the Martin Marietta common stock price on the date of the merger from the common stock price assumed in these pro forma financial statements would increase or decrease the value of the merger consideration by approximately $241,356,000, excluding any impact on additional consideration related to converted stock options and stock appreciation rights. In addition, the actual purchase price may be different from the preliminary estimated purchase price if TXI grants restricted stock units to certain employees as permitted by the merger agreement prior to the merger.

Note 4. Estimate of Assets to be Acquired and Liabilities to be Assumed

The following is a preliminary estimate of the fair values of the assets to be acquired and the liabilities to be assumed by Martin Marietta in the merger, reconciled to the estimate of consideration expected to be transferred. Amounts are based on fair values reflected in the pro forma balance sheet, which is as of March 31, 2014 (in thousands):

Preliminary Purchase Price Allocation (as of March 31, 2014)
ASSETS
Current Assets
Cash and cash equivalents	$47,833
Accounts and notes receivable	126,454
Inventories	139,691
Other current assets	23,016

Total Current Assets	336,994
Property, plant & equipment, net	1,280,246
Goodwill	1,634,730
Other intangible assets	200,100
Other noncurrent assets	101,692

Total Assets	$3,553,762

LIABILITIES AND EQUITY
Current Liabilities
Current maturities of long-term debt	$2,036
Other accrued liabilities	154,464

Total current liabilities	156,500
Long-term debt	760,797
Other noncurrent liabilities	168,909

Total liabilities	1,086,206

Preliminary estimated purchase price	$2,467,556

Note 5. Adjustments to Pro Forma Financial Statements

The pro forma adjustments included in the pro forma financial statements are as follows:

(a) Martin Marietta’s and TXI’s historical presentation. Based on the amounts reported in the Martin Marietta consolidated balance sheet as of March 31, 2014 and the consolidated statements of earnings for the quarter ended March 31, 2014 and year ended December 31, 2013, and TXI’s consolidated balance sheet as of February 28, 2014 and consolidated statements of earnings for the three months ended February 28, 2014, the six months ended November 30, 2013 and 2012, and the year ended May 31, 2013, certain financial statement line items included in TXI’s historical presentation have been reclassified to conform to corresponding financial statement line items included in Martin Marietta’s historical presentation. These reclassifications had no material impact on the historical operating earnings, earnings from continuing operations, total assets, liabilities or shareholders’ equity reported by Martin Marietta or TXI. The accompanying pro forma statements of earnings exclude the results of discontinued operations.

The total preliminary purchase price has been allocated to TXI’s tangible and intangible assets acquired and liabilities assumed based on preliminary estimates and assumptions of fair value made with limited analysis and valuation studies. The excess of the purchase price over the net tangible and identifiable intangible assets will be recorded as goodwill. The final determination of fair value and allocation of the purchase price will be determined after the merger is consummated and additional analyses and valuation studies are performed to determine the fair values of TXI’s tangible and intangible assets acquired and liabilities assumed as of the date of the merger. Changes in the fair value of the net assets of TXI as of the date the merger is consummated will change the amount of the purchase price allocable to goodwill. The actual amounts recorded when the merger is consummated may differ materially from the pro forma adjustments presented herein. To the extent that the additional purchase price is allocated to assets other than goodwill, such assets may be depreciable or amortizable and the combined entity may incur more or less depreciation and amortization expense compared with the estimated amounts set forth herein.

Adjustments to Pro Forma Condensed Combined Consolidated Statements of Earnings

(b) Net Sales and Cost of Sales. Reflects the elimination of $516,000 and $667,000 of transactions between Martin Marietta and TXI that occurred for the quarter ended March 31, 2014 and the year ended December 31, 2013, respectively, as if Martin Marietta and TXI were consolidated affiliates during the periods. The transactions between the entities were for the purchases/sales of aggregates products.

(c) Net Sales, Freight and Delivery Revenues, Cost of Sales and Freight and Delivery Costs. Reflects the reclassification of $15,944,000 and $68,259,000 of pass-through transportation costs incurred and paid by TXI to third-party carriers to deliver products and subsequently billed to customers from net sales and cost of sales to freight and delivery revenues and freight and delivery costs for the quarter ended March 31, 2014 and the year ended December 31, 2013, respectively. The reclassification is to conform to Martin Marietta’s accounting policy for presenting these revenues and costs.

(d) Cost of Sales and Other Operating Income and Expenses, Net. Reflects the elimination of TXI’s (1) $366,000 and $3,689,000 gains on sales of property, plant, equipment and businesses for the quarter ended February 28, 2014 and the year ended November 30, 2013, respectively, and (2) $301,000 and $158,000 of gains on settlements of asset retirement obligations for the quarter ended February 28, 2014 and the year ended November 30, 2013, respectively, as a result of the adjustment to record these assets and liabilities at fair value as of the assumed date of the merger.

(e) Cost of Sales. Reflects $1,111,000 and $4,444,000 of additional depreciation and amortization expense for the quarter ended February 28, 2014 and the year ended November 30, 2013, respectively, related to the write up of TXI’s property, plant and equipment to fair value and the recognition of other acquired intangible assets as of the assumed date of the merger.

(f) Business Development Expenses and Other Operating Income and Expenses, Net. Reflects the elimination of $12,321,000 and $1,401,000 of transaction costs related to the merger for the quarter ended March 31, 2014 and year ended December 31, 2013, respectively.

(g) Interest Expense. Reflects the $1,533,000 and $6,132,000 decrease in interest expense for the quarter ended February 28, 2014 and November 30, 2013, respectively, as a result of the write up of TXI’s long-term debt to fair value at the assumed date of the merger. The write-up is amortized and recorded as a reduction of interest expense over the remaining term of the debt.

(h) Interest Expense. Reflects the elimination of $475,000 and $1,900,000 of interest expense for the quarter ended February 28, 2014 and the year ended November 30, 2013, respectively, related to the amortization of TXI’s deferred debt issue costs which will not be recognized as an acquired asset at the date of the merger.

(i) Income Tax Expense (Benefit). Reflects the income tax effect of the pro forma adjustments using the statutory tax rates for the applicable legal entities.

(j) Net Earnings Per Share and Weighted Average Shares Outstanding. The pro forma basic and diluted earnings per share are based on the historical weighted average number of shares of Martin Marietta common stock outstanding adjusted for additional common stock issued to TXI stockholders as part of the purchase consideration. Shares of common stock issued to TXI stockholders are assumed to have been issued as of January 1, 2013 and outstanding for the entire period.

The following table presents the computation of pro forma basic and diluted weighted-average shares outstanding for the quarter ended March 31, 2014.

Weighted-Average Shares
(Amounts in thousands)
Martin Marietta’s historical weighted-average common shares outstanding—basic and diluted	46,315
Estimated shares of Martin Marietta’s common stock issued to TXI stockholders	20,289

Pro forma weighted-average common shares outstanding—basic and diluted	66,604

The following table presents the computation of pro forma basic and diluted weighted-average shares outstanding for the year ended December 31, 2013.

Weighted-Average Shares
(Amounts in thousands)
Martin Marietta’s historical weighted-average common shares outstanding—basic	46,164
Estimated shares of Martin Marietta’s common stock issued to TXI stockholders	20,289

Pro forma weighted-average common shares outstanding—basic	66,453

Martin Marietta’s historical weighted-average common shares outstanding—diluted	46,285
Estimated shares of Martin Marietta’s common stock issued to TXI stockholders	20,289

Pro forma weighted-average common shares outstanding—diluted	66,574

Adjustments to Pro Forma Condensed Combined Consolidated Balance Sheet

(k) Accounts Receivable and Accounts Payable. Reflects the elimination of $357,000 of accounts receivable and payable between Martin Marietta and TXI for the purchases/sales of aggregates products.

(l) Inventories and Other Current Assets. Reflects the estimated $31,781,000 write-up to record TXI’s inventories at fair value. The write up reflects the elimination of a $21,700,000 LIFO reserve and includes an additional $10,081,000 based on the estimated average selling price to be recognized and the estimated remaining manufacturing and selling costs for finished goods and work in process inventories to be incurred by Martin Marietta subsequent to the acquisition date. The fair value of raw materials and parts and supply inventories was determined using the estimated current replacement cost. The write-up of inventories resulted in the recognition of an $11,441,000 current deferred income tax liability, which was calculated using an estimated statutory rate of 36%. The current deferred income tax liability is netted against current deferred income tax assets, which is included in other current assets on the pro forma balance sheet.

(m) Other Current Assets, Other Accrued Liabilities and Retained Earnings. Reflects the accrual of $40,000,000 of nonrecurring obligations, including change-of-control payments to certain TXI employees (resulting in the recognition of a $14,400,000 deferred income tax asset, which is included in other current assets), and the accrual of $60,000,000, which is recorded net of tax effect as a reduction of retained earnings, for other additional nonrecurring obligations resulting from the merger, including investment banking fees (resulting in current income tax benefit of $20,650,000, which is presented as a reduction of other accrued liabilities).

(n) Property, Plant and Equipment and Other Noncurrent Liabilities. Reflects the estimated adjustment of $87,391,000 to record TXI property, plant and equipment at fair value. The write-up resulted in the recognition of a $31,461,000 noncurrent deferred income tax liability, which was calculated using an estimated statutory rate of 36%, and is included in other noncurrent liabilities on the pro forma balance sheet.

(o) Goodwill. Reflects the $1,594,658,000 adjustment to eliminate TXI’s historical goodwill and record the preliminary estimate of the excess of the purchase price paid over the fair value of TXI’s identifiable assets acquired and liabilities assumed. The preliminary resulting pro forma goodwill from the merger is $1,634,730,000.

(p) Other Intangible Assets and Other Noncurrent Liabilities. Reflects the recognition of an estimated $200,000,000 of additional other intangible assets with a weighted-average useful life of 45 years. The estimate was based on Martin Marietta’s experience with prior transactions and the assets expected to be identified include permits, water rights, customer relationships and noncompetition agreements. The recognition of other intangible assets resulted in the recognition of a $72,000,000 noncurrent deferred income tax liability, which was calculated using an estimated statutory rate of 36%, and is included in other noncurrent liabilities on the pro forma balance sheet.

(q) Other Noncurrent Assets. Reflects the write off of TXI’s deferred debt issue costs of $9,700,000 which will not be recognized as an acquired asset.

(r) Other Noncurrent Assets and Other Noncurrent Liabilities. Reflects the $60,000,000 write-up of real estate and investments to fair value. The write-up resulted in the recognition of a $21,600,000 noncurrent deferred income tax liability, which was calculated using an estimated statutory rate of 36%, and is included in other noncurrent liabilities on the pro forma balance sheet.

(s) Long-Term Debt and Other Noncurrent Liabilities. Reflects the $104,000,000 write-up to record TXI’s long-term debt at fair value. The write-up resulted in the recognition of a $37,440,000 noncurrent deferred income tax asset, which was calculated using an estimated statutory rate of 36%. The noncurrent deferred income tax asset is netted against noncurrent deferred income tax liabilities, which are included in other noncurrent liabilities on the pro forma balance sheet.

(t) Common Stock, Additional Paid-in-Capital, Accumulated Other Comprehensive Loss and Retained Earnings. The pro forma balance sheet reflects the elimination of TXI’s historical equity balances, including the components of accumulated other comprehensive income/loss. The pro forma balance sheet also reflects the issuance of approximately 20.3 million common shares of Martin Marietta’s common stock ($203,000 of common stock at $0.01 par value and $2,467,000,000 of additional paid-in capital).

COMPARATIVE STOCK PRICES AND DIVIDENDS

Martin Marietta common stock and TXI common stock are both traded on the NYSE under the symbols MLM and TXI, respectively. The following table presents trading information for Martin Marietta and TXI common shares on January 27, 2014, the last trading day before the public announcement of the execution of the merger agreement, and May 29, 2014, the latest practicable trading day before the date of this joint proxy statement/prospectus.

	MLM Common Stock			TXI Common Stock
Date	High	Low	Close	High	Low	Close
January 27, 2014	$104.78	$101.92	$102.78	$74.27	$70.64	$71.54
May 29, 2014	$125.32	$121.90	$123.58	$87.16	$85.25	$86.58

For illustrative purposes, the following table provides TXI equivalent per share information on each of the specified dates. TXI equivalent per share amounts are calculated by multiplying Martin Marietta per share amounts by the exchange ratio of 0.70.

	MLM Common Stock			TXI Equivalent Per Share Data
Date	High	Low	Close	High	Low	Close
January 27, 2014	$104.78	$101.92	$102.78	$73.35	$71.34	$71.95
May 29, 2014	$125.32	$121.90	$123.58	$87.72	$85.33	$86.51

Market Prices and Dividend Data

The following tables set forth the high and low prices of Martin Marietta’s and TXI’s common stock as reported in the consolidated transaction reporting system, and the quarterly cash dividends declared per share, for the calendar quarters indicated.

Martin Marietta

	High	Low	Dividend Declared
2011
First Quarter	$94.31	$80.38	$0.40
Second Quarter	$92.37	$78.75	$0.40
Third Quarter	$82.65	$60.80	$0.40
Fourth Quarter	$80.24	$59.93	$0.40
2012
First Quarter	$90.57	$74.05	$0.40
Second Quarter	$86.09	$63.64	$0.40
Third Quarter	$93.71	$71.93	$0.40
Fourth Quarter	$95.93	$80.42	$0.40
2013
First Quarter	$106.57	$93.99	$0.40
Second Quarter	$113.65	$93.03	$0.40
Third Quarter	$106.98	$94.25	$0.40
Fourth Quarter	$106.48	$94.01	$0.40
2014
First Quarter	$128.95	$98.63	$0.40
Second Quarter (through May 29, 2014)	$130.00	$115.49	$0.40

TXI

	High	Low	Dividend Declared
2011
First Quarter	$47.42	$37.67	$0.75
Second Quarter	$46.45	$36.13	$0.75
Third Quarter	$43.09	$30.11	$0.75
Fourth Quarter	$35.84	$21.89	$0.00
2012
First Quarter	$38.66	$27.82	$0.00
Second Quarter	$39.10	$30.10	$0.00
Third Quarter	$45.68	$37.83	$0.00
Fourth Quarter	$52.12	$39.52	$0.00
2013
First Quarter	$67.44	$51.28	$0.00
Second Quarter	$75.30	$56.28	$0.00
Third Quarter	$70.84	$57.83	$0.00
Fourth Quarter	$69.79	$53.23	$0.00
2014
First Quarter	$89.94	$61.93	$0.00
Second Quarter (through May 29, 2014)	$90.74	$80.58	$0.00

The market value of the Martin Marietta common shares to be issued in exchange of shares of TXI common stock upon the completion of the merger will not be known at the time of the Martin Marietta and TXI special meetings. The above tables show only historical comparisons. Because the market prices of Martin Marietta and TXI will likely fluctuate prior to the merger, these comparisons may not provide meaningful information to Martin Marietta shareholders in determining whether to approve the issuance of Martin Marietta shares to TXI stockholders in connection with the merger or to TXI stockholders in determining whether to adopt the merger agreement. Martin Marietta shareholders and TXI stockholders are encouraged to obtain current market quotations for Martin Marietta common stock and TXI common stock and to review carefully the other information contained in this joint proxy statement/prospectus or incorporated by reference in this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 146.

DESCRIPTION OF MARTIN MARIETTA CAPITAL STOCK

Martin Marietta’s authorized capital stock consists of 100,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share, of which 100,000 have been designated Class A preferred stock and 200,000 have been designated Class B preferred stock. As of February 25, 2014, there were 46,187,204 shares of Martin Marietta common stock outstanding and no shares of preferred stock were outstanding. As of February 25, 2014, there were outstanding awards under Martin Marietta’s Incentive Stock Plan of stock options to acquire an aggregate of 796,773 shares of Martin Marietta common stock, and 197,049 restricted stock units and 39,095 stock units payable in shares of Martin Marietta common stock.

The following description of the terms of the common stock and preferred stock of Martin Marietta is not complete and is qualified in its entirety by reference to Martin Marietta’s Charter and Martin Marietta’s Bylaws, each of which are filed as an exhibit to the registration statement of which this prospectus/offer to exchange is a part. To find out where copies of these documents can be obtained, please see “Where You Can Find More Information” beginning on page 146.

Common Stock

Each holder of a share of Martin Marietta common stock is entitled to one vote for each share held of record on the applicable record date on each matter voted on at a meeting of shareholders. The holders of Martin Marietta common stock have no preemptive rights and no rights to convert their common stock into any other securities. There are also no redemption or sinking fund provisions applicable to the Martin Marietta common stock.

Holders of Martin Marietta common stock are entitled to receive dividends as may be declared from time to time by Martin Marietta’s board of directors out of funds legally available therefor. Holders of Martin Marietta common stock are entitled to share pro rata, upon any liquidation or dissolution of Martin Marietta, in all remaining assets available for distribution to shareholders after payment or providing for Martin Marietta’s liabilities and the liquidation preference of any outstanding preferred stock. The rights, preferences and privileges of the holders of Martin Marietta common stock are subject to and may be adversely affected by the rights of holders of shares of Class A preferred stock and Class B preferred stock, and any other series of Martin Marietta’s preferred stock that Martin Marietta may designate and issue in the future.

Martin Marietta’s common stock is listed on the NYSE under the symbol “MLM”. The transfer agent and registrar for Martin Marietta’s common stock is the American Stock Transfer & Trust Company.

Class A Preferred Stock and Class B Preferred Stock

Ranking. Each of Martin Marietta’s Class A preferred stock and Class B preferred stock ranks ahead of its common stock with respect to the payment of dividends and the distribution of assets in the event of Martin Marietta’s liquidation or dissolution. Each of the Class A preferred stock and the Class B preferred stock ranks junior to all other series of Martin Marietta’s preferred stock as to the payment of dividends and the distribution of assets, unless the terms of any such series shall provide otherwise.

Dividends. Subject to the prior and superior rights of any shares of any series of preferred stock ranking prior and superior to the shares of Class A preferred stock and Class B preferred stock with respect to dividends, the holders of shares of Class A preferred stock and Class B preferred stock will receive when, as and if declared by Martin Marietta’s board of directors quarterly dividends out of funds legally available for the purpose, which will accrue and be cumulative. Dividends are payable in an amount per one one-thousandth of a share equal to one times the aggregate per share amount of all cash and non-cash dividends declared on the common stock and on the first day of January, April, July and October in each year, commencing, with respect to Class A preferred stock and Class B preferred stock, on the first quarterly dividend payment date after the first issuance of a share or fraction of a share of that class of preferred stock.

So long as any dividends or distributions payable on Class A preferred stock or Class B preferred stock are in arrears, no shares may be repurchased and no dividends may be declared or paid with respect to shares ranking junior to Class A preferred stock or Class B preferred stock, including Martin Marietta common stock.

Voting Rights. Holders of shares of each of Martin Marietta’s Class A preferred stock and Class B preferred stock will be entitled to vote as one voting class with the holders of Martin Marietta common stock on all matters submitted to a vote of Martin Marietta shareholders. Each one-thousandth of a share of Class A preferred stock and Class B preferred stock entitles the holder to one vote on all matters submitted to a vote of Martin Marietta shareholders. In the event that Martin Marietta at any time declares any dividend on common stock payable in shares of common stock, subdivides the outstanding common stock or combines the outstanding common stock into a smaller number of shares, the number of votes per share to which holders of shares of Class A preferred stock and Class B preferred stock were entitled to immediately prior to such event shall be adjusted by multiplying such number by a fraction the numerator of which is the shares of common stock outstanding immediately after such event and the denominator of which is the number of shares of common stock that were outstanding immediately prior to such event.

If at any time dividends on any Class A preferred stock or Class B preferred stock are in arrears in an amount equal to four quarterly dividends, all holders of preferred stock with dividends in arrears in an amount equal to four quarterly dividends, voting as a class, will have the right to elect two directors. Except as set forth in the articles of amendment with respect to the Class A preferred stock and the Class B preferred stock, holders of Class A preferred stock or Class B preferred stock shall have no special voting rights with respect to such shares and their consent shall not be required (except to the extent they are entitled to vote with holders of common stock as set forth herein) for taking any corporate action.

If an alteration, amendment or repeal of any provision of Martin Marietta’s Charter would materially alter or change any of the powers, preferences or special rights of the Class A preferred stock or the Class B preferred stock, the affirmative vote of the holders of a majority of the outstanding shares of each such class of preferred stock so affected, voting separately as a class, is required.

Rights upon Liquidation, Dissolution or Winding Up. In the event of any voluntary or involuntary liquidation, dissolution or winding up of Martin Marietta, holders of Class A preferred stock and Class B preferred stock will be entitled to receive, before any distribution is made to the holders of common stock or any other series of stock ranking junior to such class of preferred stock, a liquidation preference in the amount of $10.00 per share (which is equal to $0.01 per one one-thousandth of a share), plus an amount equal to accrued and unpaid dividends and distributions. Thereafter, the holders of Class A preferred stock and Class B preferred stock will be entitled to receive an aggregate amount per one one-thousandth of a share equal to one times the aggregate amount to be distributed per share to holders of shares of common stock. Following the payment of the foregoing, the holders of Class A preferred stock and Class B preferred stock and holders of shares of common stock shall receive their ratable and proportionate share of the remaining assets to be distributed. In the event that there are not sufficient assets to permit payment in full of the Class A preferred stock and the Class B preferred stock liquidation preference and the liquidation preferences of all other series of preferred stock, if any, which rank on parity with the Class A preferred stock and the Class B preferred stock, then such remaining assets will be distributed ratably to the holders of such parity shares in proportion to their respective liquidation preference.

Redemption. The shares of Class A preferred stock and Class B preferred stock are not redeemable.

Additional Classes or Series of Preferred Stock

Martin Marietta’s Charter permits its board of directors, without further action by the shareholders, to issue one or more additional series of preferred stock with such designations, preferences, limitations and relative rights as the board of directors may determine from time to time. Accordingly, without action by the shareholders, Martin Marietta’s board of directors may designate and authorize the issuance of additional classes or series of preferred stock having voting rights, dividend rights, conversion rights, redemption provisions (including sinking fund provisions) and rights in liquidation, dissolution or winding up that are superior to those of Martin Marietta’s common stock.

Rights Plan

Upon the expiration of Martin Marietta’s previous rights agreement on October 21, 2006, Martin Marietta’s board of directors adopted a new Rights Agreement, dated as of September 27, 2006, by and between Martin Marietta and American Stock Transfer & Trust Company, Inc., as rights agent (referred to as the “Rights Agreement”), and issued a dividend of one preferred stock purchase right for each share of Martin Marietta’s common stock outstanding as of October 21, 2006, and one right continues to attach to each share of common stock issued thereafter until the distribution date (as defined below). Each right, when it becomes exercisable, generally entitles the registered holder to purchase from Martin Marietta a unit, each a “unit”, consisting initially of one one-thousandth of a share of Martin Marietta Class B preferred stock, at a purchase price of $315.00 per unit, subject to adjustment.

The rights will separate from Martin Marietta common stock, and the distribution date generally will occur upon the earlier of (i) 10 days (or such later date as Martin Marietta’s board of directors may determine) following public disclosure that a person or group of affiliated or associated persons has become an “acquiring person” (as defined below), or (ii) 10 business days (or such later date as Martin Marietta’s board of directors may determine) following the commencement of a tender offer or exchange offer that would result in a person or group becoming an “acquiring person”. Except as set forth below, an “acquiring person” is a person or group of affiliated or associated persons who has acquired beneficial ownership of 15% or more of the outstanding shares of common stock, and excludes Martin Marietta, Martin Marietta’s subsidiaries, Martin Marietta’s employee benefit plans and any person or entity organized, appointed or established by Martin Marietta for or pursuant to the terms of any such plan. Until the occurrence of the distribution date, the rights will be attached to all certificates representing shares of Martin Marietta common stock then outstanding, and no separate certificates evidencing the rights will be issued. Pursuant to the Rights Agreement, Martin Marietta has reserved the right to require prior to the occurrence of a triggering event (as defined below) that, upon any exercise of rights, a number of rights be exercised so that only whole shares of Class B preferred stock will be issued.

The rights are not exercisable until the occurrence of the distribution date and will expire at the close of business on October 21, 2016, unless such date is extended or the rights are earlier redeemed by Martin Marietta as described below.

At any time following the distribution date, each holder of a right will thereafter have the right to receive, upon exercise of the right, Martin Marietta common stock (or, in certain circumstances, cash, property or other securities of Martin Marietta) having a value equal to two times the exercise price of the right. However, at such time, all rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any acquiring person will be null and void and nontransferable, and any holder of any such right (including any transferee) will be unable to exercise or transfer any such right.

In the event that, at any time following the date on which there has been public disclosure that, or of facts indicating that, a person has become an acquiring person, referred to as the “stock acquisition date”, (i) Martin Marietta is acquired in a merger or other business combination transaction in which Martin Marietta is not the surviving corporation, (ii) all or part of the outstanding shares of Martin Marietta’s common stock is changed or exchanged in connection with a merger or consolidation, or (iii) 50% or more of Martin Marietta’s assets or earning power is sold, mortgaged or transferred, each holder of a right (except rights which previously have been voided as set forth above) shall thereafter have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the exercise price of the right. The events set forth in this paragraph and in the preceding paragraph are referred to as the “triggering events”.

The purchase price payable, and the number of units issuable, upon exercise of the rights are subject to an anti-dilution adjustment (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Class B preferred stock, (ii) if holders of the Class B preferred stock are granted certain rights or warrants to subscribe for Class B preferred stock or convertible securities at less than the current market price of the Class B preferred stock, or (iii) upon the distribution to holders of the Class B preferred stock of evidences of indebtedness or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above).

Martin Marietta may, by a resolution adopted by a majority of the full board of directors, at its option, at any time prior to the earlier of (i) the 10th day following the stock acquisition date, or (ii) October 21, 2016 (unless extended), redeem all but not less than all of the then outstanding rights at a redemption price of $0.001 per right. The redemption of the rights may be made effective at such time and on such terms and conditions as the Martin Marietta board in its sole discretion may establish. Immediately following the action of Martin Marietta’s board of directors effecting the redemption of the rights, the rights will terminate.

At any time after the rights become exercisable for Martin Marietta common stock or other consideration of Martin Marietta, Martin Marietta’s board of directors may exchange the rights, in whole or in part, at an exchange ratio of one share of Martin Marietta common stock, or equity securities deemed to have the same value as one share of our common stock, per right, subject to adjustment.

Until a right is exercised, the holder thereof, as such, will have no rights as a shareholder of Martin Marietta, including the right to vote or to receive dividends. Any of the provisions of the Rights Agreement may be amended by resolution of a majority of the full board of directors of Martin Marietta prior to the distribution date. After the distribution date, the provisions of the Rights Agreement may be amended by resolution of a majority of the full board of directors of Martin Marietta in order to cure any ambiguity, to make changes that do not adversely affect the interests of holders of rights (excluding the interests of any acquiring person or its affiliates or associates), or to shorten or lengthen any time period under the Rights Agreement; provided that no amendment to adjust the time period governing redemption may be made at a time when the rights are not redeemable.

The description and terms of the Rights Agreement set forth above is not complete and is qualified in its entirety by reference to the Rights Agreement (as the same may be amended from time to time). Please see the section of this joint proxy statement/prospectus entitled “Where You Can Find More Information” beginning on page 146.

Restated Articles of Incorporation and Bylaw Provisions; Takeover Statutes

A number of provisions in Martin Marietta’s Charter, Martin Marietta’s Bylaws, the Rights Agreement and the NCBCA may make it more difficult to acquire control of Martin Marietta or remove its management.

Staggered Board. Martin Marietta’s board of directors is divided into three classes. The directors in each class serve for a three-year term, one class being elected each year by Martin Marietta shareholders. Subject to the rights of the holders of any outstanding series of preferred stock, vacancies on Martin Marietta’s board of directors may be filled only by a majority of the remaining directors or by the shareholders if the vacancy was caused by removal of the director by the shareholders. This provision could prevent a shareholder from obtaining majority representation on the board by enlarging the board of directors and filling the new directorships with its own nominees.

Removal of Directors. Directors may be removed only for cause by a majority vote of the shareholders. Cause for removal is deemed to exist only if the director has been convicted in a court of competent jurisdiction of a felony or has been adjudged by a court of competent jurisdiction to be liable for fraudulent or dishonest conduct, or gross abuse of authority or discretion, with respect to Martin Marietta, and such conviction or adjudication has become final and non-appealable. If a director is elected by a voting group of Martin Marietta shareholders, only such shareholders may participate in the vote to remove such director.

Approval of Certain Mergers, Consolidations, Sales and Leases. Martin Marietta’s Charter requires any purchase by Martin Marietta of shares of its voting stock from an interested shareholder (as defined below) who has beneficially owned such securities for less than two years prior to the date of such purchase or any agreement to purchase, other than pursuant to an offer to all shareholders of the same class of shares, at a per share price in excess of the market price, be approved by the affirmative vote of the holders of a majority of Martin Marietta’s voting stock not beneficially owned by the interested shareholder, voting together as a single class.

In addition, Martin Marietta’s Charter requires Martin Marietta to get the approval of not less than 66-2/3% of its voting stock not beneficially owned by an interested shareholder and 80% of all of its voting stock, in addition to any vote required by law, before Martin Marietta may enter into various transactions with interested shareholders, including the following:

•	any merger or consolidation of Martin Marietta or any of its subsidiaries with (i) any interested shareholder or (ii) any other corporation (whether or not itself an interested shareholder) which is, or after such merger or consolidation would be, an affiliate of an interested shareholder;

•	any sale, lease, exchange, mortgage, pledge, transfer, or other disposition to or with any interested shareholder or any affiliate of any interested shareholder of any of Martin Marietta’s assets or any of its subsidiaries having an aggregate fair market value of $10,000,000 or more;

•	the issuance or transfer by Martin Marietta or any of its subsidiaries of any of Martin Marietta’s equity securities (including any security convertible into equity securities) or any of its subsidiaries having an aggregate fair market value of $10,000,000 or more to any interested shareholder or any affiliate of any interested shareholder in exchange for cash, securities, and/or other property;

•	the adoption of any plan or proposal for the liquidation or dissolution of Martin Marietta proposed by or on behalf of an interested shareholder or any affiliate of any interested shareholder; or

•	any reclassification of securities or recapitalization of Martin Marietta, or any merger or consolidation of Martin Marietta with any of its subsidiaries, or any other transaction (whether or not involving an interested shareholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity (including any securities convertible into equity securities) securities of Martin Marietta or any of its subsidiaries that are directly or indirectly owned by any interested shareholder or any affiliate of any interested shareholder.

However, no such vote is required for any transaction approved by a majority of Martin Marietta’s disinterested directors or for the purchase by Martin Marietta of shares of voting stock from an interested shareholder unless such vote is required by the provision described in the first paragraph of this subsection.

Martin Marietta’s Charter defines an interested shareholder as any individual, firm, corporation, partnership, or other entity who or that:

•	is the beneficial owner, directly or indirectly, of five percent or more of Martin Marietta’s outstanding voting stock;

•	is an affiliate of Martin Marietta and at any time within the two-year period immediately prior to the date as of which a determination is being made was the beneficial owner, directly or indirectly, of five percent or more of Martin Marietta’s outstanding voting stock; or

•	is an assignee of or successor to any shares of Martin Marietta’s voting stock that were at any time within the immediately prior two-year period beneficially owned by any person described in above if such assignment or succession occurred in the course of one or more transactions not involving a public offering.

Advance Notice of Proposals and Nominations. Martin Marietta’s Bylaws provide that shareholders must provide timely written notice to bring business before an annual meeting of shareholders or to nominate candidates for election as directors at an annual meeting of shareholders. Generally, to be timely, notice for an annual meeting must be received at Martin Marietta’s principal office not less than 60 days nor more than 90 days prior to the first anniversary of the mailing of the preceding year’s proxy statement in connection with the annual meeting of Martin Marietta shareholders. Martin Marietta’s Bylaws also specify the form and content of a shareholder’s notice. These provisions may prevent shareholders from bringing matters before an annual meeting of shareholders or from nominating candidates for election as directors at an annual meeting of shareholders.

Limits on Special Meetings. A special meeting of the shareholders of Martin Marietta may be called only by the chairman of its board of directors, its president, or by its board of directors or executive committee.

Rights Plan. Please see “—Rights Plan” above.

Preferred Stock. Please see “—Additional Classes or Series of Preferred Stock” above. Martin Marietta’s ability to issue an indeterminate number of shares of preferred stock with such rights, privileges and preferences as its board of directors may fix may have the effect of delaying or preventing a takeover or other change of control of Martin Marietta.

Takeover Statutes. North Carolina has two takeover-related statutes: the Shareholder Protection Act and the Control Share Acquisition Act. The Shareholder Protection Act restricts business combination transactions involving a North Carolina public corporation and a beneficial owner of 20 percent or more of its voting stock. The Control Share Acquisition Act precludes an acquirer of the shares of a North Carolina public corporation who crosses one of three voting thresholds, 20 percent, 33-1/3 percent or 50 percent, from obtaining voting control of the shares unless a majority in interest of the disinterested shareholders of the corporation votes to grant voting power to the shares. Neither of these statutes applies to Martin Marietta because, as permitted by these statutes, Martin Marietta elected not to be covered by them and included a provision in its initial articles of incorporation reflecting that election.

COMPARISON OF RIGHTS OF MARTIN MARIETTA SHAREHOLDERS AND TXI STOCKHOLDERS

If the merger is consummated, stockholders of TXI will become shareholders of Martin Marietta. TXI is organized under the laws of the State of Delaware and Martin Marietta is organized under the laws of the State of North Carolina. Accordingly, differences in the rights of holders of TXI capital stock and Martin Marietta capital stock arise from differences between their charters, bylaws and any certificates of designation and also from differences between Delaware and North Carolina law. As holders of Martin Marietta common stock, your rights with respect thereto will be governed by North Carolina law, including the NCBCA, as well as Martin Marietta’s constituent documents. This section summarizes material differences between the rights of TXI stockholders and the rights of Martin Marietta shareholders.

The following summary is not a complete statement of the rights of the stockholders or shareholders of either of the two companies or a complete description of the specific provisions referred to below. The identification of specific differences is not intended to indicate that other equally significant or more significant differences do not exist. This summary is qualified in its entirety by reference to the NCBCA, the DGCL and Martin Marietta’s and TXI’s constituent documents, which you are urged to read carefully. Although the NCBCA and the DGCL are similar in many respects, there are a number of differences between the two statutes, many (but not all) of which are summarized below. Judicial interpretations may not exist in North Carolina or Delaware such that there may be uncertainty as to the outcome of matters governed by either law. Martin Marietta and TXI have filed with the SEC their respective constituent documents and will send copies of these documents to you, without charge, upon your request. For additional information, please see the section entitled “Where You Can Find More Information” beginning on page 146.

Martin Marietta Materials, Inc.	Texas Industries, Inc.

Organizational Documents

The rights of Martin Marietta shareholders are currently governed by Martin Marietta’s Charter, Martin Marietta’s Bylaws and North Carolina law, including the NCBCA.	The rights of TXI stockholders are currently governed by its Composite Certificate of Incorporation, as amended (referred to as “TXI’s Charter”), Bylaws, as amended (referred to as “TXI’s Bylaws”), Amended and Restated Certificate of Designations of Series B Junior Participating Preferred Stock (referred to as the “Certificate of Designation”) and Delaware law, including the DGCL.

Authorized Capital Stock

The authorized capital stock of Martin Marietta is 110,000,000 shares of capital stock, consisting of (i) 100,000,000 shares of common stock, par value $0.01 per share and (ii) 10,000,000 shares of preferred stock, par value $0.01 per share, of which 100,000 shares are designated as Class A preferred stock and 200,000 shares are designated Class B preferred stock.

As of the date of this joint proxy statement/prospectus, Martin Marietta does not have outstanding any shares of preferred stock.

The authorized capital stock of TXI is (i) 100,000,000 shares of common stock, par value $1.00 per share and (ii) 100,000 shares of preferred stock, no par value, of which 10,000 shares are designated $5 cumulative preferred stock and 40,000 shares are designated Series B junior participating preferred stock.

As of the date of this joint proxy statement/prospectus. TXI does not have outstanding any shares of preferred stock.

Common Stock

Each holder of a share of common stock is entitled to one vote for each share held of record on the applicable record date on each matter voted on at a meeting of shareholders.	Each holder of a share of common stock is entitled to one vote for each share held of record on the applicable record date on each matter voted on at a meeting of stockholders.

Preferred Stock

Martin Marietta’s Charter authorizes the Martin Marietta board, without any further shareholder action or approval, to establish from time to time one or more series of preferred stock, the number of shares to be	TXI’s Charter authorizes the TXI board, without any further stockholder action or approval, to establish from time to time, by resolution or resolutions, one or more series of preferred stock, the voting powers,

Martin Marietta Materials, Inc.	Texas Industries, Inc.

included in any series of preferred stock and to fix the designations, preferences, limitations and relative rights of the shares of such series. If issued, holders of Martin Marietta preferred stock will have the rights described in the section entitled “Description of Martin Marietta Capital Stock—Class A Preferred Stock and Class B Preferred Stock” beginning on page 120.

designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions of the shares of such series. If issued, holders of preferred stock will be entitled to receive, when and as declared by the TXI board, cumulative dividends as provided for in TXI’s Charter in preference to dividends on any other class of stock of TXI. If any preferred stock is outstanding, unless dividends on all outstanding shares of the preferred stock shall have been paid, or declared and set aside for payment, no dividends (other than dividends payable in common stock) shall be paid upon, nor shall any distribution be made on common stock, and no common stock shall be purchased or otherwise acquired for value by TXI. TXI’s Charter provides a similar preference to holders of preferred stock in the event of a liquidation, dissolution or winding up of TXI.

If issued, holders of $5 cumulative preferred stock will have the right to (i) one vote per share upon questions presented at stockholder meetings, (ii) dividends at a rate of $5.00 per annum, which will accumulate, (iii) $105.00 per share upon redemption and (iv) a preferential amount of $100 per share upon any liquidation, dissolution or winding up of TXI.

If issued, holders of Series B junior participating preferred stock, will have, among other rights, the right to (i) 1,000 votes on all matters submitted to a vote of TXI’s stockholders (subject to adjustment as set forth in the Certificate of Designation), (ii) quarterly dividends, which will accrue and be cumulative, equal to the greater of $1.00 or 1,000 times the aggregate per share amount of all cash or in-kind dividends not payable in common stock declared on the common stock for such quarter (subject to adjustment as set forth in the Certificate of Designation and the superior rights of any other series of preferred stock, including the $5 cumulative preferred stock) and (iii) receive $1,000 per share, plus all accrued and unpaid dividends, before any distribution is made to holders of shares ranking junior to the Series B junior participating preferred stock; provided that such holders are entitled to receive an aggregate amount per share, subject to adjustment as set forth in the Certificate of Designation, equal to 1,000 times the aggregate amount to be distributed per share to holders of common stock.

Martin Marietta Materials, Inc.	Texas Industries, Inc.

Number and Qualification of Directors

The NCBCA provides that a corporation’s board of directors must consist of one or more individuals, with the number specified in or fixed in accordance with the articles of incorporation or bylaws. The NCBCA further provides that directors need not be residents of the State of North Carolina nor shareholders of the corporation unless the corporation’s articles of incorporation or bylaws so prescribe. The articles of incorporation and bylaws may also prescribe other qualifications for directors.

The Martin Marietta board currently consists of 10 members. Martin Marietta’s Charter provides that the Martin Marietta board consist of not less than 9, nor more than 11, members. The exact number of directors may be increased or decreased, from time to time, within the range specified above by a vote of a majority of the Martin Marietta board or shareholders. No decrease in the number of directors constituting the board of directors shall shorten the term of any incumbent director.

The DGCL provides that a corporation’s board of directors must consist of one or more individuals, with the number fixed by, or in the manner provided in, the bylaws, unless the certificate of incorporation fixes the number of directors, in which case a change in the number of directors may be made only by amendment of the certificate. The DGCL further provides that directors need not be stockholders of the corporation unless the corporation’s certificate of incorporation or bylaws so provide. The certificate of incorporation and bylaws may also prescribe other qualifications for directors.

The TXI board currently consists of 10 members. TXI’s Bylaws provide that the property and business of TXI shall be managed by a board of directors of not less than 3, nor more than 21 directors. Within the range specified above, the number of directors shall be fixed and may be changed, from time to time by resolution of the board of directors.

Structure of Board of Directors; Term of Directors; Election of Directors

Martin Marietta’s Charter provides that directors are divided into three classes, designated class I, class II and class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the Martin Marietta board. The directors are elected for a three-year term and the three-year terms are staggered for the three classes. Martin Marietta’s Charter provides that, other than in a contested election (i.e., an election for which there are more nominees for election than open directorships on the board of directors to be filled pursuant to that election), directors are elected at a shareholders meeting by a majority of the votes cast by holders of Martin Marietta common stock present in person or by proxy at the meeting. For purposes of uncontested director elections, a majority of votes cast means that the number of votes cast “for” a nominee’s election exceeds the number of votes cast “against” that nominee’s election. In a contested election, the person who receives the highest number of votes at a meeting at which a quorum is present is deemed to have been elected. A director holds office until the annual meeting for the year in which his or her term expires and until his or her successor is elected and qualified, subject to prior death, resignation or removal. Under the NCBCA, if an incumbent director nominated for re-election in an	TXI’s Bylaws provide that all directors shall be elected by the stockholders for a term of one year. Each director elected shall hold office until his successor is elected and qualifies or his earlier death, resignation or removal. Subject to the rights of holders of any series of TXI preferred stock to elect directors under certain circumstances, directors shall be elected in uncontested elections by a majority of the votes cast at a meeting at which a quorum is present and by a plurality of the votes cast at any meeting for a contested election (which is defined in TXI’s Bylaws as an election in which the number of candidates for election exceeds the number of directors to be elected).

Martin Marietta Materials, Inc.	Texas Industries, Inc.
uncontested election fails to receive a majority of the votes cast, then, even though his or her term has expired and a vacancy is deemed to exist by the failure of the shareholders to elect the full authorized number of directors, the incumbent director continues to serve in office as a holdover director until his or her successor is elected or until there is a decrease in the size of the board of directors. Accordingly, Martin Marietta’s Charter provides that if, in an uncontested election, a nominee is not elected by a vote of the majority of the votes cast with respect to that nominee’s election, the board of directors may decrease the number of directors, fill any vacancy or take other appropriate action.

Removal of Directors

The NCBCA provides that, unless the articles of incorporation provide that directors may be removed only for cause, the shareholders may remove one or more directors with or without cause and that, unless the articles of incorporation or a bylaw adopted by shareholders provide otherwise, the entire board of directors may be removed, with or without cause, by the affirmative vote of the holders of a majority of the votes entitled to be cast at any election of directors.

Martin Marietta’s Charter provides that any of the directors or the entire board, as the case may be, may be removed at any time, but only for cause, by a vote of the shareholders if the number of votes cast to remove such director(s) or the entire board of directors, as the case may be, exceeds the number of votes cast not to remove such director(s) or the entire board of directors, as the case may be. If a director is elected by a voting group of shareholders, only the shareholders of that voting group may participate in the vote to remove such director. A director may not be removed by the shareholders at a meeting unless the notice of the meeting states that the purpose, or one of the purposes, of the meeting is removal of the director.

The DGCL provides that any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, except in certain circumstances. Whenever the holders of any class or series are entitled to elect one or more directors, the DCGL provides that the preceding sentence shall apply in respect to the removal without cause of a director or directors to the vote of the holders of the outstanding shares of that class or series and not the vote of the outstanding shares as a whole.

TXI’s Charter and TXI’s Bylaws do not modify these provisions of the DGCL.

Vacancies on the Board of Directors

The NCBCA provides that unless the articles of incorporation provide otherwise, if a vacancy occurs on a board of directors, including, without limitation, a vacancy resulting from an increase in the number of directors or from the failure by the shareholders to elect the full authorized number of directors, the shareholders or the board of directors may fill the vacancy or, if the directors remaining in office constitute fewer than a	The DGCL provides that, unless otherwise provided in the certificate of incorporation or bylaws, vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.

Martin Marietta Materials, Inc.	Texas Industries, Inc.

quorum of the board, they may fill the vacancy by the affirmative vote of a majority of all the directors, or by the sole director, remaining in office.

Martin Marietta’s Charter provides that vacancies in the board of directors shall be filled only by a majority vote of the remaining directors then in office, though less than a quorum, except that vacancies resulting from removal from office by a vote of the shareholders may be filled by the shareholders at the same meeting at which such removal occurs. Any director elected to fill a vacancy shall hold office until the next shareholders’ meeting at which directors are elected.

TXI’s Bylaws provide that, if any vacancies occur in the board of directors caused by death, resignation, retirement, disqualification or removal from office of any director or otherwise, or any new directorship is created by an increase in the authorized number of directors, a majority of the directors then in office, though less than a quorum, may choose a successor or successors, or fill the newly created directorship, and the director so chosen shall hold office only until the expiration of the term of his predecessor or, as to any new directorship, until the end of the term to which he is so chosen and until his successor is duly elected and qualified, unless sooner displaced.

Shareholder Action by Written Consent

Under the NCBCA, for a public corporation, action required or permitted to be taken at a shareholders’ meeting may be taken without a meeting and without prior notice only if the action is taken by all the shareholders entitled to vote on the action.

Under the DGCL, unless otherwise provided in the certificate of incorporation, any action required to be taken at an annual or special meeting of the stockholders of a corporation, or any action which may be taken at an annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the corporation.

TXI’s Charter provides that any action required or permitted to be taken by the stockholders of TXI must be effected at a duly called annual or special meeting and may not be effected by consent in writing by such stockholders.

Quorum

The NCBCA provides that, unless the articles of incorporation, a bylaw adopted by the shareholders or the NCBCA provides otherwise, a majority of the votes entitled to be cast on the matter by a voting group constitutes a quorum of that voting group for action on that matter.

Martin Marietta’s Bylaws provide that a majority of the votes entitled to be cast on the matter by the voting group may take action on a matter at the meeting only if a quorum of those shares exists. Shares entitled to vote as a separate voting group may take action on a matter at

The DGCL provides that a quorum for a stockholder meeting consists of a majority of shares entitled to vote present in person or represented by proxy at such special meeting, unless the certificate of incorporation or bylaws of the corporation provide otherwise.

TXI’s Charter provides that the holders of a majority of the stock of TXI entitled to vote must be present in person or by proxy at each meeting of the stockholders to constitute a quorum. However, less than a quorum has the power to adjourn.

Martin Marietta Materials, Inc.	Texas Industries, Inc.
the meeting only if a quorum of those shares exists. Once a share is represented for any purpose at a meeting, it is deemed present for quorum purposes for the remainder of the meeting and for any adjournment of that meeting unless a new record date is or must be set for that adjourned meeting. In the absence of a quorum at the opening of any meeting of shareholders, such meeting may be adjourned from time to time by the vote of a majority of the votes cast on the motion to adjourn and, subject to the notice requirement in Martin Marietta’s Bylaws, at any subsequent session of a meeting that has been adjourned any business may be transacted that might have been transacted at the original meeting if a quorum exists with respect to the matter proposed.

Special Meetings of Shareholders

The NCBCA provides that a corporation will hold a special meeting of shareholders if called for by its board of directors or the person or persons authorized to do so by the articles of incorporation or the bylaws. Only business within the purpose or purposes described in the meeting notice required by the NCBCA may be conducted at the special meeting of shareholders.

Martin Marietta’s Charter provides that special meetings of shareholders may be called by the chairman of its board of directors, its president, or its board of directors or its executive committee by a vote at a meeting or in writing with or without a meeting. Special meetings of the shareholders may not be called by any other person or persons.

The DGCL provides that special meetings of the stockholders may be called by the board of directors or by such persons as may be authorized by the certificate of incorporation or by the bylaws.

TXI’s Bylaws provide that special meetings of stockholders may be called only by the chairman of the board, its president or a majority of the members of the board of directors. Such call shall state the time, place and purposes of the meeting.

Notice of Shareholder Meetings

As permitted under the NCBCA, Martin Marietta’s Bylaws provide that, not less than 10 days, nor more than 60 days, before the date of every shareholders’ meeting, the secretary shall give to each shareholder entitled to vote at such meeting and each other shareholder entitled to notice of the meeting, written or printed notice stating the time and place of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called.	As permitted under the DGCL, TXI’s Bylaws provide that notice of the time and place of every meeting of stockholders and of the business to be acted on at such meeting shall be mailed by the secretary of TXI or the officer performing his duties, at least 10 days before the meeting to each stockholder of record having voting power and entitled to such notice. A notice of special meeting must state the purposes of the meeting. The DGCL provides that written notice of any meeting shall be given not less than 10, nor more than 60, days before the date of a stockholder’s meeting to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting.

Martin Marietta Materials, Inc.	Texas Industries, Inc.

Advance Notice Requirements for Shareholder Nominations and Other Provisions

Martin Marietta’s Bylaws provide that no business may be transacted at an annual meeting of shareholders, except such business that is (a) specified in the notice of meeting given by the Secretary, (b) otherwise brought before the meeting by or at the direction of the board of directors or (c) otherwise brought before the meeting by a shareholder of record entitled to vote at the meeting who complies with the notice procedures (timing and informational) set forth in Martin Marietta’s Bylaws.

To be timely, a shareholder’s notice must be delivered to and received at the principal executive offices of Martin Marietta not less than 60 days, nor more than 90 days, prior to the first anniversary of the mailing of the preceding year’s proxy statement in connection with the annual meeting of shareholders; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, the notice must be so delivered not earlier than the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made.

Notice of actions to be brought before the annual meeting shall set forth as to each matter the shareholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for bringing such business, (ii) the name and address, as they appear on Martin Marietta’s books, of each shareholder proposing such business, (iii) the classes and number of shares of Martin Marietta that are owned of record and beneficially by such shareholder and (iv) any material interest of such shareholder in such business other than his interest as a shareholder of Martin Marietta.

For shareholders to nominate persons for election to the Martin Marietta board, written notice of the nomination must be delivered to Martin Marietta’s secretary within the time period specified above that sets forth: (a) the name and address of the shareholder who intends to make the nomination, the beneficial owner, if any, on whose behalf the nomination is made and the person or persons to be nominated, (b) the class and number of shares of stock of Martin Marietta which are owned beneficially and of record by such shareholder and such

TXI’s Bylaws provide that, at any meeting of its stockholders, only such business shall be conducted as shall have been properly brought before such meeting. Nominations of persons for election to the TXI board and the proposal of business to be considered by TXI stockholders may be made at an annual meeting of stockholders only (i) pursuant to TXI’s notice of meeting, (ii) by or at the direction of the board of directors or (iii) by any stockholder of TXI who (a) was a stockholder of record of TXI at the time he delivers notice to TXI with respect to the proposal in accordance with TXI’s Bylaws, (b) will be entitled to vote at such meeting and (c) complies with the notice provisions (timing and informational) set forth in TXI’s Bylaws. Nominations of persons for election to the TXI board may be made at a special meeting at which directors are to be elected (i) by or at the direction of the board of directors or (ii) provided that the board of directors has determined that the directors shall be elected at such meeting, by any stockholder of record who is entitled to vote at the meeting and who complies with the notice procedures (timing and informational) set forth below.

To be timely with respect to business to be conducted at an annual meeting, a stockholder’s notice must be delivered to the secretary of TXI not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by TXI. To be timely with respect to a nomination at a special meeting, a stockholder’s notice must be delivered to the secretary of TXI not earlier than the close of business on the 120th day prior to such special meeting and not later than the close of business on the later of the 90th day prior to such special meeting or the 10th day following the day on which public announcement is

Martin Marietta Materials, Inc.	Texas Industries, Inc.
beneficial owner, and a representation that the shareholder intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, (c) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder, (d) all other information regarding each nominee proposed as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC if the nominee had been nominated by the board of directors and (e) the written consent of each nominee to serve as a director of Martin Marietta if so elected.

first made of the date of the special meeting and of the nominees proposed by the board of directors to be elected.

To be in proper form, a stockholder’s notice to the secretary of TXI must be in writing and must set forth: (a) as to each person whom the stockholder proposes to nominate for election as director, (i) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to and in accordance with Section 14 of the Exchange Act, (ii) such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected, (iii) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such stockholder and any beneficial owner on whose behalf the nomination is made and their respective affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee and his or her respective affiliates and associates, or others acting in concern therewith, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Rule 404 under Regulation S-K if the stockholder making the nomination and any beneficial owner on whose behalf the nomination is made or any affiliate or associate thereof or person acting in concert therewith, were the “registrant” for such purposes of such rule and the nominee were a director or executive officer of such registrant and (iv) a completed and signed questionnaire, representation and agreement by such person as required by TXI’s Bylaws; (b) if the notice relates to business (other than the nomination of persons for election as directors) that the stockholder proposes to bring before the meeting, (i) a brief description of the business desired to be brought before the annual meeting, (ii) the reasons for conducting such business at the annual meeting, (iii) the text of the proposal or business (including the text of any resolutions proposed and the language of any proposed bylaw amendment), (iv) any material interest in such business of such stockholder and any beneficial owner on whose behalf the proposal is made and (v) a description of all agreements, arrangements and understandings between such stockholder or such

Martin Marietta Materials, Inc.	Texas Industries, Inc.
beneficial owner and any other person or persons (including their names) in connection with the proposal of such business by such stockholder; and (c) as to the stockholder giving the notice and any beneficial owner on whose behalf the nomination or proposal is made, certain information about such stockholder or beneficial owner, if any, including, among other things, (i) name and address, (ii) share ownership, (iii) ownership of certain other securities, derivatives and short interests, (iv) any proxies or arrangements pursuant to which such stockholder or beneficial owner has the right to vote or direct the vote of TXI shares, (v) information relating to such stockholder and beneficial owner that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitation of proxies for election of directors in a contested election pursuant to Section 14 of the Exchange Act and (vi) representations regarding the stockholder’s intention to deliver a proxy, entitlement to vote and intention to be present at the stockholder meeting.

Charter Amendments

Under the NCBCA, charter amendments must be adopted by Martin Marietta’s board of directors and submitted to the shareholders for approval. The board of directors must also transmit to the shareholders a recommendation that the shareholders approve the amendment, unless the corporation had previously agreed to submit a matter to a shareholder vote even if it no longer recommends the matter or the board of directors determines that because of conflict of interest or other special circumstances it should not make such a recommendation, in which event the board of directors must communicate the basis for its lack of a recommendation to the shareholders with the amendment. Unless the amendment is of a type that, under the NCBCA, specifically requires, or the articles of incorporation or the bylaws require, a greater vote, or the board of directors conditions submission of the amendment to the shareholders on a greater vote, the shareholders must approve the amendment by (a) a majority of votes entitled to be cast on the amendment by any voting group with respect to which the amendment would create rights of appraisal under the NCBCA and (b) a vote of each other voting group in which more votes are cast in favor of approval of the amendment than are cast against approval of the amendment.

The DGCL provides that an amendment to a corporation’s certificate of incorporation requires that (i) the board of directors adopt a resolution setting forth the proposed amendment and either call a special meeting of the stockholders entitled to vote in respect thereof for consideration of such amendment or direct that the amendment be considered at the next annual meeting of the stockholders and (ii) the stockholders approve the amendment by a majority of outstanding shares entitled to vote (and a majority of the outstanding shares of each class entitled to vote, if any).

TXI reserves in TXI’s Charter the right to amend, alter, change or repeal any provision in TXI’s Charter in the manner now or hereafter prescribed by law. Notwithstanding the foregoing, under TXI’s Charter, in addition to any requirement of law, (i) amendments that are inconsistent with Article 10, Section 3 (bylaw amendments) or Article 12 (prohibition on action by written consent) of TXI’s Charter require the affirmative vote of the holders of 75% or more of the combined voting power of the then outstanding shares of stock of all classes and series of TXI entitled to vote generally in the election of directors, voting together as a single class and (ii)

Martin Marietta Materials, Inc.	Texas Industries, Inc.
Under Martin Marietta’s Charter, an amendment of Article 8 (transactions with interested shareholders) of Martin Marietta’s Charter, described below under “Restrictions on Business Combinations”, requires the affirmative vote of not less than (i) 66-2/3% of the voting power of the voting stock not beneficially owned by any interested shareholder (as defined in Martin Marietta’s Charter), voting together as a single class, and (ii) 80% of the voting power of all voting stock, voting together as a single class.	amendments of Article 15 (transactions with interested shareholders) requires the affirmative vote of the holders of 80% of the outstanding stock of TXI entitled to vote.

Amendment of Bylaws

Under the NCBCA, Martin Marietta’s board of directors may amend or repeal Martin Marietta’s Bylaws, except to the extent otherwise provided in Martin Marietta’s Charter or a bylaw adopted by the shareholders, and except that a bylaw adopted, amended or repealed by the shareholders may not be readopted, amended or repealed by the board of directors if neither the Martin Marietta’s Charter nor a bylaw adopted by the shareholders authorizes the board of directors to adopt, amend or repeal that particular bylaw or Martin Marietta’s Bylaws generally. Martin Marietta shareholders may amend or repeal Martin Marietta’s Bylaws even though Martin Marietta’s Bylaws may also be amended or repealed by its board of directors.

Martin Marietta’s Bylaws include a bylaw adopted by the shareholders that provides that Martin Marietta’s Bylaws, including any bylaw adopted by the shareholders, may be amended or repealed and new bylaws may be adopted by the board of directors.

Under the DGCL, the power to adopt, amend or repeal bylaws shall be in the stockholders entitled to vote. Notwithstanding the foregoing, a corporation may, in its certificate of incorporation, confer the power to adopt, amend or repeal bylaws upon the directors. The fact that such power has been so conferred upon the directors, will not divest the stockholders or members of the power, nor limit their power, to adopt, amend or repeal bylaws.

TXI’s Charter provides that the board of directors is expressly authorized by resolutions adopted by the majority of the entire board of directors to make, amend, alter, change, add to or repeal bylaws for the corporation without any action on the part of the stockholders and further provides that the stockholders of the corporation shall not make, amend, alter, change, add to or repeal bylaws, either directly or by way of amending TXI’s Charter, except by the affirmative vote of the holders of 75% or more of the combined voting power of the then outstanding shares of stock of all classes and series entitled to vote generally in the election of directors, voting together as a single class, at a duly called meeting of the stockholders.

Limitation on Director Liability

The NCBCA provides that a director of a corporation shall not be liable for any action taken as a director, or any failure to take any action, if he or she performed the duties of his or her office in good faith, with the care an ordinarily prudent person in a like position would exercise under similar circumstances and in a manner the director reasonably believes to be in the best interests of the corporation. The NCBCA also provides that a corporation may include in its articles of incorporation a provision that limits or eliminates the	The DGCL provides that a corporation may include in its certificate of incorporation a provision eliminating the liability of a director to the corporation or its stockholders for monetary damages for a breach of the director’s fiduciary duties, except liability for any breach of the director’s duty of loyalty to the corporation’s stockholders, for acts or omissions not in good faith or that involve intentional misconduct or knowing violation of law, under Section 174 of the DGCL (which deals generally

Martin Marietta Materials, Inc.	Texas Industries, Inc.

personal liability of a director arising out of an action, whether by or in the right of the corporation, for monetary damages for breach of duty as a director, except with respect to acts or omissions that the director at the time of such breach knew or believed were clearly in conflict with the best interests of the corporation, any liability for unlawful distributions, any transaction from which the director derived an improper personal benefit, or acts or omissions occurring prior to the date such provisions of the NCBCA became effective.

Martin Marietta’s Charter provides that, to the fullest extent permitted by the NCBCA, no director shall be personally liable to Martin Marietta or any of its shareholders for monetary damages for breach of duty as a director.

with unlawful payments of dividends, stock repurchases and redemptions) and for any transaction from which the director derived an improper personal benefit.

TXI’s Charter provides that, to the fullest extent permitted by the DGCL, directors and former directors of TXI shall not be liable to TXI or its stockholders for monetary damages for breach of fiduciary duty as a director.

Indemnification

Under the NCBCA, unless limited by its articles of incorporation, a corporation must indemnify its directors and officers who were wholly successful, on the merits or otherwise, in the defense of any proceeding to which he or she was a party because he or she is or was a director or officer of the corporation against any reasonable expenses incurred by him or her in connection with such proceeding.

The NCBCA includes two separate provisions allowing for permissive indemnification of directors, officers, employees and agents. First, the NCBCA provides that a corporation may indemnify its directors, officers, employees and agents against liabilities and expenses incurred in a proceeding if the person conducted himself or herself in good faith and in a manner he or she reasonably believed to be, with respect to conduct in his or her official capacity with the corporation, in the best interests of the corporation, with respect to all other conduct, was at least not opposed to the best interests of the corporation and with respect to any criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. The NCBCA further provides that no indemnification under this provision is available in respect of a claim in connection with a proceeding by or in the right of the corporation in which the person has been adjudged to be liable to the corporation or in connection with any other proceeding charging impersonal benefit to him or her, whether or not involving action in his or her official capacity, in which he or she was adjudged liable on the basis that personal benefit was improperly received by him or her.

Under the DGCL, a Delaware corporation must indemnify its present or former directors and officers against expenses (including attorneys’ fees) actually and reasonably incurred to the extent that the officer or director has been successful on the merits or otherwise in defense of any action, suit or proceeding brought against him or by reason of the fact that he or she is or was a director or officer of the corporation.

The DGCL further provides that a corporation may indemnify its officers, directors, employees and agents against liabilities and expenses incurred in proceedings if the person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interest of the corporation and, with respect to any criminal action, had no reasonable cause to believe that the person’s conduct was unlawful. However, under the DGCL, no indemnification is available in respect of a claim as to which the person has been adjudged to be liable to the corporation, unless and only to the extent that a court determines that in view of all the circumstances, such person is fairly and reasonably entitled to indemnity for such expenses that the court deems proper.

TXI’s Charter provides that directors and officers and former directors and officers of TXI shall be fully protected and indemnified against any personal liability to others that may arise by reason of any of their actions taken in good faith on behalf of or for the benefit of the corporation to the full extent permitted by the laws of the State of Delaware.

Martin Marietta Materials, Inc.	Texas Industries, Inc.

Separate and apart from the permissive indemnification provision described above, the NCBCA also provides that a corporation may in its articles of incorporation or bylaws or by contract or resolution indemnify or agree to indemnify any one or more of its directors, officers, employees and agents against liabilities and expenses incurred in a proceeding (including a proceeding brought by or on behalf of the corporation) arising out of a person’s status as such or their activities in such capacity, except that a corporation may not indemnify a person against liabilities or expenses he or she may incur on account of his or her activities which were, at the time taken, known or believed by the person to be clearly in conflict with the best interests of the corporation. Under this provision of the NCBCA, a corporation may likewise and to the same extent indemnify or agree to indemnify any person who, at the request of the corporation, is or was serving as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise or as a trustee or administrator under an employee benefit plan.

Martin Marietta’s Bylaws provide that Martin Marietta will indemnify any person (i) who at any time serves or has served as an officer, employee or a director of Martin Marietta, or (ii) who, while serving as an officer, employee or a director of Martin Marietta, serves or has served at the request of Martin Marietta as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or as a trustee, other fiduciary or administrator under an employee benefit plan, against any and all liability and litigation expense, including reasonable attorneys’ fees, to the fullest extent permitted by North Carolina law, provided that any employee shall have a right to indemnification when acting in his or her capacity as an employee only upon satisfaction of the standards of conduct of officers and directors set forth in the NCBCA.

Preemptive rights

Martin Marietta’s shareholders do not have preemptive rights. Thus, if additional shares of Martin Marietta common stock are issued, the current holders of Martin Marietta common stock will own a proportionately smaller interest in a larger number of outstanding shares of common stock to the extent that they do not participate in the additional issuance.	TXI’s stockholders do not have preemptive rights. Thus, if additional shares of TXI common stock are issued, the current holders of TXI common stock will own a proportionately smaller interest in a larger number of outstanding shares of common stock to the extent that they do not participate in the additional issuance.

Martin Marietta Materials, Inc.	Texas Industries, Inc.

Dividends and Share Repurchases

The NCBCA provides that, subject to any restrictions in a corporation’s articles of incorporation, a corporation’s board of directors may authorize, and the corporation may make, distributions to its shareholders provided that (i) the corporation is able to pay its debts as they become due in the usual course of business and (ii) the corporation’s total assets are greater than the sum of its liabilities plus (unless the articles of incorporation permit otherwise) the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.

On January 28, 2014, Martin Marietta’s board of directors approved a quarterly cash dividend of $0.40. In 2013, Martin Marietta’s board of directors approved total cash dividends on its common stock of $1.60 per share.

On May 6, 1994, Martin Marietta announced an initial stock repurchase program, which authorized the repurchase of $2.5 million shares of common stock, which program has no expiration date. On February 22, 2006, Martin Marietta’s board of directors announced that it had authorized the repurchase of an additional 5 million shares of common stock. On August 15, 2007, Martin Marietta’s board of directors announced that it had again authorized the repurchase of an additional 5 million shares of common stock.

The DGCL provides that, subject to any restrictions in a corporation’s certificate of incorporation, dividends may be declared from the corporation’s surplus, or if there is no surplus, from its net profits for the fiscal year in which the dividend is declared and for the preceding fiscal year. Dividends may not be declared out of net profits, however, if the corporation’s capital has been diminished to an amount less than the aggregate amount of all capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets until the deficiency in the amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets is repaired. Furthermore, the DGCL generally provides that a corporation may redeem or repurchase its shares only if the redemption or repurchase would not impair the capital of the corporation.

TXI’s Charter provides that if any preferred stock is outstanding, unless dividends on all outstanding shares of the preferred stock shall have been paid, or declared and set aside for payment, no dividends (other than dividends payable in common stock) shall be paid upon, nor shall any distribution be made on common stock, and no common stock shall be purchased or otherwise acquired for value by TXI. TXI’s Charter further provides that, subject to the rights of the preferred stock, dividends may be paid upon common stock as and when declared by the TXI board out of any funds legally available therefor.

TXI’s board of directors has not approved a dividend on TXI’s capital stock in calendar year 2014 and TXI did not pay dividends on its capital stock in calendar year 2013. TXI does not currently have any share repurchase programs in place.

Shareholder Rights Plan

Under the NCBCA, a corporation may issue rights for the purchase of shares of the corporation and the board of directors shall determine the terms upon which the rights are issued, their form and content, and the consideration for which the shares are to be issued. For a public corporation, the terms and conditions of such rights, options or warrants may include, without limitation, restrictions or conditions that (i) preclude or	TXI does not currently have a shareholders’ rights plan in effect.

Martin Marietta Materials, Inc.	Texas Industries, Inc.

limit the exercise, transfer or receipt of such rights, options or warrants by the holder or holders or beneficial owner or owners of a specified number or percentage of the outstanding voting shares of such public corporation or by any transferee of any such holder or owner or (ii) invalidate or void such rights, options or warrants held by any such holder or owner or by such transferee.

As permitted, Martin Marietta has adopted a shareholder rights agreement, which remains in effect. For a description of the rights agreement, please see the discussion under the heading “Description of Martin Marietta Capital Stock—Rights Plan”.

Business Combination or Antitakeover Statutes

The North Carolina Shareholder Protection Act and the North Carolina Control Share Acquisition Act restrict business combinations with, and the accumulation of shares of voting stock of, certain North Carolina corporations.

As permitted, Martin Marietta has elected not to be covered by the restrictions imposed by these statutes and included a provision in its initial articles of incorporation reflecting that election. As a result, these statutes do not apply to Martin Marietta.

Section 203 of the DGCL generally prohibits “business combinations”, including mergers, sales and leases of assets, issuances of securities and similar transactions by a corporation or a subsidiary with an interested stockholder who beneficially owns 15% or more of a corporation’s voting stock, within three years after the person or entity becomes an interested stockholder, unless: (i) the board of directors of the target corporation has approved, before the acquisition time, either the business combination or the transaction that resulted in the person becoming an interested stockholder, (ii) upon consummation of the transaction that resulted in the person becoming an interested stockholder, the person owns at least 85% of the corporation’s voting stock (excluding shares owned by directors who are officers and shares owned by employee stock plans in which participants do not have the right to determine confidentially whether shares will be tendered in a tender or exchange offer) or (iii) after the person or entity becomes an interested stockholder, the business combination is approved by the board of directors and authorized at a meeting of stockholders by the affirmative vote of at least 66-2/3% of the outstanding voting stock not owned by the interested stockholder.

TXI has not opted out of the protections of Section 203 of the DGCL. As a result, the statute applies to TXI.

Martin Marietta Materials, Inc.	Texas Industries, Inc.

Other Restrictions on Interested Shareholder Transactions

Martin Marietta’s Charter requires that certain mergers, sales, leases, exchanges, mortgages, pledges, transfers, issuances or reclassifications of securities, plans of dissolution or liquidation and other transactions with an interested shareholder (as defined in Martin Marietta’s Charter) shall require the affirmative vote of the holders of not less than (i) 66-2/3% of the voting power of the voting stock (as defined in Martin Marietta’s Charter) not beneficially owned by any interested shareholder, voting together as a single class, and (ii) 80% of the voting power of all voting stock, voting together as a single class; provided, however, that no such vote shall be required for any transaction approved by a majority of the disinterested directors (as defined in Martin Marietta’s Charter) or, subject to another provision of Martin Marietta’s Charter discussed below, the purchase by Martin Marietta of shares of voting stock from an interested shareholder.

Martin Marietta’s Charter also requires that any purchase by Martin Marietta of shares of its voting stock from an interested shareholder who has beneficially owned such securities for less than two years prior to the date of such purchase or any agreement to purchase, other than pursuant to an offer to all shareholders of the same class of shares, at a per share price in excess of the market price, be approved by the affirmative vote of the holders of a majority of Martin Marietta’s voting stock not beneficially owned by the interested shareholder, voting together as a single class.

For a description of these provisions of Martin Marietta’s Charter, please see the discussion under the heading “Description of Martin Marietta Capital Stock—Restated Articles of Incorporation and Bylaw Provisions—Approval of Certain Mergers, Consolidations, Sales and Leases” beginning on page 124.

TXI’s Charter requires that certain mergers, sales, dispositions, purchases, acquisitions, and other transactions with interested persons (as defined in TXI’s Charter) shall require the affirmative vote of the holders of 80% of the outstanding stock of TXI entitled to vote; provided, however, that (i) no such vote shall be required for any transaction approved by a vote of 80% of the board of directors if, at the time of the board of directors’ approval of the transaction, the board of directors included no director whose election had been effected by the vote of an interested person in opposition to the recommendation of management and (ii) the transaction provides that the stockholders receive for their shares cash or other consideration equal to, or greater than, the highest price paid by an interested person for any shares of TXI (including brokerage commissions and/or soliciting dealers’ fees).

Appraisal Rights

Under the NCBCA, a shareholder of a North Carolina corporation is entitled to appraisal rights and to obtain payment of the fair value of that shareholder’s shares in the event of (i) consummation of a merger to which the corporation is a party if either (a) shareholder approval is required by statute for the merger and the shareholder is entitled to vote on the merger, except that appraisal rights will not be available to any shareholder of the	Under the DGCL, a stockholder may dissent from, and receive payments in cash for, the fair value of his or her shares as appraised by the Delaware Chancery Court in the event of certain mergers and consolidations. However, stockholders do not have appraisal rights if the shares of stock they hold, at the record date for determination of stockholders entitled to vote at the meeting of stockholders to act upon the

Martin Marietta Materials, Inc.	Texas Industries, Inc.

corporation with respect to shares of any class or series that remain outstanding after consummation of the merger or (b) the corporation is a ninety percent (90%) owned subsidiary and the merger is effected without shareholder approval as permitted under the short-form merger statute, (ii) consummation of a share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the share exchange, except that appraisal rights will not be available to any shareholder of the corporation with respect to shares of any class or series that will not be exchanged, (iii) consummation of a disposition of assets of all or substantially all of the corporation’s assets if the shareholder is entitled to vote on the disposition, (iv) an amendment of the articles of incorporation (a) with respect to a class or series of shares that reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the corporation has an obligation or right to repurchase the fractional share so created or (b) that changes the corporation into a nonprofit corporation or cooperative organization, (v) any other amendment to the articles of incorporation, merger, share exchange, or disposition of assets to the extent provided by the articles of incorporation, bylaws, or a resolution of the board of directors, (vi) consummation of a conversion to a foreign corporation, if the shareholder does not receive shares in the foreign corporation resulting from the conversion that (a) have terms as favorable to the shareholder in all material respects and (b) represent at least the same percentage interest of the total voting rights of the outstanding shares of the corporation as the shares held by the shareholder before the conversion, (vii) consummation of a conversion of the corporation to nonprofit status or (viii) consummation of a conversion of the corporation to an unincorporated entity.

However, appraisal rights shall not be available for the holders of shares of any class or series of shares that are any of the following: (i) a covered security under Section 18(b)(1)(A) or (B) of the Securities Act, (ii) traded in an organized market and have at least 2,000 shareholders and a market value of at least twenty million dollars ($20,000,000) (exclusive of the value of shares held by the corporation’s subsidiaries, senior executives, directors, and beneficial shareholders owning more than ten percent (10%) of such shares), or (iii) issued by an open-end management investment company registered with the SEC under the Investment Company Act of 1940, as amended, and may be redeemed at the option of the holder at net asset value;

merger or consolidation, or on the record date with respect to action by written consent, are either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders. Further, no appraisal rights are available to stockholders of the surviving corporation if the merger did not require the vote of the stockholders of the surviving corporation. Notwithstanding the foregoing, appraisal rights are available if stockholders are required by the terms of the merger agreement to accept for their shares anything other than (a) shares of stock of the surviving corporation, (b) shares of stock of another corporation that will either be listed on a national securities exchange or held of record by more than 2,000 holders, (c) cash instead of fractional shares or (d) any combination of clauses (a)-(c). Appraisal rights are also available under the DGCL in certain other circumstances, including in certain parent-subsidiary corporation mergers and in certain circumstances where the certificate of incorporation so provides.

TXI’s Charter does not provide for appraisal rights in any additional circumstance.

Martin Marietta Materials, Inc.	Texas Industries, Inc.

provided that, in each case, appraisal rights will be available where (a) the corporate transaction that would otherwise give rise to appraisal rights, other than a short-form merger, is a transaction with an “interested person” (as defined in the NCBCA) or (b) the holders of shares with respect to which appraisal rights may otherwise be asserted are required to accept anything other than cash or shares of any class or series of any corporation, or any proprietary interest in any other entity, that satisfies the standards described in clause (i), (ii) or (iii) above.

Notwithstanding any of the above, the articles of incorporation as originally filed or any amendment to the articles of incorporation may limit or eliminate appraisal rights for any class or series of preferred shares.

Martin Marietta’s Charter does not limit the appraisal rights of an objecting shareholder. Martin Marietta common stock is currently a covered security under Section 18(b)(1)(A) of the Securities Act.

NO APPRAISAL RIGHTS

Appraisal rights are statutory rights that, if applicable under law, enable stockholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to stockholders in connection with the extraordinary transaction.

Appraisal rights are not available in all circumstances, and exceptions to these rights are provided under the DGCL. Section 262 of the DGCL provides that stockholders have the right, in some circumstances, to dissent from certain corporate actions and to instead demand payment of the fair value of their shares. Stockholders do not have appraisal rights with respect to shares of any class or series of stock if such shares of stock, or depositary receipts in respect thereof, are either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders, unless the stockholders receive in exchange for their shares anything other than shares of stock of the surviving or resulting corporation (or depositary receipts in respect thereof), or of any other corporation that is publicly listed or held by more than 2,000 holders of record, cash in lieu of fractional shares or fractional depositary receipts described above or any combination of the foregoing. Therefore, because TXI’s common stock is listed on the NYSE, and will receive in the merger only shares of Martin Marietta common stock, which will be publicly listed on the NYSE, and cash in lieu of fractional shares, holders of TXI common stock will not be entitled to appraisal rights in the merger with respect to their shares of TXI common stock.

Under the NCBCA, the holders of Martin Marietta common stock are not entitled to appraisal rights in connection with the share issuance proposal. See the section entitled “Comparison of Rights of Martin Marietta Shareholders and TXI Stockholders—Appraisal Rights” beginning on page 140 for additional information.

LEGAL MATTERS

The validity of the shares of Martin Marietta common stock to be issued in the merger will be passed upon by Robinson, Bradshaw & Hinson, P.A. Richard A. Vinroot, Esq., a shareholder of Robinson, Bradshaw & Hinson, P.A., is a director of Martin Marietta. Certain members of Robinson, Bradshaw & Hinson, P.A. beneficially owned less than 1% of the outstanding shares of common stock of Martin Marietta as of the date of this joint proxy statement/prospectus. Robinson, Bradshaw & Hinson, P.A. has provided certain legal services to Martin Marietta during 2012, 2013 and 2014. The amount of fees paid to Robinson, Bradshaw & Hinson, P.A. for such services in 2012 was approximately $51,000 and in 2013 was approximately $87,000, representing less than 0.2% of the firm’s gross revenues for each of 2012 and 2013. Mr. Vinroot did not work on any of the legal matters for Martin Marietta. Certain U.S. federal income tax consequences relating to the merger will also be passed upon for Martin Marietta by Cravath, Swaine & Moore LLP and for TXI by Wachtell, Lipton, Rosen & Katz.

EXPERTS

Martin Marietta

The consolidated financial statements of Martin Marietta incorporated by reference in Martin Marietta’s Annual Report on Form 10-K for the year ended December 31, 2013 (including the schedule appearing therein), and the effectiveness of Martin Marietta’s internal control over financial reporting as of December 31, 2013 have been audited by Ernst & Young, independent registered public accounting firm, as set forth in their reports thereon, incorporated by reference and included therein, and incorporated herein by reference. Such consolidated financial statements and Martin Marietta management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2013 are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

TXI

The consolidated financial statements of TXI appearing in TXI’s Annual Report on Form 10-K for the year ended May 31, 2013, and the effectiveness of TXI’s internal control over financial reporting as of May 31, 2013, have been audited by Ernst & Young, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and TXI management’s assessment of the effectiveness of internal control over financial reporting as of May 31, 2013 are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

With respect to the unaudited condensed consolidated interim financial information of TXI for the three-month period ended August 31, 2013 and 2012, the three-month and six-month periods ended November 30, 2013 and 2012 and the three-month and nine-month periods ended February 28, 2014, incorporated by reference into this joint proxy statement/prospectus, Ernst & Young reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports dated October 4, 2013, January 9, 2014, and April 4, 2014, included in TXI’s Quarterly Reports on Form 10-Q for the quarters ended August 31, 2013, November 30, 2013 and February 28, 2014, and incorporated by reference herein, state that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Ernst & Young is not subject to the liability provisions of Section 11 of the Securities Act for their reports on the unaudited interim financial information because those reports are not a “report” or a “part” of the registration statement of which this joint proxy statement/prospectus forms a part prepared or certified by Ernst & Young within the meaning of Sections 7 and 11 of the Securities Act.

SHAREHOLDER PROPOSALS

Martin Marietta

Martin Marietta will hold an annual meeting in 2014 regardless of whether the merger has been completed. Martin Marietta’s Bylaws require shareholders to furnish timely written notice of their intent to nominate a director or bring any other matter before a shareholder meeting, whether or not they wish to include their proposal in Martin Marietta’s proxy materials. In general, notice must be received by Martin Marietta’s Corporate Secretary no earlier than January 16, 2014 and no later than February 15, 2014 and must contain specified information concerning, among other things, the matters to be brought before such meeting and concerning the shareholder proposing such matters. If the date of the 2014 annual meeting is advanced by more than 30 days or delayed by more than 60 days from April 16, 2014, notice must be received by Martin Marietta’s Corporate Secretary not earlier than the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by Martin Marietta.

Martin Marietta shareholders are no longer eligible to submit proposals for inclusion in Martin Marietta’s proxy statement and accompanying proxy at the 2014 annual meeting of shareholders. In order for a shareholder proposal to have been eligible under the federal proxy rules for consideration for such inclusion, the proposal must have been received by Martin Marietta’s corporate secretary on or before December 17, 2013.

Additional information regarding Martin Marietta’s procedures is located in Martin Marietta’s Proxy Statement on Schedule 14A filed April 17, 2014, which is incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 146.

TXI

TXI will hold an annual meeting in 2014 only if the merger has not already been completed. If an annual meeting is held, notice of a stockholder nomination or proposal (other than a proposal submitted for inclusion in TXI’s proxy statement pursuant to the federal proxy rules) intended to be presented at the TXI 2014 annual meeting of stockholders must be received at the principal executive offices of TXI no earlier than June 18, 2014 and no later than the close of business on July 18, 2014. In accordance with TXI’s Bylaws, if the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from August 23, 2014, notice by a stockholder must be delivered to the TXI’s principal executive offices not earlier than the close of business on the 120th day prior to such meeting and not later than the close of business on the later of the 90th day prior to such meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by TXI. Proposals for inclusion in TXI’s proxy statement pursuant to the federal proxy rules must be received at the principal executive offices of TXI by the close of business on April  25, 2014.

OTHER MATTERS

As of the date of this joint proxy statement/prospectus, neither the Martin Marietta board nor the TXI board knows of any matters that will be presented for consideration at either the Martin Marietta special meeting or the TXI special meeting other than as described in this joint proxy statement/prospectus. If any other matters come before either of the meetings or any adjournments or postponements of the meetings and are voted upon, the enclosed proxies will confer discretionary authority on the individuals named as proxies to vote the shares represented by the proxies as to any other matters. The individuals named as proxies intend to vote in accordance with their best judgment as to any other matters.

HOUSEHOLDING

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement or annual report, as applicable, addressed to those stockholders. This process, which is commonly referred to as “householding”, potentially provides extra convenience for stockholders and cost savings for companies.

TXI has elected to implement the SEC’s householding rules. Accordingly, only one copy of this joint proxy statement/prospectus is being delivered to TXI stockholders residing at the same address, unless such stockholders have notified TXI of their desire to receive multiple copies of the joint proxy statement/prospectus. If you are a TXI stockholder and, at any time, you no longer wish to participate in householding and would prefer to receive a separate joint proxy statement/prospectus, or if you are receiving multiple copies of this joint proxy statement/prospectus and wish to receive only one, please call Computershare Investor Services at (866) 641-4276 or write to Texas Industries, Inc., c/o Computershare Investor Services, P.O. Box 43006, Providence, RI 02940-3006. If you are a TXI stockholder and hold shares in street name, you may request a separate copy by calling Investor Communication Services at (800) 542-1061, or by writing to Investor Communication Services, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. For future annual or special meetings, TXI stockholders may request separate voting materials, or request that TXI send only one set of proxy materials by contacting Investor Communication Services at the above phone number or address.

Martin Marietta has not instituted householding for shareholders of record. However, certain brokerage firms may have instituted householding for beneficial owners of shares of Martin Marietta common stock held through brokerage firms. If your household has multiple accounts holding shares of Martin Marietta common stock, you may have already received householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of this proxy statement. The broker will arrange for delivery of a separate copy of this proxy statement promptly upon your request. Martin Marietta shareholders may decide at any time to revoke a decision to household, and thereby receive multiple copies.

WHERE YOU CAN FIND MORE INFORMATION

Martin Marietta and TXI file annual, quarterly and special reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any of this information at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC also maintains an Internet website that contains reports, proxy and information statements, and other information regarding issuers, including Martin Marietta and TXI, who file electronically with the SEC. The address of that site is www.sec.gov.

Investors may also consult Martin Marietta’s or TXI’s website for more information concerning the merger described in this joint proxy statement/prospectus. Martin Marietta’s website is www.martinmarietta.com. TXI’s website is www.TXI.com. Information included on either website is not incorporated by reference into this joint proxy statement/prospectus. The information contained on the websites of Martin Marietta, TXI and the SEC (except for the filings described below) is expressly not incorporated by reference into this joint proxy statement/prospectus.

Martin Marietta has filed with the SEC a registration statement of which this joint proxy statement/prospectus forms a part. The registration statement registers the shares of Martin Marietta common stock to be issued to TXI stockholders in connection with the merger. The registration statement, including the attached exhibits and schedules, contains additional relevant information about Martin Marietta common stock. The rules and regulations of the SEC allow Martin Marietta and TXI to omit certain information included in the registration statement from this joint proxy statement/prospectus.

In addition, the SEC allows Martin Marietta and TXI to disclose important information to you by referring you to other documents filed separately with the SEC. This information is considered to be a part of this joint proxy statement/prospectus, except for any information that is superseded by information included directly in this joint proxy statement/prospectus.

This joint proxy statement/prospectus incorporates by reference the documents listed below that Martin Marietta has previously filed or will file with the SEC (other than information furnished pursuant to Item 2.02 or Item 7.01 of a Current Report on Form 8-K). They contain important information about Martin Marietta, its financial condition and other matters.

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

•	Proxy Statement on Schedule 14A filed April 17, 2014.

•	Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2014.

•	Current Reports on Form 8-K, dated March 21, 2014, April 16, 2014, April 23, 2014, April 24, 2014, April 25, 2014 and April 29, 2014 (other than the portions of those documents not deemed to be filed).

•	The description of Martin Marietta common stock contained in Item 1 of Martin Marietta’s Registrations Statement on Form 8-A filed on January 13, 1994 and October 19, 2006, including all amendments and reports filed for the purpose of updating such description.

•	The description of Martin Marietta’s rights plan as contained in Item 1 of Martin Marietta’s Registration Statement on Form 8-A, filed on October 19, 2006, including all amendments and reports filed for the purpose of updating such description.

In addition, Martin Marietta incorporates by reference any future filings it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than information furnished pursuant to Item 2.02 or Item 7.01 of a Current Report on Form 8-K) after the date of this joint proxy statement/prospectus and prior to the date of the Martin Marietta special meeting. Such documents are considered to be a part of this joint proxy statement/prospectus, effective as of the date such documents are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.

You can obtain any of the documents listed above from the SEC, through the SEC’s website at the address described above or from Martin Marietta by requesting them in writing or by telephone at the following address:

Martin Marietta Materials, Inc.

2710 Wycliff Road

Raleigh, NC 27607

Attention: Corporate Secretary

Telephone: (919) 783-4540

These documents are available from Martin Marietta without charge, excluding any exhibits to them unless the exhibit is specifically listed as an exhibit to the registration statement of which this joint proxy statement/prospectus forms a part.

This joint proxy statement/prospectus also incorporates by reference the documents listed below that TXI has previously filed or will file with the SEC (other than information furnished pursuant to Item 2.02 or Item 7.01 of a Current Report on Form 8-K). They contain important information about TXI, its financial condition and other matters.

•	Annual Report on Form 10-K for the fiscal year ended May 31, 2013.

•	Proxy Statement on Schedule 14A filed August 23, 2013.

•	Quarterly Reports on Form 10-Q for the quarterly periods ended August 31, 2013, November 30, 2013 and February 28, 2014.

•	Current Reports on Form 8-K, dated June 12, 2013, June 19, 2013, October 18, 2013, January 28, 2014, January 30, 2014 and April 3, 2014 (other than the portions of those documents not deemed to be filed).

In addition, TXI incorporates by reference any future filings it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than information furnished pursuant to Item 2.02 or Item 7.01 of a Current Report on Form 8-K) after the date of this joint proxy statement/prospectus and prior to the date of the TXI special meeting. Such documents are considered to be a part of this joint proxy statement/prospectus, effective as of the date such documents are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.

You can obtain any of the documents listed above from the SEC, through the SEC’s website at the address described above or from TXI by requesting them in writing or by telephone at the following address:

Texas Industries, Inc.

1503 LBJ Freeway, Suite 400

Dallas, Texas 75234

Attention: Investor Relations

Telephone: (972) 647-6700

These documents are available from TXI without charge, excluding any exhibits to them unless the exhibit is specifically listed as an exhibit to the registration statement of which this joint proxy statement/prospectus forms a part.

If you are a shareholder of Martin Marietta or a stockholder of TXI and would like to request documents, please do so by June 23, 2014 to receive them before the Martin Marietta special meeting and the TXI special meeting. If you request any documents from Martin Marietta or TXI, Martin Marietta or TXI will mail them to you by first class mail, or another equally prompt means, within one business day after Martin Marietta or TXI receives your request.

This joint proxy statement/prospectus is a prospectus of Martin Marietta and is a joint proxy statement of Martin Marietta and TXI for the Martin Marietta special meeting and the TXI special meeting. You should rely only on the information contained or incorporated by reference in this joint proxy statement/prospectus. Neither Martin Marietta nor TXI has authorized anyone to give any information or make any representation about the merger or Martin Marietta or TXI that is different from, or in addition to, that contained in this joint proxy statement/prospectus or in any of the materials that Martin Marietta or TXI has incorporated by reference into this joint proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this joint proxy statement/prospectus speaks only as of the date of this joint proxy statement/prospectus unless the information specifically indicates that another date applies. Neither our mailing of this joint proxy statement/prospectus to Martin Marietta shareholders or TXI stockholders, nor the issuance by Martin Marietta of shares of common stock pursuant to the merger, will create any implication to the contrary.

ANNEX A

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

Dated as of January 27, 2014

Among

TEXAS INDUSTRIES, INC.,

MARTIN MARIETTA MATERIALS, INC.

and

PROJECT HOLDINGS, INC.

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of January 27, 2014, among TEXAS INDUSTRIES, INC., a Delaware corporation (the “Company”), MARTIN MARIETTA MATERIALS, INC., a North Carolina corporation (“Parent”), and PROJECT HOLDINGS, INC., a North Carolina corporation and a wholly owned subsidiary of Parent (“Merger Sub”).

WHEREAS the Board of Directors of the Company, the Board of Directors of Parent, and the Board of Directors of Merger Sub have approved or adopted, as applicable, this Agreement, determined that the terms of this Agreement are in the best interests of the Company, Parent or Merger Sub, as applicable, and their respective shareholders or stockholders, as applicable, and declared the advisability of this Agreement;

WHEREAS the Board of Directors of the Company and the Board of Directors of Merger Sub have recommended adoption and approval of this Agreement by their respective shareholders or stockholders, as applicable;

WHEREAS simultaneously with the execution and delivery of this Agreement, Parent and certain stockholders of the Company (the “Principal Stockholders”) are entering into agreements (the “Stockholder Agreements” and, together with this Agreement, the “Transaction Agreements”) pursuant to which the Principal Stockholders shall agree, among other things, to take specified actions in furtherance of the Merger;

WHEREAS, simultaneously with the execution and delivery of this Agreement, Parent and the Company (or their respective affiliates) are entering in agreements relating to the lease of certain properties in Tomball, Robstown and Mont Belvieu, Texas (the “Lease Agreements”); and

WHEREAS, for U.S. Federal income Tax purposes, it is intended that (i) the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and (ii) Parent, the Company and Merger Sub each will be a party to such reorganization within the meaning of Section 368(b) of the Code, and this Agreement is intended to be, and is adopted as, a “plan of reorganization” for purposes of Sections 354, 361 and 368 of the Code.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein and intending to be legally bound, the parties hereto agree as follows:

ARTICLE I

The Merger

SECTION 1.01. The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the North Carolina Business Corporation Act (the “NCBCA”) and the General Corporation Law of the State of Delaware (the “DGCL”), on the Closing Date, Merger Sub shall be merged with and into the Company (the “Merger”). At the Effective Time, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving company in the Merger (the “Surviving Company”). The Merger, the issuance by Parent of Parent Common Stock in connection with the Merger (the “Share Issuance”) and the other transactions contemplated by the Transaction Agreements are referred to in this Agreement collectively as the “Transactions”.

SECTION 1.02. Closing. The closing (the “Closing”) of the Merger shall take place at the offices of Cravath, Swaine & Moore LLP, Worldwide Plaza, 825 Eighth Avenue, New York, New York 10019, at 10:00 a.m., New York City time, on a date to be specified by the Company and Parent, which shall be no later than the second Business Day following the satisfaction or (to the extent permitted by Law) waiver by the party or parties entitled to the benefits thereof of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by Law) waiver of those conditions), or at such other place, time and date as shall be agreed in writing between the Company and Parent; provided, however, that if all the conditions set forth in Article VII shall not have been satisfied or (to the extent permitted by Law) waived on such second Business Day, then the Closing shall take place on the second

Business Day on which all such conditions shall have been satisfied or (to the extent permitted by Law) waived, or at such other place, time and date as shall be agreed in writing between the Company and Parent. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

SECTION 1.03. Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall (a) file with the Secretary of State of the State of North Carolina the articles of merger relating to the Merger (the “Articles of Merger”) executed and acknowledged in accordance with the relevant provisions of the NCBCA, and, as soon as practicable on or after the Closing Date, shall make all other filings required under the NCBCA or by the Secretary of State of the State of North Carolina in connection with the Merger and (b) file with the Secretary of State of the State of Delaware a certificate of merger relating to the Merger (the “Certificate of Merger”) executed and acknowledged in accordance with the relevant provisions of the DGCL, and, as soon as practicable on or after the Closing Date, shall make all other filings required under the DGCL or by the Secretary of State of the State of Delaware in connection with the Merger. The Merger shall become effective at the time that the Articles of Merger have been duly filed with the Secretary of State of the State of North Carolina and the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware, or at such later time as the Company and Parent shall agree and specify in the Articles of Merger and the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).

SECTION 1.04. Effects. The Merger shall have the effects set forth in this Agreement and the applicable provisions of the NCBCA and the DGCL.

SECTION 1.05. Certificate of Incorporation and By-Laws. At the Effective Time, the certificate of incorporation in the form attached hereto as Exhibit A shall be the certificate of incorporation of the Surviving Company until thereafter changed or amended as provided therein or by applicable Law. At the Effective Time, the by-laws in the form attached hereto as Exhibit B shall be the by-laws of the Surviving Company until thereafter changed or amended as provided therein or by applicable Law.

SECTION 1.06. Directors and Officers of Surviving Company and Company Subsidiaries. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Company until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Company until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be. To the extent requested by Parent prior to the Effective Time, the Company shall use its reasonable best efforts to cause the applicable officers and directors of each Company Subsidiary (or those Company Subsidiaries so specified by Parent) to tender their resignations as officers or directors of the applicable Company Subsidiaries, effective as of the Effective Time, to deliver to Parent written evidence of such resignations (to be effective as of the Effective Time) prior to the Effective Time. In connection with the foregoing, the Company shall reasonably cooperate with Parent, including by providing to Parent information and access pursuant to and subject to Section 6.02 reasonably requested by Parent. Parent agrees that as a condition to any resignation contemplated by this Section 1.06 requested by Parent, Parent will acknowledge in writing that such resignation is without prejudice to the applicable individual’s rights under any applicable Company Benefit Plan.

ARTICLE II

Effect on the Capital Stock of the Constituent Entities;

Exchange of Certificates

SECTION 2.01. Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders of any shares of Company Common Stock or Merger Sub Common Stock:

(a) Conversion of Merger Sub Common Stock. Each share of common stock, par value $0.01 per share, in Merger Sub (the “Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective

Time shall be converted into one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Company with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Company. From and after the Effective Time, all certificates representing shares of Merger Sub Common Stock shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Company into which they were converted in accordance with the immediately preceding sentence.

(b) Cancellation of Treasury Stock and Parent-Owned Stock. Each share of common stock, par value $1.00 per share, in the Company (the “Company Common Stock”) that is owned by the Company as treasury stock and each share of Company Common Stock that is owned by Parent or Merger Sub immediately prior to the Effective Time shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c) Conversion of Company Common Stock. Subject to Section 2.02, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 2.01(b)) shall be converted into the right to receive 0.70 of a fully paid and nonassessable share (the “Exchange Ratio”) of Parent Common Stock, together with the associated preferred share purchase rights granted pursuant to the Rights Agreement (the “Merger Consideration”). All such shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate (or evidence of shares in book-entry form) that immediately prior to the Effective Time represented any such shares of Company Common Stock (each, a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration and any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor and any dividends or other distributions to which holders become entitled upon the surrender of such Certificate in accordance with Section 2.02, without interest. Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time the outstanding shares of Parent Common Stock or Company Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination, consolidation or exchange of shares, or any similar event shall have occurred, then any number or amount contained herein which is based upon the number of shares of Parent Common Stock or Company Common Stock, as the case may be, will be appropriately adjusted to provide to Parent and the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event; provided, however, that this sentence shall not be construed to permit Parent or the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement. As and to the extent provided in Section 2.02(j), the right of any holder of a Certificate to receive the Merger Consideration shall be subject to and reduced by the amount of any withholding under applicable Tax Law.

SECTION 2.02. Exchange of Certificates. (a) Exchange Agent. Prior to the Effective Time, Parent shall appoint a bank or trust company reasonably acceptable to the Company to act as exchange agent (the “Exchange Agent”) for the payment of the Merger Consideration. At or prior to the Effective Time, Parent shall deposit with the Exchange Agent, for the benefit of the holders of Certificates, for exchange in accordance with this Article II through the Exchange Agent, certificates representing the shares of Parent Common Stock to be issued as Merger Consideration and cash sufficient to make payments in lieu of fractional shares pursuant to Section 2.02(f). All such Parent Common Stock and cash deposited with the Exchange Agent is hereinafter referred to as the “Exchange Fund”.

(b) Letter of Transmittal. As promptly as reasonably practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of Company Common Stock a form of letter of transmittal (the “Letter of Transmittal”) (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions (including customary provisions with respect to delivery of an “agent’s message” with respect to shares held in book-entry form) as Parent may specify subject to the Company’s reasonable approval prior to the Effective Time), together with instructions thereto.

(c) Merger Consideration Received in Connection with Exchange. Upon (i) in the case of shares of Company Common Stock represented by a Certificate, the surrender of such Certificate for cancellation to the Exchange Agent, or (ii) in the case of shares of Company Common Stock held in book-entry form, the receipt of an “agent’s message” by the Exchange Agent, in each case together with the Letter of Transmittal, duly, completely and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such shares shall be entitled to receive in exchange therefor (A) the Merger Consideration into which such shares of Company Common Stock have been converted pursuant to Section 2.01 and (B) any cash in lieu of fractional shares which the holder has the right to receive pursuant to Section 2.02(f) and in respect of any dividends or other distributions which the holder has the right to receive pursuant to Section 2.02(d). In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Parent Common Stock pursuant to Section 2.01 and cash in lieu of fractional shares which the holder has the right to receive pursuant to Section 2.02(f) and in respect of any dividends or other distributions which the holder has the right to receive pursuant to Section 2.02(d) may be issued to a transferee if the Certificate representing such Company Common Stock (or, if such Company Common Stock is held in book-entry form, proper evidence of such transfer) is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer Taxes have been paid. Until surrendered as contemplated by this Section 2.02(c), each share of Company Common Stock, and any Certificate with respect thereto, shall be deemed at any time from and after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration which the holders of shares of Company Common Stock were entitled to receive in respect of such shares pursuant to Section 2.01 (and cash in lieu of fractional shares pursuant to Section 2.02(f) and in respect of any dividends or other distributions pursuant to Section 2.02(d)). No interest shall be paid or shall accrue on the cash payable upon surrender of any Certificate (or shares of Company Common Stock held in book-entry form).

(d) Treatment of Unexchanged Shares. No dividends or other distributions declared or made with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate (or shares of Company Common Stock held in book-entry form) with respect to the shares of Parent Common Stock issuable upon surrender thereof, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.02(f), until the surrender of such Certificate (or shares of Company Common Stock held in book-entry form) in accordance with this Article II. Subject to escheat, Tax or other applicable Law, following surrender of any such Certificate (or shares of Company Common Stock held in book-entry form), there shall be paid to the holder of the certificate representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.02(f) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock.

(e) No Further Ownership Rights in Company Common Stock. The shares of Parent Common Stock issued and cash paid in accordance with the terms of this Article II upon conversion of any shares of Company Common Stock (including any cash paid pursuant to Section 2.02(f)) shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such shares of Company Common Stock. From and after the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Company of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates formerly representing shares of Company Common Stock (or shares of Company Common Stock held in book-entry form) are presented to Parent or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

(f) No Fractional Shares. No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the conversion of Company Common Stock pursuant to Section 2.01. Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all shares of Company Common Stock exchanged by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional amount multiplied by the last reported sale price of Parent Common Stock on the New York Stock Exchange (the “NYSE”) (as reported in The Wall Street Journal or, if not reported therein, in another authoritative source mutually selected by Parent and the Company) on the last complete trading day prior to the date of the Effective Time.

(g) Termination of Exchange Fund. Any portion of the Exchange Fund (including any interest received with respect thereto) that remains undistributed to the holders of Company Common Stock for 180 days after the Effective Time shall be delivered to Parent and any holder of Company Common Stock who has not theretofore complied with this Article II shall thereafter look only to Parent for payment of its claim for Merger Consideration, any cash in lieu of fractional shares and any dividends and distributions to which such holder is entitled pursuant to this Article II, in each case without any interest thereon.

(h) No Liability. None of the Company, Parent, Merger Sub or the Exchange Agent shall be liable to any Person in respect of any portion of the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any portion of the Exchange Fund which remains undistributed to the holders of Certificates for two years after the Effective Time (or immediately prior to such earlier date on which the Exchange Fund would otherwise escheat to, or become the property of, any Governmental Entity) shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

(i) Investment of Exchange Fund. The Exchange Agent shall invest any cash in the Exchange Fund as directed by Parent. Any interest and other income resulting from such investments shall be paid to Parent.

(j) Withholding Rights. Each of Parent and the Exchange Agent (without duplication) shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Company Common Stock pursuant to this Agreement any amounts required to be deducted and withheld with respect to the making of such payment under applicable Tax Law. Amounts so withheld and paid over to the appropriate taxing authority shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock in respect of which such deduction or withholding was made.

(k) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable and customary amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration, any cash in lieu of fractional shares and any dividends and distributions on the Certificate deliverable in respect thereof pursuant to this Agreement.

ARTICLE III

Representations and Warranties of Parent and Merger Sub

Parent and Merger Sub jointly and severally represent and warrant to the Company that the statements contained in this Article III are true and correct except as set forth in the Parent SEC Documents filed and publicly available after January 1, 2012 and at least two Business Days prior to the date of this Agreement (the “Filed Parent SEC Documents”) (excluding any disclosures in the Filed Parent SEC Documents in any risk factors section, any forward looking disclosure in any section related to forward looking statements and other disclosures that are predictive or forward-looking in nature, other than historical facts included therein) or in the disclosure letter delivered by Parent to the Company at or before the execution and delivery by Parent and Merger Sub of this Agreement (the “Parent Disclosure Letter”). The Parent Disclosure Letter shall be arranged in numbered and lettered sections corresponding to the numbered and lettered sections contained in this Article III, and the disclosure in any section shall be deemed to qualify other sections in this Article III to the extent (and only to the extent) that it is reasonably apparent that such disclosure also qualifies or applies to such other sections.

SECTION 3.01. Organization, Standing and Power. Each of Parent and each of Parent’s Subsidiaries (the “Parent Subsidiaries”) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized (in the case of good standing, to the extent such jurisdiction recognizes such concept), except, in the case of the Parent Subsidiaries, where the failure to be so organized, existing or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. Each of Parent and the Parent Subsidiaries has all requisite power and authority and possesses all governmental franchises, licenses, permits, authorizations, variances, exemptions, orders, registrations, clearances and approvals (collectively, “Permits”) necessary to enable it to own, operate, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted (the “Parent Permits”), except where the failure to have such power or authority or to possess Parent Permits, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. Each of Parent and the Parent Subsidiaries is duly qualified or licensed to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties make such qualification necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. Parent has delivered or made available to the Company, prior to execution of this Agreement, true and complete copies of (a) the restated articles of incorporation of Parent, as amended, in effect as of the date of this Agreement (the “Parent Articles”) and the restated bylaws of Parent in effect as of the date of this Agreement (the “Parent By-laws”) and (b) the constituent documents of Merger Sub.

SECTION 3.02. Parent Subsidiaries. (a) All the outstanding shares of capital stock or voting securities of, or other equity interests in, each of the Parent Subsidiaries have been validly issued and are owned by Parent, by another Parent Subsidiary or by Parent and another Parent Subsidiary, free and clear of all material pledges, liens, claims, charges, mortgages, deeds of trust, rights of first offer or first refusal, options, encumbrances and security interests of any kind or nature whatsoever (collectively, with covenants, conditions, restrictions, easements, encroachments, title retention agreements or other third party rights or title defect of any kind or nature whatsoever, “Liens”), and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock, voting securities or other equity interests), except for restrictions imposed by applicable securities laws. Section 3.02(a) of the Parent Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of the Parent Subsidiaries.

(b) Except for the capital stock and voting securities of, and other equity interests in, the Parent Subsidiaries, neither Parent nor any Parent Subsidiary owns, directly or indirectly, any capital stock or voting securities of, or other equity interests in, or any interest convertible into or exchangeable or exercisable for, any capital stock or voting securities of, or other equity interests in, any firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity other than ordinary course investments in publicly traded securities constituting one percent or less of a class of outstanding securities of any entity.

SECTION 3.03. Capital Structure. (a) The authorized capital stock of Parent consists of 100,000,000 shares of common stock, par value $0.01 per share (“Parent Common Stock”), and 10,000,000 shares of preferred stock, par value $0.01 per share, (the “Parent Preferred Stock” and, together with the Parent Common Stock, the “Parent Capital Stock”). At the close of business on December 31, 2013, (i) 46,111,115 shares of Parent Common Stock were issued and outstanding, (ii) no shares of Parent Preferred Stock were issued and outstanding and (iii) 1,929,362 shares of Parent Common Stock were reserved and available for issuance pursuant to the Parent Stock Plans, including (A) 882,416 shares of Parent Common Stock issuable upon the exercise of outstanding Parent Stock Options (whether or not presently exercisable), (B) 1,021,815 shares of Parent Common Stock issuable upon settlement of outstanding Parent RSUs and (C) 25,131 shares of Parent Common Stock issuable upon settlement of outstanding incentive stock plan units of Parent (the “Parent ISPUs”). Except as set forth in this Section 3.03(a) (and other than shares of Parent Capital Stock that may be issued pursuant to the Rights Agreement), at the close of business on December 31, 2013, no shares of capital stock or voting securities of, or other equity interests in, Parent were issued, reserved for issuance or outstanding. From the close of business on December 31, 2013 to the date of this Agreement, there have been no issuances by Parent of shares of capital stock or voting securities of, or other equity interests in, Parent other than the issuance of Parent Common Stock upon the exercise of Parent Stock Options or upon the vesting of Parent RSUs or Parent ISPUs, in each case, outstanding at the close of business on December 31, 2013 and in accordance with their terms in effect at such time.

(b) All outstanding shares of Parent Capital Stock are, and, at the time of issuance, all such shares that may be issued upon the exercise or vesting of Parent Stock Options, Parent RSUs or Parent ISPUs will be, duly authorized, validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the NCBCA, the Parent Articles, the Parent By-laws or any Contract to which Parent is a party or otherwise bound (other than rights granted pursuant to the Rights Agreement). The shares of Parent Common Stock constituting the Merger Consideration will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the NCBCA, the Parent Articles, the Parent By-laws or any Contract to which Parent is a party or otherwise bound (other than rights granted pursuant to the Rights Agreement). Except as set forth above in this Section 3.03 (and other than obligations under the Rights Agreement), pursuant to the Parent Deferral Plans as in effect as of the date of this Agreement or pursuant to the terms of this Agreement, there are no issued, reserved for issuance or outstanding, and there are no outstanding obligations of Parent or any Parent Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, (x) any capital stock of Parent or any Parent Subsidiary or any securities of Parent or any Parent Subsidiary convertible into or exchangeable or exercisable for shares of capital stock or voting securities of, or other equity interests in, Parent or any Parent Subsidiary, (y) any warrants, calls, options or other rights to acquire from Parent or any Parent Subsidiary, or any other obligation of Parent or any Parent Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any capital stock or voting securities of, or other equity interests in, Parent or any Parent Subsidiary, or (z) any rights issued by or other obligations of Parent or any Parent Subsidiary that are linked in any way to the price of any class of Parent Capital Stock or any shares of capital stock of any Parent Subsidiary, the value of Parent, any Parent Subsidiary or any part of Parent or any Parent Subsidiary or any dividends or other distributions declared or paid on any shares of capital stock of Parent or any Parent Subsidiary. Other than (1) the acquisition by Parent of shares of Parent Common Stock in connection with the surrender of shares of Parent Common Stock by holders of Parent Stock Options in order to pay the exercise price thereof, (2) the withholding of shares of Parent Common Stock to satisfy tax obligations with respect to awards granted pursuant to the Parent Stock Plans, (3) the acquisition by Parent of awards granted pursuant to the Parent Stock Plans in connection with the forfeiture of such awards and (4) obligations under the Rights Agreement, there are not any outstanding obligations of Parent or any of the Parent Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock or voting securities or other equity interests of Parent or any Parent Subsidiary or any securities, interests, warrants, calls, options or other rights referred to in clause (x), (y) or (z) of the immediately preceding sentence. There are no bonds, debentures, notes or other Indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of Parent may vote (collectively, “Parent Voting Debt”). Neither Parent nor any of the Parent Subsidiaries is a party to any voting agreement with respect to the voting of any capital stock or voting securities of, or other equity interests in, Parent. Neither Parent nor any of the Parent Subsidiaries is a party to any agreement pursuant to which any Person is entitled to elect, designate or nominate any director of Parent or any of the Parent Subsidiaries.

(c) As of the date hereof, neither Parent nor any Parent Subsidiary owns any shares of Company Common Stock.

SECTION 3.04. Authority; Execution and Delivery; Enforceability. (a) Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement, subject, in the case of the Share Issuance, to the receipt of the Parent Shareholder Approval and, in the case of the Merger, to the approval of this Agreement by Parent as the sole shareholder of Merger Sub. The Board of Directors of Parent (the “Parent Board”) has unanimously adopted resolutions (i) determining that the terms of the Merger and the other transactions contemplated by this Agreement are advisable and in the best interests of Parent and its shareholders, (ii) approving this Agreement, the Merger and the other transactions contemplated by this Agreement and (iii) recommending that Parent’s shareholders approve the Share Issuance (the “Parent Recommendation”) and directing that the Share Issuance be submitted to Parent’s shareholders for approval at a duly held meeting of such shareholders for such purpose (the “Parent Shareholders Meeting”). As of the date of this Agreement, such resolutions have not been amended or withdrawn. The Board of Directors of Merger Sub has adopted resolutions (A) determining that the terms of the Merger and the other transactions contemplated by this Agreement are advisable and in the best interests of Merger Sub and Parent, as its sole shareholder, (B) approving this Agreement, the Merger and the other transactions contemplated by this Agreement and (C) recommending that Parent, as sole shareholder of Merger Sub, approve this Agreement and directing that this Agreement be submitted to Parent, as sole shareholder of Merger Sub, for approval. As of the date of this Agreement, such resolutions have not been amended or withdrawn. Except (x) solely in the case of the Share Issuance, for the approval of the Share Issuance by the affirmative vote of the holders of a majority of the voting power of the shares of Parent Common Stock and Parent Preferred Stock represented in person or by proxy at the Parent Shareholders Meeting, as required by Section 312.03(c) of the NYSE Listed Company Manual (the “Parent Shareholder Approval”), and (y) solely in the case of the Merger, for the approval of this Agreement by Parent as the sole shareholder of Merger Sub, no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize, adopt or approve, as applicable, this Agreement or to consummate the Transactions (except for the filing of the appropriate merger documents as required by the DGCL and the NCBCA). Each of Parent and Merger Sub has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by the Company, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity.

(b) No “fair price”, “moratorium”, “control share acquisition” or other similar antitakeover statute or similar statute or regulation applies to Parent or Merger Sub with respect to the Transaction Agreements or the Transactions.

SECTION 3.05. No Conflicts; Consents. (a) The execution and delivery by each of Parent and Merger Sub of this Agreement does not, and the performance by each of Parent and Merger Sub of its obligations hereunder and the consummation of the Merger and the other transactions contemplated by this Agreement will not, (i) conflict with, or result in any violation of any provision of, the Parent Articles, the Parent By-laws or the comparable charter or organizational documents of any Parent Subsidiary (assuming that the Parent Shareholder Approval is obtained), (ii) conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation, any obligation to make an offer to purchase or redeem any Indebtedness or capital stock or any loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or any Parent Subsidiary under, any provision of any contract, lease, license, indenture, note, bond, agreement, concession, franchise or other instrument (each, excluding any Parent Benefit Plan or Company Benefit Plan, a “Contract”) to which Parent or any Parent Subsidiary is a party or by which any of their respective properties or assets is bound or any Parent Permit or (iii) conflict with, or result in any violation of any provision of, subject to the filings and other matters referred to in Section 3.05(b), any judgment, order or decree (“Judgment”) or statute, law (including common law), ordinance, rule or regulation (“Law”), in each case, applicable to Parent or any Parent Subsidiary or their respective properties or assets (assuming that the Parent Shareholder Approval is obtained), other than, in the case of clauses (ii) and (iii) above, any matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect (it being agreed that for purposes of this Section 3.05(a), effects resulting from or arising in connection with the execution and delivery of this Agreement, as set forth in clause (iv) of the definition of the term “Material Adverse Effect”, shall not be excluded in determining whether a Parent Material Adverse Effect has occurred or would reasonably be expected to occur) and would not prevent or materially impede, interfere with, hinder or delay the consummation of the Merger.

(b) No consent, approval, clearance, waiver, Permit or order (“Consent”) of or from, or registration, declaration, notice or filing made to or with any federal, national, state, provincial or local, whether domestic or foreign, government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, whether domestic, foreign or supranational (a “Governmental Entity”), is required to be obtained or made by or with respect to Parent or any Parent Subsidiary in connection with the execution and delivery of this Agreement or its performance of its obligations hereunder or the consummation of the Transactions, other than (i) (A) the filing with the Securities and Exchange Commission (the “SEC”) of the Joint Proxy Statement in definitive form, (B) the filing with the SEC, and declaration of effectiveness under the Securities Act of 1933, as amended (the “Securities Act”), of the registration statement on Form S-4 in connection with the issuance by Parent of the Merger Consideration, in which the Joint Proxy Statement will be included as a prospectus (the “Form S-4”), and (C) the filing with the SEC of such reports and other filings under, and such other compliance with, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Securities Act, and the rules and regulations thereunder, as may be required in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement, (ii) compliance with and filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, the filing of the Articles of Merger with the Secretary of State of the State of North Carolina and the filing of appropriate documents with the relevant authorities of the other jurisdictions in which Parent and the Company are qualified to do business, (iv) such Consents, registrations, declarations, notices or filings as are required to be made or obtained under the securities or “blue sky” laws of various states in connection with the issuance of the shares of Parent Common Stock as Merger Consideration, (v) such filings with and approvals of the NYSE as are required to permit the consummation of the Merger and the listing of the shares of Parent Common Stock to be issued as Merger Consideration and (vi) such other matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect (it being agreed that for purposes of this Section 3.05(b), effects resulting from or arising in connection with the execution and delivery of this Agreement, as set forth in clause (iv) of the definition of the term “Material Adverse Effect”, shall not be excluded in determining whether a Parent Material Adverse Effect has occurred or would reasonably be expected to occur) and would not prevent or materially impede, interfere with, hinder or delay the consummation of the Merger.

SECTION 3.06. SEC Documents; Undisclosed Liabilities. (a) Parent has furnished or filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) required to be furnished or filed by Parent with the SEC since January 1, 2012 (such documents, together with any documents filed with the SEC during such period by Parent on a voluntary basis on a Current Report on Form 8-K, but excluding the Joint Proxy Statement and the Form S-4, being collectively referred to as the “Parent SEC Documents”).

(b) Each Parent SEC Document (i) at the time filed, complied in all material respects with the requirements of the Sarbanes-Oxley Act of 2002 (“SOX”) and the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Document and (ii) did not at the time it was filed (or if amended or superseded by a filing or amendment prior to the date of this Agreement, then at the time of such filing or amendment) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the consolidated financial statements of Parent included in the Parent SEC Documents complied at the time it was filed as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was prepared in accordance with United States generally accepted accounting principles (“GAAP”) (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(c) Except (i) as reflected or reserved against in Parent’s consolidated audited balance sheet as of December 31, 2012 (or the notes thereto) as included in the Filed Parent SEC Documents, (ii) for liabilities and obligations incurred since December 31, 2012 in the ordinary course of business and (iii) for liabilities and obligations incurred as permitted by this Agreement, neither Parent nor any Parent Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that, individually or in the aggregate, have had or would reasonably be expected to have a Parent Material Adverse Effect.

(d) Each of the chief executive officer of Parent and the chief financial officer of Parent (or each former chief executive officer of Parent and each former chief financial officer of Parent, as applicable) has made all applicable certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX with respect to the Parent SEC Documents, and the statements contained in such certifications are true and accurate. For purposes of this Agreement, “chief executive officer” and “chief financial officer” shall have the meanings given to such terms in SOX. None of Parent or any of the Parent Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX.

(e) Parent maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance (A) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied, (B) that transactions are executed only in accordance with the authorization of management and (C) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Parent’s properties or assets.

(f) The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) utilized by Parent are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information required to be disclosed is accumulated and communicated to the management of Parent, as appropriate, to allow timely decisions regarding required disclosure and to enable the chief executive officer and chief financial officer of Parent to make the certifications required under the Exchange Act with respect to such reports.

(g) Neither Parent nor any of the Parent Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among Parent and any of the Parent Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Parent or any of the Parent Subsidiaries in Parent’s or such Parent Subsidiary’s published financial statements or other Parent SEC Documents.

(h) Since December 31, 2012, none of Parent, Parent’s independent accountants, the Parent Board or the audit committee of the Parent Board has received any oral or written notification of any (x) “significant deficiency” in the internal controls over financial reporting of Parent, (y) “material weakness” in the internal controls over financial reporting of Parent or (z) fraud, whether or not material, that involves management or other employees of Parent who have a significant role in the internal controls over financial reporting of Parent. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meanings assigned to them in Auditing Standard No. 5 of the Public Company Accounting Oversight Board, as in effect on the date of this Agreement.

(i) None of the Parent Subsidiaries is, or has at any time since January 1, 2012 been, subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act.

SECTION 3.07. Information Supplied. None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 or any amendment or supplement thereto is declared effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Joint Proxy Statement will, at the date it is first mailed to each of Parent’s shareholders and the Company’s stockholders or at the time of each of the Parent Shareholders Meeting and the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Joint Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference therein.

SECTION 3.08. Absence of Certain Changes or Events. From December 31, 2012 to the date of this Agreement, there has not occurred any fact, circumstance, effect, change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect. From December 31, 2012 to the date of this Agreement, Parent and the Parent Subsidiaries have conducted the business of Parent and the Parent Subsidiaries in the ordinary course in all material respects.

SECTION 3.09. Taxes. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, each of Parent and each Parent Subsidiary (a) has duly and timely filed, or caused to be filed, taking into account any extensions, all Tax Returns required to have been filed by it and such Tax Returns are true, correct and complete and (b) has duly and timely paid all Taxes required to have been paid by it (including any Taxes required to be withheld from amounts owing to any employee, creditor, stockholder or other third party), except in each case of clauses (a) and (b), with respect to matters contested in good faith in appropriate proceedings and for which adequate reserves have been established in accordance with GAAP in the Parent SEC Documents.

SECTION 3.10. Intended Tax Treatment. Neither Parent nor any Parent Subsidiary (including Merger Sub) has taken or agreed to take any action or knows of the existence of any fact that is reasonably likely to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

SECTION 3.11. Litigation. There is no, and since January 1, 2012 there has been no, suit, action or other proceeding pending or, to the Knowledge of Parent, threatened against Parent or any Parent Subsidiary or any of their respective properties or assets that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect. There is no, and since January 1, 2012 there has been no, Judgment outstanding against or, to the Knowledge of Parent, investigation by any Governmental Entity involving Parent or any Parent Subsidiary or any of their respective properties or assets that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

SECTION 3.12. Compliance with Applicable Laws. Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect, Parent and the Parent Subsidiaries are, and since January 1, 2012 have been, in compliance with all applicable Laws and Parent Permits. Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect, there is no, and since January 1, 2012, there has been no, action, demand or investigation by or before any Governmental Entity pending or, to the Knowledge of Parent, threatened alleging that Parent or a Parent Subsidiary is not in compliance with any applicable Law or Parent Permit or which challenges or questions the validity of any rights of the holder of any Parent Permit. To the Knowledge of Parent, Parent is, and since January 1, 2012, has been, in compliance with the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”) and any rules and regulations thereunder, other than as has not had and would not reasonably be expected to have a Parent Material Adverse Effect. This section does not relate to Tax matters or environmental matters, which are the subjects of Sections 3.09 and 3.13, respectively.

SECTION 3.13. Environmental Matters. Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect:

(a) Parent and the Parent Subsidiaries are and, since January 1, 2010, have been, in compliance with all Environmental Laws, and neither Parent nor any Parent Subsidiary has received any (i) written communication from a Governmental Entity or other Person that alleges that Parent or any Parent Subsidiary is in violation of, or has liability under, any Environmental Law or any Permit issued pursuant to Environmental Law or (ii) written request for information pursuant to any Environmental Law that is outstanding or unresolved (including any such request relating to the new source review, NESHAPs or other requirements under the Clean Air Act) that would form the basis of any violation or liability under Environmental Law;

(b) Parent and Parent Subsidiaries have obtained and are and, since January 1, 2010, have been, in compliance with all Permits required pursuant to any Environmental Law for the operations (as currently conducted) of Parent, the Parent Subsidiaries and the real property owned or leased by Parent and the Parent Subsidiaries and all such Permits are valid and in good standing and will not be subject to modification or revocation as a result of the transactions contemplated by this Agreement;

(c) to the Knowledge of Parent and the Parent Subsidiaries, maintaining or achieving compliance with applicable Environmental Laws, including any requirement to install, upgrade or replace pollution control equipment, meet emission standards or otherwise comply with the Clean Air Act, to surrender or acquire emission allowances or credits or otherwise comply with AB 32, or to reclaim or restore any mined real properties, will not require Parent or the Parent Subsidiaries to incur costs beyond those reflected or reserved against in Parent’s consolidated audited balance sheet as of December 31, 2012 (or the notes thereto) as included in the Filed Parent SEC Documents;

(d) there are no Environmental Claims pending or, to the Knowledge of Parent, threatened against Parent or any of the Parent Subsidiaries;

(e) there has been no Release of, or exposure to, any Hazardous Material that would reasonably be expected to form the basis of any Environmental Claim against Parent or any of the Parent Subsidiaries or against any Person whose liabilities for such Environmental Claim Parent or any of Parent Subsidiaries has, or may have, retained or assumed, either contractually or by operation of Law;

(f) neither Parent nor any of the Parent Subsidiaries has retained or assumed, either contractually or by operation of Law, any liabilities or obligations (including any reclamation obligations) that would reasonably be expected to form the basis of any Environmental Claim against Parent or any of the Parent Subsidiaries; and

(g) with respect to the real properties owned, leased or mined by Parent or any Parent Subsidiary, there are and have been no significant and substantial mining safety or health hazards or “pattern of violations”, as regulated or defined under the MSHA, or similar safety or health hazards at any such property arising under the OSHA or any other federal, state or local Law similar to MSHA or OSHA, which would reasonably be expected to result in Parent or any Parent Subsidiary incurring any liability or require Parent or any Parent Subsidiary to cease operations at such property.

SECTION 3.14. Brokers’ Fees and Expenses. No broker, investment banker, financial advisor or other Person, other than Barclays Capital Inc., Deutsche Bank Securities Inc. and J.P. Morgan Securities LLC (the “Parent Financial Advisors”), the fees and expenses of which will be paid by Parent, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent.

SECTION 3.15. Opinions of Financial Advisors. The Parent Board has received an opinion from each of the Parent Financial Advisors to the effect that, as of the date of each such opinion, and subject to the assumptions, limitations, qualifications and conditions set forth therein, the Exchange Ratio in the Merger was fair, from a financial point of view, to Parent. Promptly after the execution of this Agreement, Parent will furnish the Company, solely for informational purposes, true and complete copies of the written opinions of the Parent Financial Advisors.

SECTION 3.16. Merger Sub. Parent is the sole shareholder of Merger Sub. Since its date of incorporation, Merger Sub has not carried on any business or conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

SECTION 3.17. No Other Representations or Warranties. Except for the representations and warranties contained in Article IV, Parent acknowledges that none of the Company, the Company Subsidiaries or any other Person on behalf of the Company makes any other express or implied representation or warranty whatsoever, and specifically (but without limiting the generality of the foregoing) that none of the Company, the Company Subsidiaries or any other Person on behalf of the Company makes any representation or warranty with respect to: (i) any projections, estimates or budgets delivered or made available to Parent or any of its affiliates or Representatives of future revenues, results of operations (or any component thereof), cash flows or financial condition (or any component thereof) of the Company and the Company Subsidiaries or (ii) the future business and operations of the Company and the Company Subsidiaries, including in the case of (i) and (ii) with respect to any information, documents, projections, forecasts or other material made available to Parent or its affiliates and Representatives in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement, and Parent has not relied on any such information or any representation or warranty not set forth in Article IV.

ARTICLE IV

Representations and Warranties of the Company

The Company represents and warrants to Parent and Merger Sub that the statements contained in this Article IV are true and correct except as set forth in the Company SEC Documents filed and publicly available after January 1, 2012 and at least two Business Days prior to the date of this Agreement (the “Filed Company SEC Documents”) (excluding any disclosures in the Filed Company SEC Documents in any risk factors section, any forward looking disclosure in any section related to forward looking statements and other disclosures that are predictive or forward-looking in nature, other than historical facts included therein) or in the disclosure letter delivered by the Company to Parent at or before the execution and delivery by the Company of this Agreement (the “Company Disclosure Letter”). The Company Disclosure Letter shall be arranged in numbered and lettered sections corresponding to the numbered and lettered sections contained in this Article IV, and the disclosure in any section shall be deemed to qualify other sections in this Article IV to the extent (and only to the extent) that it is reasonably apparent that such disclosure also qualifies or applies to such other sections.

SECTION 4.01. Organization, Standing and Power. Each of the Company and each of the Company’s Subsidiaries (the “Company Subsidiaries”) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized (in the case of good standing, to the extent such jurisdiction recognizes such concept), except, in the case of the Company Subsidiaries, where the failure to be so organized, existing or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Each of the Company and the Company Subsidiaries has all requisite power and authority and possesses all Permits necessary to enable it to own, operate, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted (the “Company Permits”), except where the failure to have such power or authority or to possess the Company Permits, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Each of the Company and the Company Subsidiaries is duly qualified or licensed to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties make such qualification necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company has delivered or made available to Parent, prior to execution of this Agreement, true and complete copies of the certificate of incorporation of the Company in effect as of the date of this Agreement (the “Company Charter”) and the by-laws of the Company in effect as of the date of this Agreement (the “Company By-laws”).

SECTION 4.02. Company Subsidiaries. (a) All the outstanding shares of capital stock or voting securities of, or other equity interests in, each of the Company Subsidiaries have been validly issued and are owned by the Company, by another Company Subsidiary or by the Company and another Company Subsidiary, free and clear of all material Liens, and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock, voting securities or other equity interests), except for restrictions imposed by applicable securities laws. Section 4.02(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of the Company Subsidiaries.

(b) Except for the capital stock and voting securities of, and other equity interests in, the Company Subsidiaries, neither the Company nor any Company Subsidiary owns, directly or indirectly, any capital stock or voting securities of, or other equity interests in, or any interest convertible into or exchangeable or exercisable for, any capital stock or voting securities of, or other equity interests in, any firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity other than ordinary course investments in publicly traded securities constituting one percent or less of a class of outstanding securities of any entity.

SECTION 4.03. Capital Structure. (a) The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock and 100,000 shares of cumulative preferred stock, without par value (the “Company Preferred Stock” and together with Company Common Stock, the “Company Capital Stock”). At the close of business on December 31, 2013, (i) 28,622,741 shares of Company Common Stock were issued and outstanding, (ii) no shares of Company Preferred Stock and no Company Restricted Shares were issued and outstanding, (iii) no shares of Company Common Stock were held by the Company in its treasury and (iv) 4,141,504 shares of Company Common Stock were reserved and available for issuance pursuant to the Company Stock Plans, including (A) 1,466,841 shares of Company Common Stock issuable upon the exercise of outstanding Company Stock Options (whether or not presently exercisable), (B) 133,315 shares of Company Common Stock issuable pursuant to outstanding Company SARs and (C) 177,464 shares of Company Common Stock issuable upon settlement of outstanding Company RSUs. Except as set forth in this Section 4.03(a), at the close of business on December 31, 2013, no shares of capital stock or voting securities of, or other equity interests in, the Company were issued, reserved for issuance or outstanding. From the close of business on December 31, 2013 to the date of this Agreement, there have been no issuances by the Company of shares of capital stock or voting securities of, or other equity interests in, the Company, other than the issuance of Company Common Stock upon the exercise of the Company Stock Options or upon the vesting of Company RSUs, in each case, outstanding at the close of business on December 31, 2013 and in accordance with their terms in effect at such time.

(b) All outstanding shares of Company Capital Stock are, and, at the time of issuance, all such shares that may be issued upon the exercise or vesting of the Company Stock Options, Company SARs or Company RSUs will be, duly authorized, validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company Charter, the Company By-laws or any Contract to which the Company is a party or otherwise bound. Except as set forth above in this Section 4.03 or pursuant to the Company Deferral Plans as in effect as of the date of this Agreement, there are no issued, reserved for issuance or outstanding, and there are no outstanding obligations of the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, (x) any capital stock of the Company or any Company Subsidiary or any securities of the Company or any Company Subsidiary convertible into or exchangeable or exercisable for shares of capital stock or voting securities of, or other equity interests in, the Company or any Company Subsidiary, (y) any warrants, calls, options or other rights to acquire from the Company or any Company Subsidiary, or any other obligation of the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any capital stock or voting securities of, or other equity interests in, the Company or any Company Subsidiary or (z) any rights issued by or other obligations of the Company or any Company Subsidiary that are linked in any way to the price of any class of the Company Capital Stock or any shares of capital stock of any Company Subsidiary, the value of the Company, any Company Subsidiary or any part of the Company or any Company Subsidiary or any dividends or other distributions declared or paid on any shares of capital stock of the Company or any Company Subsidiary. Other than (1) the acquisition by the Company of shares of Company Common Stock in connection with the surrender of shares of Company Common Stock by holders of Company Stock Options in order to pay the exercise price thereof, (2) the withholding of shares of Company Common Stock to satisfy tax obligations with respect to awards granted pursuant to the Company Stock Plans and (3) the acquisition by the Company of awards granted pursuant to the Company Stock Plans in connection with the forfeiture of such awards, there are not any outstanding obligations of the Company or any of the Company Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock or voting securities or other equity interests of the Company or any Company Subsidiary or any securities, interests, warrants, calls, options or other rights referred to in clause (x), (y) or (z) of the immediately preceding sentence. There are no bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote (collectively, “Company Voting Debt”). Neither the Company nor any of the Company Subsidiaries is a party to any voting agreement with respect to the voting of any capital stock or voting securities of, or other equity interests in, the Company. Neither the Company nor any of the Company Subsidiaries is a party to any agreement pursuant to which any Person is entitled to elect, designate or nominate any director of the Company or any of the Company Subsidiaries.

(c) No subsidiary of the Company owns any shares of Company Common Stock.

SECTION 4.04. Authority; Execution and Delivery; Enforceability.

(a) The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement, subject, in the case of the Merger, to the receipt of the Company Stockholder Approval. The Board of Directors of the Company (the “Company Board”) has adopted resolutions, by unanimous vote at a meeting duly called at which a quorum of directors of the Company was present, (i) approving the execution, delivery and performance of this Agreement and the transactions contemplated hereby, including the Merger, (ii) determining that entering into this Agreement is in the best interests of the Company and its stockholders, (iii) declaring this Agreement advisable and (iv) recommending that the Company’s stockholders adopt this Agreement (the “Company Recommendation”) and directing that this Agreement be submitted to the Company’s stockholders for adoption at a duly held meeting of such stockholders for such purpose (the “Company Stockholders Meeting”). As of the date of this Agreement, such resolutions have not been amended or withdrawn. Except for the adoption of this Agreement by the stockholders of the Company in accordance with the Company’s Charter and the DGCL (the “Company Stockholder Approval”), no

other corporate proceedings on the part of the Company are necessary to authorize, adopt or approve, as applicable, the Transaction Agreements or to consummate the Transactions (except for the filing of the appropriate merger documents as required by the DGCL and NCBCA). The Company has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by Parent and Merger Sub, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity.

(b) (i) The Company Board has adopted such resolutions as are necessary to render inapplicable to the Transaction Agreements and the Transactions the restrictions on “business combinations” (as defined in Section 203 of the DGCL) as set forth in Section 203 of the DGCL and (ii) no other “fair price”, “moratorium”, “control share acquisition” or other similar antitakeover statute or similar statute or regulation applies to the Company with respect to the Transaction Agreements or the Transactions.

SECTION 4.05. No Conflicts; Consents. (a) The execution and delivery by the Company of this Agreement does not, and the performance by it of its obligations hereunder and the consummation of the Merger and the other transactions contemplated by this Agreement will not, (i) conflict with, or result in any violation of any provision of, the Company Charter, the Company By-laws or the comparable charter or organizational documents of any Company Subsidiary (assuming that the Company Stockholder Approval is obtained), (ii) conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation, any obligation to make an offer to purchase or redeem any Indebtedness or capital stock or any loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any Company Subsidiary under, any provision of any Contract to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets is bound or any Company Permit or (iii) conflict with, or result in any violation of any provision of, subject to the filings and other matters referred to in Section 4.05(b), any Judgment or Law, in each case, applicable to the Company or any Company Subsidiary or their respective properties or assets (assuming that the Company Stockholder Approval is obtained), other than, in the case of clauses (ii) and (iii) above, any matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect (it being agreed that for purposes of this Section 4.05(a), effects resulting from or arising in connection with the execution and delivery of this Agreement, as set forth in clause (iv) of the definition of the term “Material Adverse Effect”, shall not be excluded in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur) and would not prevent or materially impede, interfere with, hinder or delay the consummation of the Merger.

(b) No Consent of or from, or registration, declaration, notice or filing made to or with any Governmental Entity is required to be obtained or made by or with respect to the Company or any Company Subsidiary in connection with the execution and delivery of this Agreement or its performance of its obligations hereunder or the consummation of the Transactions, other than (i) (A) the filing with the SEC of the Joint Proxy Statement in definitive form, the filing with the SEC, and the declaration of effectiveness under the Securities Act, of the Form S-4 and (B) the filing with the SEC of such reports and other filings under, and such other compliance with, the Exchange Act and the Securities Act, and the rules and regulations thereunder, as may be required in connection with the Transaction Agreements or the Transactions, (ii) compliance with and filings under the HSR Act, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, the filing of the Articles of Merger with the Secretary of State of the State of North Carolina and the filing of appropriate documents with the relevant authorities of the other jurisdictions in which Parent and the Company are qualified to do business, (iv) such Consents, registrations, declarations, notices or filings as are required to be made or obtained under the securities or “blue sky” laws of various states in connection with the issuance of the shares of Parent Common Stock to be issued as Merger Consideration, (v) such filings with and approvals of the NYSE as are required to permit the consummation of the Merger and the listing of the shares of Parent Common Stock to be issued as Merger Consideration and (vi) such other matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect

(it being agreed that for purposes of this Section 4.05(b), effects resulting from or arising in connection with the execution and delivery of this Agreement, as set forth in clause (iv) of the definition of the term “Material Adverse Effect”, shall not be excluded in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur) and would not prevent or materially impede, interfere with, hinder or delay the consummation of the Merger.

SECTION 4.06. SEC Documents; Undisclosed Liabilities. (a) The Company has furnished or filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) required to be furnished or filed by the Company with the SEC since January 1, 2012 (such documents, together with any documents filed with the SEC during such period by the Company on a voluntary basis on a Current Report on Form 8-K, but excluding the Joint Proxy Statement and the Form S-4, being collectively referred to as the “Company SEC Documents”).

(b) Each Company SEC Document (i) at the time filed, complied in all material respects with the requirements of SOX and the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Document and (ii) did not at the time it was filed (or if amended or superseded by a filing or amendment prior to the date of this Agreement, then at the time of such filing or amendment) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the consolidated financial statements of the Company included in the Company SEC Documents complied at the time it was filed as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(c) Except (i) as reflected or reserved against in the Company’s consolidated audited balance sheet as of May 31, 2013 (or the notes thereto) as included in the Filed Company SEC Documents, (ii) for liabilities and obligations incurred since May 31, 2013 in the ordinary course of business and (iii) for liabilities and obligations incurred as permitted by this Agreement, neither the Company nor any Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect.

(d) Each of the chief executive officer of the Company and the chief financial officer of the Company (or each former chief executive officer of the Company and each former chief financial officer of the Company, as applicable) has made all applicable certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX with respect to the Company SEC Documents, and the statements contained in such certifications are true and accurate. None of the Company or any of the Company Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX.

(e) The Company maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance (A) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied, (B) that transactions are executed only in accordance with the authorization of management and (C) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s properties or assets.

(f) The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) utilized by the Company are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the

Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information required to be disclosed is accumulated and communicated to the management of the Company, as appropriate, to allow timely decisions regarding required disclosure and to enable the chief executive officer and chief financial officer of the Company to make the certifications required under the Exchange Act with respect to such reports.

(g) Neither the Company nor any of the Company Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of the Company Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of the Company Subsidiaries in the Company’s or such Company Subsidiary’s published financial statements or other the Company SEC Documents.

(h) Since May 31, 2013, none of the Company, the Company’s independent accountants, the Company Board or the audit committee of the Company Board has received any oral or written notification of any (x) “significant deficiency” in the internal controls over financial reporting of the Company, (y) “material weakness” in the internal controls over financial reporting of the Company or (z) fraud, whether or not material, that involves management or other employees of the Company who have a significant role in the internal controls over financial reporting of the Company.

(i) None of the Company Subsidiaries is, or has at any time since January 1, 2012 been, subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act.

SECTION 4.07. Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 or any amendment or supplement thereto is declared effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Joint Proxy Statement will, at the date it is first mailed to each of Parent’s shareholders and the Company’s stockholders or at the time of each of the Parent Shareholders Meeting and the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Joint Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Merger Sub for inclusion or incorporation by reference therein.

SECTION 4.08. Absence of Certain Changes or Events. From May 31, 2013 to the date of this Agreement, there has not occurred any fact, circumstance, effect, change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect. From May 31, 2013 to the date of this Agreement, the Company and the Company Subsidiaries have conducted the business of the Company and the Company Subsidiaries in the ordinary course in all material respects.

SECTION 4.09. Taxes.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(i) Each of the Company and each Company Subsidiary (A) has duly and timely filed, or caused to be filed, taking into account any extensions, all Tax Returns required to have been filed by it and such Tax Returns are true, correct and complete, and (B) has duly and timely paid all Taxes required to have been paid by it (including any Taxes required to be withheld from amounts owing to any employee, creditor, stockholder or other third party) except, in each case of clauses (A) and (B), with respect to matters contested in good faith in appropriate proceedings and for which adequate reserves have been established in accordance with GAAP in the Company SEC Documents.

(ii) To the Knowledge of the Company, no claim has been made in the past three years by a Governmental Entity in a jurisdiction where the Company or any Company Subsidiary does not file Tax Returns that the Company or any Company Subsidiary is or may be subject to Taxes in such jurisdiction.

(iii) Neither the Company nor any Company Subsidiary has received any written notice of any audit, judicial proceeding or other examination against or with respect to the Company or any Company Subsidiary with respect to Taxes. As of the date of this Agreement, there are no pending requests for waivers of time to assess any Tax.

(iv) Neither the Company nor any Company Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to the assessment or collection of any Taxes, which waiver or extension is currently in effect (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business).

(v) There are no liens or other security interests upon any property or assets of the Company or any Company Subsidiary for Taxes, except for liens for Taxes (A) not yet due and payable or (B) being contested in good faith and for which adequate reserves have been established in accordance with GAAP in the Company SEC Documents.

(vi) Neither the Company nor any Company Subsidiary is a party to or is bound by any Tax sharing, allocation or indemnification agreement (other than (A) any such agreement exclusively between or among the Company and/or wholly owned Company Subsidiaries and (B) (1) any lease or financing arrangement or (2) any other agreement (a) the primary purpose of which is not the allocation or payment of Tax liability and (b) that was entered into in the ordinary course of business). Neither the Company nor any Company Subsidiary is or may be liable under Treasury Regulation section 1.1502-6 (or any similar provision of the Tax Laws of any state, local or foreign jurisdiction) for Taxes of any person other than the Company and the Company Subsidiaries.

(vii) Within the past two years, neither the Company nor any Company Subsidiary has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify for tax-free treatment under Section 355 of the Code.

(viii) Neither the Company nor any Company Subsidiary has been a party to a transaction that, as of the date of this Agreement, constitutes a “listed transaction” for purposes of Section 6011 of the Code and applicable Treasury Regulations thereunder (or a similar provision of state law).

(b) The Company had Federal net operating loss carryforwards of at least $409 million as of May 31, 2013. As of immediately prior to the Effective Time, such net operating loss carryforwards will not be subject to limitation under Section 382 of the Code or any similar provision of applicable Tax Law (not taking into account the effect, if any, of this Agreement).

SECTION 4.10. Intended Tax Treatment. Neither the Company nor any Company Subsidiary has taken or agreed to take any action or knows of the existence of any fact that is reasonably likely to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

SECTION 4.11. Benefits Matters; ERISA Compliance. (a) Section 4.11(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a complete and correct list identifying any material Company Benefit Plan. The Company has delivered or made available to Parent true and complete copies of (i) all material Company Benefit Plans or, in the case of any unwritten material Company Benefit Plan, a description thereof, (ii) the most recent annual report on Form 5500 (other than Schedule SSA thereto) filed with the Internal Revenue Service (the “IRS”) with respect to each material Company Benefit Plan (if any such report was required), (iii) the most recent summary plan description for each material Company Benefit Plan for which such summary plan description is required, (iv) each trust agreement and group annuity contract relating to any material Company Benefit Plan and (v) the most recent financial statements and actuarial reports for each Company Benefit Plan (if any). For purposes of this Agreement, “Company Benefit Plans” means, collectively (A) all “employee pension benefit plans” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), other than any plan which is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”), “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) and all other bonus, pension, profit sharing, retirement, deferred compensation, incentive compensation, equity or equity-based compensation, severance, retention, change in control, disability, vacation, death benefit, hospitalization, medical or other plans, arrangements or understandings providing, or designed to provide, material benefits to any current or former directors, officers, employees or consultants of the Company or any Company Subsidiary and (B) all employment, consulting, indemnification, severance, retention, change of control or termination agreements or arrangements between the Company or any Company Subsidiary and any current or former directors, officers, employees or consultants of the Company or any Company Subsidiary.

(b) All Company Benefit Plans which are intended to be qualified under Section 401(a) of the Code have been the subject of, have timely applied for or have not been eligible to apply for, as of the date of this Agreement, determination letters from the IRS to the effect that such Company Benefit Plans and the trusts created thereunder are so qualified, and no such determination letter has been revoked nor, to the Knowledge of the Company, has revocation been threatened, nor has any such Company Benefit Plan been amended since the date of its most recent determination letter or application therefor in any respect that would adversely affect its qualification.

(c) Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) no Company Benefit Plan which is subject to Title IV of ERISA, Section 302 of ERISA, Section 412 of the Code or Section 4971 of the Code (a “Company Pension Plan”) has failed to meet any “minimum funding standards”, as applicable (as such terms are defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived, (iii) none of the Company, any Company Subsidiary, any officer of the Company or any Company Subsidiary or any Company Benefit Plans which are subject to ERISA, including the Company Pension Plans, any trust created thereunder or, to the Knowledge of the Company, any trustee or administrator thereof, has engaged in a “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that could subject the Company, any Company Subsidiary or any officer of the Company or any Company Subsidiary to the Tax or penalty on prohibited transactions imposed by the Code, ERISA or other applicable Law, (iv) no Company Pension Plans or related trusts have been terminated, nor is there any intention or expectation to terminate any Company Pension Plans or related trusts, (v) no Company Pension Plans or related trusts are the subject of any proceeding by any Person, including any Governmental Entity, that would be reasonably expected to result in a termination of any Company Pension Plan or related trust, and (vi) there has not been any “reportable event” (as that term is defined in Section 4043 of ERISA) with respect to any Company Pension Plan during the last six years as to which the 30-day advance-notice requirement has not been waived. Neither the Company nor any Company Subsidiary has, or within the past six years had, contributed to, been required to contribute to, or has any liability (including “withdrawal liability” within the meaning of Title IV of ERISA) with respect to, any Multiemployer Plan.

(d) With respect to each Company Benefit Plan that is an employee welfare benefit plan (including any “health reimbursement account”), such Company Benefit Plan (including any Company Benefit Plan covering retirees or other former employees) may be amended to reduce benefits or limit the liability of the Company or the Company Subsidiaries or terminated, in each case, without material liability to Parent and its Subsidiaries on or at any time after the Effective Time.

(e) No Company Benefit Plan provides health, medical or other welfare benefits after retirement or other termination of employment (other than for continuation coverage required under Section 4980(B)(f) of the Code or applicable Law where the cost thereof is borne entirely by the former employee (or his or her eligible dependents or beneficiaries)).

(f) Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) each Company Benefit Plan and its related trust, insurance contract or other funding vehicle has been administered in accordance with its terms and is in compliance with ERISA, the Code and all other Laws applicable to such Company Benefit Plan and (ii) the Company and each of the Company Subsidiaries is in compliance with ERISA, the Code and all other Laws applicable to the Company Benefit Plans.

(g) Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, there are no pending or, to the Knowledge of the Company, threatened claims by or on behalf of any participant in any of the Company Benefit Plans, or otherwise involving any such Company Benefit Plan or the assets of any Company Benefit Plan, other than routine claims for benefits.

(h) Except as provided by this Agreement or pursuant to applicable Law, none of the execution and delivery of the Transaction Agreements, the obtaining of the Company Stockholder Approval or the consummation of the Transactions (alone or in conjunction with any other event, including any termination of employment on or following the Effective Time) will (A) entitle any current or former director, officer, employee or consultant of the Company or any of the Company Subsidiaries to any compensation or benefit, (B) accelerate the time of payment or vesting, or trigger any payment or funding, of any compensation or benefits or trigger any other material obligation under any Company Benefit Plan or (C) result in any breach or violation of, default under or limit the Company’s right to amend, modify or terminate any Company Benefit Plan.

(i) Since January 1, 2011, there has been, and in connection with the consummation of the transactions contemplated hereby there will be, no disallowance of a deduction under Section 162(m) or 280G of the Code for any amount paid or payable by the Company or any Company Subsidiary as employee compensation, whether under any contract, plan, program or arrangement, understanding or otherwise, that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

(j) Each Company Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) that is subject to Section 409A of the Code has since (i) January 1, 2005 been maintained and operated in good faith compliance with Section 409A of the Code and Notice 2005-1 and (ii) January 1, 2009, been in documentary and operational compliance in all material respects with Section 409A of the Code.

(k) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, all contributions required to be made to any Company Benefit Plan by applicable Law, regulation, any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Company Benefit Plan, for any period through the date hereof have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the financial statements set forth in the Company SEC Documents. Each Company Benefit Plan that is an employee welfare benefit plan under Section 3(1) of ERISA either (i) is funded through an insurance company contract and is not a “welfare benefit fund” within the meaning of Section 419 of the Code or (ii) is unfunded.

(l) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, there does not now exist, nor do any circumstances exist that are reasonably likely to result in, any Controlled Group Liability that would be a liability of the Company or any

Company Subsidiary following the Closing, other than any such Controlled Group Liability relating to any Company Benefit Plan. Without limiting the generality of the foregoing, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any Company Subsidiary, nor any of their respective ERISA Affiliates, has engaged in any transaction described in (i) Section 4069 or (ii) Section 4204 or 4212 of ERISA with respect to any Multiemployer Plans.

SECTION 4.12. Litigation. There is no, and since January 1, 2012 there has been no, suit, action or other proceeding pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary or any of their respective properties or assets that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect. There is no, and since January 1, 2012 there has been no, Judgment outstanding against or, to the Knowledge of the Company, investigation by any Governmental Entity involving the Company or any Company Subsidiary or any of their respective properties or assets that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

SECTION 4.13. Compliance with Applicable Laws. Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, the Company and the Company Subsidiaries are, and since January 1, 2012 have been, in compliance with all applicable Laws and the Company Permits. Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, there is no, and since January 1, 2012, there has been no, action, demand or investigation by or before any Governmental Entity pending or, to the Knowledge of the Company, threatened alleging that the Company or a Company Subsidiary is not in compliance with any applicable Law or the Company Permit or which challenges or questions the validity of any rights of the holder of any Company Permit. To the Knowledge of the Company, the Company is, and since January 1, 2012, has been, in compliance with the FCPA and any rules and regulations thereunder, other than as has not had and would not reasonably be expected to have a Company Material Adverse Effect. This section does not relate to Tax matters, employee benefits matters, environmental matters or Intellectual Property Rights matters, which are the subjects of Sections 4.09, 4.11, 4.14 and 4.17, respectively.

SECTION 4.14. Environmental Matters. Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect:

(a) the Company and the Company Subsidiaries are and, since January 1, 2010, have been, in compliance with all Environmental Laws, and neither the Company nor any Company Subsidiary has received any (i) written communication from a Governmental Entity or other Person that alleges that the Company or any Company Subsidiary is in violation of, or has liability under, any Environmental Law or any Permit issued pursuant to Environmental Law or (ii) written request for information pursuant to any Environmental Law that is outstanding or unresolved (including any such request relating to the new source review, NESHAPs or other requirements under the Clean Air Act) that would form the basis of any violation or liability under Environmental Law;

(b) the Company and the Company Subsidiaries have obtained and are and, since January 1, 2010, have been, in compliance with all Permits required pursuant to any Environmental Law for the operations (as currently conducted) of the Company, the Company Subsidiaries and the Company Properties and all such Permits are valid and in good standing and will not be subject to modification or revocation as a result of the transactions contemplated by this Agreement;

(c) to the Knowledge of the Company and the Company Subsidiaries, maintaining or achieving compliance with applicable Environmental Laws, including any requirement to install, upgrade or replace pollution control equipment, meet emission standards or otherwise comply with the Clean Air Act, to surrender or acquire emission allowances or credits or otherwise comply with AB32, or to reclaim or restore any mined real properties, will not require the Company or the Company Subsidiaries to incur costs beyond those reflected or reserved against in the Company’s consolidated audited balance sheet as of May 31, 2013 (or the notes thereto) as included in the Filed Company SEC Documents;

(d) there are no Environmental Claims pending or, to the Knowledge of the Company, threatened against the Company or any of the Company Subsidiaries;

(e) there has been no Release of, or exposure to, any Hazardous Material that would reasonably be expected to form the basis of any Environmental Claim against the Company or any of the Company Subsidiaries or against any Person whose liabilities for such Environmental Claim the Company or any of the Company Subsidiaries has, or may have, retained or assumed, either contractually or by operation of Law;

(f) neither the Company nor any of the Company Subsidiaries has retained or assumed, either contractually or by operation of Law, any liabilities or obligations (including any reclamation obligations) that would reasonably be expected to form the basis of any Environmental Claim against the Company or any of the Company Subsidiaries; and

(g) with respect to the real properties owned, leased or mined by the Company or any Company Subsidiary, there are and have been no significant and substantial mining safety or health hazards or “pattern of violations”, as regulated or defined under the MSHA, or similar safety or health hazards at any such property arising under the OSHA or any other federal, state or local Law similar to MSHA or OSHA, which would reasonably be expected to result in the Company or any Company Subsidiary incurring any liability or require the Company or any Company Subsidiary to cease operations at such property.

SECTION 4.15. Contracts. (a) As of the date of this Agreement, neither the Company nor any Company Subsidiary is a party to any Contract required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act (a “Filed Company Contract”) that has not been so filed.

(b) Section 4.15 of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list, and the Company has made available to Parent true and complete copies, of (i) each agreement, Contract, understanding, or undertaking to which the Company or any of the Company Subsidiaries is a party that (A) restricts the ability of the Company or the Company Subsidiaries to compete in any business or with any Person in any geographical area in a manner that is material to the Company and the Company Subsidiaries, taken as a whole or (B) would restrict in any respect the ability of Parent or any of the Parent Subsidiaries to compete in any business or with any Person in any geographical area after the Effective Time, (ii) each loan and credit agreement, Contract, note, debenture, bond, indenture, mortgage, security agreement, pledge, or other similar agreement pursuant to which any material Indebtedness of the Company or any of the Company Subsidiaries is outstanding or may be incurred, other than any such agreement between or among the Company and the wholly owned Company Subsidiaries, (iii) each partnership, joint venture or similar agreement, Contract, understanding or undertaking to which the Company or any of the Company Subsidiaries is a party relating to the formation, creation, operation, management or control of any partnership or joint venture, in each case, material to the Company and the Company Subsidiaries, taken as a whole, and (iv) each agreement, Contract, understanding or undertaking relating to the disposition or acquisition by the Company or any of the Company Subsidiaries, other than in the ordinary course of business, of any material business or any material amount of assets (excluding dispositions or acquisitions which were consummated prior to the date of this Agreement). Each agreement, Contract, understanding or undertaking of the type described in this Section 4.15(b) and each Filed Company Contract is referred to herein as a “Company Material Contract”.

(c) Except for matters which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) each Company Material Contract (including, for purposes of this Section 4.15(c), any Contract entered into after the date of this Agreement that would have been a Company Material Contract if such Contract existed on the date of this Agreement) is a valid, binding and legally enforceable obligation of the Company or one of the Company Subsidiaries, as the case may be, and, to the Knowledge of the Company, of the other parties thereto, except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity, (ii) each such Company Material Contract is in full force and effect and (iii) none of the Company or any of the Company Subsidiaries is (with or without notice or lapse of time, or both) in breach or default under any such Company Material Contract and, to the Knowledge of the Company, no other party to any such Company Material Contract is (with or without notice or lapse of time, or both) in breach or default thereunder.

SECTION 4.16. Properties. (a) The Company and each Company Subsidiary has good and valid title to, and with respect to real property owned by the Company or any Company Subsidiary, insurable fee simple interest in, or valid license or leasehold interests in, all their respective properties and assets (the “Company Properties”) except (i) for Liens permitted by the penultimate sentence of this Section 4.16(a) and (ii) in respects that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company Properties are, in all respects, adequate and sufficient, and in satisfactory condition, to support the operations of the Company and the Company Subsidiaries as presently conducted, except in respects that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. All of the Company Properties owned by the Company or any Company Subsidiary are owned free and clear of all Liens, except for (i) Liens on material Company Properties that, individually or in the aggregate, do not materially impair and would not reasonably be expected to materially impair, the continued use and operation of such material Company Property to which they relate in the conduct of the Company and the Company Subsidiaries as presently conducted, (ii) Permitted Liens and (iii) Liens that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. This Section 4.16(a) does not relate to Intellectual Property Rights matters, which are the subject of Section 4.17.

(b) The Company and each of the Company Subsidiaries has complied with the terms of all leases, subleases and licenses entitling it to the use of real property owned by third parties (the “Company Leases”), and all the Company Leases are valid and in full force and effect, except, in each case, as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company and each Company Subsidiary is in exclusive possession of the properties or assets purported to be leased under all the Company Leases, except for (i) such failures to have such possession of material properties or assets as, individually or in the aggregate, do not materially impair and would not reasonably be expected to materially impair, the continued use and operation of such material assets to which they relate in the conduct of the Company’s and the Company Subsidiaries’ business as presently conducted and (ii) failures to have such possession of properties or assets as, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

SECTION 4.17. Intellectual Property. The Company and the Company Subsidiaries own, or are validly licensed or otherwise have the right to use, all patents, patent applications, trademarks, trademark rights, trade names, service marks, copyrights, trade secrets, designs, domain names, data, databases, processes, methods, schematics, technology, software, know-how, documentation, and other intellectual property rights (collectively, “Intellectual Property Rights”) as used in their business as presently conducted, except where the failure to own or have the right to use such Intellectual Property Rights, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. No actions, suits or other proceedings are pending or, to the Knowledge of the Company, threatened that allege that the Company or any of the Company Subsidiaries is infringing, misappropriating or otherwise violating any Person’s Intellectual Property Rights, except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, no Person is infringing, misappropriating or otherwise violating any Intellectual Property Right owned by the Company or any of the Company Subsidiaries, except for such infringement, misappropriation or violation that, individually or in the aggregate, has not had and would not reasonably be expected to have, a Company Material Adverse Effect. Since January 1, 2012, no prior or current employee or officer or any prior or current consultant or contractor of the Company or any of the Company Subsidiaries has asserted or, to the Knowledge of the Company, has any ownership in any Intellectual Property Rights owned by the Company or any of the Company Subsidiaries, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

SECTION 4.18. Labor Matters. As of the date of this Agreement, Section 4.18 of the Company Disclosure Letter sets forth a true and complete list of all collective bargaining or other labor union contracts applicable to any employees of the Company or any of the Company Subsidiaries. To the Knowledge of the Company, as of the date of this Agreement, no labor organization or group of employees of the Company or any Company Subsidiary has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority. To the Knowledge of the Company, as of the date of this Agreement, there are no material organizing activities, strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances, or other material labor disputes pending or threatened against or involving the Company or any Company Subsidiary. None of the Company or any of the Company Subsidiaries has breached or otherwise failed to comply with any provision of any collective bargaining agreement or other labor union Contract applicable to any employees of the Company or any of the Company Subsidiaries, except for any breaches or failures to comply that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. There are no written grievances or written complaints by represented employees of the Company or its Subsidiaries and, to the Knowledge of the Company, no such grievances or complaints are threatened, in each case, that individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect. The Company has made available to Parent true and complete copies of all collective bargaining agreements and other material labor union contracts (including all amendments thereto) applicable to any employees of the Company or any Company Subsidiary (the “Company CBAs”). Except as otherwise set forth in the Company CBAs, neither the Company nor any Company Subsidiary (a) as of the date of this Agreement, has entered into any agreement, arrangement or understanding, whether written or oral, with any union, trade union, works council or other employee representative body or any material number or category of its employees which would prevent, restrict or materially impede the consummation of the Transactions or the implementation of any layoff, redundancy, severance or similar program within its or their respective workforces (or any part of them) or (b) has any express commitment, whether legally enforceable or not, to, or not to, modify, change or terminate any Company CBAs. Except for the labor organizations identified in the Company CBAs, no labor organization or group of employees represents or purports to represent any employees of the Company or any of the Company Subsidiaries with respect to their service to the Company or any of the Company Subsidiaries.

SECTION 4.19. Brokers’ Fees and Expenses. No broker, investment banker, financial advisor or other Person, other than Citigroup Global Markets Inc. (the “Company Financial Advisor”), the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company. Prior to the execution of this Agreement, the Company has furnished to Parent true and complete copies of all agreements between or among the Company and the Company Financial Advisor relating to the Transactions.

SECTION 4.20. Opinion of Financial Advisor. The Company Board has received an opinion from the Company Financial Advisor to the effect that, as of the date of such opinion, and subject to the assumptions, limitations, qualifications and conditions set forth therein, the Exchange Ratio in the Merger was fair, from a financial point of view, to the holders of Company Common Stock. Promptly after the execution of this Agreement, the Company will furnish Parent, solely for informational purposes, a true and complete copy of the written opinion of the Company Financial Advisor.

SECTION 4.21. Insurance. Each of the Company and the Company Subsidiaries maintains insurance policies with reputable insurance carriers against all risks of a character and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each insurance policy of the Company or any Company Subsidiary is in full force and effect and was in full force and effect during the periods of time such insurance policy are purported to be in effect, and (ii) neither the Company nor any of the Company Subsidiaries is (with or without notice or lapse of time, or both) in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice) under any such policy. There is no claim by the Company or any of the Company Subsidiaries pending under any such policies that (a) to the Knowledge of the Company, has been denied or disputed by the insurer other than denials and disputes in the ordinary course of business consistent with past practice or (b) if not paid would constitute a Company Material Adverse Effect.

SECTION 4.22. Affiliate Transactions. Except for (i) employment-related Contracts filed or incorporated by reference as an exhibit to the Filed Company SEC Documents or (ii) the Company Benefits Plans, Section 4.22 of the Company Disclosure Letter sets forth a correct and complete list of the contracts or arrangements that are in existence as of the date of this Agreement between the Company or any of its Subsidiaries, on the one hand, and, on the other hand, any (x) present executive officer or director of the Company, (y) Person that, to the Knowledge of the Company, is the record or beneficial owner of more than 5% of the shares of Company Common Stock as of the date hereof or (z) to the Knowledge of the Company, any affiliate of any such executive officer, director or owner (other than the Company or any of the Company Subsidiaries).

SECTION 4.23. No Other Representations or Warranties. Except for the representations and warranties contained in Article III, the Company acknowledges that none of Parent, the Parent Subsidiaries or any other Person on behalf of Parent makes any other express or implied representation or warranty whatsoever, and specifically (but without limiting the generality of the foregoing) that none of Parent, the Parent Subsidiaries or any other Person on behalf of Parent makes any representation or warranty with respect to: (i) any projections, estimates or budgets delivered or made available to the Company or any of its affiliates or Representatives of future revenues, results of operations (or any component thereof), cash flows or financial condition (or any component thereof) of Parent and the Parent Subsidiaries or (ii) the future business and operations of Parent and the Parent Subsidiaries, including in the case of (i) and (ii) with respect to any information, documents, projections, forecasts or other material made available to the Company or its affiliates and Representatives in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement, and the Company has not relied on any such information or any representation or warranty not set forth in Article III.

ARTICLE V

Covenants Relating to Conduct of Business

SECTION 5.01. Conduct of Business. (a) Conduct of Business by Parent. Except for matters set forth in Section 5.01(a) of the Parent Disclosure Letter or otherwise expressly permitted or expressly contemplated by this Agreement or required by applicable Law or with the prior written consent of the Company (which shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement to the Effective Time, or, if earlier, the termination of this Agreement in accordance with its terms, Parent shall, and shall cause each Parent Subsidiary to, (i) conduct its business in the ordinary course consistent with past practice in all material respects and (ii) use reasonable best efforts to preserve intact its business organization and advantageous business relationships and keep available the services of its current officers and employees. In addition, and without limiting the generality of the foregoing, except for matters set forth in the Parent Disclosure Letter or otherwise expressly permitted or expressly contemplated by this Agreement or required by applicable Law or with the prior written consent of the Company (which shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement to the Effective Time, or, if earlier, the termination of this Agreement in accordance with its terms, Parent shall not, and shall not permit any Parent Subsidiary to, do any of the following:

(i) (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property or any combination thereof) in respect of, any of its capital stock, other equity interests or voting securities, other than (x) regular quarterly cash dividends of $0.40 per share of Parent Common Stock payable by Parent in respect of shares of Parent Common Stock with declaration, record and payment dates consistent with past practice and in accordance with Parent’s current dividend policy and (y) dividends and distributions by a direct or indirect wholly owned Parent Subsidiary to its parent, (B) split, combine, subdivide or reclassify any of its capital stock, other equity interests or voting securities, or securities convertible into or exchangeable or exercisable for capital stock or other equity interests or voting securities or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its capital stock, other equity interests or voting securities or (C) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock or voting securities of, or equity interests in, Parent or any Parent Subsidiary or any securities of Parent or any Parent Subsidiary convertible into or exchangeable or exercisable for capital stock or voting securities of, or equity interests in, Parent or any Parent Subsidiary, or any warrants, calls, options or other rights to acquire any such capital stock, securities or interests, other than (1) the acquisition by Parent of shares of Parent Common Stock in connection with the surrender of shares of Parent Common Stock by holders of Parent Stock Options in order to pay the exercise price thereof, (2) the withholding of shares of Parent Common Stock to satisfy tax obligations with respect to awards granted pursuant to the Parent Stock Plans and (3) the acquisition by Parent of awards granted pursuant to the Parent Stock Plans in connection with the forfeiture of such awards;

(ii) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien (except for transactions among Parent and wholly owned Parent Subsidiaries and for any liens in favor of the administrative agent under Parent’s existing credit agreement) (A) any shares of capital stock of Parent or any Parent Subsidiary (other than the issuance of Parent Common Stock upon the exercise of Parent Stock Options and the vesting or delivery of other awards pursuant to the Parent Stock Plans), (B) any other equity interests or voting securities of Parent or any Parent Subsidiary, (C) any securities convertible into or exchangeable or exercisable for capital stock or voting securities of, or other equity interests in, Parent or any Parent Subsidiary, (D) any warrants, calls, options or other rights to acquire any capital stock or voting securities of, or other equity interests in, Parent or any Parent Subsidiary, (E) any rights issued by Parent or any Parent Subsidiary that are linked in any way to the price of any class of Parent Capital Stock or any shares of capital stock of any Parent Subsidiary, the value of Parent, any Parent Subsidiary or any part of Parent or any Parent Subsidiary or any dividends or other distributions declared or paid on any shares of capital stock of Parent or any Parent Subsidiary, (F) any Parent Voting Debt, or (G) any Parent Preferred Stock, except, in each case (A)-(F), for grants of awards pursuant to and in accordance with the Parent Stock Plans;

(iii) amend the Parent Articles or the Parent By-laws, except as may be required by Law or the rules and regulations of the SEC or the NYSE;

(iv) make any material change in financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP (after the date of this Agreement);

(v) (A) directly or indirectly acquire or agree to acquire in any transaction any equity interest in or business of any firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity or division thereof or any properties or assets (other than purchases of supplies and inventory in the ordinary course of business consistent with past practice or any transaction solely between Parent and a wholly owned Parent Subsidiary or between wholly owned Parent Subsidiaries), other than any of the foregoing that would not reasonably be expected to delay or make it more difficult to obtain any authorization, consent or approval required in connection with the Merger and that would not reasonably be expected to prevent or materially delay or impede the consummation of the transactions contemplated by this Agreement, including the Merger or (B) solicit or enter into any transaction or Contract requiring (including because conditioned upon), or reasonably expected to cause, Parent to abandon, terminate, materially delay or not consummate the Transactions, or requiring, or reasonably expected to cause, Parent to fail to comply in any material respect with this Agreement;

(vi) take any actions or omit to take any actions that would or would be reasonably likely to (i) result in any of the conditions set forth in Article VII not being satisfied, (ii) result in new or additional required approvals from any Governmental Entity in connection with the Transactions or (iii) materially impair the ability of Parent, the Company or Merger Sub to consummate the Transactions in accordance with the terms of the applicable Transaction Agreements or materially delay such consummation; or

(vii) authorize any of, or commit, resolve or agree to take any of, the foregoing actions.

(b) Conduct of Business by the Company. Except for matters set forth in Section 5.01(b) of the Company Disclosure Letter or otherwise expressly permitted or expressly contemplated by this Agreement or required by applicable Law or with the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement to the Effective Time, or, if earlier, the termination of this Agreement in accordance with its terms, the Company shall, and shall cause each Company Subsidiary to, (i) conduct its business in the ordinary course consistent with past practice in all material respects and (ii) use reasonable best efforts to preserve intact its business organization and advantageous business relationships and keep available the services of its current officers and employees. In addition, and without limiting the generality of the foregoing, except for matters set forth in the Company Disclosure Letter or otherwise expressly permitted or expressly contemplated by this Agreement or required by applicable Law or with the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement to the Effective Time, or, if earlier, the termination of this Agreement in accordance with its terms, the Company shall not, and shall not permit any Company Subsidiary to, do any of the following:

(i) (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property or any combination thereof) in respect of, any of its capital stock, other equity interests or voting securities, other than dividends and distributions by a direct or indirect wholly owned Company Subsidiary to its parent, (B) split, combine, subdivide or reclassify any of its capital stock, other equity interests or voting securities, or securities convertible into or exchangeable or exercisable for capital stock or other equity interests or voting securities or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its capital stock, other equity interests or voting securities or (C) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock or voting securities of, or equity interests in, the Company or any Company Subsidiary or any securities of the Company or any Company Subsidiary convertible into or exchangeable or exercisable for capital stock or voting securities of, or equity interests in, the Company or any Company Subsidiary, or any warrants, calls, options or other rights to acquire any such capital stock, securities or interests, other than (1) the acquisition by the Company of shares of Company Common Stock in connection with the surrender of shares of Company Common Stock by holders of Company Stock Options in order to pay the exercise price thereof, (2) the withholding of shares of Company Common Stock to satisfy tax obligations with respect to awards granted pursuant to the Company Stock Plans and (3) the acquisition by the Company of awards granted pursuant to the Company Stock Plans in connection with the forfeiture of such awards;

(ii) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien (except for transactions among the Company and wholly owned Company Subsidiaries and for any liens in favor of the administrative agent under the Company’s existing credit agreement) (A) any shares of capital stock of the Company or any Company Subsidiary (other than the issuance of Company Common Stock upon the exercise of the Company Stock Options and the Company SARs and the vesting or delivery of other awards pursuant to the Company Stock Plans, in each case outstanding at the close of business on the date of this Agreement or as may be granted in accordance with the terms of this Agreement), (B) any other equity interests or voting securities of the Company or any Company Subsidiary, (C) any securities convertible into or exchangeable or exercisable for capital stock or voting securities of, or other equity interests in, the

Company or any Company Subsidiary, (D) any warrants, calls, options or other rights to acquire any capital stock or voting securities of, or other equity interests in, the Company or any Company Subsidiary, (E) any rights issued by the Company or any Company Subsidiary that are linked in any way to the price of any class of Company Capital Stock or any shares of capital stock of any Company Subsidiary, the value of the Company, any Company Subsidiary or any part of the Company or any Company Subsidiary or any dividends or other distributions declared or paid on any shares of capital stock of the Company or any Company Subsidiary, (F) any Company Voting Debt or (G) any Company Preferred Stock, except, in each case (A) – (F), for Company RSUs (other than “Matching RSUs” (as defined in the Company’s Management Deferred Compensation Plan)) to the extent required to be granted to employees and directors of the Company with respect to deferral elections pursuant to and in accordance with the Company’s Management Deferred Compensation Plan as in effect as of the date of this Agreement;

(iii) (A) amend the Company Charter or the Company By-laws or (B) amend in any material respect the charter or organizational documents of any Company Subsidiary, except, in the case of each of the foregoing clauses (A) and (B), as may be required by Law or the rules and regulations of the SEC or the NYSE;

(iv) (A)(1) grant to any current or former (a) director of the Company, (b) director of any Company Subsidiary (in his or her capacity as a director of a Company Subsidiary), (c) executive officer of the Company or (d) officer or employee of the Company or any Company Subsidiary who is a party to a Change in Control Severance Agreement or a participant in or party to any plan, program, policy, agreement or arrangement that provides for severance or similar payments in an amount equal to or in excess of one year’s salary to be made upon or following a change in control or similar event (alone or in conjunction with any other event, including any termination of employment on or following the Effective Time) (each such officer or employee, a “Change in Control Individual”), in each case, any increase in compensation, bonus or fringe or other benefits or grant any type of compensation or benefit to any such Person not previously receiving or entitled to receive such compensation, except to the extent required under any Company Benefit Plan as in effect as of the date of this Agreement (or any Company Benefit Plan entered into, adopted or amended following the date hereof to the extent permitted by Section 5.01(b)(iv)(D)), or (2) grant to any director of a Company Subsidiary (other than in his or her capacity as a director), or any officer or employee of the Company or any Company Subsidiary not described in Section 5.01(b)(iv)(A)(1), in each case, any increase in compensation, bonus or fringe or other benefits or grant any type of compensation or benefit to any such Person not previously receiving or entitled to receive such compensation, except in the ordinary course of business consistent with past practice or to the extent required under any Company Benefit Plan as in effect as of the date of this Agreement (or any Company Benefit Plan entered into, adopted or amended following the date hereof to the extent permitted by Section 5.01(b)(iv)(D)), (B) engage in promotions of employees, fill open employee positions or modify employee job descriptions, except in each case in the ordinary course of business consistent with past practice, (C) grant to any Person any severance, retention, change in control or termination compensation or benefits or any increase therein, except with respect to new hires or to employees in the context of promotions based on job performance or workplace requirements, in each case in the ordinary course of business consistent with past practice, or except to the extent required under any Company Benefit Plan as in effect as of the date of this Agreement (or any Company Benefit Plan entered into, adopted or amended following the date hereof to the extent permitted by Section 5.01(b)(iv)(D)), or (D) enter into or adopt any material Company Benefit Plan or amend in any material respect any material Company Benefit Plan or any award issued thereunder, except for any amendments in the ordinary course of business consistent with past practice or as necessary to comply with applicable Law (including Section 409A of the Code);

(v) make any material change in financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP (after the date of this Agreement);

(vi) directly or indirectly acquire or agree to acquire in any transaction any equity interest in or business of any firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity or division thereof or any properties or assets (other than purchases of supplies and inventory in the ordinary course of business consistent with past practice or any transaction solely between the Company and a wholly owned Company Subsidiary or between wholly owned Company Subsidiaries, in each case, in the ordinary course of business consistent with past practice) if the amount of the consideration paid or transferred by the Company and the Company Subsidiaries in connection with any such transactions would exceed $1,000,000 individually or $5,000,000 in the aggregate;

(vii) sell, lease (as lessor), license, mortgage, sell and leaseback or otherwise encumber or subject to any Lien, or otherwise dispose of any properties or assets (other than sales of products or services in the ordinary course of business consistent with past practice) or any interests therein that individually have a fair market value in excess of $1,000,000 or in the aggregate have a fair market value in excess of $5,000,000, except (A) any of the foregoing with respect to inventory in the ordinary course of business consistent with past practice, (B) any of the foregoing with respect to obsolete or worthless equipment in the ordinary course of business consistent with past practice or (C) in relation to mortgages, liens and pledges to secure Indebtedness for borrowed money permitted to be incurred under Section 5.01(b)(viii) and guarantees thereof and for any transactions among the Company and the wholly owned Company Subsidiaries in the ordinary course of business consistent with past practice;

(viii) incur any Indebtedness, except for (A) Indebtedness incurred in the ordinary course of business consistent with past practice not to exceed $5,000,000 in the aggregate; (B) Indebtedness in replacement of existing Indebtedness, provided that the execution, delivery, and performance of this Agreement and the consummation of the Transactions shall not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or any loss of a material benefit under, or result in the creation of any Lien, under such replacement Indebtedness; (C) guarantees by the Company of Indebtedness of any wholly owned Company Subsidiary and guarantees by any Company Subsidiary of Indebtedness of the Company or any other wholly owned Company Subsidiary, in each case, in the ordinary course of business consistent with past practice, (D) intercompany Indebtedness among the Company and the wholly owned Company Subsidiaries in the ordinary course of business consistent with past practice or (E) making borrowings under the Company’s revolving credit facility (as existing on the date hereof) in the ordinary course of business consistent with past practice; provided, however, that the Company shall coordinate with Parent in order to minimize the cost of repaying such borrowings at Closing, including with respect to any breakage costs;

(ix) make, or agree or commit to make, any capital expenditure except for capital expenditures (A) in accordance with the capital plans for 2014 set forth in Section 5.01(b)(ix) of the Company Disclosure Letter, (B) as required by a Governmental Entity or (C) in response to any emergency, whether caused by war, terrorism, weather events, public health events, outages or otherwise;

(x) (A) enter into or amend any Contract if such Contract or amendment of a Contract would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation of the Transactions or (B) solicit or enter into any transaction or Contract requiring (including because conditioned upon), or reasonably expected to cause, the Company to abandon, terminate, materially delay or not consummate the Transactions, or requiring, or reasonably expected to cause, the Company to fail to comply in any material respect with this Agreement;

(xi) enter into any new, or amend any, material Contract to the extent that, as a result of such entry or amendment, consummation of the Merger or compliance by the Company or any Company Subsidiary with the provisions of this Agreement would reasonably be expected to conflict with, or result in a violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation, any obligation to make an offer to purchase or redeem any Indebtedness or capital stock or any loss of a material benefit under, or result in the creation of any Lien upon any of the material properties or assets of the Company or any Company Subsidiary under, or require Parent, the Company or any of their respective Subsidiaries to license or transfer any of its material properties or assets under, or give rise to any increased, additional, accelerated, or guaranteed right or entitlements of any third party under, or result in any material alteration of, any provision of such Contract or amendment;

(xii) enter into, modify, amend, extend, renew, replace or terminate any collective bargaining or other labor union Contract applicable to the employees of the Company or any of the Company Subsidiaries, other than modifications, amendments, extensions, renewals, replacements or terminations of such Contracts in the ordinary course of business consistent with past practice;

(xiii) waive, release, assign, settle or compromise any claim, action or proceeding, other than waivers, releases, assignments, settlements or compromises that do not create obligations of the Company or any of the Company Subsidiaries other than the payment of monetary damages (a) equal to or less than the amounts reserved with respect thereto on the Filed Company SEC Documents or (b) not in excess of $1,000,000 in the aggregate;

(xiv) abandon, encumber, convey title (in whole or in part), exclusively license or grant any right or other licenses to material trademarks, trademark rights, trade names or service marks owned by or exclusively licensed to the Company or any Company Subsidiary, or enter into licenses or agreements that impose material restrictions upon the Company or any of its Affiliates with respect to trademarks, trademark rights, trade names or service marks owned by any third party, in each case other than in the ordinary course of business consistent with past practice;

(xv) other than in the ordinary course of business, materially amend or modify any Company Material Contract or enter into, materially amend or modify any Contract that would be a Company Material Contract if it had been entered into prior to the date of this Agreement;

(xvi) change any material method of Tax accounting, settle any material claim, action or proceeding relating to Taxes or make any material Tax election, in each case except for such actions taken in the ordinary course of business consistent with past practice;

(xvii) enter into any new line of business outside of its existing business;

(xviii) take any actions or omit to take any actions that would or would be reasonably likely to (i) result in any of the conditions set forth in Article VII not being satisfied, (ii) result in new or additional required approvals from any Governmental Entity in connection with the Transactions or (iii) materially impair the ability of Parent, the Company or Merger Sub to consummate the Transactions in accordance with the terms of the applicable Transaction Agreements or materially delay such consummation;

(xix) dissolve or liquidate any Company Subsidiary; or

(xx) authorize any of, or commit, resolve or agree to take any of, the foregoing actions.

(c) Control of Operations. Nothing contained in this Agreement shall give Parent or the Company, directly or indirectly, the right to control or direct the other party’s operations prior to the Effective Time.

SECTION 5.02. No Solicitation by the Company; Company Recommendation. (a) Except as otherwise provided in this Agreement, from the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with its terms, the Company shall not, nor shall it authorize or permit any of its Affiliates or any of its or their respective directors, officers or employees or any of their respective investment bankers, accountants, attorneys or other advisors, agents or representatives (collectively, “Representatives”) to, (i) directly or indirectly solicit or initiate, or knowingly encourage, induce or facilitate, any Company Takeover Proposal or any inquiry or proposal that may reasonably be expected to lead to a Company Takeover Proposal, or (ii) directly or indirectly participate in any discussions or negotiations with any Person regarding, or furnish to any Person any information with respect to, or cooperate in any way with any Person (whether or not a Person making a Company Takeover Proposal) with respect to, any Company Takeover Proposal or any inquiry or proposal that may reasonably be expected to lead to a Company Takeover Proposal. The Company shall, and shall cause its Affiliates and its and their respective Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any Company Takeover Proposal or any inquiry or proposal that may reasonably be expected to lead to a Company Takeover Proposal, request the prompt return or destruction of all confidential information previously furnished any such Person or its Representatives and immediately terminate all physical and electronic data room access previously granted to any such Person or its Representatives. Notwithstanding the foregoing, at any time prior to obtaining the Company Stockholder Approval, in response to a bona fide written Company Takeover Proposal that the Company Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) constitutes or is reasonably expected to result in a Superior Company Proposal, and which Company Takeover Proposal did not result from a breach of this Section 5.02(a) or the Letter Agreement, the Company, and its Representatives at the request of the Company may, subject to compliance with Section 5.02(c), (x) furnish information with respect to the Company and the Company Subsidiaries to the Person making such Company Takeover Proposal (and its Representatives) (provided that all such information has previously been provided to Parent or is provided to Parent prior to or substantially concurrent with the time it is provided to such Person) pursuant to a customary confidentiality agreement not less restrictive of such Person than the Confidentiality Agreement (other than with respect to “standstill” provisions), and (y) participate in discussions regarding the terms of such Company Takeover Proposal and the negotiation of such terms with, and only with, the Person or Persons making such Company Takeover Proposal (and such Person’s or Persons’ Representatives and financing sources). Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 5.02(a) by any Affiliates of the Company or any of its or their Representatives shall constitute a breach of this Section 5.02(a) by the Company.

(b) Except as set forth in this Section 5.02, neither the Company Board nor any committee thereof shall (i) (A) withdraw (or modify in any manner adverse to Parent), or propose publicly to withdraw (or modify in any manner adverse to Parent), the Company Recommendation or (B) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, any Company Takeover Proposal (any action in this clause (i) being referred to as a “Company Adverse Recommendation Change”) or (ii) adopt, or propose publicly to adopt, or allow the Company or any of its Affiliates to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, alliance agreement, partnership agreement or other agreement or arrangement (other than a confidentiality agreement referred to in Section 5.02(a)) relating to any Company Takeover Proposal. Notwithstanding the foregoing, at any time prior to obtaining the Company Stockholder Approval, the Company Board may (1) make a Company Adverse Recommendation Change or terminate this Agreement in accordance with Section 8.01(h), in each case following receipt of a Company Takeover Proposal after the execution of this Agreement that did not result from a breach of Section 5.02(a) or the Letter Agreement and that the Company Board determines in good faith, after consultation with outside counsel and a financial advisor of nationally recognized reputation, constitutes a Superior Company Proposal or (2) make a Company Adverse Recommendation Change in response to a Company Intervening Event, in each case referred to in the foregoing clauses (1) and (2), only if the Company Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) that the failure to do so would be inconsistent with its fiduciary duties under applicable Law; provided, however, that the Company shall not be entitled to exercise its rights to make a Company Adverse Recommendation Change or terminate this Agreement in accordance with Section 8.01(h) unless (i) the Company delivers to Parent a written notice (a “Company Notice”) advising Parent that the Company Board intends to take such action and specifying the reasons therefor, including in the case of a Superior Company Proposal, the terms and conditions of any Superior Company Proposal that is the basis of the proposed action by the Company Board and (ii) on or after the Applicable Time on the fourth Business Day following the day on which Parent received the Company Notice (it being understood that for purposes of calculating such four Business Days, the first Business Day shall be the first Business Day after the date of such receipt), the Company reaffirms in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) that (A) such Company Takeover Proposal continues to constitute a Superior Company Proposal or such Company Intervening Event remains in effect and (B) the failure to make a Company Adverse Recommendation Change as a result thereof would be inconsistent with its fiduciary duties under applicable Law (it being understood and agreed that any amendment to any material term of such Superior Company Proposal shall require a new Company Notice and a new three Business Day period (it being understood that any such three Business Day period shall be calculated in the same manner as the initial four Business Day period)). In determining whether to make a Company Adverse Recommendation Change or terminate this Agreement in accordance with Section 8.01(h), the Company Board shall take into account any changes to the terms of this Agreement proposed by Parent in response to a Company Notice or otherwise, and if requested by Parent, the Company shall engage in good faith negotiations with Parent regarding any changes to the terms of this Agreement proposed by Parent. The Company shall provide Parent with written information describing any Company Intervening Event that would reasonably be expected to entitle the Company to make a Company Adverse Recommendation Change pursuant to this Section 5.02 in reasonable detail promptly after becoming aware of it, and shall keep Parent reasonably informed of material developments with respect to such Company Intervening Event.

(c) In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 5.02, the Company shall promptly, and in any event within 24 hours of the Company obtaining Knowledge of the receipt thereof, advise Parent in writing of any Company Takeover Proposal or any inquiry or proposal that may reasonably be expected to lead to a Company Takeover Proposal, the material terms and conditions of any such Company Takeover Proposal (including any changes thereto) and the identity of the Person making any such Company Takeover Proposal. The Company shall (i) keep Parent informed in all material respects and on a reasonably current basis of the status and details (including any material change to the terms thereof) of any Company Takeover Proposal and (ii) provide to Parent as soon as practicable after receipt or delivery thereof all drafts of agreements relating to any Company Takeover Proposal and any written proposals containing any material terms of a Company Takeover Proposal or a counterproposal to a Company Takeover Proposal, in each case exchanged between any of the Company or any of its Subsidiaries or any of their Representatives, on the one hand, and the Person making any such Company Takeover Proposal or any of its Affiliates or any of their Representatives, on the other hand. If Parent requests, the information required to be provided in clause (i) above shall be provided on a daily basis pursuant to a phone call between senior representatives of outside counsel or financial advisors of the parties to be held at mutually agreeable times; provided, however, that such phone calls need not be longer than 30 minutes on any given day; and provided further that nothing in this sentence shall in any way expand or otherwise change the Company’s obligations contained in clause (i) above.

(d) Nothing contained in this Section 5.02 shall prohibit the Company from complying with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act; provided, however, that in no event shall the Company or the Company Board or any committee thereof take, or agree or resolve to take, any action prohibited by Section 5.02(b).

(e) For purposes of this Agreement:

“Company Takeover Proposal” means any bona fide proposal or offer (whether or not in writing) from a third party (other than Parent or Merger Sub or any of their respective Subsidiaries) with respect to any (i) merger, consolidation, share exchange, other business combination or similar transaction involving the Company or any Company Subsidiary, (ii) sale, lease, contribution or other disposition, directly or indirectly (including by way of merger, consolidation, share exchange, other business combination, partnership, joint venture, sale of capital stock of or other equity interests in a Company Subsidiary or otherwise) of any business or assets of the Company or the Company Subsidiaries representing 20% or more of the consolidated revenues, net income or assets of the Company and the Company Subsidiaries, taken as a whole, (iii) issuance, sale or other disposition, directly or indirectly, to any Person (or the stockholders of any Person) or group of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 20% or more of the total outstanding voting power of the Company, (iv) transaction in which any Person (or the stockholders of any Person) shall acquire, directly or indirectly, beneficial ownership, or the right to acquire beneficial ownership, or formation of any group which beneficially owns or has the right to acquire beneficial ownership of, 20% or more of the Company Common Stock or (v) combination of the foregoing (in each case, other than the Transactions).

“Superior Company Proposal” means any bona fide written offer from a third party (other than Parent or Merger Sub or any of their respective Subsidiaries) that, if consummated, would result in such Person (or, in the case of a direct merger between such Person and the Company, the stockholders of such Person) acquiring, directly or indirectly, more than 50% of the voting power of the Company Common Stock or all or substantially all the assets of the Company and its Subsidiaries, taken as a whole, and which offer, in the good faith judgment of the Company Board (after consultation with outside counsel and a financial advisor of nationally recognized reputation), is more favorable to the stockholders of the Company than the Transactions (taking into account all of the terms and conditions of, and the likelihood of completion of, such offer and of this Agreement (including any changes to the terms of this Agreement proposed by Parent in response to such Superior Company Proposal or otherwise)).

SECTION 5.03. No Solicitation by Parent; Parent Recommendation. (a) Except as otherwise provided in this Agreement, from the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with its terms, Parent shall not, nor shall it authorize or permit any of its Affiliates or any of its or their respective Representatives to, (i) directly or indirectly solicit or initiate, or knowingly encourage, induce or facilitate, any Parent Takeover Proposal or any inquiry or proposal that may reasonably be expected to lead to a Parent Takeover Proposal, or (ii) directly or indirectly participate in any discussions or negotiations with any Person regarding, or furnish to any Person any information with respect to, or cooperate in any way with any Person (whether or not a Person making a Parent Takeover Proposal) with respect to, any Parent Takeover Proposal or any inquiry or proposal that may reasonably be expected to lead to a Parent Takeover Proposal. Parent shall, and shall cause its Affiliates and its and their respective Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any Parent Takeover Proposal or any inquiry or proposal that may reasonably be expected to lead to a Parent Takeover Proposal, request the prompt return or destruction of all confidential information previously furnished any such Person or its Representatives and immediately terminate all physical and electronic data room access previously granted to any such Person or its Representatives. Notwithstanding the foregoing, at any time prior to obtaining the Parent Shareholder Approval, in response to a bona fide written Parent Takeover Proposal that the Parent Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) constitutes or is reasonably expected to result in a Superior Parent Proposal, and which Parent Takeover Proposal did not result from a breach of this Section 5.03(a), Parent, and its Representatives at the request of Parent may, subject to compliance with Section 5.03(c), (x) furnish information with respect to Parent and the Parent Subsidiaries to the Person making such Parent Takeover Proposal (and its Representatives) (provided that all such information has previously been provided to the Company or is provided to the Company prior to or substantially concurrent with the time it is provided to such Person) pursuant to a customary confidentiality agreement not less restrictive of such Person than the Confidentiality Agreement (other than with respect to “standstill” provisions), and (y) participate in discussions regarding the terms of such Parent Takeover Proposal and the negotiation of such terms with, and only with, the Person or Persons making such Parent Takeover Proposal (and such Person’s or Persons’ Representatives and financing sources). Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 5.03(a) by any Affiliates of Parent or any of its or their Representatives shall constitute a breach of this Section 5.03(a) by Parent.

(b) Except as set forth in this Section 5.03, neither the Parent Board nor any committee thereof shall (i) (A) withdraw (or modify in any manner adverse to the Company), or propose publicly to withdraw (or modify in any manner adverse to the Company), the Parent Recommendation or (B) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, any Parent Takeover Proposal (any action in this clause (i) being referred to as a “Parent Adverse Recommendation Change”) or (ii) adopt, or propose publicly to adopt, or allow Parent or any of its Affiliates to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, alliance agreement, partnership agreement or other agreement or arrangement (other than a confidentiality agreement referred to in Section 5.03(a)) relating to any Parent Takeover Proposal. Notwithstanding the foregoing, at any time prior to obtaining the Parent Shareholder Approval, the Parent Board may (1) make a Parent Adverse Recommendation Change or terminate this Agreement in accordance with Section 8.01(i), in each case following receipt of a Parent Takeover Proposal after the execution of this Agreement that did not result from a breach of Section 5.03(a) and that the Parent Board determines in good faith, after consultation with outside counsel and a financial advisor of nationally recognized reputation, constitutes a Superior Parent Proposal or (2) make a Parent Adverse Recommendation Change in response to a Parent Intervening Event, in each case referred to in the foregoing clauses (1) and (2), only if the Parent Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) that the failure to do so would be inconsistent with its fiduciary duties under applicable Law; provided, however, that Parent shall not be entitled to exercise its rights to make a Parent Adverse Recommendation Change or terminate this Agreement in accordance with Section 8.01(i) unless (i) Parent delivers to the Company a written notice (a “Parent Notice”) advising the Company that the Parent Board intends to take such action and specifying the reasons therefor, including in the case of a Superior Parent Proposal, the terms and conditions of any Superior Parent Proposal that is the basis of the proposed action by the Parent Board and (ii) on or after the Applicable Time on the fourth Business Day following the day on which the Company received the Parent Notice (it being understood that for purposes of calculating such four Business Days, the first Business Day shall be the first Business Day after the date of such receipt), Parent reaffirms in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) that (A) such Parent Takeover Proposal continues to constitute a Superior Parent Proposal or such Parent Intervening Event remains in effect and (B) the failure to make a Company Adverse Recommendation Change as a result thereof would be inconsistent with its fiduciary duties under applicable Law (it being understood and agreed that any amendment to any material term of such Superior Parent Proposal shall require a new Parent Notice and a new three Business Day period (it being understood that any such three Business Day period shall be calculated in the same manner as the initial four Business Day period)). In determining whether to make a Parent Adverse Recommendation Change or terminate this Agreement in accordance with Section 8.01(i), the Parent Board shall take into account any changes to the terms of this Agreement proposed by the Company in response to a Parent Notice or otherwise, and if requested by the Company, Parent shall engage in good faith negotiations with the Company regarding any changes to the terms of this Agreement proposed by the Company. Parent shall provide the Company with written information describing any Parent Intervening Event that would reasonably be expected to entitle Parent to make a Parent Adverse Recommendation Change pursuant to this Section 5.03 in reasonable detail promptly after becoming aware of it, and shall keep the Company reasonably informed of material developments with respect to such Parent Intervening Event.

(c) In addition to the obligations of Parent set forth in paragraphs (a) and (b) of this Section 5.03, Parent shall promptly, and in any event within 24 hours of Parent obtaining Knowledge of the receipt thereof, advise the Company in writing of any Parent Takeover Proposal or any inquiry or proposal that may reasonably be expected to lead to a Parent Takeover Proposal, the material terms and conditions of any such Parent Takeover Proposal (including any changes thereto) and the identity of the Person making any such Parent Takeover Proposal. Parent shall (i) keep the Company informed in all material respects and on a reasonably current basis of the status and details (including any material change to the terms thereof) of any Parent Takeover Proposal and (ii) provide to the Company as soon as practicable after receipt or delivery thereof all drafts of agreements relating to any Parent Takeover Proposal and any written proposals containing any material terms of a Parent Takeover Proposal or a counterproposal to a Parent Takeover Proposal, in each case exchanged between any of Parent or any of its Subsidiaries or any of their Representatives, on the one hand, and the Person making any such Parent Takeover Proposal or any of its Affiliates or any of their Representatives, on the other hand. If the Company requests, the information required to be provided in clause (i) above shall be provided on a daily basis pursuant to a phone call between senior representatives of outside counsel or financial advisors of the parties to be held at mutually agreeable times; provided, however, that such phone calls need not be longer than 30 minutes on any given day; and provided further that nothing in this sentence shall in any way expand or otherwise change Parent’s obligations contained in clause (i) above.

(d) Nothing contained in this Section 5.03 shall prohibit Parent from complying with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act; provided, however, that in no event shall Parent or the Parent Board or any committee thereof take, or agree or resolve to take, any action prohibited by Section 5.03(b).

(e) For purposes of this Agreement:

“Parent Takeover Proposal” means any bona fide proposal or offer (whether or not in writing) from a third party (other than the Company or any of its Subsidiaries) with respect to any (i) merger, consolidation, share exchange, other business combination or similar transaction involving Parent or any Parent Subsidiary, (ii) sale, lease, contribution or other disposition, directly or indirectly (including by way of merger, consolidation, share exchange, other business combination, partnership, joint venture, sale of capital stock of or other equity interests in a Parent Subsidiary or otherwise) of any business or assets of Parent or the Parent Subsidiaries representing 20% or more of the consolidated revenues, net income or assets of Parent and the Parent Subsidiaries, taken as a whole, (iii) issuance, sale or other disposition, directly or indirectly, to any Person (or the stockholders of any Person) or group of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 20% or more of the total outstanding voting power of Parent, (iv) transaction in which any Person (or the stockholders of any Person) shall acquire, directly or indirectly, beneficial ownership, or the right to acquire beneficial ownership, or formation of any group which beneficially owns or has the right to acquire beneficial ownership of, 20% or more of the Parent Common Stock or (v) combination of the foregoing (in each case, other than the Transactions).

“Superior Parent Proposal” means any bona fide written offer from a third party (other than the Company or any of its Subsidiaries) that, if consummated, would result in such Person (or, in the case of a direct merger between such Person and Parent, the stockholders of such Person) acquiring, directly or indirectly, more than 50% of the voting power of the Parent Common Stock or all or substantially all the assets of Parent and its Subsidiaries, taken as a whole, and which offer, in the good faith judgment of the Parent Board (after consultation with outside counsel and a financial advisor of nationally recognized reputation), is more favorable to the shareholders of Parent than the Transactions (taking into account all of the terms and conditions of, and the likelihood of completion of, such offer and of this Agreement (including any changes to the terms of this Agreement proposed by the Company in response to such Superior Parent Proposal or otherwise)).

ARTICLE VI

Additional Agreements

SECTION 6.01. Preparation of the Form S-4 and the Joint Proxy Statement; Company Stockholders Meeting and Parent Shareholders Meeting. (a) As promptly as reasonably practicable following the date of this Agreement, Parent and the Company shall jointly prepare and cause to be filed with the SEC a joint proxy statement to be sent to the shareholders of Parent and the stockholders of the Company relating to the Parent Shareholders Meeting and the Company Stockholders Meeting (together with any amendments or supplements thereto, the “Joint Proxy Statement”) and Parent shall prepare and cause to be filed with the SEC the Form S-4, in which the Joint Proxy Statement will be included as a prospectus, and Parent and the Company shall use their respective reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as reasonably practicable after such filing. Each of the Company and Parent shall furnish all information concerning such Person and its Affiliates to the other, and provide such other assistance, as may be reasonably requested in connection with the preparation, filing and distribution of the Form S-4 and Joint Proxy Statement, and the Form S-4 and Joint Proxy Statement shall include all information reasonably requested by such other party to be included therein. Each of the Company and Parent shall promptly notify the other upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Form S-4 or Joint Proxy Statement and shall provide the other with copies of all correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand. Each of the Company and Parent shall use its reasonable best efforts to respond as promptly as reasonably practicable to any comments from the SEC with respect to the Form S-4 or Joint Proxy Statement. Notwithstanding the foregoing, prior to filing the Form S-4 (or any amendment or supplement thereto) or mailing the Joint Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of the Company and Parent (i) shall provide the other an opportunity to review and comment on such document or response (including the proposed final version of such document or response), (ii) shall include in such document or response all comments reasonably proposed by the other and (iii) shall not file or mail such document or respond to the SEC prior to receiving the approval of the other, which approval shall not be unreasonably withheld, conditioned or delayed. Each of the Company and Parent shall advise the other, promptly after receipt of notice thereof, of the time of effectiveness of the Form S-4, the issuance of any stop order relating thereto or the suspension of the qualification of the Merger Consideration for offering or sale in any jurisdiction, and each of the Company and Parent shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Each of the Company and Parent shall also take any other action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under the Securities Act, the Exchange Act, any applicable state securities or “blue sky” laws and the rules and regulations thereunder in connection with the Transactions.

(b) If prior to the Effective Time, any event occurs with respect to Parent or any Parent Subsidiary, or any change occurs with respect to other information supplied by Parent for inclusion in the Joint Proxy Statement or the Form S-4, which is required to be described in an amendment of, or a supplement to, the Joint Proxy Statement or the Form S-4, Parent shall promptly notify the Company of such event, and the Company and Parent shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Joint Proxy Statement or the Form S-4 and, as required by Law, in disseminating the information contained in such amendment or supplement to Parent’s shareholders and the Company’s stockholders. Nothing in this Section 6.01(b) shall limit the obligations of any party under Section 6.01(a).

(c) If prior to the Effective Time, any event occurs with respect to the Company or any Company Subsidiary, or any change occurs with respect to other information supplied by the Company for inclusion in the Joint Proxy Statement or the Form S-4, which is required to be described in an amendment of, or a supplement to, the Joint Proxy Statement or the Form S-4, the Company shall promptly notify Parent of such event, and the Company and Parent shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Joint Proxy Statement or the Form S-4 and, as required by Law, in disseminating the information contained in such amendment or supplement to Parent’s shareholders and the Company’s stockholders. Nothing in this Section 6.01(c) shall limit the obligations of any party under Section 6.01(a).

(d) Parent shall, as soon as reasonably practicable following the date of this Agreement, duly call, give notice of, convene and hold the Parent Shareholders Meeting for the sole purpose of seeking the Parent Shareholder Approval. Parent shall use its reasonable best efforts to (i) cause the Joint Proxy Statement to be mailed to Parent’s shareholders and to hold the Parent Shareholders Meeting as soon as reasonably practicable after the Form S-4 is declared effective under the Securities Act and (ii) subject to Section 5.03(b), solicit the Parent Shareholder Approval. Parent shall, through the Parent Board, recommend to its shareholders that they give the Parent Shareholder Approval and shall include such recommendation in the Joint Proxy Statement, except to the extent that the Parent Board shall have made a Parent Adverse Recommendation Change as permitted by Section 5.03(b). Notwithstanding the foregoing provisions of this Section 6.01(d), if on a date for which the Parent Shareholders Meeting is scheduled, Parent has not received proxies representing a sufficient number of shares of Parent Common Stock to obtain the Parent Shareholder Approval, whether or not a quorum is present, Parent shall have the right to make one or more successive postponements or adjournments of the Parent Shareholders Meeting, provided that the Parent Shareholders Meeting is not postponed or adjourned to a date that is more than 30 days after the date for which the Parent Shareholders Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law). Parent agrees that its obligations pursuant to this Section 6.01 shall not be affected by the commencement, public proposal, public disclosure or communication to Parent of any Parent Takeover Proposal, by the making of any Parent Adverse Recommendation Change by the Parent Board or the occurrence of a Parent Intervening Event.

(e) The Company shall, as soon as reasonably practicable following the date of this Agreement, duly call, give notice of, convene and hold the Company Stockholders Meeting for the sole purpose of seeking the

Company Stockholder Approval. The Company shall use its reasonable best efforts to (i) cause the Joint Proxy Statement to be mailed to the Company’s stockholders as promptly as reasonably practicable after the Form S-4 is declared effective under the Securities Act and to hold the Company Stockholders Meeting as soon as reasonably practicable after the Form S-4 becomes effective and (ii) subject to Section 5.02(b), solicit the Company Stockholder Approval. The Company shall, through the Company Board, recommend to its stockholders that they give the Company Stockholder Approval and shall include such recommendation in the Joint Proxy Statement, except to the extent that the Company Board shall have made a Company Adverse Recommendation Change as permitted by Section 5.02(b). Notwithstanding the foregoing provisions of this Section 6.01(e), if on a date for which the Company Stockholders Meeting is scheduled, the Company has not received proxies representing a sufficient number of shares of Company Common Stock to obtain the Company Stockholder Approval, whether or not a quorum is present, the Company shall have the right to make one or more successive postponements or adjournments of the Company Stockholders Meeting, provided that the Company Stockholders Meeting is not postponed or adjourned to a date that is more than 30 days after the date for which the Company Stockholders Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law). The Company agrees that its obligations pursuant to this Section 6.01 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Company Takeover Proposal, by the making of any Company Adverse Recommendation Change by the Company Board or the occurrence of a Company Intervening Event.

(f) The parties shall use their reasonable best efforts to hold the Company Stockholders Meeting and the Parent Shareholders Meeting on the same day at the same time.

(g) Parent, as sole shareholder of Merger Sub, has, in connection with the execution and delivery of this Agreement by each of the parties hereto, approved this Agreement.

SECTION 6.02. Access to Information; Confidentiality. (a) Subject to applicable Law, the Company shall, and shall cause each of the Company Subsidiaries to, afford to Parent and to Parent’s Representatives reasonable access, upon reasonable advance notice, during the period from the date of this Agreement until the earlier of the Effective Time or termination of this Agreement in accordance with its terms, to all their respective properties, books, contracts, commitments, personnel and records and, during such period, the Company shall, and shall cause each of the Company Subsidiaries to, furnish promptly to Parent all information concerning its business, properties and personnel as Parent may reasonably request in connection with this Agreement and the transactions contemplated hereby, including for purposes of any business planning (including for post-Closing periods) and integration; provided, however, that the Company (i) shall not be required to afford such access if it would unreasonably disrupt the operations of the Company, (ii) may withhold any document or information the disclosure of which would cause a violation of any agreement to which the Company or such Company Subsidiary is a party (provided that the Company shall use its reasonable best efforts to obtain the required consent of such third party to such access or disclosure) and (iii) may withhold any document or information the disclosure of which would be reasonably likely to risk a loss of legal privilege (provided that the Company shall use its reasonable best efforts to allow for such access or disclosure (or as much of it as possible) in a manner that would not be reasonably likely to risk a loss of legal privilege). If any material is withheld by the Company pursuant to the immediately preceding sentence, the Company shall, to the extent possible without violating an agreement or risking a loss of legal privilege, inform Parent as to the general nature of what is being withheld. All information exchanged pursuant to this Section 6.02(a) shall be subject to the confidentiality agreement dated August 29, 2013 between Parent and the Company (the “Confidentiality Agreement”).

(b) Subject to applicable Law, Parent shall, and shall cause each of the Parent Subsidiaries to, afford to the Company and to the Company’s Representatives reasonable access, upon reasonable advance notice, during the period from the date of this Agreement until the earlier of the Effective Time or termination of this Agreement in accordance with its terms, to all their respective properties, books, contracts, commitments, personnel and records and, during such period, Parent shall, and shall cause each of the Parent Subsidiaries to, furnish promptly to the Company all information concerning its business, properties and personnel as the Company may reasonably request in connection with this Agreement and the transactions contemplated hereby;

provided, however, that Parent (i) shall not be required to afford such access if it would unreasonably disrupt the operations of Parent, (ii) may withhold any document or information the disclosure of which would cause a violation of any agreement to which Parent or such Parent Subsidiary is a party (provided that Parent shall use its reasonable best efforts to obtain the required consent of such third party to such access or disclosure) and (iii) may withhold any document or information the disclosure of which would be reasonably likely to risk a loss of legal privilege (provided that Parent shall use its reasonable best efforts to allow for such access or disclosure (or as much of it as possible) in a manner that would not be reasonably likely to risk a loss of legal privilege). If any material is withheld by Parent pursuant to the immediately preceding sentence, Parent shall, to the extent possible without violating an agreement or risking a loss of legal privilege, inform the Company as to the general nature of what is being withheld. All information exchanged pursuant to this Section 6.02(b) shall be subject to the Confidentiality Agreement.

SECTION 6.03. Required Actions. (a) Each of the parties shall use their respective reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other parties in doing, all things reasonably appropriate to consummate and make effective, as soon as reasonably possible, the Transactions.

(b) In connection with and without limiting Section 6.03(a), the Company and the Company Board and Parent and the Parent Board shall use their respective reasonable best efforts to (x) take all action reasonably appropriate to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the Transaction Agreements or the Transactions and (y) if any state takeover statute or similar statute or regulation becomes applicable to the Transaction Agreements or the Transactions, take all action reasonably appropriate to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated by the applicable Transaction Agreements.

(c) In connection with and without limiting Section 6.03(a), Parent and the Company shall cooperate in good faith to seek to obtain all consents, approvals and waivers required by the terms of any material Contracts with third parties or material Permits in connection with the transactions contemplated hereby.

(d) In connection with and without limiting Section 6.03(a), the Company and Parent shall promptly enter into discussions with the Governmental Entities from whom Consents or nonactions are required to be obtained in connection with the consummation of the Merger and the other transactions contemplated by this Agreement in order to obtain all such required Consents or nonactions from such Governmental Entities, in each case with respect to the Merger, so as to enable the Closing to occur as soon as reasonably possible, and in any event no later than the End Date. To the extent necessary in order to accomplish the foregoing and subject to the limitations set forth in Section 6.03(f), the Company and Parent shall use their respective reasonable best efforts to jointly negotiate, commit to and effect, by consent decree, hold separate order, condition or approval or otherwise, the sale, divestiture or disposition of, or prohibition or limitation on the ownership or operation of, or requirements or undertakings with respect to the conduct by the Company, Parent or any of their respective Subsidiaries of, any portion of the business, properties or assets of the Company, Parent or any of their respective Subsidiaries; provided, however, that neither Parent nor the Company shall be required pursuant to this Section 6.03(d) to commit to or effect any action, prohibition, limitation, requirement or undertaking that is not conditioned upon the consummation of the Merger or that would or would reasonably be expected to have a Substantial Detriment. If the actions taken by Parent and the Company pursuant to the immediately preceding sentence do not result in the conditions set forth in Sections 7.01(c) and (d) being satisfied, then, during the term of this Agreement, each of Parent and the Company shall use their reasonable best efforts to initiate or participate in any proceedings, whether judicial or administrative, in order to (i) oppose or defend against any action by any Governmental Entity to prevent or enjoin the consummation of the Transactions or (ii) take such action as necessary to overturn any regulatory action by any Governmental Entity to block consummation of the Transactions, including by defending any suit, action or other legal proceeding brought by any Governmental Entity in order to avoid the entry of, or to have vacated, overturned or terminated, including by appeal if necessary, any Legal Restraint resulting from any suit, action or other legal proceeding that would cause any condition set forth in Section 7.01(c) or (d) not to be satisfied.

(e) In connection with and without limiting the generality of the foregoing, each of Parent and the Company shall:

(i) make or cause to be made as promptly as reasonably practicable (and in any event no later than 15 Business Days following the date of this Agreement), in consultation and cooperation with the other, all filings required under the HSR Act relating to the Merger;

(ii) use its reasonable best efforts to furnish to the other all assistance, cooperation and information required for any such registration, declaration, notice or filing and in order to achieve the effects set forth in Section 6.03(d);

(iii) give the other reasonable prior notice of any such registration, declaration, submission, notice or filing and, to the extent reasonably practicable, of any communication with any Governmental Entity regarding the Merger (including with respect to any of the actions referred to in Section 6.03(d) and in this Section 6.03(e)), and permit the other to review and discuss in advance, and consider in good faith the views of, and secure the participation of, the other in connection with any such registration, declaration, submission, notice, filing or communication;

(iv) use its reasonable best efforts to respond as promptly as reasonably practicable to any inquiries or requests received from any Governmental Entity or any other authority enforcing applicable antitrust, competition, trade regulation or similar Laws for additional information or documentary material in connection with antitrust, competition, trade regulation or similar matters (including a “second request” under the HSR Act), and not extend any waiting period under the HSR Act or enter into any agreement with such Governmental Entities or other authorities not to consummate any of the transactions contemplated by this Agreement, except with the prior written consent of the other parties hereto, which consent shall not be unreasonably withheld or delayed; and

(v) unless prohibited by applicable Law or by the applicable Governmental Entity, (A) to the extent reasonably practicable, not participate in or attend any meeting, or engage in any conversation with any Governmental Entity in respect of the Merger (including with respect to any of the actions referred to in Section 6.03(d) and in this Section 6.03(e)) without the other, (B) to the extent reasonably practicable, give the other reasonable prior notice of any such meeting or conversation, (C) in the event one party is prohibited by applicable Law or by the applicable Governmental Entity from participating in or attending any such meeting or engaging in any such conversation, keep such party reasonably apprised with respect thereto, (D) cooperate in the filing of any substantive memoranda, white papers, filings, correspondence or other written communications explaining or defending this Agreement and the Merger, articulating any regulatory or competitive argument, or responding to requests or objections made by any Governmental Entity and (E) furnish the other party with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and its Affiliates and their respective Representatives on the one hand, and any Governmental Entity or members of any Governmental Entity’s staff, on the other hand, with respect to this Agreement and the Merger, subject to redaction of competitively sensitive information, valuation material or information subject to attorney client privilege.

(f) Notwithstanding anything else contained herein but subject to the proviso of the second sentence of Section 6.03(d), the provisions of this Section 6.03 shall not be construed to require the Company, Parent or their respective Subsidiaries to offer, take, commit to or accept any action, restrictions or limitations of or on the Company, Parent or their respective Subsidiaries, or to permit such actions, restrictions or limitations without the prior written consent of the other party, if such actions, restrictions or limitations, individually or in the aggregate, would or would reasonably be expected to result in a Substantial Detriment.

SECTION 6.04. Stock Plans.

(a) Each Company Stock Option, whether vested or unvested, that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, automatically and without any action on the part of the holders thereof, vest and be converted into a Parent Stock Option on the same terms and conditions (except as provided in this Section 6.04(a)) as were applicable under such Company Stock Option immediately prior to the Effective Time, to purchase (i) that number of shares of Parent Common Stock equal to the product determined by multiplying (A) the total number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time by (B) the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock, (ii) at a per-share exercise price equal to the quotient determined by dividing (A) the exercise price per share of Company Common Stock at which such Company Stock Option was exercisable immediately prior to the Effective Time by (B) the Exchange Ratio, and rounding the resulting per-share exercise price up to the nearest whole cent.

(b) Each Company SAR granted, whether vested or unvested, that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, automatically and without any action on the part of the holders thereof, vest and be converted into a stock appreciation right (a “Parent SAR”), on the same terms and conditions (except as provided in this Section 6.04(b)) as were applicable under such Company SAR immediately prior to the Effective Time, corresponding to (i) that number of shares of Parent Common Stock equal to the product determined by multiplying (A) the total number of shares of Company Common Stock corresponding to such Company SAR immediately prior to the Effective Time by (B) the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock, (ii) at a per-share base price equal to the quotient determined by dividing (A) the base price per share of Company Common Stock corresponding to such Company SAR immediately prior to the Effective Time by (B) the Exchange Ratio, and rounding the resulting per-share base price up to the nearest whole cent.

(c) Effective as of the Effective Time, each Company RSU (other than a Company Rollover RSU) shall, as of the Effective Time, whether or not then vested or free of conditions to payment, vest and automatically and without any action on the part of the holder thereof, be converted, into the right to receive from Parent, a number of shares of Parent Common Stock (and cash in lieu of fractional shares to be paid by the Surviving Company to the holder) equal to the product determined by multiplying (i) the total number of shares of Company Common Stock subject to such Company RSU by (ii) the Exchange Ratio and be settled within ten Business Days following the Effective Time. For purposes of this Section 6.04(c), with respect to any Company RSU that is subject to performance goals, the vesting provided for in this Section 6.04(c) shall be based on the deemed achievement in full of such performance goals (i.e., the award shall vest with respect to 100% of the shares underlying the award).

(d) Effective as of the Effective Time, each Company Rollover RSU shall, as of the Effective Time, be converted into restricted share units, otherwise on the same terms and conditions as were applicable under such Company Rollover RSU immediately prior to the Effective Time, with respect to a number of shares of Parent Common Stock determined by multiplying the number of shares of Company Common Stock subject to such Company Rollover RSU immediately prior to the Effective Time by the Exchange Ratio; provided that any fractional share of Parent Common Stock resulting therefrom shall be rounded down to the nearest whole share.

(e) Prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof administering the Company Stock Plans) shall pass resolutions to effect the foregoing provisions of this Section 6.04.

(f) As soon as practicable after the Effective Time, Parent shall prepare and file with the SEC a Form S-8 (or file such other appropriate form) registering a number of shares of Parent Common Stock necessary to fulfill Parent’s obligations under this Section 6.04.

SECTION 6.05. Indemnification, Exculpation and Insurance. (a) From and after the Effective Time, Parent and Merger Sub agree that all rights to indemnification, advancement of expenses and exculpation of each former and present director or officer of the Company or any Company Subsidiary and each person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise if such service was at the request or for the benefit of the

Company or any Company Subsidiary (each, together with such person’s heirs, executors or administrators, a “Company Indemnified Party”), against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit or proceeding, whether civil, criminal, administrative or investigative, with respect to matters existing or occurring at or prior to the Effective Time (including this Agreement and the transactions and actions contemplated hereby), arising out of or pertaining to the fact that the Company Indemnified Party is or was an officer or director of the Company or any Company Subsidiary or is or was serving at the request of the Company or any Company Subsidiary as a director or officer of another Person, whether asserted or claimed prior to, at or after the Effective Time as provided in their respective certificates of incorporation or by-laws (or comparable organizational documents) as in effect on the date of this Agreement or in any agreement, a true and complete copy of which agreement has been provided by the Company to Parent prior to the date hereof, to which the Company or any of its Subsidiaries is a party, shall survive the Merger and continue in full force and effect in accordance with their terms. For a period of six years from the Effective Time, Parent shall, and shall cause the Surviving Company to, maintain in effect the exculpation, indemnification and advancement of expenses provisions of the Company’s and any Company Subsidiary’s articles of incorporation and by-laws or other organization documents in effect immediately prior to the Effective Time or in any agreement, a true and complete copy of which agreement has been provided by the Company to Parent prior to the date hereof, to which the Company or any of its Subsidiaries is a party, in each case in effect immediately prior to the Effective Time and shall not amend, repeal or otherwise modify any such provisions or the exculpation, indemnification or advancement of expenses provisions of the Surviving Company’s articles of incorporation and by-laws set forth in Exhibit A and Exhibit B in any manner that would adversely affect the rights thereunder of any individual who immediately before the Effective Time was a Company Indemnified Party; provided, however, that all rights to indemnification in respect of any Action pending or asserted or any claim made within such period shall continue until the disposition of such Action or resolution of such claim.

(b) At and after the Effective Time, Parent shall indemnify and hold harmless (and advance funds in respect of the foregoing) each Company Indemnified Party to the fullest extent permitted under applicable Law against any costs or expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (each, an “Action”), arising out of or pertaining to the fact that the Company Indemnified Party is or was an officer or director of the Company or any Company Subsidiary or is or was serving at the request of the Company or any Company Subsidiary as a director or officer of another Person, whether asserted or claimed prior to, at or after the Effective Time. Parent and the Surviving Company shall reasonably cooperate with the Indemnified Party in the defense of any such Action.

(c) For a period of six years from the Effective Time, Parent shall cause to be maintained in effect the coverage provided by the policies of directors’ and officers’ liability insurance and fiduciary liability insurance in effect as of the Effective Time by the Company and its Subsidiaries from a carrier with comparable or better credit ratings to the Company’s existing directors’ and officers’ insurance and fiduciary liability insurance policy carrier and on terms and conditions not less favorable to the insured Persons than the directors’ and officers’ liability insurance and fiduciary liability insurance coverage currently maintained by the Company with respect to claims arising from facts, events, acts or omissions that occurred on or before the Effective Time, except that in no event shall Parent be required to pay an annual premium for such insurance in excess of 250% of the aggregate annual premium payable by the Company for such insurance policy for the year ended December 31, 2012 (the “Maximum Amount”); provided, however, that if such insurance can only be obtained at an annual premium in excess of the Maximum Amount, Parent shall obtain the most advantageous policy of directors’ and officers’ insurance obtainable for an annual premium equal to the Maximum Amount. In lieu of the foregoing, the Company may in its discretion purchase, and Parent may in its discretion purchase if the Company declines to do so, a “tail” directors’ and officers’ liability insurance and fiduciary liability insurance policy covering the six-year period from and after the Effective Time from a carrier with comparable or better credit ratings to the

Company’s existing directors’ and officers’ insurance and fiduciary liability insurance policy carrier and on terms and conditions not less favorable to the insured Persons than the directors’ and officers’ liability insurance and fiduciary liability insurance coverage currently maintained by the Company with respect to claims arising from facts, events, acts or omissions that occurred on or before the Effective Time, provided that without the Parent’s consent, the cost of such “tail” policy shall not exceed the Maximum Amount.

(d) In the event that Parent, the Surviving Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Parent or the Surviving Company shall cause proper provision to be made so that the successors and assigns of Parent or the Surviving Company, as the case may be, assume the obligations set forth in this Section 6.05.

(e) The provisions of this Section 6.05 shall (i) survive consummation of the Merger, (ii) are intended to be for the benefit of, and will be enforceable by, each indemnified or insured party (including the Company Indemnified Parties), his or her heirs and his or her representatives and (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

SECTION 6.06. Fees and Expenses. (a) Except as provided in Section 6.06(b), 6.06(c) and 6.06(d), all fees and expenses incurred in connection with the Transaction Agreements and the Transactions shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated.

(b) The Company shall pay to Parent the Company Termination Fee if:

(i) Parent terminates this Agreement pursuant to Section 8.01(e); provided that if either the Company or Parent terminates this Agreement pursuant to Section 8.01(b)(i) (solely in the event that the Company Stockholders Meeting has not occurred at least five Business Days prior to such time) or Section 8.01(b)(iv) at any time after Parent would have been permitted to terminate this agreement pursuant to Section 8.01(e), this Agreement shall be deemed terminated pursuant to Section 8.01(e) for purposes of this Section 6.06(b)(i);

(ii) the Company terminates this Agreement pursuant to Section 8.01(h); or

(iii) (A) this Agreement is terminated pursuant to Section 8.01(b)(i) (solely in the event that the Company Stockholders Meeting has not occurred at least five Business Days prior to such time), Section 8.01(b)(iv) or Section 8.01(d), (B) after the date hereof, but prior to the date of the Company Stockholders Meeting (in the case of Section 8.01(b)(iv)) or prior to the date this Agreement is terminated (in the case of Section 8.01(b)(i) or Section 8.01(d)), a third party has made a Company Takeover Proposal that has become known to the public or a third party has publicly announced an intention to make a Company Takeover Proposal, and (C) within 12 months of such termination, the Company enters into a definitive Contract to consummate any Company Takeover Proposal or any Company Takeover Proposal is consummated. For the purposes of Section 6.06(b)(iii)(C) only, the term “Company Takeover Proposal” shall have the meaning assigned to such term in Section 5.02(e) except that all references to “20%” therein shall be deemed to be references to “50%”.

(c) Parent shall pay to the Company the Parent Termination Fee if:

(i) the Company terminates this Agreement pursuant to Section 8.01(f); provided that if either the Company or Parent terminates this Agreement pursuant to Section 8.01(b)(i) (solely in the event that the Parent Shareholders Meeting has not occurred at least five Business Days prior to such time) or Section 8.01(b)(iii) at any time after the Company would have been permitted to terminate this agreement pursuant to Section 8.01(f), this Agreement shall be deemed terminated pursuant to Section 8.01(f) for purposes of this Section 6.06(c)(i);

(ii) Parent terminates this Agreement pursuant to Section 8.01(i); or

(iii) (A) this Agreement is terminated pursuant to Section 8.01(b)(i) (solely in the event that the Parent Shareholders Meeting has not occurred at least five Business Days prior to such time), Section 8.01(b)(iii) or Section 8.01(c), (B) after the date hereof, but prior to the date of the Parent Shareholders Meeting (in the case of Section 8.01(b)(iii)) or prior to the date this Agreement is terminated (in the case of Section 8.01(b)(i) or Section 8.01(c)), a third party has made a Parent Takeover Proposal that has become known to the public or a third party has publicly announced an intention to make a Parent Takeover Proposal, and (C) within 12 months of such termination, Parent enters into a definitive Contract to consummate any Parent Takeover Proposal or any Parent Takeover Proposal is consummated. For the purposes of Section 6.06(c)(iii)(C) only, the term “Parent Takeover Proposal” shall have the meaning assigned to such term in Section 5.03(e) except that all references to “20%” therein shall be deemed to be references to “50%”.

(d) Parent shall pay to the Company the Reverse Termination Fee, if this Agreement is terminated pursuant to Section 8.01(b)(i) and at the time of such termination all of the conditions set forth in Sections 7.01 and 7.02 have been satisfied or waived (or with respect to the conditions set forth in Section 7.01(b) and 7.02(e) and the conditions that by their nature are to be satisfied at the Closing) were capable of being satisfied or would have been so satisfied if the Closing would have occurred) except for any conditions set forth in (w) Section 7.01(c), (x) Section 7.01(d) (if the failure of such condition is due to a Legal Restraint relating to antitrust Laws), (y) Section 7.01(e) (if a primary reason for the failure of such condition is due to (i) a breach by Parent of its obligations under this Agreement or (ii) the failure to obtain approval or clearance for the Merger under antitrust Laws) or (z) Section 7.02(d).

(e) Any Company Termination Fee, Parent Termination Fee or Reverse Termination Fee due under Section 6.06(b), 6.06(c) or 6.06(d) shall be paid by wire transfer of same-day funds (x) in the case of Section 6.06(b)(i), 6.06(b)(ii), 6.06(c)(i), 6.06(c)(ii) or 6.06(d), on the Business Day immediately following the date of termination of this Agreement and (y) in the case of Section 6.06(b)(iii) or 6.06(c)(iii), on the date of the first to occur of the events referred to in Section 6.06(b)(iii)(C) or 6.06(c)(iii)(C), as applicable.

(f) Parent and the Company acknowledge and agree that the agreements contained in Section 6.06(b), 6.06(c) and 6.06(d) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and the Company would not have entered into this Agreement. Accordingly, if either party fails promptly to pay the amount due pursuant to Section 6.06(b), 6.06(c) or 6.06(d), as applicable, and, in order to obtain such payment, the other party commences a suit, action or other proceeding that results in a Judgment in its favor for such payment, the Company or Parent, as applicable, shall pay to the other party such payment and its costs and expenses (including attorneys’ fees and expenses) in connection with such suit, action or other proceeding, together with interest on the amount of such payment from the date such payment was required to be made until the date of payment at the prime rate of JPMorgan Chase Bank, N.A. in effect on the date such payment was required to be made. In no event shall either party be obligated to pay more than one termination fee pursuant to this Section 6.06.

SECTION 6.07. Certain Tax Matters. (a) The Company, Parent and Merger Sub shall each use its reasonable best efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, including by not taking any action (or failing to take any action) that is reasonably likely to prevent or impede such qualification. Parent will report the Transactions in a manner consistent with such qualification.

(b)

(i) The Company shall use its reasonable best efforts to deliver to Wachtell, Lipton, Rosen & Katz, special counsel to the Company (“Company’s Counsel”), and Cravath, Swaine & Moore LLP, counsel to Parent (“Parent’s Counsel”), a tax representation letter dated as of the Closing Date (and, if requested, dated as of the date the Form S-4 is declared effective by the SEC) and signed by an officer of the Company, containing representations of the Company, and Parent shall use its reasonable best efforts to deliver to Company’s Counsel and Parent’s Counsel a tax representation letter dated as of the Closing Date (and, if requested, dated as of the date the Form S-4 is declared effective by the SEC) and signed by an officer of Parent and Merger Sub, containing representations of Parent and Merger Sub (collectively, the “Tax Representation Letters”), in each case as reasonably necessary and appropriate to enable Company’s Counsel to render the opinion described in Section 7.03(d) and Parent’s Counsel to render the opinion described in Section 7.02(e).

(ii) Each of the Company and Parent shall use its reasonable best efforts not to take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action which inaction would cause to be untrue) any of the representations included in the Tax Representation Letters.

SECTION 6.08. Transaction Litigation. Subject to applicable Law, Parent shall give the Company the opportunity to participate in the defense or settlement of any litigation by a holder of securities of Parent against Parent or its directors relating to the Transactions and no such settlement shall be agreed to without the prior written consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed. Subject to applicable Law, the Company shall give Parent the opportunity to participate in the defense or settlement of any litigation against the Company or its directors or officers by a holder of securities of the Company relating to the Transactions and no such settlement shall be agreed to without the prior written consent of Parent. Without limiting in any way the parties’ obligations under Section 6.03, each of Parent and the Company shall cooperate, shall cause the Parent Subsidiaries and the Company Subsidiaries, as applicable, to cooperate, and shall use its reasonable best efforts to cause its directors, officers, employees, agents, legal counsel, financial advisors, independent auditors, and other advisors and representatives to cooperate in the defense against such litigation by a holder of securities of the Company or of Parent, as applicable.

SECTION 6.09. Section 16 Matters. Prior to the Effective Time, the Company, Parent and Merger Sub each shall take all such steps as may be required to cause (a) any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) resulting from the Transactions by each individual who will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company immediately prior to the Effective Time to be exempt under Rule 16b-3 promulgated under the Exchange Act and (b) any acquisitions of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the Merger and the other transactions contemplated by this Agreement, by each individual who may become or is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent to be exempt under Rule 16b-3 promulgated under the Exchange Act.

SECTION 6.10. Public Announcements. Except with respect to any Company Adverse Recommendation Change or Parent Adverse Recommendation Change made in accordance with the terms of this Agreement, Parent and the Company will use reasonable best efforts to develop a joint communications plan and to consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the Transactions, and not to issue any such press release or make any such public statement prior to such consultation, except as such party may reasonably conclude may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system. The Company and Parent agree that the initial press release to be issued with respect to the Transactions shall be in the form heretofore agreed to by the parties. Notwithstanding the foregoing sentences of this Section 6.10, Parent and the Company may make any oral or written public announcements, releases or statements without complying with the foregoing requirements if the substance of such announcements, releases or statements, was publicly disclosed and previously subject to the foregoing requirements.

SECTION 6.11. Stock Exchange Listing. Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date.

SECTION 6.12. Director Appointment. Parent agrees that it will cause to be appointed the Agreed Individual to the Parent Board promptly after the Effective Time. “Agreed Individual” shall mean an individual to be mutually agreed by Parent and the Company (or one of the current two largest stockholders of the Company designated by the Company Board) following (a) consultations between Parent and the Company (or such designee) regarding potential candidates whom they believe in good faith would be valuable additions to the Parent Board and (b) a determination by the Nominating and Corporate Governance Committee of the Parent Board that such individual is an appropriate person to add to the Parent Board, taking into account such committee’s Guidelines for New Directors.

SECTION 6.13. Certain Transfer Taxes. Except to the extent set forth in Section 2.02(c), any liability arising out of any documentary, sales, use, real property transfer, registration, transfer, stamp, recording and similar Taxes with respect to the transactions contemplated by this Agreement shall be borne by the Surviving Company and expressly shall not be a liability of stockholders of the Company.

SECTION 6.14. Employee Matters.

(a) From and after the Effective Time, the Company shall, and Parent shall cause the Company to, honor all Company Benefit Plans in accordance with their terms as in effect immediately before the Effective Time. For a period of one year following the Effective Time, Parent shall provide, or shall cause to be provided, to each employee of the Company and its Subsidiaries as of the Effective Time (each, a “Company Employee”) (i) base salaries or wage rates, as applicable, that, in each case, are no less favorable than were provided to the Company Employee immediately before the Effective Time and (ii) employee benefits that are substantially comparable in the aggregate to either (A) those that were provided to the Company Employees immediately before the Effective Time or (B) those provided to similarly situated employees of Parent. Notwithstanding any other provision of this Agreement to the contrary, (x) Parent shall or shall cause the Surviving Company to provide the Company Employees whose employment terminates during the one-year period following the Effective Time with severance benefits that are no less favorable than were provided to the Company Employees immediately before the Effective Time and (y) any such severance benefits shall be determined without regard to any reduction following the Effective Time in base salary or base wage rates.

(b) For purposes of vacation eligibility and participation in long-service award programs of Parent, each Company Employee shall be credited with his or her years of service with the Company and its Subsidiaries (but not any predecessor) to the same extent as such Company Employee was entitled, before the Effective Time, to credit for such service under any similar Company Benefit Plan in which such Company Employee participated or was eligible to participate immediately prior to the Effective Time; provided that (i) the foregoing shall not apply to the extent that its application would result in a duplication of benefits and (ii) Parent shall not be obligated to provide credit for service with the Company or any of its Subsidiaries for any other purpose. Parent shall use its commercially reasonable efforts to cause any eligible expenses incurred by each Company Employee and his or her covered dependents during the portion of the plan year in which the Effective Time occurs to be taken into account for purposes of satisfying such year’s deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable employee welfare benefit plan in which they will be eligible to participate from and after the Effective Time, to the extent credited under the employee welfare benefit plans maintained by the Company prior to the Effective Time.

(c) Parent hereby acknowledges that a “change of control” (or similar phrase) within the meaning of the Company Benefit Plans will occur at or prior to the Effective Time, as applicable.

(d) At or prior to the Effective Time, the Company shall terminate each “health reimbursement account” within the meaning of the applicable Company Benefit Plan in accordance with the terms of such plan.

(e) Without limiting the generality of Section 9.07, the provisions of this Section 6.14 are solely for the benefit of the parties to this Agreement, and no current or former director, officer, employee or independent contractor or any other Person shall be a third-party beneficiary of this Agreement. Nothing herein shall be construed as an amendment to any Parent Benefit Plan, Company Benefit Plan or other compensation or benefit plan or arrangement for any purpose or as prohibiting or limiting the ability of Parent to amend, modify or terminate any plans, programs, policies, agreements, arrangements or understandings of the Company or Parent. Nothing herein shall be construed as requiring, and the Company shall take no action that would have the effect of requiring, Parent to continue any specific plans or to continue the employment, or any changes to the terms and conditions of the employment, of any specific person.

ARTICLE VII

Conditions Precedent

SECTION 7.01. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Shareholder and Stockholder Approvals. The Parent Shareholder Approval and the Company Stockholder Approval shall have been obtained.

(b) Listing. The shares of Parent Common Stock issuable as Merger Consideration pursuant to this Agreement shall have been approved for listing on the NYSE, subject to official notice of issuance.

(c) HSR Act. Any waiting period applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

(d) No Legal Restraints. No applicable Law and no Judgment, preliminary, temporary or permanent, or other legal restraint or prohibition and no binding order or ruling by any Governmental Entity (collectively, the “Legal Restraints”) shall be in effect that prevents, makes illegal or prohibits the consummation of the Merger.

(e) Form S-4. The Form S-4 shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or threatened by the SEC.

SECTION 7.02. Condition to Parent’s and Merger Sub’s Obligation to Effect the Merger. The obligation of Parent and Merger Sub to consummate the Merger is further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement (except for the representations and warranties contained in Sections 4.01, 4.03, 4.04 and 4.19) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect (it being agreed that with respect to any representation or warranty with respect to which effects resulting from or arising in connection with the matters set forth in clause (iv) of the definition of the term “Material Adverse Effect” are not excluded in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur, such effects shall similarly not be excluded for purposes of this Section 7.02(a)), and the representations and warranties of the Company contained in Sections 4.01, 4.03, 4.04 and 4.19 shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date). Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(c) Absence of Company Material Adverse Effect. Since the date of this Agreement, except to the extent contained in any Company Material Adverse Effect Condition Exceptions, there shall not have occurred a Company Material Adverse Effect, and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(d) No Substantial Detriment. No Legal Restraints issued or promulgated by a U.S. Governmental Entity shall be in effect that results, directly or indirectly, in (i) any prohibition or limitation on the ownership or operation by the Company, Parent or any of their respective Subsidiaries of any portion of the business, properties or assets of the Company, Parent or any of their respective Subsidiaries, (ii) the Company, Parent or any of their respective Subsidiaries being compelled to dispose of or hold separate any portion of the business, properties or assets of the Company, Parent or any of their respective Subsidiaries, in each case as a result of the Merger, (iii) any prohibition or limitation on the ability of Parent to acquire or hold, or exercise full right of ownership of, any shares of the capital stock of the Company or the Company Subsidiaries, including the right to vote, or (iv) any prohibition or limitation on Parent effectively controlling the business or operations of the Company and the Company Subsidiaries, which, individually or in the aggregate, in the case of each of clauses (i)-(iv), would reasonably be expected to result in a Substantial Detriment.

(e) Tax Opinion. Parent shall have received the written opinion of Parent’s Counsel, dated as of the Closing Date, to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering the opinion described in this Section 7.02(e), Parent’s Counsel shall be entitled to receive and rely upon the Tax Representation Letters.

SECTION 7.03. Condition to the Company’s Obligation to Effect the Merger. The obligations of the Company to consummate the Merger are further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement (except for the representations and warranties contained in Sections 3.01, 3.03, 3.04 and 3.14) shall be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein) at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect (it being agreed that with respect to any representation or warranty with respect to which effects resulting from or arising in connection with the matters set forth in clause (iv) of the definition of the term “Material Adverse Effect” are not excluded in determining whether a Parent Material Adverse Effect has occurred or would reasonably be expected to occur, such effects shall similarly not be excluded for purposes of this Section 7.03(a)) and the representations and warranties of Parent and Merger Sub contained in Sections 3.01, 3.03, 3.04 and 3.14 shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date). The Company shall have received a certificate signed on behalf of each of Parent and Merger Sub by an executive officer of each of Parent and Merger Sub, respectively, to such effect.

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of each of Parent and Merger Sub by an executive officer of each of Parent and Merger Sub, respectively, to such effect.

(c) Absence of Parent Material Adverse Effect. Since the date of this Agreement, except to the extent contained in any Parent Material Adverse Effect Condition Exceptions, there shall not have occurred a Parent Material Adverse Effect, and the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

(d) Tax Opinion. The Company shall have received the written opinion of Company’s Counsel, dated as of the Closing Date, to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering the opinion described in this Section 7.03(d), Company’s Counsel shall be entitled to receive, and rely upon the Tax Representation Letters.

ARTICLE VIII

Termination, Amendment and Waiver

SECTION 8.01. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the receipt of the Company Stockholder Approval or the Parent Shareholder Approval, as follows:

(a) by mutual written consent of the Company and Parent;

(b) by either the Company or Parent:

(i) if the Merger is not consummated on or before the End Date. The “End Date” shall mean six months from signing; provided, however, that if all of the conditions to Closing shall have been satisfied or shall be then capable of being satisfied (other than the condition set forth in Sections 7.01(c) or 7.01(d) (to the extent relating to antitrust Laws), the End Date may be extended for one or more periods of one month each by either Parent or the Company by written notice to the other party, up to a date not beyond the one year anniversary of this Agreement, the latest of any of which dates shall thereafter be deemed to be the End Date; and provided further that (A) any such extensions shall be made only in the five Business Day period prior to the then applicable End Date and (B) only one such extension shall be made in any such one-month extension period; and provided, further, however, that the terminating party shall have complied with its obligations pursuant to Section 6.03 and the right to terminate this Agreement under this Section 8.01(b)(i) shall not be available to any party if such failure of the Merger to occur on or before the End Date is a proximate result of a breach of this Agreement by such party (including, in the case of Parent, Merger Sub);

(ii) [Reserved.]

(iii) if the Parent Shareholder Approval is not obtained at the Parent Shareholders Meeting duly convened (unless such Parent Shareholders Meeting has been adjourned, in which case at the final adjournment thereof); or

(iv) if the Company Stockholder Approval is not obtained at the Company Stockholders Meeting duly convened (unless such Company Stockholders Meeting has been adjourned, in which case at the final adjournment thereof);

(c) by the Company, if Parent or Merger Sub breaches or fails to perform any of its covenants or agreements contained in this Agreement, or if any of the representations or warranties of Parent or Merger Sub contained herein fails to be true and correct, which breach or failure (i) would give rise to the failure of a condition set forth in Section 7.03(a) or 7.03(b) and (ii) is not reasonably capable of being cured by the End Date or is not cured by Parent or Merger Sub, as the case may be, within 90 days after receiving written notice from the Company;

(d) by Parent, if the Company breaches or fails to perform any of its covenants or agreements contained in this Agreement, or if any of the representations or warranties of the Company contained herein fails to be true and correct, which breach or failure (i) would give rise to the failure of a condition set forth in Section 7.02(a) or 7.02(b) and (ii) is not reasonably capable of being cured by the End Date or is not cured by the Company, as the case may be, within 90 days after receiving written notice from Parent;

(e) by Parent, in the event that (i) a Company Adverse Recommendation Change shall have occurred or (ii) the Company shall have failed to include in the Joint Proxy Statement, the Company Recommendation;

(f) by the Company, in the event that (i) a Parent Adverse Recommendation Change shall have occurred or (ii) Parent shall have failed to include in the Joint Proxy Statement, the Parent Recommendation;

(g) [Reserved.]

(h) by the Company, if permitted by Section 5.02(b) and provided that the Company has complied with its obligations under Section 5.02(b), at any time prior to obtaining the Company Stockholder Approval, in order to enter into a binding agreement that provides for a Superior Company Proposal; or

(i) by Parent, if permitted by Section 5.03(b) and provided that Parent has complied with its obligations under Section 5.03(b), at any time prior to obtaining the Parent Shareholder Approval, in order to enter into a binding agreement that provides for a Superior Parent Proposal.

The party desiring to terminate this Agreement pursuant to clause (b), (c), (d), (e), (f), (h) or (i) of this Section 8.01 shall give written notice of such termination to the other parties in accordance with Section 9.02, specifying the provision of this Agreement pursuant to which such termination is effected.

SECTION 8.02. Effect of Termination. In the event of termination of this Agreement by either Parent or the Company as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of the Company, Parent or Merger Sub, other than the last sentence of Section 6.02(a), the last sentence of Section 6.02(b), Section 6.06, this Section 8.02 and Article IX, which provisions shall survive such termination, and no such termination shall relieve any party from any liability for fraud, intentional misrepresentation or intentional breach of any covenant or agreement set forth in this Agreement.

SECTION 8.03. Amendment. Prior to the Effective Time, this Agreement may be amended by the parties at any time before or after receipt of the Company Stockholder Approval or the Parent Shareholder Approval; provided, however, that (i) after receipt of the Company Stockholder Approval, there shall be made no amendment that by Law requires further approval by the stockholders of the Company without the further approval of such stockholders and (ii) after receipt of the Parent Shareholder Approval, there shall be made no amendment that by Law requires further approval by the shareholders of Parent without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

SECTION 8.04. Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement, (c) waive compliance with any covenants and agreements contained in this Agreement or (d) waive the satisfaction of any of the conditions contained in this Agreement. No extension or waiver by Parent shall require the approval of the shareholders of Parent unless such approval is required by Law and no extension or waiver by the Company shall require the approval of the stockholders of the Company unless such approval is required by Law. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE IX

General Provisions

SECTION 9.01. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.01 shall not limit Section 8.02 or any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

SECTION 9.02. Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given when delivered in accordance with the following clauses (i) and (ii): (i) by email to the parties at the following email addresses (or at such other email address for a party as shall be specified by like notice) and (ii) by email and hand delivery to the parties’ counsel at the following email addresses and street addresses (or at such other email address or street address for a party’s counsel as shall be specified by like notice):

(a)	if to the Company, by email to:

Texas Industries, Inc.

1503 LBJ Freeway, Suite 400

Dallas, Texas 75234

Attention: General Counsel

Email: fanderson@txi.com

and by email and hand delivery to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attention: Gordon S. Moodie

Email: gsmoodie@wlrk.com

(b)	if to Parent or Merger Sub, by email to:

Martin Marietta Materials, Inc.

2710 Wycliff Road

Raleigh, North Carolina 27607

Attention: General Counsel

Email: roselyn.bar@martinmarietta.com

and by email and hand delivery to:

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, New York 10019

Attention: Scott A. Barshay

                  George F. Schoen

Email: sbarshay@cravath.com

            gschoen@cravath.com

SECTION 9.03. Definitions. For purposes of this Agreement:

An “Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. For the avoidance of doubt, none of Southeastern Asset Management Inc. or any of its Affiliates or NNS Holding or any of its Affiliates shall be considered an Affiliate of the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries shall be considered an Affiliate of any of the foregoing.

“Applicable Time” means the actual time of day at which the applicable Company Notice or Parent Notice was received by Parent or the Company, as applicable (e.g., if the applicable notice was received at 4:00 p.m. on the day on which it was received, then the Applicable Time on any subsequent day shall be 4:00 p.m.).

“Business Day” means any day other than (i) a Saturday or a Sunday or (ii) a day on which banking and savings and loan institutions are authorized or required by Law to be closed in New York City.

“Clean Air Act” means the federal Clean Air Act, 42 U.S.C. 7401 et seq., as amended, and all related regulations and standards, including requirements relating to NESHAPs, new source performance standards and maximum achievable control technology standards.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Deferral Plan” means each of the Company’s Management Deferred Compensation Plan and the Company’s Deferred Compensation Plan for Directors.

“Company Intervening Event” means a material event, fact, circumstance, development or occurrence that is unknown to or by the Board of Directors of the Company as of the date of this Agreement (or if known, the magnitude or material consequences of which were not known or understood by the Board of Directors of the Company as of the date of this Agreement), which event, fact, circumstance, development, occurrence, magnitude or material consequences becomes known (or the magnitude or material consequences thereof become known or understood) to or by the Board of Directors of the Company prior to obtaining the Company Stockholder Approval; provided, however that none of the following shall constitute a Company Intervening Event: (i) any action taken by any party hereto pursuant to and in compliance with the affirmative covenants set forth in Section 6.03, (ii) changes in the market price or trading volume of the Company’s securities or its credit ratings and (iii) the receipt, existence of or terms of a Company Takeover Proposal or any inquiry relating thereto or the consequences thereof.

“Company Material Adverse Effect” means a Material Adverse Effect with respect to the Company.

“Company Material Adverse Effect Condition Exception” means (i) any disclosures in the Filed Company SEC Documents (excluding any disclosures in the Filed Company SEC Documents in any risk factors section, any forward looking disclosure in any section related to forward looking statements and other disclosures that are predictive or forward-looking in nature, other than historical facts included therein) to the extent describing matters that constituted or contributed to the occurrence of a Company Material Adverse Effect since the date of this Agreement or (ii) any disclosures in Section 4.08 of the Company Disclosure Letter or in any other section of the Company Disclosure Letter to the extent (and only to the extent) that it is reasonably apparent that such disclosure applies to Section 4.08.

“Company Restricted Share” means any award of Company Common Stock that is subject to restrictions based on performance or continuing service and granted under any Company Stock Plan.

“Company Rollover RSU” means any Company RSU granted pursuant to Section 5.01(b)(ii) of the Company Disclosure Letter.

“Company RSU” means any award of restricted stock units corresponding to shares of Company Common Stock, which award is subject to restrictions based on performance or continuing service and granted under any Company Stock Plan.

“Company SAR” means a stock appreciation right relating to shares of Company Common Stock granted under any Company Stock Plan.

“Company Stock Option” means a stock option to acquire Company Common Stock granted under any Company Stock Plan.

“Company Stock Plans” means the Company’s 2004 Omnibus Equity Compensation Plan, the Company’s 2003 Share Appreciation Rights Plan, the Company Deferral Plans and each other Company Benefit Plan that provides for the award of rights of any kind to receive shares of Company Common Stock or benefits measured in whole or in part by reference to shares of Company Common Stock.

“Company Termination Fee” means $70 million in cash.

“Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 or 4068(a) of ERISA, (iii) under Section 430(k) or 4971 of the Code, (iv) for violation of the continuation coverage requirements of Sections 601 et seq. of ERISA and Section 4980B of the Code or the group health requirements of Sections 701 et seq. of ERISA and Sections 9801 et seq. of the Code and (v) any foreign Law similar to the foregoing clauses (i) through (iv).

“Environmental Claim” means any administrative, regulatory or judicial actions, suits, orders, demands, directives, claims, liens, investigations, proceedings or written or oral notices of noncompliance or violation by or from any Person alleging liability of whatever kind or nature arising out of, based on or resulting from (x) the presence or Release of, or exposure to, any Hazardous Materials at any location; or (y) the failure to comply with any Environmental Law or any Permit issued pursuant to Environmental Law.

“Environmental Laws” means all applicable Federal, national, state, provincial or local Laws, Judgments, or Contracts issued, promulgated or entered into by or with any Governmental Entity, relating to pollution, natural resources or protection of endangered or threatened species, the climate, human health or the environment (including ambient air, surface water, groundwater, land surface or subsurface strata), including the Clean Air Act and similar state and local requirements and including all Laws relating to providing notice to workers, consumers or the public of regarding the use or presence of hazardous, toxic or carcinogenic materials (such as California’s Safe Drinking Water and Toxic Enforcement Act of 1986 commonly known as Proposition 65), relating to the regulation of greenhouse gases (such as California’s Global Warming Solutions Act of 2006 (“AB 32”)) or relating to the reclamation and closure of mining sites.

“Hazardous Materials” means (x) any petroleum or petroleum products, explosive or radioactive materials or wastes, asbestos in any form, chromium and other metals, silica and silica dust, hydrochloric acid and polychlorinated biphenyls; and (y) any other chemical, material, substance or waste that in relevant form or concentration is prohibited, limited or regulated under any Environmental Law.

“Indebtedness” means, with respect to any Person, without duplication, (i) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind to such Person, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all capitalized lease obligations of such Person or obligations of such Person to pay the deferred and unpaid purchase price of property and equipment, (iv) all obligations of such Person pursuant to securitization or factoring programs or arrangements, (v) all guarantees and arrangements having the economic effect of a guarantee of such Person of any Indebtedness of any other Person (other than any guarantee by Parent or any wholly owned Parent Subsidiary with respect to Indebtedness of Parent or any wholly owned Parent Subsidiary, or any guarantee by the Company or any wholly owned Company Subsidiary with respect to Indebtedness of the Company or any wholly owned Company Subsidiary), (vi) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of others or to purchase the obligations or property of others, (vii) net cash payment obligations of such Person under swaps, options, derivatives and other hedging agreements or arrangements that will be payable upon termination thereof (assuming they were terminated on the date of determination) or (viii) letters of credit, bank guarantees, and other similar contractual obligations entered into by or on behalf of such Person.

The “Knowledge” of any Person that is not an individual means, with respect to any matter in question, in the case of Parent, the actual knowledge of any of the Persons set forth on Section 9.03 of the Parent Disclosure Letter and, in the case of the Company, the actual knowledge of any of the Persons set forth on Section 9.03 of the Company Disclosure Letter.

“Letter Agreement” means the letter agreement, dated as of December 4, 2013, between Parent and the Company.

“Material Adverse Effect” with respect to any Person means any fact, circumstance, effect, change, event or development that materially adversely affects the business, properties, financial condition or results of operations of such Person and its Subsidiaries, taken as a whole, excluding any fact, circumstance, effect, change, event or development to the extent that it results from or arises out of (i) changes or conditions generally affecting the industries in which such Person and any of its Subsidiaries operate, except to the extent such fact, circumstance, effect, change, event or development has a materially disproportionate effect on such Person and its Subsidiaries, taken as a whole, relative to others in such industries in respect of the business conducted in such industries, (ii) general economic or political conditions or securities, credit, financial or other capital markets conditions, in each case in the United States or any foreign jurisdiction, except to the extent such fact, circumstance, effect, change, event or development has a materially disproportionate effect on such Person and its Subsidiaries, taken as a whole, relative to others in the industries in which such Person and any of its Subsidiaries operate in respect of the business conducted in such industries, (iii) any failure, in and of itself, by such Person to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect, to the extent permitted by this definition), (iv) the execution and delivery of this Agreement or the public announcement or pendency of the Transactions, including the impact thereof on the relationships, contractual or otherwise, of such Person or any of its Subsidiaries with employees, labor unions, customers, suppliers or partners, (v) any change, in and of itself, in the market price or trading volume of such Person’s securities or in its credit ratings (it being understood that the facts or occurrences giving rise to or contributing to such change may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect, to the extent permitted by this definition), (vi) any change in applicable Law, regulation or GAAP (or authoritative interpretation thereof), except to the extent such fact, circumstance, effect, change, event or development has a materially disproportionate effect on such Person and its Subsidiaries, taken as a whole, relative to others in the industries in which such Person and any of its Subsidiaries operate in respect of the business conducted in such industries, (vii) geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of this Agreement, except to the extent such fact, circumstance, effect, change, event or development has a materially disproportionate effect on such Person and its Subsidiaries, taken as a whole, relative to others in the industries in which such Person and any of its Subsidiaries operate in respect of the business conducted in such industries (viii) any hurricane, tornado, flood, earthquake or other natural disaster, except to the extent such fact, circumstance, effect, change, event or development has a materially disproportionate effect on such Person and its Subsidiaries, taken as a whole, relative to others in the industries in which such Person and any of its Subsidiaries operate in respect of the business conducted in such industries, (ix) any litigation arising from allegations of a breach of fiduciary duty or other violation of applicable Law relating to this Agreement or the transactions contemplated hereby, or (x) any taking of any action at the written request of the other party hereto.

“MSHA” means the Federal Mine Safety & Health Act of 1977, as amended.

“NESHAPs” means National Emission Standards for Hazardous Air Pollutants.

“OSHA” means the Occupational Safety and Health Act of 1970, as amended.

“Parent Benefit Plans” means, collectively (i) all “employee pension benefit plans” (as defined in Section 3(2) of ERISA), other than any plan which is a Multiemployer Plan, “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) and all other bonus, pension, profit sharing, retirement, deferred compensation, incentive compensation, equity or equity-based compensation, severance, retention, change in control, disability, vacation, death benefit, hospitalization, medical or other plans, arrangements or understandings providing, or designed to provide, material benefits to any current or former directors, officers, employees or consultants of Parent or any Parent Subsidiary and (ii) all employment, consulting, indemnification, severance, retention, change of control or termination agreements or arrangements between Parent or any Parent Subsidiary and any current or former directors, officers, employees or consultants of Parent or any Parent Subsidiary.

“Parent Deferral Plan” means each of Parent’s Incentive Stock Plan and Parent’s Common Stock Purchase Plan for Directors.

“Parent Intervening Event” means a material event, fact, circumstance, development or occurrence that is unknown to or by the Board of Directors of Parent as of the date of this Agreement (or if known, the magnitude or material consequences of which were not known or understood by the Board of Directors of Parent as of the date of this Agreement), which event, fact, circumstance, development, occurrence, magnitude or material consequences becomes known (or the magnitude or material consequences thereof become known or understood) to or by the Board of Directors of Parent prior to obtaining the Parent Shareholder Approval; provided, however that none of the following shall constitute a Parent Intervening Event: (i) any action taken by any party hereto pursuant to and in compliance with the affirmative covenants set forth in Section 6.03, (ii) changes in the market price or trading volume of Parent’s securities or its credit ratings and (iii) the receipt, existence of or terms of a Parent Takeover Proposal or any inquiry relating thereto or the consequences thereof.

“Parent Material Adverse Effect” means a Material Adverse Effect with respect to Parent.

“Parent Material Adverse Effect Condition Exception” means (i) any disclosures in the Filed Parent SEC Documents (excluding any disclosures in the Filed Parent SEC Documents in any risk factors section, any forward looking disclosure in any section related to forward looking statements and other disclosures that are predictive or forward-looking in nature, other than historical facts included therein) to the extent describing matters that constituted or contributed to the occurrence of a Parent Material Adverse Effect since the date of this Agreement or (ii) any disclosures in Section 3.08 of the Parent Disclosure Letter or in any other section of the Parent Disclosure Letter to the extent (and only to the extent) that it is reasonably apparent that such disclosure applies to Section 3.08.

“Parent RSU” means any award of the right to receive Parent Common Stock that is subject to restrictions based on performance or continuing service and granted under any Parent Stock Plan.

“Parent Stock Option” means any option to purchase Parent Common Stock granted under any Parent Stock Plan.

“Parent Stock Plans” means Parent’s Amended and Restated Stock-Based Award Plan, Parent’s Amended Omnibus Securities Award Plan, the Parent Deferral Plans and each other Parent Benefit Plan that provides for the award of rights of any kind to receive shares of Parent Common Stock or benefits measured in whole or in part by reference to shares of Parent Common Stock.

“Parent Termination Fee” means $140 million in cash.

“Permitted Liens” means any Lien (A) for Taxes or governmental assessments, charges or claims of payment (i) not yet due or (ii) being contested in good faith in appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (B) which is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, or other similar lien arising in the ordinary course of business, or (C) which is disclosed on the most recent consolidated balance sheet of the Company or notes thereto included in the Company SEC Documents filed prior to the date hereof or securing liabilities reflected on such balance sheet.

“Person” means any natural person, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.

“Release” means any actual or threatened release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within or from any building, structure, facility or fixture.

“Reverse Termination Fee” means $25 million in cash.

“Rights Agreement” means the Rights Agreement, dated September 27, 2006, between Parent and American Stock Transfer & Trust Company, as Rights Agent.

A “Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing Person or body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.

“Substantial Detriment” means any sale, divestiture or disposition of, or prohibition or limitation on the ownership or operation of, or requirements or undertakings with respect to the conduct by the Company or any of its Subsidiaries, or Parent or any of its Subsidiaries, of, any portion of any business, properties or assets (or any combination thereof), other than (i) one of the quarries located in Mill Creek, Oklahoma currently held by the Company or Parent, (ii) up to two of the related rail yards located in Dallas, Texas and (iii) other assets specifically associated with the assets described in clause (i) or (ii).

“Tax Return” means all Tax returns, declarations, statements, reports, schedules, forms and information returns, any amended Tax return and any other document filed or required to be filed relating to Taxes.

“Taxes” means all taxes, customs, tariffs, imposts, levies, duties, fees or other like assessments or charges of any kind imposed by a Governmental Entity, together with all interest, penalties and additions imposed with respect to such amounts.

SECTION 9.04. Interpretation. When a reference is made in this Agreement to an Exhibit, an Article or a Section, such reference shall be to an Exhibit, an Article or a Section of this Agreement unless otherwise indicated. The table of contents, index of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument or Law defined or referred to herein means such agreement, instrument or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated. References to a Person are also to its permitted successors and assigns. Unless otherwise specifically indicated, all references to “dollars” and “$” will be deemed references to the lawful money of the United States of America. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

SECTION 9.05. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as either the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party or such party waives its rights under this Section 9.05 with respect thereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

SECTION 9.06. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

SECTION 9.07. Entire Agreement; No Third-Party Beneficiaries. This Agreement, taken together with the Parent Disclosure Letter, the Company Disclosure Letter, the Stockholder Agreements, the Lease Agreements and the Confidentiality Agreement, (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the Transactions and (b) except for Section 6.05, is not intended to confer upon any Person other than the parties any rights or remedies.

SECTION 9.08. Governing Law; Consent to Jurisdiction; Venue. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

(b) Each of the parties hereto hereby (i) expressly and irrevocably submits to the exclusive personal jurisdiction of the United States District Court of the Southern District of New York (or, to the extent such court declines to accept jurisdiction over a particular matter, the Supreme Court of the State of New York in New York County) in the event any dispute arises out of the Transaction Agreements or the Transactions, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any action relating to the Transaction Agreements or the Transactions in any court other than the United States District Court of the Southern District of New York (or, to the extent such court declines to accept jurisdiction over a particular matter, the Supreme Court of the State of New York in New York County), (iv) agrees that each of the other parties shall have the right to bring any action or proceeding for enforcement of a judgment entered by United States District Court of the Southern District of New York (or, to the extent such court declines to accept jurisdiction over a particular matter, the Supreme Court of the State of New York in New York County) and (v) expressly and irrevocably waives (and agrees not to plead or claim) any objection to the laying of venue of any action arising out of the Transaction Agreements or the Transactions in United States District Court of the Southern District of New York (or, to the extent such court declines to accept jurisdiction over a particular matter, the Supreme Court of the State of New York in New York County) or that any such action brought in any such court has been brought in an inconvenient forum. Each of Parent, Merger Sub and the Company agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

SECTION 9.09. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties; provided, that Parent and Merger Sub may assign their rights and obligations pursuant to this Agreement to any direct or indirect wholly owned Subsidiary of Parent so long as Parent continues to remain primarily liable for all of such rights and obligations as if no such assignment had occurred. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

SECTION 9.10. Specific Performance. The parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that, prior to the termination of this Agreement pursuant to Article VIII, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of terms and provisions of this Agreement, without proof of actual damages (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach.

SECTION 9.11. Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THE TRANSACTION AGREEMENTS OR ANY OF THE TRANSACTIONS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9.11.

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IN WITNESS WHEREOF, the Company, Parent and Merger Sub have duly executed this Agreement, all as of the date first written above.

TEXAS INDUSTRIES, INC.

By:	/s/ Mel G. Brekhus
Name: Mel G. Brekhus
Title: President and CEO

MARTIN MARIETTA MATERIALS, INC.

By:	/s/ C. Howard Nye
Name: C. Howard Nye
Title: President and CEO

PROJECT HOLDINGS, INC.

By:	/s/ C. Howard Nye
Name: C. Howard Nye
Title: President

Index of Defined Terms

Term	Section
AB 32	Section 9.03
Actions	Section 6.05(b)
Affiliate	Section 9.03
Agreed Individual	Section 6.12
Agreement	Preamble
Applicable Time	Section 9.03
Articles of Merger	Section 1.03
Business Day	Section 9.03
Certificate	Section 2.01(c)
Certificate of Merger	Section 1.03
Change in Control Individual	Section 5.01(b)(iv)
Clean Air Act	Section 9.03
Closing	Section 1.02
Closing Date	Section 1.02
Code	Section 9.03
Company	Preamble
Company Adverse Recommendation Change	Section 5.02(b)
Company Benefit Plans	Section 4.11(a)
Company Board	Section 4.04(a)
Company By-laws	Section 4.01
Company Capital Stock	Section 4.03(a)
Company CBAs	Section 4.18
Company Charter	Section 4.01
Company Common Stock	Section 2.01(b)
Company Deferral Plan	Section 9.03
Company Disclosure Letter	ARTICLE IV
Company Employee	Section 6.14(a)
Company Financial Advisor	Section 4.19
Company Indemnified Party	Section 6.05(a)
Company Intervening Event	Section 5.02(b)
Company Leases	Section 4.16(b)
Company Material Adverse Effect	Section 9.03
Company Material Adverse Effect Condition Exception	Section 9.03
Company Material Contract	Section 4.15(b)
Company Notice	Section 5.02(b)
Company Pension Plan	Section 4.11(c)
Company Permits	Section 4.01
Company Preferred Stock	Section 4.03(a)
Company Properties	Section 4.16(a)
Company Recommendation	Section 4.04(a)
Company Restricted Share	Section 9.03
Company Rollover RSU	Section 9.03
Company RSU	Section 9.03
Company SAR	Section 9.03
Company SEC Documents	Section 4.06(a)
Company Stockholder Approval	Section 4.04(a)
Company Stockholders Meeting	Section 4.04(a)
Company Stock Option	Section 9.03
Company Stock Plans	Section 9.03
Company Subsidiaries	Section 4.01
Company Takeover Proposal	Section 5.02(e)
Company Termination Fee	Section 9.03
Company Voting Debt	Section 4.03(b)
Company’s Counsel	Section 6.07(b)(i)
Confidentiality Agreement	Section 6.02(a)
Consent	Section 3.05(b)

Term	Section
Contract	Section 3.05(a)
Controlled Group Liability	Section 9.03
DGCL	Section 1.01
Effective Time	Section 1.03
End Date	Section 8.01(b)(i)
Environmental Claim	Section 9.03
Environmental Laws	Section 9.03
ERISA	Section 4.11(a)
Exchange Act	Section 3.05(b)
Exchange Agent	Section 2.02(a)
Exchange Fund	Section 2.02(a)
Exchange Ratio	Section 2.01(c)
FCPA	Section 3.12
Filed Company Contract	Section 4.15(a)
Filed Company SEC Documents	ARTICLE IV
Filed Parent SEC Documents	ARTICLE III
Form S-4	Section 3.05(b)
GAAP	Section 3.06(b)
Governmental Entity	Section 3.05(b)
Hazardous Materials	Section 9.03
HSR Act	Section 3.05(b)
Indebtedness	Section 9.03
Intellectual Property Rights	Section 4.17
IRS	Section 4.11(a)
Joint Proxy Statement	Section 6.01(a)
Judgment	Section 3.05(a)
Knowledge	Section 9.03
Law	Section 3.05(a)
Lease Agreements	Recitals
Legal Restraints	Section 7.01(d)
Letter Agreement	Section 9.03
Letter of Transmittal	Section 2.02(b)
Liens	Section 3.02(a)
Material Adverse Effect	Section 9.03
Maximum Amount	Section 6.05(c)
Merger	Section 1.01
Merger Consideration	Section 2.01(c)
Merger Sub	Preamble
Merger Sub Common Stock	Section 2.01(a)
MSHA	Section 9.03
Multiemployer Plan	Section 4.11(a)
NCBCA	Section 1.01
NESHAPs	Section 9.03
NYSE	Section 2.02(f)
OSHA	Section 9.03
Parent	Preamble
Parent Adverse Recommendation Change	Section 5.03(b)
Parent Articles	Section 3.01
Parent Benefit Plans	Section 9.03
Parent Board	Section 3.04(a)
Parent By-laws	Section 3.01
Parent Capital Stock	Section 3.03(a)
Parent Common Stock	Section 3.03(a)
Parent Deferral Plan	Section 9.03
Parent Disclosure Letter	ARTICLE III
Parent Financial Advisors	Section 3.14
Parent Intervening Event	Section 9.03

Term	Section
Parent ISPUs	Section 3.03(a)
Parent Material Adverse Effect	Section 9.03
Parent Material Adverse Effect Condition Exception	Section 9.03
Parent Notice	Section 5.03(b)
Parent Permits	Section 3.01
Parent Preferred Stock	Section 3.03(a)
Parent Recommendation	Section 3.04(a)
Parent RSU	Section 9.03
Parent SAR	Section 6.02(b)
Parent SEC Documents	Section 3.06(a)
Parent Shareholder Approval	Section 3.04(a)
Parent Shareholders Meeting	Section 3.04(a)
Parent Stock Option	Section 9.03
Parent Stock Plans	Section 9.03
Parent Subsidiaries	Section 3.01
Parent Takeover Proposal	Section 5.03(e)
Parent Termination Fee	Section 9.03
Parent Voting Debt	Section 3.03(b)
Parent’s Counsel	Section 6.07(b)(i)
Permits	Section 3.01
Permitted Liens	Section 9.03
Person	Section 9.03
Principal Stockholders	Recitals
Release	Section 9.03
Representatives	Section 5.02(a)
Reverse Termination Fee	Section 9.03
Rights Agreement	Section 9.03
SEC	Section 3.05(b)
Securities Act	Section 3.05(b)
Share Issuance	Section 1.01
SOX	Section 3.06(b)
Stockholder Agreements	Recitals
Subsidiary	Section 9.03
Substantial Detriment	Section 9.03
Superior Company Proposal	Section 5.02(e)
Superior Parent Proposal	Section 5.03(e)
Surviving Company	Section 1.01
Tax Representation Letters	Section 6.07(b)(i)
Tax Return	Section 9.03
Taxes	Section 9.03
Transaction Agreements	Recitals
Transactions	Section 1.01

Index of Exhibits and Schedules

Exhibit A	Surviving Company Certificate of Incorporation

Exhibit B	Surviving Company By-laws

Company Disclosure Letter*

Parent Disclosure Letter*

*	Pursuant to Item 601(b)(2) of Regulation S-K, the disclosure letters of both Martin Marietta and TXI have been omitted. The registrant hereby agrees to furnish supplementally a copy of any omitted attachment to the SEC on a confidential basis upon request.

EXHIBIT A

STATE of DELAWARE

CERTIFICATE OF INCORPORATION

OF

TEXAS INDUSTRIES, INC.

FIRST: The name of the corporation (hereinafter called the “Corporation”) is Texas Industries, Inc.

SECOND: The address, including street, number, city, and county, of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, County of New Castle, Wilmington, Delaware 19801 and the name of the registered agent of the Corporation in the State of Delaware at such address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (as amended from time to time, the “DGCL”).

FOURTH: The aggregate number of shares which the Corporation shall have authority to issue is 100,000 shares of common stock, par value $0.01 per share. Each share of common stock shall be entitled to one vote and to all other rights of shareholders.

FIFTH: All corporate powers shall be exercised by or under the authority of, and the business and affairs of the Corporation shall be managed by or under the direction of, the board of directors of the Corporation (the “Board of Directors”). The size of the Board of Directors shall be determined as set forth in the bylaws of the Corporation, as in effect from time to time (the “Bylaws”). The election of directors need not be by written ballot unless the Bylaws shall so require.

SIXTH: In furtherance and not in limitation of the powers conferred upon the Board of Directors by law, the Board of Directors is expressly authorized to adopt, amend or repeal from time to time the Bylaws of the Corporation, subject to the right of the stockholders entitled to vote with respect thereto to alter and repeal bylaws made by the Board of Directors.

SEVENTH: It is hereby expressly provided that the directors and officers and former directors and officers of the corporation shall be fully protected and indemnified against any personal liability to others that may arise by reason of any of their actions taken in good faith on behalf or for the benefit of the Corporation to the fullest extent permitted by the laws of the State of Delaware. To the fullest extent permitted by the DGCL, directors and former directors of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

EIGHTH: The books of the Corporation may (subject to any statutory requirements) be kept outside the State of Delaware as may be designated by the Board of Directors or in the Bylaws.

NINTH: The Corporation shall not be governed by Section 203 of the DGCL.

EXHIBIT B

BYLAWS

OF

TEXAS INDUSTRIES, INC.

ARTICLE I

Meetings of Stockholders; Stockholders’

Consent in Lieu of Meeting

SECTION 1.01. Annual Meeting. The annual meeting of the stockholders for the election of directors, and for the transaction of such other business as may properly come before the meeting, shall be held at such place, date and hour as shall be fixed by the Board of Directors and designated in the notice or waiver of notice thereof; except that no annual meeting need be held if all actions, including the election of directors, required by the General Corporation Law of the State of Delaware (as amended from time to time, the “DGCL”) to be taken at a stockholders’ annual meeting are taken by written consent in lieu of a meeting pursuant to Section 1.03 of this Article.

SECTION 1.02. Special Meetings. A special meeting of the stockholders for any purpose or purposes may be called by the Board of Directors, the Chairman of the Board of Directors, the President or the Secretary of the Corporation or a stockholder or stockholders holding of record at least a majority of the shares of common stock, par value $0.01 per share, of the Corporation (“Common Stock”) issued and outstanding, such meeting to be held at such place, date and hour as shall be designated in the notice or waiver of notice thereof.

SECTION 1.03. Stockholders’ Consent in Lieu of Meeting. Any action required by the DGCL to be taken at any annual or special meeting of the stockholders of the Corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

SECTION 1.04. Quorum and Adjournment. Except as otherwise provided by law, by the Certificate of Incorporation or by these Bylaws, the presence, in person or by proxy, of the holders of a majority of the aggregate voting power of the stock issued and outstanding, entitled to vote thereat, shall be requisite and shall constitute a quorum for the transaction of business at all meetings of stockholders. If, however, such a quorum shall not be present or represented at any meeting of stockholders, the stockholders present, although less than a quorum, shall have the power to adjourn the meeting.

SECTION 1.05. Majority Vote Required. When a quorum is present at any meeting of stockholders, the affirmative vote of the majority of the aggregate voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall constitute the act of the stockholders, unless by express provision of law, the Certificate of Incorporation or these Bylaws a different vote is required, in which case such express provision shall govern and control.

SECTION 1.06. Manner of Voting. At each meeting of stockholders, each stockholder having the right to vote shall be entitled to vote in person or by proxy. Proxies need not be filed with the Secretary of the Corporation until the meeting is called to order, but shall be filed before being voted. Each stockholder shall be entitled to vote each share of stock having voting power registered in his or her name on the books of the Corporation on the record date fixed, as provided in Section 6.07 of these Bylaws, for the determination of stockholders entitled to vote at such meeting. No election of directors need be by written ballot.

ARTICLE II

Board of Directors

SECTION 2.01. General Powers. All corporate powers shall be exercised by or under the authority of, and the business and affairs of the Corporation shall be vested in, the Board of Directors, which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by law or by the Certificate of Incorporation directed or required to be exercised or done by the stockholders.

SECTION 2.02. Number and Term of Office. The initial Board of Directors of the Corporation shall consist of three members. The number of directors which shall constitute the whole Board of Directors shall be fixed from time to time the Board of Directors then in office or by the stockholders. The term “whole Board of Directors” is used herein to refer to the total number of directors which the Corporation would have if there were no vacancies. Directors need not be stockholders. Each director shall hold office until his or her successor is elected and qualified, or until his or her earlier death or resignation or removal in the manner hereinafter provided.

SECTION 2.03. Resignation, Removal and Vacancies. Any director may resign at any time by giving written notice of his or her resignation to the Board of Directors, the Chairman of the Board of Directors, the President or the Secretary of the Corporation. Such resignation shall take effect at the time specified therein or, if the time be not specified, upon receipt thereof; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Any director or the entire Board of Directors may be removed, with or without cause, at any time by the holders of a majority of the shares then entitled to vote at an election of directors or by written consent of the stockholders pursuant to Section 1.03 of these Bylaws.

Vacancies in the Board of Directors and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.

SECTION 2.04. Meetings. (a) Annual Meeting. As soon as practicable after each annual election of directors, the Board of Directors shall meet for the purpose of organization and the transaction of other business, unless it shall have transacted all such business by written consent pursuant to Section 2.05 of this Article.

(b) Other Meetings. Other meetings of the Board of Directors shall be held at such times and places as the Board of Directors, the Chairman of the Board of Directors or the President shall from time to time determine.

(c) Notice of Meetings. The Secretary of the Corporation shall give notice to each director of each meeting, including the time, place and purpose of such meeting. Notice of each such meeting shall be mailed to each director, addressed to him or her at his or her residence or usual place of business, at least two days before the day on which such meeting is to be held, or shall be sent to him or her at such place by telephone, facsimile or other form of wireless communication, or be delivered personally or by telephone not later than the day before the day on which such meeting is to be held, but notice need not be given to any director who shall attend such meeting. A written waiver of notice, signed by the person entitled thereto, whether before or after the time of the meeting stated therein, shall be deemed equivalent to notice.

(d) Place of Meetings. The Board of Directors may hold its meetings at such place or places within or without the State of Delaware as the Board of Directors may from time to time determine, or as shall be designated in the respective notices or waivers of notice thereof.

(e) Quorum and Manner of Acting. A majority of the total number of directors then in office (but not less than two), or, if there shall be only one director then in office, such director, shall be present in person at any meeting of the Board of Directors in order to constitute a quorum for the transaction of business at such meeting, and the vote of a majority of those directors present at any such meeting at which a quorum is present shall be necessary for the passage of any resolution or act of the Board of Directors, except as otherwise expressly required by law or these Bylaws. In the absence of a quorum for any such meeting, a majority of the directors present thereat may adjourn such meeting from time to time until a quorum shall be present.

(f) Organization. At each meeting of the Board of Directors, one of the following shall act as chairman of the meeting and preside, in the following order of precedence:

(i) the Chairman of the Board of Directors;

(ii) the President (if the President shall be a member of the Board of Directors at such time); and

(iii) any director chosen by a majority of the directors present.

The Secretary of the Corporation or, in the case of his or her absence, any person (who shall be an Assistant Secretary of the Corporation, if an Assistant Secretary of the Corporation is present) whom the Chairman of the Board of Directors shall appoint shall act as secretary of such meeting and keep the minutes thereof.

SECTION 2.05. Directors’ Consent in Lieu of Meeting. Action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting if all members of the Board of Directors or committee, as the case may be, consent thereto in writing and the writing or writings are filed with the minutes or the proceedings of the Board of Directors or committee.

SECTION 2.06. Action by Means of Conference Telephone or Similar Communications Equipment. Any one or more members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting of the Board of Directors or any such committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting.

ARTICLE III

Committees of the Board

SECTION 3.01. Appointment of Executive Committee. The Board of Directors may from time to time by resolution passed by a majority of the whole Board of Directors designate from its members an Executive Committee to serve at the pleasure of the Board of Directors. The Chairman of the Executive Committee shall be designated by the Board of Directors. The Board of Directors may designate one or more directors as alternate members of the Executive Committee, who may replace any absent or disqualified member or members at any meeting of the Executive Committee. The Board of Directors shall have power at any time to change the membership of the Executive Committee, to fill all vacancies in it and to discharge it, either with or without cause.

SECTION 3.02. Procedures of Executive Committee. The Executive Committee, by a vote of a majority of its members, shall fix by whom its meetings may be called and the manner of calling and holding its meetings, shall determine the number of its members requisite to constitute a quorum for the transaction of business and shall prescribe its own rules of procedure, no change in which shall be made except by a majority vote of its members or by the Board of Directors.

SECTION 3.03. Powers of Executive Committee. During the intervals between the meetings of the Board of Directors, unless otherwise determined from time to time by resolution passed by the whole Board of

Directors, the Executive Committee shall possess and may exercise all the powers and authority of the Board of Directors in the management and direction of the business and affairs of the Corporation to the extent permitted by the DGCL, and may authorize the seal of the Corporation to be affixed to all papers which may require it, except that the Executive Committee shall not have power or authority in reference to:

(a) amending the Certificate of Incorporation;

(b) adopting an agreement of merger or consolidation;

(c) recommending to the stockholders the sale, lease or exchange of all or substantially all of the Corporation’s property and assets;

(d) recommending to the stockholders a dissolution of the Corporation or a revocation of a dissolution;

(e) submitting to the stockholders of the Corporation any action which pursuant to the DGCL requires stockholder approval;

(f) filling vacancies in the Board of Directors or in any committee or fixing compensation of members of the Board of Directors for serving on the Board of Directors or on any committee;

(g) amending or repealing these Bylaws;

(h) declaring a dividend or authorizing the issuance of stock; or

(i) amending or repealing any resolution of the Board of Directors which by its terms is not so amendable or repealable.

SECTION 3.04. Reports of Executive Committee. The Executive Committee shall keep regular minutes of its proceedings, and all action by the Executive Committee shall be reported promptly to the Board of Directors. Such action shall be subject to review by the Board of Directors, provided that no rights of third parties shall be affected by such review.

SECTION 3.05. Other Committees. The Board of Directors may from time to time by resolution passed by a majority of the whole Board of Directors designate from among its members one or more other committees, each of which shall have such authority of the Board of Directors as may be specified in the resolution of the Board of Directors designating such committee; provided, however, that any such committee so designated shall not have any powers not allowed to the Executive Committee under Section 3.03 of this Article. The Board of Directors shall have power at any time to change the members of any such committee, designate alternate members of any such committee and fill vacancies therein; and any such committee shall serve at the pleasure of the Board of Directors.

ARTICLE IV

Officers

SECTION 4.01. Executive Officers. The executive officers of the Corporation shall be a President, a Secretary and a Treasurer and may include such other officers, if any, as the Board of Directors from time to time in its discretion elect or appoint, including without limitation, a Chairman of the Board of Directors, one or more Vice Presidents and one or more Assistant Secretaries or Assistant Treasurers. Any two or more offices may be held by the same person.

SECTION 4.02. Authority and Duties. Subject to applicable law, the Certificate of Incorporation and the other provisions of these Bylaws, all officers, as between themselves and the Corporation, shall have such authority and perform such duties in the management of the Corporation as are commonly incident to their offices or as may be provided in these Bylaws or by the Board of Directors.

SECTION 4.03. Term of Office, Resignation and Removal. All officers shall be elected or appointed by the Board of Directors and shall hold office for such term as may be prescribed by the Board of Directors. The Chairman of the Board of Directors, if any, shall be elected or appointed from among the members of the Board of Directors. Each officer shall hold office until his or her successor has been elected or appointed and qualified or his or her earlier death or resignation or removal in the manner hereinafter provided.

Any officer may resign at any time by giving written notice to the President or the Secretary of the Corporation, and such resignation shall take effect at the time specified therein or, if the time when it shall become effective is not specified therein, at the time it is accepted by action of the Board of Directors. Except as aforesaid, the acceptance of such resignation shall not be necessary to make it effective.

All officers and agents elected or appointed by the Board of Directors shall be subject to removal at any time by the Board of Directors with or without cause.

SECTION 4.04. Vacancies. If an office becomes vacant for any reason, the Board of Directors shall fill such vacancy. Any officer so appointed or elected by the Board of Directors shall serve only until such time as the unexpired term of his or her predecessor shall have expired unless reelected or reappointed by the Board of Directors.

SECTION 4.05. Chairman of the Board of Directors. If there shall be a Chairman of the Board of Directors, he or she shall preside at meetings of the Board of Directors and of the stockholders at which he or she is present. He or she shall perform such other duties as the Board of Directors may from time to time determine.

SECTION 4.06. The President. The President shall be the Chief Executive Officer of the Corporation and, unless the Chairman of the Board of Directors be present or the Board of Directors has provided otherwise by resolution, he or she shall preside at all meetings of the Board of Directors and the stockholders at which he or she is present except, in the case of a meeting of the Board of Directors, if the President is not a member of the Board of Directors at such time. He or she shall have general and active management and control of the business and affairs of the Corporation subject to the control of the Board of Directors and the Executive Committee, if any, and shall see that all orders and resolutions of the Board of Directors and the Executive Committee, if any, are carried into effect.

SECTION 4.07. Vice Presidents. The Vice President of the Corporation, if any, or if there be more than one, the Vice Presidents in the order of their seniority or in any other order determined by the Board of Directors, shall, in the absence or disability of the President, perform the duties and exercise the powers of the President, and shall generally assist the President and perform such other duties as the Board of Directors or the President shall prescribe.

SECTION 4.08. The Secretary. The Secretary of the Corporation shall, to the extent practicable, attend all meetings of the Board of Directors and all meetings of the stockholders and shall record all votes and the minutes of all proceedings in a book to be kept for that purpose, and shall perform like duties for any standing committees when required. He or she shall give, or cause to be given, notice of all meetings of the stockholders and of the Board of Directors, and shall perform such other duties as may be prescribed by the Board of Directors or the President, under whose supervision he or she shall perform such duties. He or she shall keep in safe custody the seal of the Corporation and affix the same to any duly authorized instrument requiring it and, when so affixed, it shall be attested by his or her signature or by the signature of the Treasurer or an Assistant Secretary or Assistant Treasurer. He or she shall keep in safe custody the certificate books and stockholder records and such other books and records as the Board of Directors may direct and shall perform all other duties as from time to time may be assigned to him or her by the Chairman of the Board of Directors, the President or the Board of Directors.

SECTION 4.09. Assistant Secretaries. The Assistant Secretary of the Corporation, if any, or if there be more than one, the Assistant Secretaries in order of their seniority or in any other order determined by the Board of Directors, shall, in the absence or disability of the Secretary of the Corporation, perform the duties and exercise the powers of the Secretary of the Corporation and shall perform such other duties as the Board of Directors or the Secretary of the Corporation shall prescribe.

SECTION 4.10. The Treasurer. The Treasurer shall have the care and custody of the corporate funds and other valuable effects, including securities, and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation, and shall deposit all moneys and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors. The Treasurer shall disburse the funds of the Corporation as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render to the President and directors, at the regular meetings of the Board of Directors, or whenever they may require it, an account of all his or her transactions as Treasurer and of the financial condition of the Corporation; and, in general, perform all the duties incident to the office of Treasurer and such other duties as from time to time may be assigned to him or her by the President or the Board of Directors.

SECTION 4.11. Assistant Treasurers. The Assistant Treasurer of the Corporation, if any, or if there be more than one, the Assistant Treasurers in the order of their seniority or in any other order determined by the Board of Directors, shall in the absence or disability of the Treasurer perform the duties and exercise the powers of the Treasurer and shall perform such other duties as the Board of Directors or the Treasurer shall prescribe.

ARTICLE V

Contracts, Checks, Drafts, Bank Accounts, etc.

SECTION 5.01. Execution of Documents. The Board of Directors shall designate the officers, employees and agents of the Corporation who shall have power to execute and deliver deeds, contracts, mortgages, bonds, debentures, checks, drafts and other orders for the payment of money and other documents for and in the name of the Corporation, and may authorize such officers, employees and agents to delegate such power (including authority to redelegate) by written instrument to other officers, employees or agents of the Corporation; and, unless so designated or expressly authorized by these Bylaws, no officer or agent or employee shall have any power or authority to bind the Corporation by any contract or engagement or to pledge its credit or to render it liable pecuniarily for any purpose or to any amount.

SECTION 5.02. Deposits. All funds of the Corporation not otherwise employed shall be deposited from time to time to the credit of the Corporation or otherwise as the Board of Directors or Treasurer or any other officer of the Corporation to whom power in this respect shall have been given by the Board of Directors shall select.

SECTION 5.03. Proxies in Respect of Stock or Other Securities of Other Corporations. The Board of Directors shall designate the officers of the Corporation who shall have authority from time to time to appoint an agent or agents of the Corporation to exercise in the name and on behalf of the Corporation the powers and rights which the Corporation may have as the holder of stock or other securities in any other corporation, and to vote or consent in respect of such stock or securities; such designated officers may instruct the person or persons so appointed as to the manner of exercising such powers and rights; and such designated officers may execute or cause to be executed in the name and on behalf of the Corporation and under its corporate seal, or otherwise, such written proxies, powers of attorney or other instruments as they may deem necessary or proper in order that the Corporation may exercise its said powers and rights.

ARTICLE VI

Shares and Their Transfer; Fixing Record Date

SECTION 6.01. Certificates for Shares. Every owner of stock of the Corporation shall be entitled to have a certificate certifying the number and class of shares owned by him or her in the Corporation, which shall otherwise be in such form as shall be prescribed by the Board of Directors. Certificates of each class shall be issued in consecutive order and shall be numbered in the order of their issue, and shall be signed by, or in the name of the Corporation by the Chairman of the Board of Directors, the President or a Vice President and by the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary of the Corporation.

SECTION 6.02. Record. A record (herein called the “stock record”) in one or more counterparts shall be kept of the name of the person, firm or corporation owning the shares represented by each certificate for stock of the Corporation issued, the number of shares represented by each such certificate, the date thereof and, in the case of cancelation, the date of cancelation. Except as otherwise expressly required by law, the person, firm or corporation in whose name shares of stock stand on the stock record of the Corporation shall be deemed the owner thereof for all purposes as regards the Corporation.

SECTION 6.03. Registration of Stock. Registration of transfers of shares of the Corporation shall be made only on the books of the Corporation upon request of the registered holder thereof, or of his or her attorney thereunto authorized by power of attorney duly executed and filed with the Secretary of the Corporation, and upon the surrender of the certificate or certificates for such shares properly endorsed or accompanied by a stock power duly executed.

SECTION 6.04. Addresses of Stockholders. Each stockholder shall designate to the Secretary of the Corporation an address at which notices of meetings and all other corporate notices may be served or mailed to him or her, and, if any stockholder shall fail to designate such address, corporate notices may be served upon him or her by mail directed to him or her at his or her post office address, if any, as the same appears on the share record books of the Corporation or at his or her last known post office address.

SECTION 6.05. Lost, Destroyed and Mutilated Certificates. The Board of Directors or a committee designated thereby with power so to act may, in its discretion, cause to be issued a new certificate or certificates for stock of the Corporation in place of any certificate issued by it and reported to have been lost, destroyed or mutilated, upon the surrender of the mutilated certificates or, in the case of loss or destruction of the certificate, upon satisfactory proof of such loss or destruction, and the Board of Directors or such committee may, in its discretion, require the owner of the lost, destroyed or mutilated certificate or his or her legal representative to give the Corporation a bond in such sum and with such surety or sureties as it may direct to indemnify the Corporation against any claim that may be made against it on account of the alleged loss, destruction or mutilation of any such certificate.

SECTION 6.06. Regulations. The Board of Directors may make such rules and regulations as it may deem expedient, not inconsistent with these Bylaws or applicable law, concerning the issue, transfer and registration of certificates for stock of the Corporation.

SECTION 6.07. Fixing Date for Determination of Stockholders of Record. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which shall not precede the date upon which the resolution fixing such record date is adopted and which (i) in the case of determining the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, shall not be more than 60 nor less than 10 days before the date of such meeting, (ii) in the case of determining the stockholders entitled to express consent to corporate action in writing without a meeting, shall not be more than 10 days after the date upon which the resolution fixing the record date is adopted by the Board of Directors and (iii) in the case of determining the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, shall not be more than 60 days prior to such action. A determination of stockholders entitled to notice of or to vote at a meeting of the stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

ARTICLE VII

Fiscal Year

The fiscal year of the Corporation shall end on December 31 of each year, unless changed by resolution of the Board of Directors.

ARTICLE VIII

Indemnification and Insurance

SECTION 8.01. Indemnification. The Corporation shall indemnify every person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the Corporation, by reason of the fact that said person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement incurred by said person in connection with such action, suit or proceeding, to the full extent permitted by the DGCL or any other applicable law in effect from time to time. Expenses (including attorneys’ fees) incurred by an officer or director in defending a civil or criminal action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of any such action, suit or proceeding upon receipt of an undertaking by or on behalf of such officer or director to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified as authorized in this Section. The indemnification provided in this Section shall not be deemed exclusive of any other right to which a person seeking indemnity may be entitled under any law (common or statutory), agreement, vote of stockholders or disinterested directors or otherwise, both as to action in said person’s official capacity and as to action in another capacity while holding office or while employed by or acting as agent for the Corporation, and shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the estate, heirs, executors and administrators of said person. All rights to indemnification under this Section shall be deemed to be a contract between the Corporation and each director or officer of the Corporation who serves or served in such capacity at any time while this Section is in effect. Any repeal or modification of this Section or any repeal or modification of relevant provisions of the DGCL or any other applicable laws shall not in any way diminish any rights to indemnification of such director or officer of the Corporation hereunder.

SECTION 8.02. Insurance. The Corporation may purchase and maintain insurance on behalf of each said person against any liability asserted against and incurred by said person in any such aforesaid capacity, or arising out of said person’s status as such, to the full extent permitted by the DGCL or any other applicable law in effect from time to time.

SECTION 8.03. Severability. If this Article or any portion thereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each director or officer of the Corporation as to costs, charges and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the Corporation, to the full extent permitted by any applicable portion of this Section that shall not have been invalidated and to the full extent permitted by applicable law.

ARTICLE IX

Waiver of Notice

Whenever any notice is required to be given by these Bylaws or the Certificate of Incorporation or the laws of the State of Delaware, the person entitled thereto may, in person or by attorney thereunto authorized, in writing signed by such person or by electronic communication, waive such notice, whether before or after the meeting or other matter in respect of which such notice is given, and in such event such notice need not be given to such person and such waiver shall be deemed equivalent to such notice.

ARTICLE X

Amendments

Any Bylaw (including these Bylaws) may be adopted, amended or repealed by the stockholders entitled to vote thereon or by the Board of Directors, in each case, in any manner not inconsistent with the laws of the State of Delaware or the Certificate of Incorporation.

ANNEX B

January 27, 2014

The Board of Directors

Martin Marietta Materials, Inc.

2710 Wycliff Road,

Raleigh, NC 27607

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to Martin Marietta Materials, Inc., a North Carolina corporation (the “Company”), of the Exchange Ratio (as defined below) in the proposed merger (the “Transaction”) of Project Holdings, Inc., a North Carolina corporation and a wholly-owned subsidiary of the Company (“Merger Sub”), with Texas Industries, Inc., a Delaware corporation (“TXI”), with TXI continuing as the surviving corporation. Pursuant to the Agreement and Plan of Merger Agreement, dated as of January 27, 2014 (the “Agreement”), among the Company, Merger Sub and TXI, TXI will become a wholly-owned subsidiary of the Company, and each outstanding share of common stock, par value $1.00 per share, of TXI (the “TXI Common Stock”), other than shares of TXI Common Stock held in treasury or owned by the Company or Merger Sub, will be converted into the right to receive 0.70 shares (the “Exchange Ratio”) of the Company’s common stock, par value $0.01 per share (the “Company Common Stock”), together with the associated preferred share purchase rights granted pursuant to the Rights Agreements (as defined in the Agreement).

In connection with preparing our opinion, we have (i) reviewed the Agreement; (ii) reviewed certain publicly available business and financial information concerning TXI and the Company and the industries in which they operate; (iii) reviewed publicly available financial terms of certain precedent transactions; (iv) compared the financial and operating performance of TXI and the Company with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of TXI Common Stock and the Company Common Stock and certain publicly traded securities of such other companies; (v) reviewed certain internal financial analyses and forecasts prepared by or at the direction of the management of the Company relating to the respective businesses of the Company and TXI, as well as the estimated amount and timing of (x) the cost savings and related expenses and synergies expected to result from the Transaction and the anticipated accelerated utilization of TXI’s net operating tax losses (collectively, the “Synergies”) and (y) the expected proceeds of certain anticipated non-operating real estate asset divestitures (the “Real Estate Proceeds”); and (vi) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In addition, we have held discussions with certain members of the management of the Company with respect to certain aspects of the Transaction, and the past and current business operations of TXI and the Company, the financial condition and future prospects and operations of TXI and the Company, the effects of the Transaction on the financial condition and future prospects of the Company, and certain other matters we believed necessary or appropriate to our inquiry.

In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by TXI and the Company or otherwise reviewed by or for us, and we have not independently verified (nor have we assumed responsibility or liability for independently verifying) any such information or its accuracy or completeness. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of TXI or the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us or derived therefrom, including the Synergies and the Real Estate Proceeds, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of TXI and the Company to which such analyses or forecasts relate. We express no view as to such analyses or forecasts (including the Synergies and the Real Estate Proceeds) or the assumptions on which they were based. We have also assumed that the Transaction will qualify as a tax free reorganization for United States federal income tax purposes and that the Transaction and the other transactions contemplated by the Agreement will be consummated as described in the Agreement. We have also assumed that the representations and warranties made by the Company and TXI in the Agreement and the related agreements are and will be true and correct in all respects material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on TXI or the Company or on the contemplated benefits of the Transaction.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion, and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, to the Company of the Exchange Ratio in the proposed Transaction and we express no opinion as to the fairness of the Exchange Ratio to the holders of any class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Transaction. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons relative to the Exchange Ratio in the Transaction or with respect to the fairness of any such compensation. We are expressing no opinion herein as to the price at which TXI Common Stock or the Company Common Stock will trade at any future time.

We have acted as financial advisor to the Company with respect to the proposed Transaction and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the proposed Transaction is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. Please be advised that during the two years preceding the date of this letter, neither we nor our affiliates have had any material financial advisory or material commercial or investment banking relationships with TXI. During the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with the Company for which we and such affiliates have received customary compensation. Such services during such period have included acting as lead arranger and joint bookrunner on the Company’s revolving credit facility and term loan facility in November 2013. In addition, our commercial banking affiliate provides treasury and securities services to NNS Holding, a significant shareholder of TXI, and is an agent bank and a lender under outstanding credit facilities of the Company, for which it receives customary compensation or other financial benefits. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities of the Company or TXI for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Exchange Ratio in the proposed Transaction is fair, from a financial point of view, to the Company.

The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities LLC. This letter is provided to the Board of Directors of the Company (in its capacity as such) in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Transaction or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

J.P. MORGAN SECURITIES LLC

J.P. Morgan Securities LLC

ANNEX C

January 27, 2014	Deutsche Bank Securities Inc. 60 Wall Street New York, NY 10005
Board of Directors Martin Marietta Materials, Inc. 270 Wycliff Road Raleigh, NC 27607

Ladies and Gentlemen:

Deutsche Bank Securities Inc. (“Deutsche Bank”) has acted as financial advisor to Martin Marietta Materials, Inc., a North Carolina corporation (“Parent”), in connection with the Agreement and Plan of Merger, dated as of January 27, 2014 (the “Merger Agreement”), among Parent, Project Holdings, Inc., a North Carolina corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and Texas Industries, Inc., a Delaware corporation (“TXI”), which provides, among other things, for the merger of Merger Sub with and into TXI, as a result of which TXI will become a wholly owned subsidiary of Parent (the “Transaction”). As set forth more fully in the Merger Agreement, as a result of the Transaction, each share of common stock, par value $1.00 per share (the “TXI Common Stock”), of TXI, other than treasury shares and shares owned by Merger Sub or Parent, will be converted into the right to receive 0.70 shares (the “Exchange Ratio”) of common stock, par value $0.01 per share, of Parent (the “Parent Common Stock”), together with the associated preferred share purchase rights granted pursuant to the Rights Agreement (as defined in the Merger Agreement).

You have requested our opinion, as investment bankers, as to the fairness of the Exchange Ratio, from a financial point of view, to Parent.

In connection with our role as financial advisor to Parent, and in arriving at our opinion, we reviewed certain publicly available financial and other information concerning TXI and Parent, and certain internal analyses, financial forecasts and other information relating to TXI and Parent prepared by management of Parent. We have also held discussions with certain senior officers and other representatives and advisors of TXI and Parent regarding the businesses and prospects of TXI and Parent, respectively, and of Parent after giving effect to the Transaction, including certain cost savings, operating efficiencies, financial synergies and other strategic benefits projected by the management of Parent to result from the Transaction, the anticipated accelerated utilization of Star’s net operating tax losses and the proceeds of certain anticipated non-operating real estate asset divestitures. In addition, we have (i) reviewed the reported prices and trading activity for TXI Common Stock and Parent Common Stock, (ii) to the extent publicly available, compared certain financial and stock market information for TXI and Parent with similar information for certain other companies we considered relevant whose securities are publicly traded, (iii) to the extent publicly available, reviewed the financial terms of certain precedent business combinations, (iv) reviewed the Merger Agreement and certain related documents, and (v) performed such other studies and analyses and considered such other factors as we deemed appropriate.

We have not assumed responsibility for independent verification of, and have not independently verified, any information, whether publicly available or furnished to us, concerning TXI or Parent, including, without limitation, any financial information considered in connection with the rendering of our opinion. Accordingly, for purposes of our opinion, we have, with your knowledge and permission, assumed and relied upon the accuracy and completeness of all such information. We have not conducted a physical inspection of any of the properties or assets, and have not prepared, obtained or reviewed any independent evaluation or appraisal of any

Confidential

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Deutsche Bank

Board of Directors of Martin Marietta Materials, Inc.

January 27, 2014

of the assets or liabilities (including any contingent, derivative or off-balance-sheet assets or liabilities), of TXI or Parent or any of their respective subsidiaries, nor have we evaluated the solvency or fair value of TXI, Parent or any of Parent’s subsidiaries under any state or federal law relating to bankruptcy, insolvency or similar matters. With respect to the financial forecasts, including, without limitation, the analyses and forecasts in respect of the amount and timing of (x) certain cost savings, operating efficiencies, financial synergies and other strategic benefits projected by Parent to be achieved as a result of the Transaction and the anticipated accelerated utilization of TXI’s net operating tax losses (collectively, the “Synergies”) and (y) the proceeds of certain anticipated non-operating real estate asset divestitures (the “Real Estate Proceeds”), in each case prepared by the management of Parent and used in our analyses, we have assumed, with your knowledge and permission, that such forecasts, including the Synergies and the Real Estate Proceeds, have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Parent as to the matters covered thereby and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by the management of Parent. In rendering our opinion, we express no view as to the reasonableness of such forecasts and projections, including, without limitation, the Synergies and the Real Estate Proceeds, or the assumptions on which they are based. Our opinion is necessarily based upon economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We expressly disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our opinion of which we become aware after the date hereof.

For purposes of rendering our opinion, we have assumed with your knowledge and permission that, in all respects material to our analysis, the representations and warranties of Parent and TXI contained in the Merger Agreement are true and correct. Additionally, we have assumed with your knowledge and permission that, in all respects material to our analysis, the Transaction will be consummated in accordance with the terms of the Merger Agreement, without any waiver, modification or amendment of any term, condition or agreement that would be material to our analysis. We also have assumed with your knowledge and permission that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the Transaction will be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, no restrictions, terms or conditions will be imposed that would be material to our analysis, including any divestitures by Parent or TXI. We are not legal, regulatory, tax or accounting experts and have relied on the assessments made by Parent and its other advisors with respect to such issues. We have assumed with your knowledge and permission that the Transaction will qualify as a tax free reorganization for United States federal income tax purposes.

This opinion has been approved and authorized for issuance by a Deutsche Bank fairness opinion review committee and is addressed to, and is for the use and benefit of, the Board of Directors of Parent in connection with and for the purpose of its evaluation of the Transaction and is not a recommendation to the security holders of Parent as to how they should vote with respect to the Transaction or any transactions contemplated thereby. This opinion is limited to the fairness of the Exchange Ratio, from a financial point of view, to Parent as of the date hereof. This opinion does not address any other terms of the Transaction or the Merger Agreement. Nor does it address the terms of any other agreement entered into in connection with the Transaction. You have not asked us to, and this opinion does not, address the fairness of the Transaction, or any consideration paid in connection therewith, to the holders of any class of securities, creditors or other constituencies of Parent, nor does it address the fairness of the contemplated benefits of the Transaction. We express no opinion as to the merits of the underlying decision by Parent to engage in the Transaction or the relative merits of the Transaction as compared

Confidential
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Deutsche Bank

Board of Directors of Martin Marietta Materials, Inc.

January 27, 2014

to any alternative transactions or business strategies. In addition, we do not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of the officers, directors, or employees of any parties to the Transaction, or any class of such persons, in connection with the Transaction relative to the Exchange Ratio. This opinion does not in any manner address the prices at which TXI Common Stock will trade following the announcement of the Transaction and Parent Common Stock or other Parent securities will trade following the announcement or consummation of the Transaction.

Deutsche Bank will be paid a fee for its services as financial advisor to Parent in connection with the Transaction, a portion of which becomes payable upon delivery of this opinion (or would have become payable if Deutsche Bank had advised the Board of Directors that it was unable to render this opinion) and a substantial portion of which is contingent upon consummation of the Transaction. Parent has also agreed to reimburse Deutsche Bank for its expenses, and to indemnify Deutsche Bank against certain liabilities, in connection with its engagement. We are an affiliate of Deutsche Bank AG (together with its affiliates, the “DB Group”). One or more members of the DB Group have, from time to time, provided, and are currently providing, investment banking, commercial banking (including extension of credit) and other financial services to Parent or its affiliates for which they have received, and in the future may receive, compensation, including: (i) having acted as financial advisor to Parent on its proposed acquisition of Vulcan Materials Company (December 2011); and (ii) having acted as a joint lead arranger and a joint bookrunner for a $350 million revolving credit facility and a $250 million term loan (November 2013). The DB Group may also provide investment and commercial banking services to TXI, Parent and/or their respective affiliates in the future, for which we would expect the DB Group to receive compensation. In the ordinary course of business, members of the DB Group may actively trade in the securities and other instruments and obligations of TXI, Parent and their respective affiliates for their own accounts and for the accounts of their customers. Accordingly, the DB Group may at any time hold a long or short position in such securities, instruments and obligations.

Based upon and subject to the foregoing assumptions, limitations, qualifications and conditions, it is Deutsche Bank’s opinion as investment bankers that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to Parent.

This opinion may not be disclosed, summarized, referred to, or communicated (in whole or in part) to any other person for any purpose whatsoever except with our prior written approval, provided that, if required by applicable law, this opinion may be included in any disclosure document filed by Parent with the Securities and Exchange Commission with respect to the Transaction, provided, further, that it is reproduced in full and that any description of or reference to Deutsche Bank or summary of this opinion in the disclosure document is in a form reasonably acceptable to Deutsche Bank and its counsel.

Very truly yours,

DEUTSCHE BANK SECURITIES INC.

Confidential
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ANNEX D

745 Seventh Avenue New York, NY 10019 United States

January 27, 2014

Board of Directors

Martin Marietta Materials, Inc.

2719 Wycliff Road

Raleigh, NC 27607

Members of the Board of Directors:

We understand that Martin Marietta Materials, Inc., a North Carolina corporation (the “Company”), intends to enter into a transaction (the “Proposed Transaction”) with Texas Industries, Inc., a Delaware corporation (“TXI”), pursuant to which Project Holdings, Inc., a North Carolina corporation and a wholly-owned subsidiary of the Company (the “Merger Sub”), will merge with and into TXI, with TXI surviving as a wholly owned subsidiary of the Company (the “Merger”) and each issued and outstanding share of common stock, par value $1.00 per share, of TXI (the “TXI Common Stock”), other than shares of TXI Common Stock held in treasury or owned by the Company or Merger Sub, will be converted into the right to receive 0.70 shares (the “Exchange Ratio”) of the Company’s common stock, par value $0.01 per share (the “Company Common Stock”), together with the associated preferred share purchase rights granted pursuant to the Rights Agreement (as defined in the Agreement). The terms and conditions of the Proposed Transaction are set forth in more detail in the Agreement and Plan of Merger Agreement dated January 27, 2014 among the Company, Merger Sub and TXI (the “Agreement”). The summary of the Proposed Transaction set forth above is qualified in its entirety by the terms of the Agreement.

We have been requested by the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, to the Company of the Exchange Ratio in the Proposed Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, the Company’s underlying business decision to proceed with or effect the Proposed Transaction or the likelihood of consummation of the Proposed Transaction. In addition, we express no opinion on, and our opinion does not in any manner address, the fairness of the amount or the nature of any compensation to any officers, directors or employees of any parties to the Proposed Transaction, or any class of such persons, relative to the Exchange Ratio or otherwise.

In arriving at our opinion, we reviewed and analyzed: (1) the Agreement and the specific terms of the Proposed Transaction; (2) publicly available information concerning the Company and TXI that we believe to be relevant to our analysis, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, the Company’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2013, June 30, 2013 and September 30, 2013, TXI’s Annual Report on Form 10-K for the fiscal year ended May 31, 2013 and TXI’s Quarterly Reports on Form 10-Q for the fiscal quarters ended August 31, 2013 and November 30, 2013; (3) financial and operating information with respect to the business, operations and prospects of the Company furnished to us by the Company, including financial projections of the Company furnished to us by management of the Company (the “Company Projections”); (4) financial and operating information with respect to the business, operations and prospects of TXI furnished to us by the Company, including financial projections of TXI furnished to us by management of the Company (the “TXI Projections”); (5) the pro forma impact of the Proposed Transaction on the future financial performance of the combined company, including cost savings, operating synergies and other strategic benefits expected by the management of the Company to result from the combination of the businesses of TXI and the Company and the anticipated accelerated utilization of TXI’s net operating tax losses (collectively, the “Expected Synergies”) as well as the amount of time the management of the Company anticipates will be needed for the combined company to realize such Expected Synergies, and the proceeds of certain anticipated real estate asset divestitures (the “Expected Real Estate Proceeds”); (6) trading history of each of the Company Common Stock and TXI Common Stock from January 28, 2013 to January 24, 2014 and a comparison of such trading histories with those of other companies that we deemed relevant; (7) a comparison of the historical financial results and present financial condition of the Company and TXI with each other and with those of other companies that we deemed relevant; and (8) the financial terms of certain precedent transactions. In addition, we have had discussions with the management of the Company concerning their respective business, operations, assets, liabilities, financial condition and prospects and have undertaken such other studies, analyses and investigations as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without any independent verification of such information (and have not assumed responsibility or liability for any independent verification of such information) and have further relied upon the assurances of the management of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of the Company, including the Company Projections, upon the advice of the Company, we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company and that the Company will perform substantially in accordance with such projections. With respect to the financial projections of TXI, including the TXI Projections and the Expected Synergies and the Expected Real Estate Proceeds, upon the advice of the Company, we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of TXI and that TXI will perform substantially in accordance with such projections. Furthermore, upon the advice of the Company, we have assumed that the amounts and timing of the Expected Synergies and the Expected Real Estate Proceeds are reasonable and that the Expected Synergies and the Expected Real Estate Proceeds will be realized in accordance with such estimates. We assume no responsibility for and we express no view as to any such projections or estimates or the assumptions on which they are based. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company or TXI and have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company or TXI. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter. We assume no responsibility for updating or revising our opinion based on events or circumstances that may occur after the date of this letter. We express no opinion as to the prices at which shares of TXI Common Stock would trade following the announcement of the Proposed Transaction or shares of the Company Common Stock would trade following the announcement or consummation of the Proposed Transaction. Our opinion should not be viewed as providing any assurance that the market value of the shares of Company Common Stock to be held by the stockholders of the Company after the consummation of the Proposed Transaction will be in excess of the market value of the Company Common Stock owned by such stockholders at any time prior to the announcement or consummation of the Proposed Transaction.

We have assumed upon the advice of the Company that, in all respects material to our analysis, the accuracy of the representations and warranties contained in the Agreement and all agreements related thereto. We have also assumed, upon the advice of the Company, that all material governmental, regulatory and third party approvals, consents and releases for the Proposed Transaction will be obtained within the constraints contemplated by the Agreement and that, in all respects material to our analysis, the Proposed Transaction will be consummated in accordance with the terms of the Agreement without waiver, modification or amendment of any material term, condition or agreement thereof and without any divestitures by the Company or TXI. Additionally, we have also assumed, upon the advice of the Company, that the Proposed Transaction will qualify as a tax free reorganization for United States federal income tax purposes. We do not express any opinion as to any tax or other consequences that might result from the Proposed Transaction, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that the Company has obtained such advice as it deemed necessary from qualified professionals.

Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the Exchange Ratio in the Proposed Transaction is fair to the Company.

We have acted as financial advisor to the Company in connection with the Proposed Transaction and will receive a fee for our services a portion of which is payable upon rendering this opinion and a substantial portion of which is contingent upon the consummation of the Proposed Transaction. In addition, the Company has agreed to reimburse our expenses and indemnify us for certain liabilities that may arise out of our engagement. We expect to perform various investment banking and financial services for the Company in the future, and expect to receive customary fees for such services.

Barclays Capital Inc. and its affiliates engage in a wide range of businesses from investment and commercial banking, lending, asset management and other financial and non-financial services. In the ordinary course of our business, we and our affiliates may actively trade and effect transactions in the equity, debt and/or other securities (and any derivatives thereof) and financial instruments (including loans and other obligations) of the Company, TXI and /or their respective affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions and investments in such securities and financial instruments.

This opinion, the issuance of which has been approved by our Fairness Opinion Committee, is for the use and benefit of the Board of Directors of the Company and is rendered to the Board of Directors in connection with its consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Proposed Transaction. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

BARCLAYS CAPITAL INC.

ANNEX E

388 Greenwich Street

New York, NY 10013

January 27, 2014

The Board of Directors

Texas Industries, Inc.

1503 LBJ Freeway, Suite 400

Dallas, TX 75234

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the common stock of Texas Industries, Inc. (the “Company”) (other than Martin Marietta (defined below) and its affiliates) of the Exchange Ratio (defined below) set forth in the Agreement and Plan of Merger, dated as of January 27, 2014 (the “Merger Agreement”), among the Company, Martin Marietta Materials, Inc. (“Martin Marietta”) and Project Holdings, Inc., a wholly owned subsidiary of Martin Marietta (“Merger Sub”). As more fully described in the Merger Agreement, Merger Sub will be merged with and into the Company (the “Merger”) and each outstanding share of the common stock, par value $1.00 per share, of the Company (“Company Common Stock”) will be converted into the right to receive 0.700 (the “Exchange Ratio”) of a share of the common stock, par value $0.01 per share, of Martin Marietta (“Martin Marietta Common Stock”).

In arriving at our opinion, we reviewed the Merger Agreement and also held discussions with certain senior officers, directors and other representatives and advisors of the Company and received information and data from certain senior officers and other representatives and advisors of Martin Marietta, in each case concerning the businesses, operations and prospects of the Company and Martin Marietta. We reviewed certain publicly available business and financial information relating to the Company and Martin Marietta as well as certain financial forecasts and other information and data relating to the Company and Martin Marietta which were provided to or discussed with us by the managements of the Company and Martin Marietta, including information relating to potential strategic implications and operational benefits (including the amount, timing and achievability thereof) anticipated by the management of Martin Marietta to result from the Merger, which we evaluated at the direction and with the consent of the Company. We reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to, among other things: current and historical market prices and trading volumes of Company Common Stock and Martin Marietta Common Stock; the historical and projected earnings and other operating data of the Company and Martin Marietta; and the capitalization and financial condition of the Company and Martin Marietta. We considered, to the extent publicly available, the financial terms of certain other transactions which we considered relevant in evaluating the Merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of the Company and Martin Marietta. We also evaluated certain potential pro forma financial effects of the Merger on the Company and Martin Marietta utilizing, among other things, the financial forecasts and estimates relating to the Company and Martin Marietta referred to above after giving effect to the potential strategic implications and operational benefits anticipated by the

The Board of Directors

Texas Industries, Inc.

January 27, 2014

management of Martin Marietta to result from the Merger, which we evaluated at the direction and with the consent of the Company. In addition to the foregoing, we conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as we deemed appropriate in arriving at our opinion. The issuance of our opinion has been authorized by our fairness opinion committee.

In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and upon the assurances of the managements of the Company and Martin Marietta that they are not aware of any relevant information that has been omitted or that remains undisclosed to us. As discussed, we considered the selected precedent transactions that we reviewed to lack sufficient comparability due to various factors and circumstances that distinguish the proposed Merger from such transactions and, accordingly, did not perform a selected precedent transactions analysis in reaching our opinion. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with us relating to the Company and Martin Marietta and potential pro forma financial effects of, and strategic implications and operational benefits resulting from, the Merger, we have been advised by the management of the Company, and we have assumed, with your consent, that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of the Company and Martin Marietta as to the future financial performance of the Company and Martin Marietta, such strategic implications and operational benefits and the other matters covered thereby. We also have assumed, with your consent, that the financial results (including the potential strategic implications and operational benefits anticipated to result from the Merger) reflected in such financial forecasts and other information and data will be realized in the amounts and at the times projected. We have relied, at the direction of the Company, upon the assessments of the management of the Company as to market and cyclical trends and prospects relating to the building materials industry and the potential impact of such trends and prospects on the Company and Martin Marietta, including the assumptions of the management of the Company as to building materials prices, supply and demand trends reflected in the financial forecasts and other information and data utilized in our analyses, including the assessment of mid-cycle EBITDA for the Company and Martin Marietta, all of which are subject to significant volatility and which, if different than as assumed, could have a material impact on our analyses or opinion. We have assumed, at the direction of the Company, that there will be no developments with respect to any of the foregoing that would be material to our analyses or opinion.

We have assumed, with your consent, that the Merger will be consummated in accordance with its terms without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary regulatory or third party approvals, consents, releases and waivers for the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company, Martin Marietta or the contemplated benefits of the Merger. We also have assumed, with your consent, that the Merger will qualify for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. Our opinion, as set forth herein, relates to the relative values of the Company and Martin Marietta. We are not expressing any opinion as to what the value of Martin Marietta Common Stock

The Board of Directors

Texas Industries, Inc.

January 27, 2014

actually will be when issued pursuant to the Merger or the prices at which Company Common Stock or Martin Marietta Common Stock will trade at any time. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or Martin Marietta nor have we made any physical inspection of the properties or assets of the Company or Martin Marietta. We express no view as to, and our opinion does not address, the underlying business decision of the Company to effect the Merger, the relative merits of the Merger as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage. Our opinion does not address any terms (other than the Exchange Ratio to the extent expressly specified herein) or other aspects or implications of the Merger, including, without limitation, the form or structure of the Merger or any voting or other agreement, arrangement or understanding to be entered into in connection with or contemplated by the Merger or otherwise. We express no view as to, and our opinion does not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation to any officers, directors or employees of any parties to the Merger, or any class of such persons, relative to the Exchange Ratio. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing and disclosed to us, as of the date hereof. As you are aware, the credit, financial and stock markets are experiencing unusual volatility and we express no opinion or view as to any potential effects of such volatility on the Company, Martin Marietta or the contemplated benefits of the Merger.

Citigroup Global Markets Inc. has acted as financial advisor to the Company in connection with the proposed Merger and will receive a fee for such services, a significant portion of which is contingent upon the consummation of the Merger. We also will receive a fee in connection with the delivery of this opinion. In addition, the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. In the past two years, we have not provided any investment banking services to the Company or its affiliates unrelated to the proposed Merger. We may provide services unrelated to the proposed Merger to or with respect to the Company or its affiliates in the future for which we may receive compensation. We and our affiliates in the past have provided, currently are providing and in the future may provide services to Martin Marietta unrelated to the proposed Merger, for which services we and such affiliates have received and expect to receive compensation, including, without limitation, (i) loan portfolio management in 2012 and 2013 and (ii) prepaid card services in 2013. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of the Company and Martin Marietta for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we and our affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with the Company, Martin Marietta and their respective affiliates.

Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of the Company (in its capacity as such) in its evaluation of the proposed Merger, and our opinion is not intended to be and does not constitute a recommendation to any securityholder as to how such securityholder should vote or act on any matters relating to the proposed Merger or otherwise.

Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the holders of Company Common Stock (other than Martin Marietta and its affiliates).

The Board of Directors

Texas Industries, Inc.

January 27, 2014

Very truly yours,

CITIGROUP GLOBAL MARKETS INC.

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